THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.
If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice as soon as possible from your stockbroker, bank, solicitor, accountant, fund manager or other appropriate independent financial adviser who, if you are taking advice in the United Kingdom, is appropriately authorised to provide such advice under FSMA or from another appropriately authorised independent financial adviser in the relevant jurisdiction.
If you have sold or otherwise transferred all of your Titan Europe Shares, please send this document at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. However, such document should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction. If you have sold or otherwise transferred part of your holding of Titan Europe Shares, please retain these documents and consult the stockbroker, bank or other agent through whom the sale or transfer was effected.
The release, publication or distribution of this document in or into jurisdictions other than the United Kingdom or the United States may be restricted by the laws of those jurisdiction and any other Offer-related documentation. Therefore persons into whose possession this document comes should inform themselves about, and observe, any such restrictions or applicable requirements. Failure to comply with any such restrictions or applicable requirements may constitute a violation of the securities laws of any such jurisdiction.
A copy of this document, which comprises a document regarded by the FSA as being equivalent to that of a prospectus relating to the New Titan International Common Shares proposed to be issued pursuant to the terms of the Offer and has been prepared in accordance with paragraph 1.2.2R(2) of the Prospectus Rules made under Section 84 of FSMA, has been filed with the FSA and has been made available to the public as required by section 3.2 of the Prospectus Rules.
You should read this document in its entirety. In particular, your attention is drawn to the risk factors set out in the section of this document headed Risk Factors.
Titan International and the Titan International Directors, whose names appear in the section headed Titan International Directors, Company Secretary, Registered Office and Advisers, accept responsibility for the information contained in this document. To the best of the knowledge of Titan International and the Titan International Directors, who have taken all reasonable care to ensure that such is the case, the information contained in this document is in accordance with the facts and contains no omission likely to affect its import.
TITAN INTERNATIONAL, INC.

(Incorporated in Illinois, United States, with registered number 53035388)
Proposed issue of up to 6,240,833 New Titan International Common Shares
to Titan Europe Shareholders in connection with Titan International’s Offer for Titan Europe Plc
Investors should rely only on the information contained in this document. No person has been authorised to give any information or make any representations other than those contained in this document and, if given or made, such information or representation must not be relied upon as having been so authorised.

No securities regulatory authority in the US has expressed an opinion about the securities that are subject to this Offer and it is an offence to claim otherwise. The Offer has not been approved by any securities regulatory authority in the US nor has any securities regulatory authority in the US passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.
The Offer relates to all the Titan Europe Shares held by all Titan Europe Shareholders in the UK and the US as well as any other jurisdiction where the Offer is capable of being lawfully made and accepted in compliance with local securities laws.
The New Titan International Common Shares have not been, and are not currently intended to be, registered under the applicable securities laws of any Restricted Jurisdiction. This document is not being made available to Titan Europe Shareholders with registered addresses in a Restricted Jurisdiction and may not be treated as an offer or invitation to subscribe for any New Titan International Common Shares by any person resident or located in such jurisdictions. The New Titan International Common Shares may not be offered in or into any Restricted Jurisdiction or to or for the account or benefit of any national, resident or citizen of a Restricted Jurisdiction. Any persons (including, without limitation, custodians, nominees and trustees) who have a contractual or other legal obligation to forward this document or any accompanying document to a Restricted Jurisdiction should seek appropriate advice before taking any action.
Application will be made to the New York Stock Exchange for the New Titan International Common Shares to be admitted to trading on the New York Stock Exchange. It is expected that Admission will become effective and dealings on the New York Stock Exchange in the New Titan International Common Shares will commence as soon as possible, but in any event by no later than 10 days after the date on which the Offer becomes or is declared wholly unconditional. Titan International does not intend to apply: (i) for the New Titan International Common Shares to be admitted to the Official List maintained by the FSA; nor (ii) to the London Stock Exchange for the New Titan International Common Shares to be admitted to trading on the London Stock Exchange’s Main Market for listed securities or on AIM.
Seymour Pierce Limited is authorised and regulated by the FSA. Seymour Pierce Limited is acting as financial adviser to Titan International and no one else in connection with the contents of this document and the Offer and will not be responsible to any person other than Titan International for providing the protections afforded to clients of Seymour Pierce Limited nor for providing advice in relation to the Offer or any matters referred to herein.
THE CONTENTS OF THIS DOCUMENT ARE NOT TO BE CONSTRUED AS LEGAL, FINANCIAL, BUSINESS OR TAX ADVICE. EACH POTENTIAL INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN LEGAL ADVISER, FINANCIAL ADVISER OR TAX ADVISER FOR LEGAL, FINANCIAL OR TAX ADVICE.

CONTENTS

SUMMARY INFORMATION    3
IMPORTANT DATES AND TIMES    17
OFFER STATISTICS    18
RISK FACTORS    19
IMPORTANT INFORMATION    27
TITAN INTERNATIONAL DIRECTORS, COMPANY SECRETARY, REGISTERED OFFICE
AND ADVISERS    31
PART 1: INFORMATION ON THE OFFER    32
PART 2: INFORMATION ON TITAN INTERNATIONAL    43
PART 3: INFORMATION ON TITAN EUROPE    50
PART 4: TITAN INTERNATIONAL DIRECTORS, SENIOR MANAGERS, EMPLOYEES
AND CORPORATE GOVERNANCE    56
PART 5: TITAN INTERNATIONAL SELECTED FINANCIAL INFORMATION    61
PART 6: TITAN INTERNATIONAL OPERATING AND FINANCIAL REVIEW    63
PART 7: TITAN INTERNATIONAL FINANCIAL INFORMATION    98
PART 8: TITAN EUROPE FINANCIAL INFORMATION    212
PART 9: UNAUDITED PRO FORMA FINANCIAL INFORMATION OF
THE TITAN INTERNATIONAL GROUP    277
PART 10: TAXATION    285
PART 11: SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN IFRS AND US GAAP    293
PART 12: PROFIT FORECAST    296
PART 13: ADDITIONAL INFORMATION    300
PART 14: DEFINITIONS    325

SUMMARY INFORMATION

Summaries are made up of disclosure requirements known as ‘Elements’. These elements are numbered in Sections A – E (A.1 – E.7).
This summary contains all the Elements required to be included in a summary for this type of securities and issuer. Because some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements.
Even though an Element may be required to be inserted in the summary because of the type of securities and issuer, it is possible that no relevant information can be given regarding the Element. In this case a short description of the Element is included in the summary with the mention of ‘not applicable’.

Section A – Introduction and warnings
A.1	Introduction
This summary should be read as an introduction to this document. Any decision to invest in the New Titan International Common Shares should be based on consideration of this document as a whole. Where a claim relating to the information contained in this document is brought before a court, the plaintiff investor might, under the national legislation of Member States, have to bear the costs of translating this document before the legal proceedings are initiated. Civil liability attaches only to those persons who have tabled the summary including any translation thereof, but only if the summary is misleading, inaccurate or inconsistent when read together with the other parts of this document or it does not provide, when read together with the other parts of this document, key information in order to aid investors when considering whether to invest in such securities.

Section B – Issuer
B.1	Legal and Commercial Name	The Company’s name is Titan International, Inc.
B.2	Domicile/Legal Form/Legislation/ Country of Incorporation
The Company is a corporation which was incorporated on 21 May 1983 in the State of Illinois, USA. The Company is domiciled in Illinois, USA with registered number 5303-538-8. The Company is governed by its Articles and the principal legislation under which the Company operates is the Illinois Business Corporation Act of 1983, as amended.

B.3	Current operations and activities
Titan International and its subsidiaries are leading manufacturers of wheels, tires and assemblies for off-highway vehicles used in the agricultural, earthmoving/construction and consumer markets. Titan International has facilities in the United States and in Brazil manufacturing both wheels and tires for the majority of these market applications, allowing Titan
International to provide the value added service of delivering complete wheel and tire assemblies. Titan International offers a broad range of products that are manufactured in relatively short production runs to meet the specifications of original equipment manufacturers (OEMs) and/or the requirements of aftermarket customers.

Agricultural Market: Titan International's agricultural rims, wheels and tires are manufactured for use on various agricultural and forestry equipment, including tractors, combines, skidders, plows, planters and irrigation equipment, and are sold directly to OEMs and to the aftermarket through independent distributors, equipment dealers and Titan International’s own distribution centers.

Earthmoving/Construction Market: Titan International manufactures rims, wheels and tires for various types of off-the-road (OTR) earthmoving, mining, military and construction equipment, including skid steers, aerial lifts, cranes, graders and levelers, scrapers, self-propelled shovel loaders, articulated dump trucks, load transporters, haul trucks and backhoe loaders.

Consumer Market: Titan International manufactures bias truck tires in
Brazil, provides wheels and tires and assembles brakes, actuators and components for the domestic boat, recreational and utility trailer markets.
Titan International also offers select products for ATVs, turf, and golf cart applications. Likewise, Titan International produces a variety of tires for the consumer market.
B.4a	Significant recent	Recently Titan International has increased its business significantly. For the
	trends of the	year ended 31 December 2011 Titan International reported net sales of
	Company and its	$1,487.0 million (2010: $881.6 million) with income before income taxes of industry
$95.9 million (2010: loss $9.2 million). This growth has been achieved both organically through higher sales across its Agricultural, Earthmoving/Construction and Consumer divisions as well as through acquisitions including the acquisition of The Goodyear Tire & Rubber

Company’s Latin American tire business based in Sao Paulo, Brazil.
Titan International’s Agricultural division generated sales for the year ended
31 December 2011 of $960.7 million (2010: $675.2 million) representing approximately 64 per cent. of Titan International’s net sales. Its

Earthmoving/Construction sales in 2011 were $306.8 million (2010: $191.0 million) representing approximately 21 per cent. of Titan International’s net sales. The Consumer market sales in 2011 were $219.5 million (2010:

$15.4 million) which represented approximately 15 per cent. of Titan
International’s net sales. Basic earnings per share for the year ended 31
December were $1.40 (2010: loss $0.17) and diluted earnings per share of
$1.18 (2010: loss $0.17). In 2011 dividend declared per common share of
$0.02 (2010: $0.02).

Growing global population and the rise in middle classes has provided opportunities in the Agricultural sector as farmers seek to increase acreage, improve yields and productivity which has driven demand for bigger and more efficient farm machinery.

Whilst drought conditions have affected many parts of the United States this summer, over the last few years farmers in the United States have generally benefited from more favourable weather conditions which, combined with attractive agricultural commodity prices and improved yields, has driven demand from agricultural machinery.

During recent months, the high temperatures experienced in many parts of the United States has had a detrimental impact on production levels at certain Titan International facilities.

In the United States and elsewhere there has been a continued growth in alternative energy exploration which has increased demand for mining machinery and equipment, both from OEMs and from the aftermarket as equipment wears out.

The well documented difficulties in the US housing market and the construction markets has resulted in reduced demand for construction equipment.
Titan International has benefited from increased demand for its products and services during 2011 and the first six months of 2012, driven principally by the following:
● Strength in manufacturing of wheel and giant tire products focused on the mining industry;
● Investment in production facilities combined with innovation in new products;
● Acquisition of companies or facilities offering complementary products and services, geographical reach and or production capacity.
B.5	Group structure	Titan International is the holding company of the Titan International Group.
The table below sets out each of the significant subsidiaries of the Titan
International Group together with its country of incorporation or residence and percentage interest held by the Titan International Group:
Name Country %
Shareholding
Titan Tire Corporation Illinois, USA 100
Titan Wheel Corporation of Illinois Illinois, USA 100
Titan Mining Services, Inc. Illinois, USA 100

B.6	Notifiable interests
As at 13 September 2012 (being the latest practicable date before publication of this document) so far as the Company is aware the following persons hold directly or indirectly 5 per cent. or more of Titan International’s voting rights (calculated exclusive of voting rights attaching to treasury shares) or will do so immediately following completion of the Offer:

13 September 2012 (the latest practicable date Immediately following prior to publication completion of the of this document) Acquisition[1]
% of % of
Number of voting rights Number of voting rights
Titan in respect Titan in respect
International of issued International of issued
Beneficial Owner Shares share capital Shares share capital
Blackrock, Inc. 3,564,752 8.4 3,564,752 7.1
Fisher Asset
Management, LLC 3,358,777 8.0 3,358,777 6.7
Lord, Abbett & Co. LLC 2,506,550 5.9 2,506,550 5.0
Next Century Growth
Investors, LLC 2,365,384 5.6 2,365,384 4.7
Allianz Global Investors
Capital LLC 2,339,400 5.5 2,339,400 4.6
American Century
Investment
Management Inc. 2,257,461 5.3 2,257,461 4.5
Westfield Capital
Management
Company, LP 2,167,582 5.1 2,167,582 4.3
[1] Assuming that Titan International acquires all the issued and to be issued share capital of Titan Europe pursuant to the Offer.
	Different voting	Not applicable; none of the Company’s major shareholders have different
	rights/Controlling interests	voting rights.
Not applicable; to the extent known to the Company, the Company is not directly or indirectly owned or controlled by any person.
B.7	Historical key	The following is a summary of the Titan International financial information
	financial	for the periods indicated. The data has been extracted without material
	information of the	adjustment from Titan International’s consolidated audited financial
	Issuer	statements and consolidated interim financial statements.
Titan International’s consolidated financial statements are prepared in accordance with US GAAP.

Summary consolidated statements of operations/income statements

	Six months ended 30 June 30 June	Year ended 31 December
US $’000 except per share data	2012	2011	2011	2010	2009
Net sales	$922,321	$685,276	$1,486,998	$881,591	$727,599
Gross profit	175,449	120,606	232,108	104,090	55,965
Noncash goodwill impairment charge	–	–	–	–	11,702
Income (loss) from operations	139,640	71,276	132,173	30,945	(18,894)
Income (loss) before income taxes	130,852	45,175	95,895	(9,190)	(32,002)
Net income (loss)	79,719	22,520	58,136	(5,926)	(24,645)
Net income (loss) per share – basic	$1.89	$0.55	$1.4	$(0.17)	$(0.71)
Net income (loss) per share – diluted	1.53	0.47	1.18	(0.17)	$(0.71)
Dividends declared per common share	0.01	0.01	0.02	0.02	0.02
Summary consolidated statements of financial position balance sheets

	As of 30 June		Year ended 31 December
US $’000	2012	2011	2011	2010	2009
Current assets	670,136	584,176	564,593	481,350	445,216
Non-current assets	423,863	487,516	445,693	299,530	291,247
Total assets	1,093,999	1,071,692	1,010,286	780,880	736,463
Current liabilities	187,615	227,519	175,766	92,353	70,072
Non-current liabilities	429,308	445,472	437,641	416,496	404,438
	616,923	672,991	613,407	508,849	474,510
Stockholders’ equity	475,276	396,780	395,239	272,031	261,953
Non-controlling investors	1,800	1,921	1,640	–	–
	1,093,999	1,071,692	1,010,286	780,880	736,463
Summary statements of cash flows/cash flow statements (All amounts in US$’000)

	Six months ended 30 June		Year ended 31 December
	2012	2011	2011	2010	2009
Cash provided by (used for) operating activities	48,683	(30,632)	4,426	50,711	72,313
Cash used for investing activities	(18,553)	(107,919)	(130,803)	(28,748)	(40,894)
Cash provided by (used for) financing activities	(9,194)	13,174	16,380	(11,645)	136,105
Effect of exchange rate changes on cash	(656)	39	(333)	–	–
Net increase (decrease) in cash and cash equivalents	20,280	(125,338)	(110,330)	10,318	167,524
Cash and cash equivalents, beginning of period	129,170	239,500	239,500	229,182	61,658
Cash and cash equivalents, end of period	149,450	114,162	129,170	239,500	229,182
Since the commencement of the 2009 financial year, Titan International’s results of operation and its financial condition have improved markedly with new sales rising over the three years from $0.7 billion for the year ended 31 December 2009 to $1.5 billion for the year ended 31 December 2011 with a corresponding improvement in profitability with plant efficiencies as volumes increase.

This trend of improving sales and profitability has continued into the first six months of 2012 with sales, gross profit and gross margins all at higher levels than in the corresponding period in 2011.
These gains have been principally driven by strong demand for Titan International’s products, in particular in the Agricultural and mining industries which have both seen strong growth since the 2008 recession.
This customer demand and focus on working capital and cost control has resulted in a strengthened balance sheet over the period under review with net assets of $1.1 billion as at 30 June 2012. This financial strength, and the opportunities which Titan International see to develop the Titan International Group, has enabled Titan International to grow by acquisition including the $98.6 million cash purchase of The Goodyear Tire & Rubber Company’s business in Latin America in 2011, which contributed an additional $276.5 million of sales in 2011.

Historical key The summary financial information set out below sets out Titan Europe’s financial results of operations for the six months ended 30 June 2012 and the year information of ended 31 December 2011 prepared in accordance with IFRS.
Titan Europe

Summary income statement for the six months ended 30 June 2012 and the year ended 31 December 2011
Six months ended Year ended 31 December
(Unaudited) (Audited)
   30 June 2012 30 June 2011 2011 2010
   £’000 £’000 £’000 £’000
Revenue 252,586 253,161 492,521 355,202
Trading profit 14,750 18,005 33,047 14,064
Restructuring and rationalisation costs (376) (151) (3,165) (1,497)
Net impact of earthquake (1,194) – – –
Significant legal costs (314) – (153) (220)

Profit from operations 12,866 17,854 29,729 12,347
Net financing costs (5,561) (5,241) (11,748) (10,370) Share of profit of associate and joint venture 1,272 1,399 1,800 1,456 Gain on previously held interest in joint venture – 1,826 1,863 –
Profit before income tax 8,577 15,838 21,644 3,433 Income tax charge (3,594) (4,267) (4,012) (807)
Profit for the year attributable to equity shareholders 4,983 11,571 17,632 2,626
Earnings per 40p ordinary share Basic 5.71p 13.73p 20.56p 3.16p Diluted 5.50p 13.30p 19.89p 3.14p
Basic excluding exceptional items* 7.26p 11.65p 21.01p 4.58p Diluted excluding exceptional items* 7.00p 11.29p 20.33p 4.54p
*This excludes net of tax, restructuring and rationalisation costs, significant legal costs, net impact of earthquake and gain on previously held interest in joint venture.

Summary consolidated balance sheets

	As at 30 June 2012 (Unaudited)	As at 30 June 2011 (Unaudited)	As at 31 December (Audited) 20112010
	£'000	£'000	£'000	£'000
ASSETS
Non-current assets	232,462	259,579	244,183	250,881
Current assets	246,946	256,883	238,837	211,893
Total assets	479,408	516,462	483,020	462,774
LIABILITIES
Non-current liabilities	128,800	143,669	139,730	141,159
Current liabilities	186,583	205,110	178,535	170,451
Total liabilities	315,383	348,779	318,265	311,610
Net assets	164,025	167,683	164,755	151,164
Total attributable to equity shareholders	164,025	167,683	164,755	151,164

Summary Consolidated cash flow statements for the six months ended 30 June and year ended 31 December
Six Months Ended    Year ended 31 December

30 June 2012 30 June 2011 UnauditedUnaudited £'000£'000			2011 Audited £'000	2010 Audited £'000
Cash generated from operating activities	6,149	10,585	28,123	21,667
Cash used in investing activities	(7,258)	(12,113)	(22,050)	(10,531)
Cash generated from financing activities	(5,943)	3,529	7,235	2,958
Net increase in cash and cash equivalents	(7,052)	2,001	13,308	14,094
Cash and cash equivalents at the beginning of the year	21,993	9,608	9,608	(5,422)
Effect of exchange rate fluctuations on cash held	(372)	177	(923)	936
Cash and cash equivalents at the end of the year	14,569	11,786	21,993	9,608

B.8	Key pro forma financial information
The summary unaudited pro forma financial information for Titan International set out below has been prepared to show the effect on the net assets of Titan International at 30 June 2012 as if the acquisition of the entire issued and to be issued share capital of Titan Europe had occurred at that date. This summary information has been prepared for illustrative purposes only and, because of its nature, addresses a hypothetical situation and, therefore, does not represent Titan International's actual financial position or results.
The consolidated balance sheet of Titan International as at 30 June 2012, has been extracted, without material adjustment, from the Titan International unaudited condensed consolidated financial information for the six months period ended 30 June 2012 which are prepared under US GAAP and in accordance with the accounting policies adopted in Titan International’s consolidated financial statements for the year ending 31 December 2012.
The consolidated balance sheet of Titan Europe as at 30 June 2012 has been extracted from the unaudited financial statements for the six months ended 30 June 2012 which are prepared under IFRS. Because Titan International reports under US GAAP and Titan Europe reports under IFRS, adjustments have been made to present the balance sheet of Titan Europe in accordance with the US GAAP accounting policies of Titan International including the reclassification of certain assets and liabilities to different categories to align with the treatment adopted by Titan International. Titan Europe’s US GAAP financial information has been converted from Pounds Sterling to US Dollars at the rate of £1/$1.562 which represents the exchange rate at 30 June 2012.

10

No account has been taken of any purchase price adjustments to Titan Europe’s balance sheet at 30 June 2012.
The Adjustments reflect:
●    Elimination of the historical balances of Titan Europe as the Titan International Group accounts for its 21.67 per cent. interest in Titan Europe as an available for sale security;
●    Issuance of Titan International Common Stock in exchange for Titan Europe Shares under the Offer;
●    Fees and expenses related to the acquisition of Titan Europe which are charged to the income statement;
●    Negative goodwill on the acquisition of Titan Europe which is credited to reserves under US GAAP; and
●    Intercompany debtor and creditor balances with Titan Europe.
No adjustments have been made to the unaudited pro forma balance sheet to reflect the trading results or other transactions of Titan International or Titan Europe since 30 June 2012.

Summary pro forma financial
(expressed in US$000)
Current assets Non-current assets
Total assets
Current liabilities Non-current liabilities
Total liabilities Stockholders equity Noncontrolling interests
Total equity
Total liabilities and equity
information as at 30 June 2012 Titan Titan Unaudited International Europe Adjustment Pro forma 670,136 397,203 (11,077) 1,056,262 423,863 344,751 (29,534) 739,080
$1,093,999 $741,954 $(40,611) $1,795,342
187,615 290,850 (6,277) 472,188 429,308 201,628 – 630,936
616,923 492,478 (6,277) 1,103,124 475,276 249,476 (34,334) 690,418 1,800 – – 1,800
477,076 249,476 (34,334) 692,218
$1,093,999 $741,954 $(40,611) $1,795,342

B.9	Profit forecast
Titan International announced on 9 December 2011 that its earnings before interest, taxation, depreciation and amortisation (“EBITDA”) for the year ended 31 December 2012 would be between $225 million and $300 million.

B.10	Description of the nature of any qualifications in the audit report on the historical financial information
Not applicable; the audit reports on the historical financial information contained in this document do not contain any qualifications.

Titan International restated its audited consolidated financial information for the year ended 31 December 2010 to correct an error

relating to its valuation of certain tire inventory that did not accurately calculate the decline in value as of 31 December 2010.

B.11	Working capital explanation
Not applicable; the Company is of the opinion that, taking into account available banking facilities and its existing cash resources,Titan

International has sufficient working capital for its present requirements, that is for at least the next 12 months from the date of this document.

Section C – Securities
C.1	Type and class of the securities
The securities being offered are Titan International Common Stock whose ISIN is US88830M1027. The Company is offering the option of Titan Europe Shareholders being offered Titan International CDI’s which will reflect an equivalent economic interest in the Common Stock of the Company.

C.2	Currency of the securities issue	The Titan International Common Stock has no nominal or par value.
C.3	Shares issued/ Value per share	The Company has in issue 44,092,997 shares of fully paid Common Stock which have no nominal or par value. The Company has no partly paid Titan International Common Stock in issue.
C.4	Rights attached to the securities
The Titan International Common Stock ranks equally in all respects including in relation to voting rights and the right to receive dividends or other distributions declared, paid or made, but ranks behind any Preferred Stock in relation to the dividends and distributions. The Company has no outstanding Preferred Stock.
Each holder of Preferred Stock is entitled to preference over the holders of the Titan International Common Stock with respect to priority in receiving dividends and participating in any distribution of the remaining property and assets of the Company upon the dissolution, liquidation or winding up of the Company. However, the holders of Preferred Stock shall not be entitled to vote except as required by law.
Each holder of Titan International Common Shares is entitled to:
●    receive notice of and to vote in person or by proxy at every meeting of the shareholders of the Company except at separate meetings of the holders of another class or series of shares;
●    receive dividends, subject to any preferential rights attaching to any other class or series of shares, if, as and when declared on the Common Shares by the Company; and
●    participate, subject to any preferential rights attaching to any other class or series of shares, in any distribution of the remaining property and assets of the Company upon the dissolution, liquidation or winding up of the Company.
The board of the Company is authorised to issue shares of Preferred Stock in one or more series, each series to bear a distinctive designation and to have such rights, preferences and restrictions as the board shall decide.

C.5	Restrictions on	The Articles do not contain any restriction on the transfer of Titan
	free transferability	International Common Stock or Preferred Stock. However, transfers must
	of the securities	be made in compliance with applicable securities laws including (without limitation) the US Securities Act of 1993. The New Titan International
Common Shares will not be registered under that Act. Certain New Titan
International Common Shares will be deemed “restricted securities” under

Rule 144 of the said Act, in which case they may be resold in the US only in accordance with the said Rule 144 or another applicable exemption from registration, or outside the US in accordance with Regulation S under that

Act.
C.6	Admission/	Titan International is traded on the New York Stock Exchange under the
	Regulated markets where the	ticker: TWI.
	securities are	The New Titan International Common Stock will be admitted to trading on
	traded	the New York Stock Exchange, but not on any other exchange.
C.7	Dividend policy	Subject to preferential rights with respect to future outstanding Preferred

Stock, the Titan International Board, in its sole discretion, will determine the amount and timing of any dividends. All dividend payments will depend on general business conditions, the Company’s financial condition, results of operations and capital requirements and such other factors as the Titan

International Board determines to be relevant.

Section D – Risks
D.1	Key risks specific	An investment in the Titan International Common Stock involves substantial
	to the Company	risks and uncertainties. The key risks which are specific to Titan
	or its industry	International or its industry are listed below:
Risks relating to the business of Titan International (and, following completion of the Offer, the business of the Combined Group)

●    Titan International does not generally enter into long term commodity contracts. In the event therefore if there are increases in the price of raw materials there could be an adverse effect on Titan International if it is not able to pass on such costs increases to its customers.

●    Titan International relies on a limited number of suppliers and the loss of a key supplier or their inability to meet Titan International’s requirements could have a significant adverse impact on Titan

International’s results or operations if Titan International is not able to replan it.

●    Titan International operates in three principal industries: agricultural equipment, earthmoving construction equipment and consumer products. Each of these industries are cyclical in terms of demand. In particular, agricultural equipment is affected by crop prices, farm income and the weather (at the moment there are serious drought conditions in the U.S. which have reduced farm yields and could therefore reduce demand), earthmoving equipment by the level of governmental and private spending and the consumer market by consumer disposable income, energy prices and the weather. Any downturn in these industries could have an adverse material impact on Titan International’s business.

● Titan International’s top ten customers equate to 55 per cent. of Titan

International’s net sales and the top two customers total 27 per cent. of net sales. Titan International could be adversely affected if it did not maintain good relationships with its principal customers or if any of its principal customers reduced, for whatever reason, its amount of purchases from Titan International.

● Titan International faces substantial competition from domestic and international companies some of which have greater resources than

Titan International. In particular Titan International’s ability to compete with international competitors may be adversely affected by currency fluctuations which may put it at a competitive disadvantage.

● Titan International is dependent upon maintaining good labour relations with its employees. Traditionally a majority of Titan

International’s employees work under collective bargaining
agreements and one of these has recently expired and has not been renewed. Other collective bargaining agreements will lapse in 2012 and 2013 and if there are not collective bargaining agreements in place with its employees there is a greater risk of industrial disputes which could have an adverse effect on Titan International.

D.3	Key risk specific	● Stock markets have experienced a high level of volatility which may
	to the securities	adversely affect the trading price of Titan International Common Stock and which may fluctuate.

Section E – Offer
E.1	Net proceeds/	Not applicable: the Company is not receiving any proceeds save for the
	Estimate of expenses	Titan Europe Shares it will acquire as a result of the Offer.
The total costs, charges and expenses (including fees and commissions)
(exclusive of recoverable VAT) payable by the Company in connection with the Offer are estimated to amount to approximately US$2,500,000.
E.2	Reasons for the	Titan International believes that there is compelling logic in the acquisition
(a)	offer/Use of	of Titan Europe as it will establish a truly global wheel, tire and track proceeds/Net amount of proceeds
industrial group servicing customers across the agricultural, construction, and mining industries. Titan Europe is well known to Titan International, having been spun-off by Titan International onto AIM in April 2004. The

Titan International Board now believe that Titan Europe would once more benefit from being part of a larger group with a strong balance sheet which could achieve greater revenue growth and increased profitability than on a standalone basis.

Titan International considers Titan Europe to have a strong presence in its chosen markets with a complementary product offering, customer base and strong manufacturing capabilities that fit well with Titan International’s stated aim of increasing its global presence to service its customers better. In particular, the Titan International Board believes the acquisition of Titan

Europe presents opportunities for Titan International’s tire business in South
America and Europe, and will cement the existing co-operation between
Titan International Mining Services, established in 2011 to offer complete tire, wheel and track services near large mines worldwide, and Titan
Europe’s own Mining Service Centres expertise.

The Titan International Board is also mindful that a number of the markets and industries in Europe in which Titan Europe operates are experiencing economic uncertainty which is likely to continue and which has the potential to impact those markets and industries. Furthermore, the Titan

International Board believes that further consolidation will occur in the industries in which Titan International and Titan Europe both operate which will bring both challenges, as well as opportunities and, therefore, believes that Titan Europe, as part of an enlarged Titan International Group, will be better placed to respond to these market changes.

Titan International expects that the acquisition of Titan Europe will be accretive to earnings per share and provide opportunities to drive further revenue growth and margin improvement. That does not mean, however, that the earnings from Titan International Common Shares will be greater than those for the preceeding financial period.

Furthermore, by providing Titan Europe Shareholders with the ability to retain an ongoing interest in Titan Europe through a shareholding in the enlarged Titan International Group, Titan International believes that Titan

Europe Shareholders can both participate in the future success of the
Combined Group, as well as benefit from the enhanced liquidity offered by
Titan International’s publicly traded stock on the NYSE.
Not applicable: the Company is not receiving any proceeds save for the
Titan Europe Shares it will acquire as a result of the Offer.

E.3	Terms and conditions of the Offer
Under the terms of the Offer, which will be subject to the Conditions and further terms summarised below and set out in full in the Offer Document, Titan Europe Shareholders will be entitled to receive from Titan International:

for every 11 Titan Europe Shares 1 New Titan International Common Share

In respect of which valid acceptances are received.

Based on the closing exchange rate of £1:$1.5638 (source: Bloomberg) and the Closing Price of a share of Titan International Common Stock of $22.03 on 9 August 2012, being the Business Day before the 2.7 Announcement, the Offer values each Titan Europe Share at 128.1 pence and values the entire issued and to be issued ordinary share capital of Titan Europe at approximately £118.4 million. The Offer represents a premium of approximately:

13.3 per cent. to the Closing Price of 113 pence per Titan Europe Share on 16 July 2012 (being the last Business Day before the commencement of the Offer Period);
2.1 per cent. to the Closing Price of 125.5 pence per Titan Europe Share on 9 August 2012 (being the last Business Day before the 2.7 Announcement).

At the date of the first meeting to discuss the Offer on 2 May 2012, the Titan International Common Stock price was $28.83 per share and based on that day's closing exchange rate ($1.615:£1) and the Offer Terms, the effective value placed on each Titan Europe Share was 162.2 pence per share. This represented a premium of 18.7 per cent. to the closing Titan Europe share price on that day of 136.6 pence.

The Titan Europe Shares will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto.

Titan International has received irrevocable undertakings to accept the Offer from each of the Titan Europe Directors who have an interest in Titan Europe Shares who, collectively, represent approximately 1.75 per cent. of Titan Europe's issued share capital.

The New Titan International Common Shares will be admitted to trading on the New York Stock Exchange. The New Titan International Common Shares will have no par value, will have the same rights as all outstanding Titan International Common Shares and, when allotted, will rank pari passu with existing Titan International Common Shares, including in respect of all dividends made, paid or declared from the time of their allotment.

E.4	Interests material to the issue/ Conflicting interests	Not applicable: there are no interests, known to the Company, material to issue of New Titan International Common Shares or which are conflicting interests.
E.5	Name of the offeror/Lock-up agreements	Not applicable: there are no entities or persons offering to sell the New Titan International Common Shares. Not applicable: there are no lock-up agreements.
E.6	Dilution
The table below sets out what the enlarged share capital of Titan International will be and the percentage of shares in the enlarged share capital of Titan International that Titan Europe Shareholders will have, depending on the level of acceptances received (and, where appropriate, such number of Titan Europe Shares that Titan International and any of its wholly owned subsidiaries has acquired or agreed to acquire whether pursuant to the Offer or otherwise):
Percentage of Titan International Common Shares held by
   Enlarged Titan Europe
   Number of number of Shareholders
   New Titan shares of Titan in the enlarged
   International International share capital
   Common Common of Titan
Level of acceptances Shares* Stock International*
100%+   6,240,833 50,333,468 12.4%
75%#   3,328,124 47,420,759 6.6%
51%#   1,830,324 45,922,959 3.6%
*Assumes that no options under the Titan Europe Share Option Scheme are exercised, that said options are cancelled
# including such number of Titan Europe Shares that Titan International and any of its wholy owned subsidiaries has acquired or agreed to acquire whether pursuant to the Offer or otherwise. + this would arise if acceptances of 90 per cent. or more were obtained.

E.7	Estimated expenses charged to the investor	Not applicable: no expenses will be directly charged to investors.

IMPORTANT DATES AND TIMES

The dates and times given in the table below in connection with the Offer are indicative only, are based on Titan International’s current expectations and may change in accordance with the terms and Conditions of the Offer as described in this document and the Offer Document.
Event    Time and/or date
Publication of this document and the Offer    14 September 2012
Document
First Closing Date of the Offer    5 October 2012
Latest time and date for Titan Europe Shareholders 1.00 p.m. on 5 October 2012 to accept the Offer (unless extended)
New Titan International Common Shares to be    Not later than 10 Business Days after the date on
issued in connection with the Offer begin trading    which the Offer becomes or is declared wholly
on the New York Stock Exchange (i.e. the    unconditional
Settlement Date)
Titan International CDIs expected to be issued    Not later than 12 Business Days after the date on
and deposited into accounts in CREST    which the Offer becomes or is declared wholly
unconditional
If extended, the latest date on which the Offer    13 November 2012
may become or be declared wholly unconditional
All times shown in this document are London times (unless otherwise stated).

OFFER STATISTICS

Number of Titan International Common Stock at 13 September 2012    44,092,997
New Titan International Common Shares to be issued pursuant to the Offer(1)    Up to 6,240,833
Titan International Common Stock in issue:

●	if Titan International receives 51 per cent. acceptances pursuant to the Offer(3) Up to 45,922,959

●	if Titan International receives 75 per cent. acceptances pursuant to the Offer(3) Up to 47,420,759

●	assuming full acceptance of the Offer(2) Up to 50,333,468
Total voting rights attributable to the New Titan International Common Shares as a percentage of the total voting rights attributable to the Titan International Common Stock:

●	if Titan International receives 51 per cent. acceptances pursuant to the Offer(3) 3.6%

●	if Titan International receives 75 per cent. acceptances pursuant to the Offer(3) 6.6%

●	assuming full acceptance of the Offer(2) 12.4%

(1)	Assuming full acceptance of the Offer and no exercise of share options or vesting of share awards held under the Titan Europe Share Option Scheme.

(2)
This would arise if acceptances of 90 per cent. or more were obtained as detailed in paragraph entitled “cancellation of trading on AIM, compulsory acquisition and re-registration of Titan Europe Shares” in Part 1 of this document.

(3)	Including such number of Titan Europe Shares that Titan International and any of its wholly owned subsidiaries has acquired or agreed to acquire whether pursuant to the Offer or otherwise.

RISK FACTORS
An investment in Titan International Common Stock is subject to a number of risks. This section on risk factors includes all the material risk factors relating to Titan International and the Offer which should be carefully considered by Titan Europe Shareholders and potential investors together with al the other information set out in this document prior to making any decision as to whether or not to accept the Offer or otherwise acquire Titan International Common Stock. The risks described below are based on information known at the date of this document, but may not be the only risks to which Titan International, Titan Europe and/or the Combined Group is or might be exposed. Additional risks and uncertainties, which are currently unknown to us or that we do not currently consider to be material, may materially affect the business of Titan International, Titan Europe and/ or the Combined Group and could have a material adverse effect on the business, financial condition and results of operations of Titan International, Titan Europe and/or the Combined Group. If any of the following risks were to occur, the business, financial condition and results of operations of Titan International, Titan Europe and/or the Combined Group could be materially adversely affected, and the value of Titan International Common Stock could decline and investors could lose all or part of the value of their investment in Titan International Shares. Titan Europe Shareholders and potential investors should read this document as a whole and not rely solely on the information set out in this section.
Risks relating to Titan International’s business (and, following completion of the Offer, the business of the Combined Group)
Titan International is subject to various risks and uncertainties relating to or arising out of the nature of its business and general business, economic, financing, legal and other factors or conditions that may affect Titan International. Realisation of any of the following risks could have a material adverse effect on Titan International’s business, financial condition, cash flows and results of operations.

●	Titan International is exposed to price fluctuations of key commodities
Titan International does not generally enter into long-term commodity contracts and does not use derivative commodity instruments to hedge exposures to commodity market prices fluctuations. Therefore, Titan International is exposed to price fluctuations of key commodities, which consists primarily of steel and rubber. Although Titan International attempts to pass on certain material prices increases to its customers, there is no assurance that Titan International will be able to do so in the future. Any increase in the price of steel and rubber that is not passed on to customers could have an adverse material effect on Titan International’s results of operations.

●	Titan International relies on a limited number of suppliers
Titan International currently relies on a limited number of suppliers for certain key commodities, which consist primarily of steel and rubber, in the manufacturing of Titan International’s products. The loss of key suppliers or their inability to meet price, quality, quantity and delivery requirements could have a significant adverse impact on Titan International’s results of operations.

●	Titan International operates in cyclical industries and markets and is subject to numerous changes in the economy
Titan International’s sales are substantially dependent on three major industries: agricultural equipment, earthmoving construction equipment and consumer products. The business activity levels in these industries are subject to specific industry and general economic cycles. Any downturn in these industries or the general economy could have an adverse material effect on Titan International’s business.
The agricultural equipment industry is affected by crop prices, farm income and farmland values, weather, export markets and government policies. The earthmoving/construction industry is affected by the levels of government and private construction spending and replacement demand. The consumer products industry is affected by consumer disposable income, weather, competitive pricing, energy prices and consumer attitudes. In addition, the performance of these industries is sensitive to interest rate and foreign exchange rate changes and varies with the overall level of economic activity. Current drought conditions exist in many parts of the US and the expectations of lower faming yields may result in softer growth or possible decline in Titan International’s agricultural market sales.

●	Titan International’s customer base is relatively concentrated
Titan International’s ten largest customers, which are primarily original equipment manufacturing (OEMs) accounted for approximately 55 per cent. of Titan International’s net sales for 2011. Net sales to Deere & Company and CNH Global N.V. represented 18 per cent. and 11 per cent., respectively, of total 2011 net sales. No other customer accounted for more than 10 per cent. of net sales in 2011. As a result, Titan International’s business could be adversely affected if one of its larger customers reduces its purchases from Titan International due to work stoppages or slow-downs, financial difficulties, as a result of termination provisions, competitive pricing or other reasons. There is also continuing pressure from the OEMs to reduce costs, including the cost of products and services purchased from outside suppliers such as Titan International. Titan International has had long-term relationships with major customers and expects to continue these relationships. There can be no assurance that Titan International will be able to maintain such ongoing relationships. Any failure to maintain Titan International’s relationship with a leading customer could have an adverse effect on results of operations.

●	Titan International’s revenues are seasonal in nature due to Titan International’s dependence on seasonal industries
The agricultural, earthmoving/construction and recreational industries are seasonal, with typically lower sales during the second half of the year. This seasonality in demand has resulted in fluctuations in the Titan International’s revenues and operating results. Because much of Titan International’s overhead expenses are fixed, seasonal trends can cause reductions in quarterly profit margins and financial condition, especially during slower periods.

●	Titan International may be adversely affected by changes in government regulations and policies
Domestic and foreign political developments and government regulations and policies directly affect the agricultural, earthmoving/construction and consumer products industries in the United States and abroad. Regulations and policies in the agricultural industry include those encouraging farm acreage reduction in the United States and granted ethanol subsidies. Regulations and policies relating to the earthmoving/construction industry include the construction of roads, bridges and other items of infrastructure. The modification of existing laws, regulations or policies or the adoption of new laws, regulations or policies could have an adverse effect on any one or more of these industries and therefore on Titan International’s business.

●
Titan International is subject to corporate governance requirements, and costs related to compliance with, or failure to comply with, existing and future requirements could adversely affect Titan International’s business

Titan International is subject to corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the Securities and Exchange Commission (SEC), the Public Company Accounting Oversight Board (PCAOB) and the New York Stock Exchange (NYSE). These laws, rules and regulations continue to evolve and may become increasingly restrictive in the future. Failure to comply with these laws, rules and regulations may have an adverse material effect on Titan International’s reputation, financial condition and the value of Titan International’s securities.

●	Titan International faces substantial competition from domestic and international companies
Titan International competes with several domestic and international competitors, some of which are larger and have greater financial and marketing resources than Titan International. Titan International competes primarily on the basis of price, quality, customer service, design capability and delivery time. Titan International’s ability to compete with international competitors may be adversely affected by currency fluctuations. In addition, certain OEM customers could, under certain circumstances, elect to manufacture certain products to meet their own requirements or otherwise compete with Titan International.

There can be no assurance that Titan International’s business will not be adversely affected by increased competition in Titan International’s markets or that competitors will not develop products that are more effective or less expensive than its products or which could render certain products less competitive. From time to time certain competitors have reduced prices in particular product categories, which has caused Titan International to reduce prices. There can be no assurance that in the future Titan International’s competitors will not further reduce prices or that any such reductions would not have a material adverse effect on Titan International’s business.

●	Titan International could be negatively impacted if it fails to maintain satisfactory labour relations
At 31 December 2011, approximately 34 per cent. of Titan International employees were covered by a collective bargaining agreement. This 34 per cent. is comprised of employees at the Des Moines, Iowa facility, with collective bargaining agreement that expires in November 2012, and the Brazil facility, with a union agreement that expires, in relation to economic matters such as salary and profit sharing, on 31 May 2013, and in respect of social matters, on 31 May 2014. Upon the expiration of any of the collective bargaining agreements, Titan International may be unable to negotiate new collective bargaining agreements on terms that are cost effective to Titan International. If, following completion of the Offer, the Combined Group’s employees represented by foreign trade unions were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our, or following completion of the Offer, the Combined Group’s business operations and would lead to decreased productivity, increased labour costs and lost revenue.
The labour agreements for Titan International’s Bryan, Ohio and Freeport, Illinois, facilities expired in November 2010, which account for approximately 26 per cent. of Titan International employees. As of 31 December 2011, the employees of these facilities were working without a contract under the terms of Titan International’s latest offer. The respective unions have retained their rights to challenge Titan International’s actions.
Failure to negotiate a new collective bargaining agreement might increase the Company’s labour costs and increase the likelihood of the Company suffering industrial disputes.

●	Acquisitions may require significant resources and/or result in significant losses, costs or liabilities
Any future acquisitions will depend on the ability to identify suitable acquisition candidates, to negotiate terms for their acquisition and to finance those acquisitions. Titan International will also face competition for suitable acquisition candidates that may increase costs. In addition, acquisitions require significant managerial attention, which may be diverted from current operations. Furthermore, acquisitions of businesses or facilities entail a number of additional risks, including:
–    problems with effective integration of operations
–    the inability to maintain key pre-acquisition customer, supplier and employee relationships
–    the potential that expected benefits and synergies are not realised and operating costs increase
–    exposure to unanticipated liabilities
Subject to the terms of indebtedness, Titan International may finance future acquisitions with cash from operations, additional indebtedness and/or by issuing additional equity securities. These commitments may impair the operation of Titan International’s businesses. In addition, Titan International could face financial risks associated with incurring additional indebtedness such as reducing liquidity and access to financing markets and increasing the amount of cash flow required to service such indebtedness.

●	Titan International has export sales and purchases raw material from foreign suppliers
Titan International had total aggregate export sales of approximately $164.4 million, $80.2 million and $82.7 million, for the years ended 31 December 2011, 2010 and 2009, respectively.
Export Sales – Exports to foreign markets are subject to a number of special risks, including but not limited to risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets and restrictive actions by foreign governments (such as restrictions on transfer of funds, export duties and quotas and foreign customs). Other risks include changes in foreign laws regarding trade and investment; difficulties in obtaining distribution and support; nationalization; reforms of United States laws and policies affecting trade, foreign investment and loans; and foreign tax laws. There can be no assurance that one, or a combination of these factors will not have a material adverse effect on Titan International’s ability to increase or maintain its export sales.
Foreign Suppliers – Titan International purchases raw material from foreign suppliers. The production costs, profit margin and competitive position of Titan International are affected by the strength of the currencies in countries where Titan International purchases goods, relative to the strength of the currencies in countries where the products are sold. Titan International’s results of operations, cash flows and financial position may be affected by fluctuations in foreign currencies.

●	Titan International may be subject to product liability and warranty claims
Titan International warrants its products to be free of certain defects and accordingly may be subject in the ordinary course of business to product liability or product warranty claims. Losses may result or be alleged to result from defects in Titan International products, which could subject Titan International to claims for damages, including consequential damages. There can be no assurance that Titan International’s insurance will be adequate or, in certain circumstances cover any such claims. Further, claims of defects could result in negative publicity against Titan International, which could adversely affect the Titan International’s business.

●	Titan International may be adversely affected by a disruption in, or failure of, information technology systems
Titan International relies upon information technology systems, some of which are managed by third parties, to process, transmit and store electronic information. Technology systems are used in a variety of business processes and activities, including purchasing, manufacturing, distribution, invoicing and financial reporting. Titan International utilises security measures and business continuity plans to prevent, detect and remediate damage from computer viruses, natural disasters, unauthorised access, utility failures and other similar disruptions. Despite these measures, a security breach or information technology system failure may disrupt and adversely affect Titan International’s operations.

●	Titan International is subject to risks associated with climate change and climate change regulations
Governmental regulatory bodies in the United States and other countries have, or are, contemplating introducing regulatory changes in response to the potential impacts of climate change. Laws and regulations regarding climate change and energy usage may impact Titan International directly through higher costs for energy and raw materials. Titan International’s customers may also be affected by climate change regulations that may impact future purchases. Physical climate change may potentially have a large impact on Titan International’s two largest industry segments, agriculture and earthmoving/construction. The potential impacts of climate change and climate change regulations are highly uncertain at this time, and Titan International cannot anticipate or predict the material adverse effect on its consolidated financial condition, results of operations or cash flows as a result of climate change and climate change regulations.

●	Titan International is subject to risks associated with environmental laws and regulations
Titan International’s operations are subject to federal, state, local or foreign laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. Titan International’s operations entail risks in these areas, and there can be no assurance that it will not incur material costs or liabilities. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

Additional risks and other considerations relating to Titan Europe (and, following completion of the Offer, the Combined Group)

●	Titan Europe’s products may be subject to certain liability claims
In common with similar manufacturers, the Titan Europe Group periodically receives claims alleging that its products and/or processes have caused damage to employees or third parties. While the Titan Europe Group carries liability insurance for various risks, it could be exposed to liability claims in excess of, or beyond the scope of, this cover or, in certain circumstances, the cover may not apply. Following completion of the Offer, this could have a material adverse effect on the Combined Group’s businesses, financial condition and/or operating results.

●	Titan Europe may be subject to risks arising from changes in technology
The supply chains in which the Titan Europe Group operates are subject to technological change and changes in customer requirements. Titan Europe cannot provide any assurance that it will successfully develop new or modified types of products or technologies that may be required by its customers in the future. Following completion of the Offer, should Titan Europe not be able to maintain or enhance the competitive values of its products or develop and introduce new products or technologies successfully, or if new products or technologies fail to generate sufficient revenues to offset research and development costs, the Combined Group’s businesses, financial condition and operating results could be materially and adversely affected.
Risks and other considerations relating to the Offer

●	Risks of cancellation of trading on AIM, compulsory acquisition and re-registration of Titan Europe Shares
Cancellation of trading on AIM will significantly reduce the liquidity and marketability of any Titan Europe Shares that have not been acquired by Titan International under the Offer and their value may be affected as a consequence. Any remaining Titan Europe Shareholders would become minority shareholders in a majority controlled company and they may be unable to sell their Titan Europe Shares. There can be no certainty that any dividends or other distributions would be made by Titan Europe or that Titan Europe Shareholders would again be offered an opportunity to sell their Titan Europe Shares on terms which are equivalent to or on no worse terms than those comprised in the Offer.

●
Titan International may fail to realise the anticipated benefits and operating synergies expected from the Offer, which could adversely affect Titan International’s business, financial condition and results of operations

The success of the Offer will depend, in significant part, on Titan International’s ability to successfully integrate the acquired business, grow the Combined Group’s revenue and realise the anticipated strategic benefits and operating synergies from the combination. Titan International believes that the addition of Titan Europe Group will complement Titan International’s stated strategy by adding complementary growth platforms and providing scale and revenue diversity, accelerate Titan International’s growth strategy and enable Titan International to become a multi-platform business with a strong global footprint. This growth and the anticipated benefits of the transaction may not be realised fully or at all, or may take longer to realise than Titan International expects. Actual operating, technological, strategic and sales synergies, if achieved at all, may be less significant than Titan International expects or may take longer to achieve than anticipated. If Titan International is not able to achieve these objectives and realise the anticipated benefits and synergies expected from the Offer within a reasonable time, Titan International’s business, financial condition and results of operations may be adversely affected.

●
The Offer will result in significant integration costs and any material delays or unanticipated additional expense may harm Titan International’s business, financial condition and results of operations

The integration efforts associated with the Offer are significant and require that Titan International fund significant capital and operating expense to support the integration of the combined operations. Any material delays, difficulties or unanticipated additional expense associated with integration activities may harm Titan International’s business, financial conditions and results of operations.

●	Titan International may not be able to integrate Titan Europe into the Combined Group successfully
The Offer involves the integration of two businesses that previously operated independently. The integration of the departments, systems, business units, operating procedures and information technologies of the two businesses will present a significant challenge to management. There can be no assurance that Titan International will be able to integrate and manage these operations effectively. The failure to successfully integrate the two businesses in a timely manner, or at all, could have an adverse effect on Titan International’s business, financial condition and results of operations. The difficulties of combining Titan International with Titan Europe include:

●	the necessity of coordinating geographically separated organizations;

●	implementing common systems and controls;

●	integrating personnel with diverse business backgrounds;

●	the challenges in developing new products and services that optimizes the assets and resources of the two businesses;

●	integrating the businesses’ technology and products;

●	combining different corporate cultures;

●	unanticipated expenses related to integration, including technical and operational integration;

●	increased fixed costs and unanticipated liabilities that may affect operating results;

●	retaining key employees; and

●	retaining and maintaining relationships with existing customers, distributors and other partners.
Also, the process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or both of Titan International and Titan Europe. The diversion of management’s attention and any delays or difficulties encountered in connection with the transactions contemplated by the integration of the operations could have an adverse effect on Titan International’s business, financial condition and results of operations.

●
The complexity of the integration and transition associated with the Offer, together with Titan Europe’s increased scale and global presence, may affect Titan International’s internal control over financial reporting and Titan International’s ability to effectively and timely report Titan International’s financial results

The additional scale of Titan Europe’s operations, together with the complexity of the integration effort, including changes to or implementation of critical information technology systems, may adversely affect Titan International’s ability to report its financial results on a timely basis which could result in Titan International’s common shares being suspended from trading on the NYSE. Failure of internal controls may also violate the rules of the Securities and Exchange Commission and could result in enforcement actions and/or financial penalties. In addition, Titan International will have to train new employees and third party providers, and assume operations in jurisdictions where Titan International has not previously had operations. Titan International expects that the Offer may necessitate significant modifications to its internal control systems, processes and information systems, both on a transition basis and over the longer-term as it fully integrates the Combined Group. Due to the complexity of the integration and transition associated with the Offer, Titan International cannot be certain that changes to its internal control over financial reporting during the 2012 fiscal year will be effective for any period, or on an ongoing basis. If Titan International is unable to accurately report its financial results in a timely manner, or is unable to assert that Titan International’s internal controls over financial reporting are effective, its business, results of operations and financial condition and the market perception thereof may be materially adversely affected.
Notwithstanding the risk set out above, Titan International believe it has proper controls and procedures in place for it to fully comply with its obligations to the Securities and Exchange Commission and the NYSE.

●	Titan International may not be able to acquire the entire issued share capital of Titan Europe, which would mean that there would be minority in Titan Europe
Titan International will be able to determine under the Offer (within certain parameters) the level at which the acceptance condition for the offer will be set. Titan International has set the acceptance level at 51 per cent. by value of the Titan Europe Shares that Titan International has acquired or agreed to acquire whether pursuant to the Offer or otherwise and of voting rights carried by those shares. It is possible that the acceptance condition will be satisfied (so that Titan International cannot invoke the condition and withdraw Titan International’s Offer) but that an insufficient number of Titan Europe shareholders will accept the offer to allow it to compulsorily acquire the shares of those shareholders who have not accepted the Offer. Titan International would need 90 per cent. of the Titan Europe Shareholders to whom the Offer applies accepting in order to do this. In such circumstances, minority shareholders would retain a stake in Titan Europe and they would benefit from certain legal protections afforded to them under English law. Titan International may be unable to realise all of the benefits that Titan International might otherwise obtain from a successful completion of the Offer if there are minority shareholders in Titan Europe after completion of the Offer.

●
Even if a material adverse change to Titan Europe’s business was to occur, it is highly unlikely that Titan International would be able to invoke the Conditions and terminate the Offer, which could reduce the value of the Titan International Common Stock

The Offer is subject to the Conditions, including the condition that there have not been certain material adverse changes in the business, assets, liabilities, financial or trading position, profits or operational performance of any member of the Wider Titan Europe Group. Titan International may invoke this “material adverse change” condition to the Offer to cause it not to proceed only if the Panel is satisfied that the circumstances giving rise to that condition not being satisfied are of material significance to Titan International in the context of the Offer. In making this determination, the Panel will require there to be an adverse change of very considerable significance striking at the heart of the purpose of the transaction. In practice, it is highly unlikely that Titan International would be able to invoke the material adverse change condition. As a result, the Conditions may provide Titan International less protection than the customary conditions in an offer for a US domestic company. If a material adverse change affecting Titan Europe was to occur and the Panel did not allow Titan International to invoke a condition that would cause the Offer not to proceed, the market price of the Titan International Common Stock could decline or Titan International’s business, financial condition or results of operations could be materially adversely affected.
Risks and other considerations relating to the Titan International Common Stock

●	The Offer could have a substantial dilutive effect on Titan International Common Stock, which may adversely affect the market price of Titan International Common Stock
When the Offer is completed, there will be up to 6,240,833 of additional shares of Titan International Common Stock outstanding. The New Titan International Common Shares will be issued pursuant to an exemption under Rule 802 of the Securities Act, and such shares of Titan International Common Stock that are not deemed “restricted securities” under Rule 144 of the Securities Act will be freely transferable by former Titan Europe Shareholders who are not its affiliates. As a result of the issuance of the securities pursuant to the Offer Document, the voting interests of the current Titan International Shareholders will be diluted.

●	The market price of Titan International Common Stock may experience a high level of volatility
Stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad fluctuations may adversely affect the trading price of Titan International Common Stock, regardless of its operating performance.

●	UK tax resident Titan Europe Shareholders that receive Titan International CDIs pursuant to the Offer could potentially trigger a taxable gain on accepting the Offer
For the purposes of UK tax on chargeable gains, the exchange of Titan Europe Shares for New Titan International Common Shares upon acceptance of the Offer should be regarded as a share reorganisation. Titan International and Titan Europe are treated as the same company and for chargeable gains purposes there is no disposal of the Titan Europe Shares or acquisition of the New

Titan International Common Shares, but rather the New Titan International Common Shares are treated as the same asset as the Titan Europe Shares. The New Titan International Common Shares are deemed to have been acquired at the same time and for the same cost as the Titan Europe Shares.
For Titan Europe Shareholders who are issued Titan International CDIs rather than New Titan International Common Shares, it is anticipated that the share reorganisation treatment described in the paragraph above will also be applicable. For share reorganisation treatment to be available, the Titan International CDIs must entitle the holder to beneficial ownership of the underlying New Titan International Common Shares to which the CDIs relate. Historically, it has been the position of HM Revenue & Customs that depositary receipt arrangements such as the Titan International CDIs gave the holder such beneficial ownership, but the recent case of HSBC Holdings and Bank of New York Mellon v HMRC TC/2009/16584 has raised concerns in this area. The case decided that the depositary receipt arrangements in question did not give the holders beneficial ownership of the underlying shares to which the depositary receipts related. The uncertainty that this case created caused HM Revenue & Customs to Issue Its Brief 14/12. This provided that where beneficial ownership of underlying shares cannot be conclusively determined by reference to the law governing the arrangements relating to the issue of depositary receipts, for UK tax purposes HM Revenue & Customs will regard the holder of a depositary receipt as beneficial owner of the underlying shares. For the Titan International CDIs, it is considered that the beneficial ownership of the New Titan International Common Shares which underlie the arrangements cannot be conclusively determined by reference to the law governing the Titan International CDIs. Consequently, in stating above that the UK capital gains tax share reorganisation treatment should be available to Titan Europe Shareholders who exchange their shares for Titan International CDIs, reliance is being placed on HM Revenue & Customs’ statement in Brief 14/12 that in these circumstances it will treat the Titan Europe Shareholders as the beneficial owners of the New Titan International Common Shares represented by the Titan International CDIs. This HM Revenue & Customs guidance is non-statutory and it is possible, although unlikely, that HM Revenue & Customs could change its guidance or take a position contrary to this guidance in individual circumstances.

IMPORTANT INFORMATION
Notice to all Titan Europe Shareholders and potential investors United States
The Offer or business combination is made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been/will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.
You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.
This document is not subject to the requirements of Section 14(a) of the Exchange Act. The New Titan International Common Shares to be offered in connection with the Offer will not be registered under the Securities Act and will be issued to US Shareholders in reliance on the exemption from registration set forth in Rule 802 thereunder. Such New Titan International Common Shares will be freely tradable in the US under applicable US federal securities laws except for (i) any New Titan International Common Shares acquired by affiliates of Titan Europe and (ii) New Titan International Common Shares that are issued with respect to Titan Europe Shares that are deemed “restricted securities” under Rule 144 of the Securities Act, which in each case may be resold in the US only in accordance with Rule 144 of the Securities Act or another applicable exemption from registration, or outside the US in accordance with Regulation S under that Act.
Restricted securities are securities received in non-public offerings. In general, Rule 144 defines restricted securities to mean securities acquired pursuant to one of the following transactions:

(i)
Securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering, or pursuant to certain exemptions from registration.

(i)	Securities acquired from the issuer that are subject to the resale limitations under Regulation D (a limited offering exemption) under the Securities Act.

(ii)
Securities acquired in a transaction or chain of transactions exempt under Rule 144A under the Securities Act, where exempts specified resales of restricted securities to qualified institutional buyers.

Titan Europe Shareholders who are citizens or residents of the United States should consult their own legal and tax advisers with respect to the legal and tax consequences of the Offer, including the status of their Titan Europe Shares as restricted securities, or, if Titan International decides to implement the Offer by way of a scheme of arrangement pursuant to the provisions of sections 895-901 of the Companies Act 2006, that scheme, in their particular circumstances.
Other jurisdictions
This document and any accompanying documents are not being made available to Overseas Shareholders with registered addresses in any Restricted Jurisdiction and may not be treated as an invitation to subscribe for any New Titan International Common Shares by any person resident or located in such jurisdictions or any other Restricted Jurisdiction.
The New Titan International Common Shares have not been, and will not be, registered under the applicable securities laws of any Restricted Jurisdiction. Accordingly, the New Titan International Common Shares may not be offered, sold, delivered or transferred, directly or indirectly, in or into any Restricted Jurisdiction to or for the account or benefit of any national, resident or citizen of any Restricted Jurisdiction.

The implications of the Offer for Overseas Shareholders may be affected by the laws of relevant jurisdictions. Such Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each overseas person who is to receive New Titan International Common Shares pursuant to the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.
This document has been prepared to comply with English law and the Prospectus Rules and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside of the United Kingdom. This statement does not mean that this document is deficient in any way.
Overseas Shareholders should consult their own legal and tax advisers with respect to the legal and tax consequences of the Offer in their particular circumstances.
THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY. NONE OF THE SECURITIES REFERRED TO IN THIS DOCUMENT SHALL BE SOLD, ISSUED OR TRANSFERRED IN ANY JURISDICTION IN CONTRAVENTION OF ANY APPLICABLE LAW.
No incorporation of website information
Neither the content of Titan International’s website nor Titan Europe’s website, nor the content of any website accessible from hyperlinks on Titan International’s website or Titan Europe’s website, is incorporated into, or forms part of, this document.
Forward-looking statements
This document contains certain statements about Titan International and Titan Europe that are or may be “forward-looking statements” — that is, statements related to future, not past, events, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Titan International and Titan Europe (as the case may be) and are subject to uncertainty and changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.
The forward-looking statements contained in this press release may include statements about the expected effects on Titan Europe and Titan International of the Offer, the expected timing and scope of the Offer, strategic options and all other statements in this document other than historical facts. Without limitation, any statements preceded or followed by or that include the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “anticipates”, “estimates”, “projects”, “seeks”, “sees”, “should,” “would,” “expect,” “positioned,” “strategy,” or words or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements include statements relating to anticipated trends in the relevant business, future expenditures for capital projects, the ability to continue to control costs and maintain quality, Titan International’s and Titan Europe’s business strategies, including their intention to introduce new products, expectations concerning the performance and success of Titan International’s and Titan Europe’s existing and new products and Titan International’s and Titan Europe’s intention to consider and pursue acquisition and divestiture opportunities.
These forward-looking statements are based on Titan International’s and Titan Europe’s expectations (as appropriate) and are subject to a number of risks and uncertainties, certain of which are beyond Titan International’s and Titan Europe’s control.
Actual results could differ materially from these forward-looking statements as a result of certain factors, including the effect of a recession on Titan International and Titan Europe and their customers and suppliers, changes in Titan International’s and Titan Europe’s end-user markets as a result of world economic or regulatory influences, changes in the marketplace, including new products and pricing changes by Titan International’s and Titan Europe’s competitors, ability to maintain satisfactory labour relations, unfavourable outcomes of legal proceedings, availability and price of raw materials, levels of operating efficiencies, unfavourable product liability and warranty claims, actions of domestic and foreign governments, political change in any of the countries or regions in which either Titan International or Titan Europe operates, results of investments, fluctuations in currency translations, natural disasters, climate change and related laws and regulations and risks associated with environmental laws and regulations. Any changes in such factors could lead to significantly different results. No assurance can be provided that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to transpire. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Titan International’s and Titan Europe’s ability to achieve the results as indicated in forward-looking statements.
Due to such uncertainties and risks, readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The comments concerning forward looking statements referred to above do not qualify in any way the statement made in paragraph 11 of Part 13 of this document. Neither Titan International or Titan Europe undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.
Presentation of Titan International and Titan Europe financial information
The financial information in relation to the Titan International Group in this document has been extracted without material adjustment from the financial information referred to in Part 7: Titan International Financial Information. Financial information extracted from the financial information referred to in Part 7: Titan International Financial Information is to be found in the sections headed “Summary Information”, Part 2: Information on Titan International, Part 5: Titan International Selected Financial Information and Part 6: Titan International Operating and Financial Review.
The financial information in relation to the Titan Europe Group in this document has been extracted without material adjustment from the financial information referred to in Part 8: Titan Europe Financial Information. Financial information extracted from the financial information referred to in Part 8: Titan Europe Financial Information is to be found in the sections headed “Summary Information” and Part 3: Information on Titan Europe.
Titan Europe Shareholders and potential investors should ensure that they read the whole of this document and not just rely on key information or information summarised within it.
IFRS and US GAAP
Titan International’s consolidated financial statements are prepared in accordance with US GAAP whereas Titan Europe’s consolidated financial statements are prepared in accordance with IFRS. US GAAP differs from IFRS in a number of significant respects. For a general discussion of the significant differences between IFRS and US GAAP, see Part 11: Summary of Significant Differences between IFRS and US GAAP. In making an investment decision, Titan Europe Shareholders and potential investors must rely on their own examination of Titan International, the terms of the Offer and the financial information in this document.
Rounding
Certain figures contained in this document, including financial, statistical and operating information, have been subject to rounding adjustments. Accordingly, in certain instances, the sum of the numbers in a column or a row in tables contained in this document may not conform exactly to the total figure given for that column or row.
Currency presentation
Unless otherwise indicated, all references in this document to “US dollars”, “dollars”, “$” or “cents” are to the lawful currency of the US, all references to “pounds sterling”, “sterling”, “£”, “pence” or “p” are to the lawful currency of the UK, all references to “€”, “EUR” or “Euro” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

Exchange rate information
In this document, unless otherwise stated, pounds sterling have been translated into US dollars at the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on the dates indicated.
On 13 September 2012 (being the latest practicable day prior to the publication of this document), the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York was $1.6016 per £1.00. Each Monday (unless Monday is a Federal Holiday in the US), the exchange rates that the Federal Reserve Bank of New York certifies for customs purposes are released by The Federal Reserve Board, in respect of the previous business week. Accordingly, the most recent US dollar exchange rate information available prior to the printing and publication of this document is as of 7 September 2012.
These translations should not be construed as a representation that the US dollar amounts actually represent, or could be converted into, pounds sterling at the rates indicated.
Interpretation and defined terms
Certain terms used in this document, including capitalised terms and certain technical and other items, are defined and explained in Part 14: Definitions.

TITAN INTERNATIONAL DIRECTORS, COMPANY SECRETARY, REGISTERED OFFICE AND ADVISERS
Directors    Function
Maurice Manning Taylor Jr.    Chairman of the Board and CEO
Erwin Henryk Billig    Vice Chairman of the Board
John Michael Anthony Akers    Director
Richard Marshall Cashin Jr.    Director
Albert Joseph Febbo    Director
Mitchell I Quain    Director
Anthony Louis Soave    Director
General Counsel and Company Secretary Cheri T Holley
Headquarters and principal place of business Registered Office
2701 Spruce Street    2701 Spruce Street
Quincy    Quincy
Illinois 62301, USA    Illinois 62301, USA
Financial Adviser    Auditor
Seymour Pierce Limited    Grant Thornton LLP
20 Old Bailey    175 W Jackson Boulevard
London EC4M 7EN    20th Floor
Chicago
Illinois 60604, USA
Legal Adviser to Titan International    Reporting Accountant
as to English Law    Grant Thornton UK LLP
Goodman Derrick LLP    30 Finsbury Square
10 St Bride Street    London EC2P 2YU
London EC4A 4AD
Legal Adviser to Titan International as to US Law
Bodman PLC
1901 St. Antoine Street 6th Floor at Ford Field Detroit
Michigan 48226, USA

PART 1
INFORMATION ON THE OFFER
Introduction
The Board of Titan Europe announced on 17 July 2012 that it was in talks with Titan International, which may or may not lead to an offer being made for the whole of the issued and to be issued share capital of Titan Europe. On 26 July 2012 Titan International released an announcement confirming it was in discussions with the Independent Directors of Titan Europe which might lead to an offer being made for Titan Europe and setting out the terms of a proposed indicative offer.
On 10 August 2012, the Titan International Board (other than Michael Akers who, because of his position as Chief Executive Director of Titan Europe, has taken no part in any of the deliberations leading to the Offer) and the Independent Directors of Titan Europe announced that they had agreed the terms of a recommended share offer to be made by Titan International to acquire the entire issued and to be issued share capital of Titan Europe (other than those shares already owned by Titan Luxembourg).
The Independent Directors of Titan Europe are unanimously recommending that Titan Europe Shareholders accept or procure acceptance of the Offer.
Summary of the terms of the Offer
Under the terms of the Offer, which will be subject to the Conditions and further terms summarised below and set out in full in the Offer Document and, in respect of Titan Europe Shares in certificated form, in the Form of Acceptance, Titan Europe Shareholders will receive from Titan International:
for every 11 Titan Europe Shares: 1 New Titan International Common Share
in respect of which valid acceptances are received.
The table below sets out what the enlarged share capital of Titan International will be and the percentage of shares in the enlarged share capital of Titan International that Titan Europe Shareholders will have, depending on the level of acceptances received (and, where appropriate, such number of Titan Europe Shares that Titan International and any of its wholly owned subsidiaries has acquired or agreed to acquire whether pursuant to the Offer or otherwise):
Percentage of Titan International Common Stock held by Titan Europe
Number of New    Enlarged number of    Shareholders in the
Level of acceptances    Titan International    Titan International    enlarged share capital
Common Shares+    Common Stock    of Titan International+

100%*	6,240,833	50,333,468	12.4%
75%#	3,328,124	47,420,759	6.6%
51%#	1,830,324	45,922,959	3.6%
+Assumes that no options under the Titan Europe Share Option Scheme are exercised, that said options are cancelled as detailed in paragraph entitled “Titan Europe Share Option Scheme” in Part I of this document and that there are no exercises of options under any Titan International option scheme or conversion under any of Titan International’s convertible bonds or notes.
#Including such number of Titan Europe Shares that Titan International and any of its wholly owned subsidiaries has acquired or agreed to acquire whether pursuant to the Offer or otherwise.
*This would arise if acceptances of 90 per cent. or more to which the Offer relates were obtained as detailed in paragraph entitled “cancellation of trading on AIM, compulsory acquisition and re-registration of Titan Europe Shares” in Part 1 of this document.
Based on the closing exchange rate of £1:$1.5638 (Source: Bloomberg) and the Closing Price of a Titan International Common Stock of $22.03 on 9 August 2012, being the latest practicable date prior to the publication of the 2.7 Announcement, the Offer values each Titan Europe Share at 128.1 pence and values the entire issued and to be issued ordinary share capital of Titan Europe at approximately £118.4 million. The Offer represents a premium of approximately:

●	13.3 per cent. to the Closing Price of 113 pence per Titan Europe Share on 16 July 2012 (being the last business day before the commencement of the Offer Period);

●	2.1 per cent. to the Closing Price of 125.5 pence per Titan Europe Share on 9 August 2012 (being the last business day before the 2.7 Announcement).

●	add for immediately before Offer Document.

●	15.1 per cent. to the Closing Price of 111.25 pence per Titan Europe Share on 13 September 2012 (being the last business day before publication of the Offer Document).
At the date of the first meeting to discuss the Offer on 2 May 2012, the Titan International Common Stock price was $28.83 per share and based on that day’s closing exchange rate (Source: Bloomberg $1.615:£1) and the Offer terms, the effective value placed on each Titan Europe Share was 162.2 pence per share. This represented a premium of 18.7 per cent. to the closing Titan Europe share price on that day of 136.6 pence.
The Titan Europe Shares will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto.
The New Titan International Common Shares will be admitted to trading on the New York Stock Exchange. The shares will have no par value, will have the same rights as all outstanding Titan International Common Stock and, when allotted, will rank pani passu with existing Titan International Common Stock, including in respect of all dividends made, paid or declared from the time of their allotment.
Background to and reasons for the Offer
Titan International believes that there is compelling logic in the acquisition of Titan Europe as it will establish a truly global wheel, tyre and track industrial group servicing customers across the agricultural, construction, earthmoving and mining industries. Titan Europe is well known to Titan International, having been spun-off by Titan International onto AIM in April 2004. Titan International retained a substantial holding in Titan Europe’s share capital and, as at the date of this document, Titan Luxembourg holds 18,993,821 Titan Europe Shares, representing approximately 21.67 per cent. of Titan Europe’s issued share capital. The Titan International Board now believes that Titan Europe would once more benefit from being part of a larger group with a strong balance sheet which could achieve greater revenue growth and increased profitability than on a standalone basis.
Titan International considers Titan Europe to have a strong presence in its chosen markets with a complementary product offering, customer base and strong manufacturing capabilities that fit well with Titan International’s stated aim of increasing its global presence to service its customers better. In particular, the Titan International Board believes the acquisition of Titan Europe presents opportunities for Titan International’s tyre business in South America and Europe, and will cement the existing co-operation between Titan International Mining Services, established in 2011 to offer complete tyre, wheel and track services near large mines worldwide, and Titan Europe’s own Mining Service Centres expertise.
The Titan International Board is also mindful that a number of the markets and industries in Europe in which Titan Europe operates are experiencing economic uncertainty which is likely to continue and which has the potential to impact these markets and industries. Furthermore, the Titan International Board believes that further consolidation will occur in the industries in which Titan International and Titan Europe both operate which will bring both challenges, as well as opportunities, and therefore believes that Titan Europe, as part of the enlarged Titan International Group, will be better placed to respond to these market changes.
Titan International expects that the acquisition of Titan Europe will be accretive to earnings per share and provide opportunities to drive further revenue growth and margin improvement. That does not mean, however, that the earnings from Titan Europe Shares will be greater than those for the preceding financial period.
Furthermore, by providing Titan Europe Shareholders with the ability to retain an ongoing interest in Titan Europe through a shareholding in the enlarged Titan International Group, Titan International believes that Titan Europe Shareholders can both participate in the future success of the Combined Group, as well as benefit from the enhanced liquidity offered by Titan International’s publicly traded stock on the NYSE.

Management, employees and Titan International’s intentions regarding the Titan Europe Group
Titan International has given assurances to the Independent Directors of Titan Europe that, upon and following completion of the Offer, the Titan Europe Group employers will continue to comply with the contractual and other entitlements in relation to pension and employment rights of existing employees. There are currently no plans to make any alterations to the Titan Europe Board. To date Titan International has not formed any plans regarding incentivisation arrangements for Titan Europe Directors and management and as such there have been no discussions between Titan International and Titan Europe regarding the same.
Irrevocable undertakings
Those members of the Board of Titan Europe who hold beneficial interests in Titan Europe Shares have irrevocably undertaken to accept the Offer in respect of their own beneficial holdings which total 1,530,000 Titan Europe Shares representing, in aggregate, approximately 1.75 per cent. of Titan Europe’s issued share capital at the date of this document. These irrevocable undertakings will continue to be binding even if a competing offer is made for Titan Europe which exceeds the value of the Offer and even if such higher offer is recommended for acceptance by the Independent Directors of Titan Europe.
These irrevocable undertakings cease to be binding only in the event that: (a) the Offer Document is not posted within 28 days of the date of the 2.7 Announcement (or such other time agreed with the Panel); or (b) the Offer lapses or does not become wholly unconditional.
Information on Titan Europe
Titan Europe is an international engineering group designing, developing, manufacturing and distributing products and services for the global construction, agricultural and mining machinery markets. Titan Europe has achieved strong market positions as a result of its technical innovation and provision of integrated solutions to global OEMs and their associated aftermarkets.
Titan Europe currently has two distinct product ranges organised into two divisions, being Wheels and Undercarriages.
Titan Europe is headquartered in Kidderminster, Worcestershire. It was originally incorporated on 31 January 1995 and changed its name to Titan Wheel Europe Limited on 8 August 1995. On 17 March 2004 it was re-registered as a public company under the name Titan Europe plc and quoted on AIM in April 2004. Prior to that, Titan Europe was part of the Titan International Group.
In its most recent financial year ended 31 December 2011, Titan Europe achieved revenue of £492.5 million (2010: £355.2 million), profit before tax of £21.6 million (2010: £3.4 million), basic earnings per share of 20.56 pence (2010: 3.16 pence) and diluted earnings per share of 19.89 pence (2010: 3.14 pence).
As at 30 June 2012 Titan Europe had total assets of £479.4 million (2011: £516.5 million). The figures above in relation to Titan Europe have been prepared using International Financial Reporting Standards as adopted by the European Union and which may not be consistent with the accounting standards used by Titan International.
Further information on Titan Europe is set out in Part 3: Information on Titan Europe of this document.
Expected effect of the acquisition on the earnings, assets and liabilities of the Titan International Group
If the Offer had been completed and the acquisition had taken place as at 31 December 2011, being the date to which the latest audited annual accounts for Titan International and Titan Europe were prepared, the acquisition would have resulted in increases in Titan International’s total revenues (or earnings), an increase in net profits, an increase in its total assets, an increase in its total liabilities and an increase in its net assets.

Please refer to Part 1 of this document for further information of the financial effects of the Offer and the pro forma balance sheet for the Titan International Group set out in Part 9 of this document.
Conditions of the Offer
The Offer is subject to the fulfilment of certain Conditions and further terms that are customary for transactions of this nature, the full text of which is set out in the Offer Document. The Offer will lapse unless the Conditions have been and remain satisfied, fulfilled or, if capable of waiver, waived prior to the expiry of the Offer. The principal Conditions, which Titan International is not able to waive, in whole or in part, are (i) the “minimum acceptance condition” which provides that Titan International has to obtain sufficient acceptances over Titan Europe Shares which, when added together with the Titan Europe Shares that the Titan International Group already owns, equal more than 50 per cent. of the voting rights attaching to the Titan Europe Shares and (ii) the filing under the “Hart-Scott-Rodino” and the waiting period thereunder having expired, lapsed or terminated. Titan International reserves the right to waive, in whole or in part, any or all of the other Conditions the full text of which is set out in the Offer Document.
Further terms and details of the Offer
The Offer will lapse if, prior to the later of 1.00 p.m. on the First Closing Date and the date on which the Offer becomes or is declared unconditional as to acceptances, the Offer, or any matter arising from the Offer, is referred or a serious doubts investigation under Article 6(1)(C) of Council Regulation (EC) 139/2004 or if the Offer, or any matter arising from the Offer, is referred to the Competition Commission in the United Kingdom or any other regulatory authority that has the authority to consider the Offer.
The Titan Europe Shares will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto.
The Offer will be governed by English law and be subject to the jurisdiction of the English courts, to the Conditions set out in the formal Offer Document and related Form of Acceptance. The Offer will comply with the applicable requirements of the City Code, the Panel, the London Stock Exchange and the UK Listing Authority.
Timetable
The first Closing Date is 5 October 2012 and, if extended, the latest date the Offer may become or be declared wholly unconditional is 13 November 2012. Under the provisions of the City Code, announcements following these dates will be made through the Regulatory Information Service.
Titan International’s right to implement the Offer by means of a scheme of arrangement
Titan International reserves the right to effect the Offer by way of a scheme of arrangement under Part 26 of the Companies Act 2006 (the “Scheme”), for the entire issued and to be issued share capital of Titan Europe not already held by Titan Luxembourg as an alternative to the Offer. In such an event, the Scheme will be implemented on the same terms (subject to appropriate amendments) so that Condition (a) will not apply and far as applicable as those which would apply to the Offer but with a condition that the Scheme will be conditional upon its approval by a majority in number representing not less than 75 per cent. of the voting rights of the holders of Titan Europe Shares (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting; and all resolutions necessary to have implemented the Scheme being duly passed by the requisite majority or majorities at a general meeting of the Titan Europe Shareholders or at any adjournment of that meeting and the sanction of the Scheme and approvals by the Court and any necessary filings with the Registrar of Companies.
Rights of withdrawal
A Titan Europe Shareholder will have the right to withdraw his acceptance of the Offer if:

●
at any time after 26 October 2012 if the Offer has not become or been declared unconditional as to acceptances until the earlier of the Offer becoming or being declared unconditional as to acceptances and the final time that acceptances may be taken into account pursuant to the City Code and;

●	if the Titan Europe Shares have not been paid for by Titan International within three Business Days after:
–    in respect of Titan Europe Shares assented to the Offer before that time, the Offer has become or been declared wholly unconditional; or
–    the date on which further Titan Europe Shares are assented to the Offer; or
–    (unless it is a change in a material fact relating to the Titan International Common Stock), in the event that such change occurs at or before the expiry time of the Offer or after the expiry time of the Offer but before the expiry of all rights of withdrawal in respect of the Offer; or
–    a notice of variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Titan Europe Shares where the expiry time of the Offer is not extended for more than 10 days), is mailed, delivered, or otherwise properly communicated, but subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or securities regulatory authorities and only if such Titan Europe Shares deposited to the Offer have not been taken up by Titan International at the date of the notice.
Settlement
Subject to the Offer becoming or being declared wholly unconditional, Titan International will be obliged to take up and pay for Titan Europe Shares validly deposited under (or otherwise validly assented to) the Offer, as soon as possible, but in any event not later than 10 Business Days after the Offer becomes or is declared wholly unconditional and Titan International becomes obliged by the terms of the Offer to take up the Titan Europe Shares. In satisfaction of its obligation to make payment to accepting Titan Europe Shareholders, Titan International will issue the relevant number of New Titan International Common Shares to each Titan Europe Shareholder from whom a valid acceptance has been received. Titan International will be obliged to pay for the Titan Europe Shares so taken up as soon as possible, but in any event not later than the earlier of (a) the tenth Business Day after Titan International becomes obligated by the terms of the Offer to take up the Titan Europe Shares and (b) three Business Days after taking up such Titan Europe Shares. Any Titan Europe Shares deposited under (or otherwise validly assented to) the Offer after the earlier of the Offer becoming or being declared wholly unconditional and the first date on which Titan Europe Shares have been taken up by Titan International, will be taken up and paid for not later than 10 days after such deposit or acceptance.
Fractions
Fractions of New Titan International Common Shares will not be allotted or issued to Titan Europe Shareholders who accept the Offer (including such holders who are deemed to accept the Offer). Instead, to the extent that a Titan Europe Shareholder would have been entitled to a fractional interest in a New Titan International Common Share, he will receive a cash payment equivalent to the value of the fractional interest in a New Titan International Common Share which he would have otherwise received, save that amounts of less than £5.00 will not be paid.
Titan Europe Share Option Scheme
The Offer extends to all of the issued Titan Europe Shares (other than those already owned by Titan Luxembourg) and to all Titan Europe Shares unconditionally allotted on the date the Offer is made and to such further Titan Europe Shares which are unconditionally allotted while the Offer remains open for acceptance.
To the extent that any such options under the Titan Europe Share Option Scheme are not exercised and in the event that the Offer becomes or is declared wholly unconditional, Titan Europe and Titan International will write to participants in the Titan Europe Share Option Scheme to inform them of the Offer and their rights under the Titan Europe Share Option Scheme. Appropriate proposals are set out in the Offer Document and will be set out in the separate letters to the participants in the Titan Europe Share Option Scheme. The proposals will entail the options under the Titan Europe Share Option Scheme being cancelled for a sum of money (being the see-through price of an option calculated at the last practicable date prior to the publication of the proposals to the participants in the Titan Europe Option Scheme, unless otherwise agreed with the Panel) from which the exercise price will be deducted.
Titan International CDIs
Issue of Titan International CDIs
Unlike Titan Europe Shares, New Titan International Common Shares are not capable of being held, transferred or settled through the usual UK settlement systems (such as CREST).
In addition, Titan Europe Shareholders who currently hold their Titan Europe Shares in certificated form (that is, they hold a share certificate) may find holding and trading the New Titan International Common Shares directly involves a number of formalities that will be unfamiliar for UK and certain other investors. Dealing with a transfer agent (the equivalent of a registrar in the UK) in a different jurisdiction and time zone may also prove inconvenient in certain circumstances.
For these reasons, Titan Europe Shareholders resident in a CSN Permitted Jurisdiction will, as an alternative to being issued with New Titan International Shares directly, be able to be issued with Titan International CDIs (as explained in more detail below and subject to the position of Restricted Holders).
For Titan Europe Shareholders who receive Titan International CDIs, the Titan International CDI arrangements broadly reflect the economic rights attached to the New Titan International Shares. However, while the holders of Titan International CDIs will have an entitlement to the underlying New Titan International Shares, they will not be the registered holders of the New Titan International Shares.
New Titan International Common Shares to which Titan Europe Shareholders (other than Restricted Holders) will be entitled under the Offer will be delivered, held and settled in CREST by means of the CREST International Settlement Links Service and, in particular, CREST’s established link with DTC, the US settlement and clearance system. This link operates via the services of CREST International Nominees Limited, which is a participant in DTC.
Under the CREST International Settlement Links Services, CREST Depository Limited, a subsidiary of Euroclear, issues dematerialised depositary interests representing entitlements to non-UK securities (such as New Titan International Common Shares) called CDIs. CDIs may be held, transferred and settled exclusively through CREST.
The terms on which CDIs are issued and held in CREST are set out in the CREST Manual (and, in particular, the deed poll set out in the CREST International Manual) and the CREST Terms and Conditions issued by Euroclear.
On settlement, Titan International will instruct its transfer agent to cause the credit of the New Titan International Common Shares through DTC to the securities deposit account of CREST International Nominees Limited, as nominee for CREST Depository Limited. CREST Depository Limited will then issue the Titan International CDIs through CREST to the Registrar for delivery, in the case of Uncertificated Holders, to the securities deposit account in CREST in which each such Uncertificated Holder previously held Titan Europe Shares or, in the case of Certificated Holders (other than Restricted Holders), to the CSN, in its capacity as nominee for the Certificated Holders. For further information see – CSN for Certificated Holders below.
A custody fee, as determined by CREST from time to time, is charged at the user level for the use of Titan International CDIs. Titan International will procure that this fee will not be charged to Certificated Holders where Titan International CDIs are held on their behalf through the CSN Facility (as described below).
CSN for Certificated Holders
As the Titan International CDIs can only be held through CREST, Titan International will arrange for the CSN to act as a corporate sponsored nominee for Certificated Holders (other than Restricted Holders) pursuant to which the CSN will hold Titan International CDIs on behalf of all Certificated Holders (other than Restricted Holders) who elect to receive CDI’s through the CSN. The detailed provisions of these nominee arrangements are set out in an agreement between Titan International and the CSN and include the terms and conditions on which the CSN Facility will be provided by the CSN to Certificated Holders.
The CSN Facility will not be made available to any Titan Europe Shareholder who holds Titan Europe Shares in certificated form and who has a registered address in the US or in any other CSN Restricted Jurisdiction (any such persons are referred to the section headed “Accepting Titan Europe Shareholders who will not receive Titan International CDIs” below).
Certificated Holders who are resident in a CSN Permitted Jurisdiction and elect to receive CDI’s through the CSN will be sent a Statement of Ownership (setting out their Titan International CDI entitlements) on settlement and at least annually thereafter. They will also be sent a booklet with the Statement of Ownership describing the terms and conditions on which the CSN provides them with the CSN Facility.
Accepting Titan Europe Shareholders who will not receive Titan International CDIs
The ability to participate in the CSN Facility may be restricted or made onerous by law in certain jurisdictions. Accordingly, any Titan Europe Shareholder who holds his Titan Europe Shares in certificated form and who has a registered address in the US or in any other CSN Restricted Jurisdiction will not be entitled to participate in the CSN Facility.
Restricted Holders who are entitled to receive New Titan International Common Shares pursuant to the Offer will be sent a statement of entitlement to the New Titan International Common Shares to which they are entitled on settlement, unless to do so would or might infringe the laws of the relevant CSN Restricted Jurisdiction or would or might require Titan Europe and/or Titan International to obtain any governmental or other consent or to effect any registration, filing or other formality in the relevant CSN Restricted Jurisdiction with which, in the opinion of Titan Europe and Titan International, it would be unable to comply or which it regards as unduly onerous. In this event, Restricted Holders in that CSN Restricted Jurisdiction will instead receive the cash proceeds from the sale of the New Titan International Shares to which they were entitled in sterling (net of transaction costs). The Restricted Holders do not need to elect for the New Titan International Shares to be sold on their behalf. The New Titan International Common Shares will be issued to a nominee for such Restricted Holders who shall sell the New Titan International Common Shares so issued as soon as possible after the date the Offer becomes unconditional in all respects at the market price at that time. The proceeds of the sale will be converted into sterling at the exchange rate prevailing at the time. No discretion will be exercised as to the timing of the sale of the New Titan International Common Shares. Transaction costs will be met out of the proceeds of the sale of the New Titan International Common Shares and the Restricted Holders will receive the sale consideration net of transaction costs.
Rights attaching to Titan International CDIs
The registered holder of the New Titan International Common Shares represented by Titan International CDIs will be Cede & Co, a nominee of DTC. The custodian of those New Titan International Common Shares will be CREST International Nominees Limited, who will hold them through the DTC system as nominee for CREST Depositary Limited. CREST Depositary Limited will hold those New Titan International Common Shares on trust (as bare trustee under English law) for the Uncertificated Holders and for the CSN (as the CREST member acting as corporate sponsored nominee for the Certificated Holders) to whom it will issue Titan International CDIs.
Accordingly, the holders of Titan International CDIs will only be able to exercise rights relating to the underlying New Titan International Common Shares in accordance with the arrangements described below.
In order to allow the holders of Titan International CDIs to exercise rights relating to the underlying New Titan International Common Shares, Titan International will enter into arrangements pursuant to which holders of Titan International CDIs (including Certificated Holders who hold their Titan International CDIs through the CSN Facility) will be able to:
(a)receive notices of general shareholder meetings of Titan International;
(b)give directions as to voting at general shareholder meetings of Titan International; and

(c) have made available to them and be sent, at their request, copies of the annual report and accounts of Titan International and all other documents issued by Titan International to shareholders of Titan International generally.
Holders of Titan International CDIs will otherwise be treated in the same manner as if they were registered holders of the New Titan International Common Shares underlying their Titan International CDIs, in each case in accordance with applicable law and, so far as is possible, in accordance with CREST arrangements.
Under an agreement for the provision of the CDI register, Euroclear will make a copy of the register of the names and addresses of Titan International CDI holders available to Titan International (and/or its voting agent) to enable Titan International (or its voting agent) to: (a) send out notices of shareholder meetings and proxy forms to its CDI holders; and (b) produce a definitive list of CDI holders as at the record date for the meeting.
In addition, Cede & Co and Euroclear have omnibus proxy arrangements pursuant to which CREST International Nominees Limited (the custodian of the New Titan International Common Shares underlying the Titan International CDIs) will be able to grant each Titan International CDI holder the right to vote in respect of such holder’s underlying New Titan International Common Shares. As a result, the custodian and the depository step out of the voting arrangements and simply pass on any voting rights they have, by virtue of holding the underlying New Titan International Common Share, to the Titan International CDI holders.
Under the terms of the CSN Facility, the CSN will provide Certificated Holders whose Titan International CDIs are held through the CSN Facility the option to give the CSN voting instructions and the CSN will reflect those instructions in the proxy granted to it by Euroclear.
Holders of Titan International CDIs (including Certificated Holders whose Titan International CDIs are held through the CSN Facility) will not be entitled to attend Titan International shareholder meetings in person as a result of their beneficial interest in the New Titan International Common Shares. Instead, they will be required to give instructions either to Euroclear or Computershare Investor Services PLC (in the case of Certificated Holders whose Titan International CDIs are held through the CSN Facility) as to how to exercise their votes at any such meeting on their behalf by means of the facilities afforded to them for this purpose.
Any dividends paid on the New Titan International Common Shares will be paid by Euroclear to holders of Titan International CDIs in the currency in which they are distributed. In respect of Titan International CDIs held through the CSN, in the event that such currency is not sterling, CSN will convert the currency into sterling and, accordingly, any dividends paid to Certificated Holders in respect of Titan International CDIs held through the CSN Facility will be paid in sterling. CSN will distribute any such dividends to the Certificated Holders in accordance with the terms of the CSN Facility.
Transfer and cancellation of Titan International CDIs
Uncertificated Holders who hold their Titan International CDIs through CREST will be able to cancel their Titan International CDIs by settling a cross border delivery transaction in respect of the underlying New Titan International Common Shares through CREST to a DTC participant, in accordance with the rules and practices of CREST and DTC.
Certificated Holders who wish to hold the New Titan International Common Shares to which they are entitled by the Offer through an intermediary of their own choosing (who must be a DTC participant) will be able to instruct the CSN to transfer that holder’s New Titan International Common Shares. Details of the manner in which such instructions may be given will be included in the information booklet to be sent to Certificated Holders by the CSN together with the first Statement of Ownership.
Transaction fees will be payable by a holder of Titan International CDIs who executes a transaction through CREST (including a cancellation of Titan International CDIs). In addition, Certificated Holders whose Titan International CDIs are held through the CSN Facility will be required to pay a fee to the CSN in order to effect such transfer. Uncertificated Holders of Titan International CDIs will be charged a custody fee by CREST in relation to the Titan International CDIs which they hold.

A copy of the terms and conditions of the CSN Facility is being made available as provided in paragraph 20 – Documents for inspection of Part 13: Additional Information.
Regulatory Approvals
Antitrust in the United States
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the related rules and regulations that have been issued by the Federal Trade Commission, certain offer transactions may not be consummated until premerger notification and report forms have been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. These requirements of the Hart-Scott- Rodino Antitrust Improvements Act of 1976 apply to the Offer.
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Offer may not be completed until the expiration of a 30-day waiting period following filing of a premerger notification and report form concerning the proposed Offer with the Federal Trade Commission and the Antitrust Division of the Department of Justice, unless the waiting period is earlier terminated by the Federal Trade Commission and the Antitrust Division of the Department of Justice.
Titan International filed a premerger notification and report form on 22 August 2012 with the Federal Trade Commission and the Antitrust Division of the Department of Justice in connection with the Offer and the required waiting period has expired on 11 September 2012.
At any time before or after the completion of the Offer the Antitrust Division of the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Offer or seeking the divestiture of Titan Europe or the divestiture of substantial assets of Titan International or its subsidiaries or of Titan Europe or its subsidiaries.
In addition, the Offer may be reviewed by the attorneys general in the various states in which Titan International operates. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove of the Offer under the circumstances and based upon the review set forth in applicable state laws and regulations. Titan International cannot assure you that one or more state attorneys general will not attempt to file an antitrust action to challenge the Offer. Private parties also may seek to take legal action under the antitrust laws in some circumstances.
Other Foreign Competition Law Filings
Under the provisions of the laws of Italy Titan Europe has sufficient turnover in Italy so that it is necessary to file a notification of the Offer before it is completed.
Cancellation of trading on AIM, compulsory acquisition and re-registration of Titan Europe Shares
If the Offer is or is declared unconditional in all respects and acceptances of more than 90 per cent. of the nominal value of the Titan Europe Shares to which the Offer relates and more than 90 per cent. of the voting rights attaching to Titan Europe Shares to which the Offer relates (that is, the Titan Europe Shares which are not owned by Titan International or any member of the Titan International Group prior to the date the Offer is made) are received, Titan International intends to exercise its rights, to the extent applicable, to apply the provisions of clauses 974 to 991 (inclusive) of the Companies Act 2006 to acquire compulsorily the remaining Titan Europe Shares in respect of which the Offer has not been accepted on the same (or as nearly as possible the same) terms as the Offer.
Following the Offer becoming or being declared wholly unconditional and acceptances of not less than 75 per cent. and, subject to the AIM Rules, Titan International intends to procure that an application is made to the London Stock Exchange for the cancellation of trading in the Titan Europe Shares on AIM. It is anticipated that such cancellation would take effect no earlier than 20 business days after the Offer becomes or is declared wholly unconditional and subject to any applicable requirements of the AIM Rules. Titan International will notify Titan Europe Shareholders of the anticipated date of cancellation.

Such cancellation could also occur at a later date conditional upon the consent of not less than 75 per cent. of votes cast by shareholders at a general meeting.
Cancellation of trading on AIM will significantly reduce the liquidity and marketability of any Titan Europe Shares that have not been acquired by Titan International under the Offer and their value may be affected as a consequence. Any remaining Titan Europe Shareholders would become minority shareholders in a majority controlled company and they may be unable to sell their Titan Europe Shares. There can be no certainty that any dividends or other distributions would be made by Titan Europe or that Titan Europe Shareholders would again be offered an opportunity to sell their Titan Europe Shares on terms which are equivalent to or on no worse terms than those comprised in the Offer.
Overseas Titan Europe Shareholders
The distribution of this document, any other Offer-related documentation and the availability of the Offer to persons who are not resident in the United Kingdom or the United States may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves of and observe any applicable legal or regulatory requirements of their jurisdiction. Further details in relation to overseas Titan Europe Shareholders is contained in the Offer Document.
The New Titan International Common Shares being offered in connection with the Offer will not be registered under the Securities Act and will be issued to US shareholders in reliance on the exemption from registration set forth in Rule 802 thereunder.
Notice to all Overseas Shareholders and potential investors United States
The Offer or business combination is made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been/will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.
You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.
This document is not subject to the requirements of Section 14(a) of the Exchange Act. The New Titan International Common Shares to be offered in connection with the Offer will not be registered under the Securities Act and will be issued to US Shareholders in reliance on the exemption from registration set forth in Rule 802 thereunder. Such New Titan International Common Shares will be freely tradable in the US under applicable US federal securities laws except for (i) any New Titan International Common Shares acquired by affiliates of Titan Europe and (ii) New Titan International Common Shares that are issued with respect to Titan Europe Shares that are deemed “restricted securities” under Rule 144 of the Securities Act, which in each case may be resold in the US only in accordance with Rule 144 of the Securities Act or another applicable exemption from registration, or outside the US in accordance with Regulation S under that Act.
Restricted securities are securities received in non-public offerings. In general, Rule 144 defines restricted securities to mean securities acquired pursuant to one of the following transactions:

(i)
Securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering, or pursuant to certain exemptions from registration.

(i)	Securities acquired from the issuer that are subject to the resale limitations under Regulation D (a limited offering exemption) under the Securities Act.

(iii) Securities acquired in a transaction or chain of transactions exempt under Rule 144A under the Securities Act, where exempts specified resales of restricted securities to qualified institutional buyers.
Titan Europe Shareholders who are citizens or residents of the United States should consult their own legal and tax advisers with respect to the legal and tax consequences of the Offer including the status of their Titan Europe Shares as “restricted securities” or, if Titan International decides to implement the Offer by way of a scheme of arrangement pursuant to the provisions of sections 895-901 of the Companies Act 2006, that scheme, in their particular circumstances.
Other jurisdictions
This document and any accompanying documents are not being made available to Overseas Shareholders with registered addresses in any Restricted Jurisdiction and may not be treated as an invitation to subscribe for any New Titan International Common Shares by any person resident or located in such jurisdictions or any other Restricted Jurisdiction.
The New Titan International Common Shares have not been, and will not be, registered under the applicable securities laws of any Restricted Jurisdiction. Accordingly, the New Titan International Common Shares and the Loan Notes may not be offered, sold, delivered or transferred, directly or indirectly, in or into any Restricted Jurisdiction to or for the account or benefit of any national, resident or citizen of any Restricted Jurisdiction.
The implications of the Offer for Overseas Shareholders may be affected by the laws of relevant jurisdictions. Such Overseas Shareholders should inform themselves about, and observe, any applicable legal requirements. It is the responsibility of each overseas person who is to receive New Titan International Common Shares pursuant to the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.
This document has been prepared for the purposes of complying with English law, and the Prospectus Rules, and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside of England and Wales. This statement does not mean that this document is deficient in any way.
Overseas Shareholders should consult their own legal and tax advisers with respect to the legal and tax consequences of the Offer or, if Titan International decides to implement the Offer by way of a scheme of arrangement pursuant to the provisions of sections 895-901 of the Companies Act 2006, that scheme, in their particular circumstances.
THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY. NONE OF THE SECURITIES REFERRED TO IN THIS DOCUMENT SHALL BE SOLD, ISSUED OR TRANSFERRED IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW.

PART 2
INFORMATION ON TITAN INTERNATIONAL
The following information should be read in conjunction with the information appearing elsewhere in this document, including the financial and other information in Part 6: Titan International Operating and Financial Review and Part 7: Titan International Financial Information. The financial information included in this Part 2: Information on Titan International has been extracted without material adjustment from Part 6: Titan International Operating and Financial Review or the financial information included in Part 7: Titan International Financial Information, or from the accounting records of the Titan International Group, which formed the underlying basis of the financial information included in Part 7: Titan International Financial Information.
Introduction
Titan International, which is based in Quincy, Illinois, traces its roots to the Electric Wheel Company which was founded in 1890. As a leading manufacturer in the off-highway industry, Titan International produces a broad range of specialty products to meet the specifications of original equipment manufacturers (“OEMs”) and aftermarket customers in the agricultural, earthmoving/construction and consumer markets. Titan International holds the unique position in North America of manufacturing both wheels and tires for its target markets. Titan International’s earthmoving/construction market includes wheels and tires supplied to the mining industry, while the consumer market includes products for all-terrain vehicles and recreational/utility trailers.
Titan International’s engineering and manufacturing resources are focused on designing quality products that address the needs of its end-users.
Titan International became a publicly traded company in May 1993 and now trades on the New York Stock Exchange under the symbol TWI. Titan International’s market capitalisation, as at close of business on 13 September 2012 (based on the Closing Price of US$20.03 per Titan International Share on 13 September 2012, being the last Business Day before the publication of this document) was $847.15 million.
Recently Titan International has increased its business significantly. For the year ended 31 December 2011 Titan International reported net sales of $1,487.0 million (2010: $881.6 million) with income before income taxes of $95.9 million (2010: loss $9.2 million). This growth has been achieved both organically through higher sales across its Agricultural, Earthmoving/Construction and Consumer divisions as well as through acquisitions including the acquisition of The Goodyear Tire & Rubber Company’s Latin American tire business based in San Paulo, Brazil and the acquisition of a 56 per cent. interest in Planet Corporation Group based in Perth, Australia, completed in August 2012.
Titan International’s Agricultural division generated sales for the year ended 31 December 2011 of $960.7 million (2010: $675.2 million) representing approximately 64 per cent. of Titan International’s net sales. Its Earthmoving/Construction sales in 2011 were $306.8 million (2010: $191.0 million) representing approximately 21 per cent. of Titan International’s net sales. The Consumer market sales in 2011 were $219.5 million (2010: $15.4 million) which represented approximately 15 per cent. of Titan International’s net sales. Basic earnings per share for the year ended 31 December were $1.40 (2010: loss $0.17) and diluted earnings per share of $1.18 (2010: loss $0.17). In 2011 dividend declared per common share of $0.02 (2010: $0.02).
As at 30 June 2012 Titan International had total assets of $1,094.0 million (2011: $1,071.7 million). Competitive strengths
Titan International’s strong market position in the off-highway wheel and tire market and its long-term core customer relationships contribute to Titan International’s competitive strengths. These strengths, along with Titan International’s dedication to the off-highway wheel and tire market, continue to drive Titan International forward.

Strong market position
Titan International’s ability to offer a broad range of specialized wheels, tires and assemblies has resulted in Titan International’s strong position in the North American off-highway market. Through a diverse dealer network, Titan International is able to reach an increasing number of customers in the aftermarket and build Titan International’s image and brand recognition. Titan International’s acquisition of the Goodyear Farm Tire brand in North America and Latin America contributes to overall visibility and customer confidence. Years of product design and engineering experience have enabled Titan International to improve existing products and develop new ones that have been well received in the marketplace. In addition, Titan International believes it has benefited from significant barriers to entry, such as the substantial investment necessary to replicate Titan International’s manufacturing equipment and numerous tools, dies and molds, many of which are used in custom processes.
Long-term core customer relationships
Titan International’s top customers, including global leaders in agricultural and construction equipment manufacturing, have been purchasing products from Titan International or its predecessors for numerous years. Customers including AGCO Corporation, CNH Global N.V., Deere & Company and Kubota Corporation have helped sustain Titan International’s leadership in wheel, tire and assembly innovation.
Business strategy
Titan International’s business strategy is to continue its growth into the giant off-the-road (“OTR”) market, increase its presence in the tire aftermarket, continue to improve operating efficiencies, maintain emphasis on new product development and explore additional strategic acquisitions.
Giant mining tire product
Titan International’s 2006 acquisition of the OTR tire assets of Continental Tire North America, Inc. in Bryan, Ohio, expanded Titan International’s product offering into larger earthmoving, construction and mining tires. Titan International subsequently expanded the Bryan facility production capacity to include giant mining tires. The mining tire market currently offers attractive opportunities and Titan International is expanding capacity to help meet the growing demand for these giant tires. The “Big Daddy” giant tire is approximately 13 feet tall and weighs in at approximately 12,500 pounds.
Increase aftermarket tire business
Titan International has concentrated on increasing its presence in the tire aftermarket, which historically has tended to be somewhat less cyclical than the OEM market. The aftermarket also offers the potential for higher profit margins and is larger in most cases.
Improve operating efficiencies
Titan International continually works to improve the operating efficiency of its assets and manufacturing facilities. Titan International integrates each facility’s strengths, which may include transferring equipment and business to the facilities that are best equipped to handle the work. This provides capacity to increase utilization and spread operating costs over a greater volume of products. Titan International is also continuing a comprehensive program to refurbish, modernize and enhance the computer technology of its manufacturing equipment.
Enhance design capacity and new product development
Equipment manufacturers constantly face changing industry dynamics. Titan International directs its business and marketing strategy to understand and address the needs of its customers and demonstrate the advantages of its products. In particular, Titan International often collaborates with customers in the design of new and enhanced products. Titan International recommends modified products to its customers based on its own market information. These value-added services enhance Titan International’s relationships with its customers. Titan International tests new designs and technologies and develops methods of manufacturing to improve product quality and performance. Titan International’s engineers have introduced designs for giant mining wheels and tires, which employ an innovative steel radial construction technology, new to the OTR tire industry, to enhance performance and durability.

Explore additional strategic acquisitions
Titan International’s expertise in the manufacture of off-highway wheels and tires has permitted it to take advantage of opportunities to acquire businesses that complement this product line, including companies engaged in the tire market and companies that have wheel and tire assembly capabilities. In the future, Titan International may make additional strategic acquisitions of businesses that have an off-highway focus. Titan International is currently exploring worldwide opportunities to expand manufacturing and distribution into new geographies.
Strategic markets and products Agricultural market
Titan International’s agricultural rims, wheels and tires are manufactured for use on various agricultural and forestry equipment, including tractors, combines, skidders, plows, planters and irrigation equipment, and are sold directly to OEMs and to the aftermarket through independent distributors, equipment dealers and Titan International’s own distribution centers. The wheels and rims range in diameter from 9 to 54 inches, with the 54-inch diameter being the largest agricultural wheel manufactured in North America. Basic configurations are combined with distinct variations (such as different centers and a wide range of material thickness) allowing Titan International to offer a broad line of products to meet customer specifications. Titan International’s agricultural tires range from approximately 1 foot to approximately 7 feet in outside diameter and from 5 to 44 inches in width. Titan International offers the added value of delivering a complete wheel and tire assembly to customers.
Earthmoving/construction market
Titan International manufactures rims, wheels and tires for various types of OTR earthmoving, mining, military and construction equipment, including skid steers, aerial lifts, cranes, graders and levelers, scrapers, self-propelled shovel loaders, articulated dump trucks, load transporters, haul trucks and backhoe loaders. The earthmoving/construction market is often referred to as OTR, an acronym for offthe-road. Titan International provides OEM and aftermarket customers with a broad range of earthmoving/construction wheels ranging in diameter from 20 to 63 inches and in weight from 125 pounds to 7,000 pounds. The 63-inch diameter wheel is the largest manufactured in North America for the earthmoving/construction market. Titan International’s earthmoving/construction tires range from approximately 3 feet to approximately 13 feet in outside diameter and in weight from 50 pounds to 12,500 pounds. Titan International offers the added value of wheel and tire assembly for certain applications in the earthmoving/construction market.
Consumer market
Titan International manufactures bias truck tires in Latin America, provides wheels and tires and assembles brakes, actuators and components for the domestic boat, recreational and utility trailer markets. Titan International also offers select products for all-terrain vehicles (ATVs), turf, and golf car applications. Likewise, Titan International produces a variety of tires for the consumer market.
Sales
Set out below are the net sales for the three years and six months ended 30 June 2012 by category of activity and net sales for the three years ended 31 December 2011 by geographic market.

	6 months ended 30 June		Year ended 31 December
($’000)	2012	2011	2011	2010	2009
Agricultural	584,798	467,265	960,693	675,178	563,528
Earthmoving/Construction	215,109	143,406	306,821	191,042	144,589
Consumer	122,414	74,605	219,484	15,371	19,482
Total	922,321	685,276	1,486,998	881,591	727,599
North America			1,138,118	851,914	702,753
South America			292,512	7,265	3,460
RoW			56,368	22,412	21,386
Total			1,486,998	881,591	727,599

Customers
Titan International’s 10 largest customers accounted for approximately 55 per cent. of net sales for the year ended 31 December 2011, compared to approximately 58 per cent. for the year ended 31 December 2010. Net sales to Deere & Company in Titan International’s agricultural, earthmoving/construction and consumer markets combined represented approximately 18 per cent. and 26 per cent. of Titan International’s consolidated revenues for the years ended 31 December 2011 and 2010, respectively. Net sales to CNH Global N.V. in Titan International’s three markets represented approximately 11 per cent. and 15 per cent. of Titan International’s consolidated revenues for the years ended 31 December 2011 and 2010, respectively. No other customer accounted for more than 10 per cent. of Titan International’s net sales in 2011 or 2010. Management believes Titan International is not totally dependent on any single customer; however, certain products are dependent on a few customers. While the loss of any substantial customer could impact Titan International’s business, Titan International believes that its diverse product mix and customer base may minimize a longer-term impact caused by any such loss.
Seasonality
Agricultural equipment sales are seasonal by nature. Farmers generally order equipment to be delivered before the growing season. Shipments to OEMs in the U.S. usually peak during Titan International’s first and second quarters for the spring planting period. Earthmoving/construction and consumer markets also historically tend to experience higher demand in the first and second quarters. These markets are affected by mining, building and economic conditions.
Current trends
Growing global population and the rise in middle classes has provided opportunities in the Agricultural sector as farmers seek to increase acreage, improve yields and productivity which has driven demand for bigger and more efficient farm machinery.
Whilst drought conditions have effected many parts of the United States this summer, over the last few years farmers in the United States have generally benefited from more favourable weather conditions which, combined with attractive agricultural commodity prices and improved yields, has driven demand for agricultural machinery.
During recent months, the high temperatures experienced in many parts of the United States has had a detrimental impact on production levels at certain of Titan International’s facilities.
In the United States and elsewhere there has been a continued growth in alternative energy exploration which has increased demand for mining machinery and equipment, both from OEMs and from the aftermarket as equipment wears out.
The well documented difficulties in the US housing market and the construction markets has resulted in reduced demand for construction demand.
Titan International has benefited from increased demand for its products and services during 2011 and the first six months of 2012, driven principally by the following:

●	Strength in manufacturing of wheel and giant tire products focused on the mining industry;

●	Investment in production facilities combined with innovation in new products; and

●	Acquisitions of companies or facilities offering complementary products and services, geographical reach and/or production capacity.
Competition
Titan International competes with several domestic and international companies, some of which are larger and have greater financial and marketing resources than Titan International. Titan International believes it is a primary source of steel wheels and rims to the majority of its North American customers. Major competitors in the off-highway wheel market include Carlisle Companies Incorporated, GKN Wheels, Ltd., Topy Industries, Ltd. and certain other foreign competitors. Significant competitors in the off-highway tire market include Bridgestone/Firestone, Carlisle Companies Incorporated, Michelin, Pirelli and certain other foreign competitors.
Titan International competes primarily on the basis of price, quality, customer service, design capability and delivery time. Titan International’s ability to compete with international competitors may be adversely affected by currency fluctuations. Titan International owns the molds and dies used to produce its wheels and tires. However, certain of Titan International’s OEM customers could, under individual circumstances, elect to manufacture Titan International’s products to meet their requirements or to otherwise compete with Titan International. There can be no assurance that Titan International will not be adversely affected by increased competition in the markets in which it operates, or that competitors will not develop products that are more effective, less expensive or otherwise render certain of Titan International’s products less competitive. From time to time, certain of Titan International’s competitors have reduced their prices in particular product categories, which has prompted Titan International to reduce prices as well. There can be no assurance that competitors of Titan International will not further reduce prices in the future or that any such reductions would not have a material adverse effect on Titan International.
Operations
Titan International’s operations include manufacturing wheels, manufacturing tires, and combining these wheels and tires into assemblies for use in the agricultural, earthmoving/construction and consumer markets. These operations entail many manufacturing processes in order to complete the finished products.
Wheel manufacturing process
Most agricultural wheels are produced using a rim and a center disc. A rim is produced by first cutting large steel sheets to required width and length specifications. These steel sections are rolled and welded to form a circular rim, which is flared and formed in the rollform operation. The majority of discs are manufactured using presses that both blank and form the center to specifications in multiple stage operations. Titan International e-coats wheels using a multi-step process prior to the final paint top coating. Large earthmoving/construction steel wheels are manufactured from hot and cold-rolled steel sections. Hot-rolled sections are generally used to increase cross section thickness in high stress areas of large diameter wheels. A special cold forming process for certain wheels is used to increase cross section thickness while reducing the number of wheel components. Rims are built from a series of hoops that are welded together to form a rim base. The complete rim base is made from either three or five separate parts that lock together after the rubber tire has been fitted to the wheel and inflated.
For most consumer market wheels, Titan International manufactures rims and center discs from steel sheets. Rims are rolled and welded, and discs are stamped and formed from the sheets. The manufacturing process then entails welding the rims to the centers and painting the assembled product.
Tire manufacturing process
The first stage in tire production is the mixing of rubber, carbon black and chemicals to form various rubber compounds. These rubber compounds are then extruded and processed with textile or steel materials to make specific components. These components – beads (wire bundles that anchor the tire with the wheel), plies (layers of fabric that give the tire strength), belts (fabric or steel fabric wrapped under the tread in some tires), tread and sidewall – are then assembled into an uncured tire carcass. The uncured carcass is placed into a press that molds and vulcanizes the carcass under set time, temperature and pressure into a finished tire.
Wheel and tire assemblies
Titan International’s position as a manufacturer of both wheels and tires allows Titan International to mount and deliver one of the largest selections of off-highway assemblies in North America. Titan International offers this value-added service of one-stop shopping for wheel and tire assemblies for the agricultural, earthmoving/construction and consumer markets. Customer orders are entered into Titan International’s system either through electronic data interchange or manually. The appropriate wheel-tire assembly delivery schedule is established based on each customer’s requirements and products are received by the customer on a just-in-time basis.

Raw materials
Steel and rubber are the primary raw materials used by Titan International in all segments. To ensure a consistent steel supply, Titan International purchases raw steel from key steel mills and maintains relationships with steel processors for steel preparation. Titan International is not dependent on any single producer for its steel supply. Rubber and other raw materials for tire manufacture represent some of Titan International’s largest commodity expenses. Titan International buys rubber in markets where there are usually several sources of supply. In addition to the development of key domestic suppliers, Titan International’s strategic procurement plan includes international steel and rubber suppliers to assure competitive price and quality in the global marketplace. As is customary in the industry, Titan International does not have long-term contracts for the purchase of steel or rubber and, therefore, purchases are subject to price fluctuations.
Patents, trademarks and royalties
Titan International owns various patents and trademarks and continues to apply for patent protection for new products. While patents are considered significant to the operations of the business, at this time Titan International does not consider any one of them to be of such importance that the patent’s expiration or invalidity could materially affect Titan International’s business. However, due to the difficult nature of predicting the interpretation of patent laws, Titan International cannot anticipate or predict the material adverse effect on its operations, cash flows or financial condition as a result of associated liabilities created under such patent interpretations.
Titan International has a trademark license agreement with The Goodyear Tire & Rubber Company to manufacture and sell certain off-highway tires in North America and Latin America under the Goodyear name. The North American and Latin American royalties were prepaid for seven years as a part of the Goodyear Latin American farm tire acquisition.
Marketing and distribution
Titan International employs an internal sales force and utilizes several manufacturing representative firms for sales in North America and Latin America. Sales representatives are primarily organized within geographic regions. Titan International distributes wheels and tires directly to OEMs. The distribution of aftermarket tires occurs primarily through a network of independent and OEM-affiliated dealers. Titan International distributes wheel and tire assemblies directly to OEMs and aftermarket customers through its distribution network consisting of facilities in the United States and Latin America.
Research, development and engineering
Titan International’s research, development and engineering staff tests original designs and technologies and develops new manufacturing methods to improve product performance. These services enhance Titan International’s relationships with its customers. Titan International’s engineers have introduced designs for giant OTR tires. These giant tires employ an innovative steel radial construction technology, new to the OTR tire industry, to enhance performance and durability. Research and development (R&D) expenses are expensed as incurred.
International operations
In April 2011, Titan International completed the acquisition of The Goodyear Tire & Rubber Company’s Latin American farm tire business (“Goodyear Latin America business”). This provided Titan International with a manufacturing facility in Sao Paulo, Brazil. The Goodyear Latin American business represented approximately 19 per cent. of Titan International’s 2011 sales.
In August 2012, Titan International completed the acquisition of a 56 per cent. interest in Planet Corporation Group based in Perth, Australia for a consideration of US$22.9 million. Planet is an OTR tire and wheel specialist. This transaction demonstrates Titan International’s initiative to grow the OTR tire and wheel business around the globe.

Titan International also maintains an investment in Titan Europe, which is recorded as an available-for-sale security and reported at fair value, with unrealised gains and losses excluded from earnings and reported as a separate component of comprehensive income in stockholders’ equity. Titan International’s stock ownership interest in Titan Europe was approximately 21.8 per cent. at 31 December 2011. The fair value of Titan International’s investment in Titan Europe was approximately $[31.0] million at 31 December 2011. Titan Europe is publicly traded on AIM.
The Company has announced its intention to acquire Goodyear’s European farm tire business based in France. Discussions are ongoing.
Employees
At 31 December 2011, Titan International employed approximately 3,600 people in the United States and Latin America. Of these, approximately 2,900 were employed in its US facilities and approximately 700 were employed in its Brazilian facility. Approximately 34 per cent. of Titan International’s employees were covered by a collective bargaining agreement. This 34 per cent. is comprised of employees at the Des Moines, Iowa facility, with a union agreement that expires in November 2012, and the Brazil facility, with a collective bargaining agreement that expires, in relation to economic matters such as salary and profit sharing, on 31 May 2013, and in respect of social matters, on 31 May 2014. The labour agreements for Titan International’s Bryan, Ohio and Freeport, Illinois, facilities expired in November 2010 which account for approximately 26 per cent. of Titan International’s employees. As of 31 December 2011, the employees of these facilities were working without a contract under the terms of Titan International’s latest offer. Titan International does not employ a significant number of temporary employees.
Environmental laws and regulations
In the ordinary course of business, like other industrial companies, Titan International is subject to extensive and evolving federal, state and local environmental laws and regulations, and has made provisions for the estimated financial impact of environmental cleanup. Titan International’s policy is to accrue environmental cleanup-related costs of a non-capital nature when those costs are believed to be probable and can be reasonably estimated. Expenditures that extend the life of the related property, or mitigate or prevent future environmental contamination, are capitalized. Titan International does not currently anticipate any material capital expenditures for environmental control facilities. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advances in environmental technologies, the quality of information available related to specific sites, the assessment stage of the site investigation, preliminary findings and the length of time involved in remediation or settlement. Due to the difficult nature of predicting future environmental costs, Titan International cannot anticipate or predict the material adverse effect on its operations, cash flows or financial condition as a result of efforts to comply with, or its liabilities under, environmental laws.

PART 3
INFORMATION ON TITAN EUROPE
This Part 3 contains information on the Titan Europe Group. Financial information about the Titan Europe Group for the six months ended 30 June 2012 is set out in Part A of Part of this document and for the year ended 31 December 2011 is set out in Part B of Part 8 of this document.
Introduction
Titan Europe was incorporated in England on 31 January 1995 under the Companies Act 1985 by Titan International. It was incorporated under the name Titan Wheel Europe Limited with registered number 03018340 as a private company limited by shares. On 8 August 1995 it changed its name to Titan Europe Limited and on 17 March 2004 it was re-registered as a public limited company under the name Titan Europe plc under the Companies Act 1985. Its registered address is at Bridge Road, Cookley, Kidderminster, Worcestershire DY10 3SD, United Kingdom and its telephone number is +44 (0) 1562 850 561.
In its most recent financial year ended 31 December 2011, Titan Europe achieved revenue of £492.5 million (2010: £355.2 million), profit before tax of £21.6 million (2010: £3.4 million), basic earnings per share of 20.56 pence (2010: 3.16 pence) and diluted earnings per share of 19.89 pence (2010: 3.14 pence).
In its recent unaudited interim results for the six month period ended 30 June 2012, Titan Europe achieved revenue of £252.6 million (2011: £253.2 million), profit before tax of £8.6 million (2011: £15.8 million), basic earnings per share of 5.71 pence (2011: 13.73 pence) and diluted earnings per share of 5.50 pence (2011: 13.30 pence).
As at 30 June 2012 Titan Europe had total assets of £479.4 million (2011: £516.5 million). The figures above in relation to Titan Europe have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union which may not be consistent with the accounting standards used by Titan International.
Key events since incorporation
1995 – Titan International established Titan Europe. Since then Titan Europe has expanded through a number of organic acquisitions in the agricultural, construction and mining sectors.
1995 – Titan Europe acquired two companies, Titan Steel Wheels Limited in the UK and Titan Germany GmbH in Germany.
1996 – Titan Europe acquired Titan France SAS, transferring the company to Titan Italia SpA in 2001. 1998 – Titan International transferred Titan Italia SpA to Titan Europe.
1999 – Titan Europe acquired a 35.9 per cent. investment in Wheels India Limited and is represented on its board.
2000 – Titan Europe provided support to Titan Wheels Australia Pty Limited before acquiring it in 2003.
2004 – In April Titan Europe was demerged from Titan International and established as a separate entity on the London Stock Exchange’s AIM market, raising approximately £33 million. Titan International’s shareholding in Titan Europe was 29.3 per cent. immediately following admission.
2004 – In September Titan Europe acquired Titan Andys Australia Pty Limited.
2005 – In September Titan Italia SpA, a wholly owned subsidiary of Titan Europe, signed a joint venture agreement with Jantsa Jant Sanayi ve Ticaret A.S., one of Turkey’s largest off-road wheel manufacturers.

2005 – In November Titan Europe acquired Wheel and Rims Engineering Pty Limited, which is based in Brisbane, Australia.
2005 – In December Titan Europe acquired Italtractor ITM SpA and raised a further £70 million of equity, diluting the share of Titan International to approximately 15.4 per cent. This constituted a reverse takeover under the AIM Rules and Titan Europe’s shares were readmitted to AIM.
2007 – In March Titan Europe acquired Aros del Pacifico S.A. in Chile and its subsidiary company, Aros del Pacifico S.A.C., in Peru.
2009 – Italtractor ITM SpA set up a new subsidiary in China, Titan ITM (Tianjin) Co, to manufacture undercarriage components.
2011 – Italtractor ITM SpA set up a new subsidiary in Japan, Titan ITM Japan Ltd, and Titan Wheels Australia Pty Ltd set up a new subsidiary in South Africa, Titan Wheels South Africa (Pty) Limited.
2011 – In April 2011 Titan Italia SpA acquired the remaining 50 per cent. of Jantsa Jant Sanayi ve Ticaret A.S. that it did not already own.
Business Overview
Titan Europe is an international manufacturer of tracked undercarriages and wheels with world-wide operations developed from a European base. Undercarriage products include fully assembled tracks ready for final assembly by Original Equipment Manufacturers (“OEMs”), and all of the components to create such an assembly. These include track chains, shoes, rollers, sprockets and idler wheels. Wheel products include agricultural wheels, large earthmover/mining and large construction wheels, mobile crane and dockside handling wheels. Additionally, the “wheel” division produces wet-ramp brakes for agricultural vehicles and provides logistic services for tyre and wheel assembly and Just in Time (“JIT”) delivery to certain major agricultural OEMs. A further Titan Europe’s trading business distributes Titan International tyres into Europe.
The Titan Europe Group’s markets include OEMs for the agricultural, construction, industrial and mining industries, specialised bespoke applications and their associated aftermarkets.
Wheels
Titan Europe supplies OEMs with wheels for construction, dockside handling, agricultural and mining machines. It manufactures principally in Europe but its business extends worldwide, particularly considering how strongly the company’s mining business has been developing in Australia. It holds patents on large mining wheels which have been developed in the Australian market but are now being marketed worldwide.
Titan Europe also owns a 35.9 per cent. share in Wheels India Limited.
With a total of approximately 1,220 employees and 17 wheels facilities around the world covering manufacturing, service, assembly and distribution, the division also manufactures wet brake systems for the agricultural industry and distributes Titan International, General off-the-road (formerly Continental) and Carlisle branded tyres and wheel and tyre assemblies. The provision of a logistical service to key agricultural and construction OEMs for tyre and wheel assembly and JIT delivery is in addition to this.
Titan Europe’s wheel division customers include major OEMs in the construction, mining and agricultural sectors, such as AGCO, Caterpillar, CNH, John Deere, SAME and Volvo Construction.
Undercarriage
Titan Europe’s supplies a full range of undercarriage components and complete undercarriage systems. These integrated systems are fully engineered and include proprietary third party components such as gearboxes. This full service approach supports the growth and development of new business with the global OEM manufacturers in construction, agricultural and mining industries.

Titan Europe’s undercarriage division employs approximately 1,450 employees throughout its eight manufacturing plants and two assembly plants. The ITM and Itrac brand names are produced in Europe, South America and Asia and distributed across Europe, North and South America, Africa and Asia Pacific. The Pyrsa and Shark brand names are produced in Europe and distributed across the same regions as ITM and Itrac brands.
Undercarriage products are supplied to many of the world’s major OEMs in the field of crawler machines, such as Atlas Copco, Bucyrus, CNH, Dynapac, JCB, John Deere, Hitachi, Kobelco, Komatsu, Liebherr, Sandvik, Sany, Sennebogen, Terex, Thyssen Group, Volvo and Wirtgen Group.
Principal investments
In April 2011, Titan Italia SpA acquired the remaining 50 per cent. of Jantsa Jant Sanayi ve Ticaret A.S. that it did not already own. Titan Jantsa Jant Sanayi Ticaret ve Sanayi, a wholly-owned subsidiary of Titan Italia SpA operates in the agricultural market producing wheels for the local Turkish market and for Titan Italia SpA.
Over the course of 2011, the Titan Europe Group undertook significant manufacturing expansion projects in the undercarriages division in China, Brazil and Spain.
On 23 March 2012 Titan Europe announced an investment in a new purpose built facility in Turkey at Aydin Ortaklar OSB, a newly established industrial zone where, on 20 March 2012, the Company purchased 60,000m2 of land for £0.8 million. Titan Europe has plans to create a new manufacturing facility, but currently no firm commitment has been made.
Principal markets and breakdown of total revenues by category of activity and geographic market
Titan Europe’s key markets are construction, agriculture and mining to both OEMs and their aftermarket customers globally, as shown below:
Year ended
Destination    31 December 2011
%
UK    4.4
Europe    49.1
North America    12.0
South America    8.7
Asia    18.5
Africa    1.0
Oceania    6.3
Total revenue    100.0
Year ended
Market    31 December 2011
%
Agricultural    23.6
Construction    48.6
Mining    24.5
Other    3.3
Total revenue    100.0
Year ended
Channel    31 December 2011
%
OEM    77.2
Aftermarket    22.8
Total revenue    100.0

Titan Europe principal subsidiaries
Titan Europe is the parent company in the Titan Europe Group and its principal subsidiaries at the date of this document are:
Company’s equity
Registered    shareholding at
Company    country    30 June 2012
Titan Steel Wheels Limited    England    100%
Titan Distribution (UK) Limited    England    100%
Titan ITM Holding SpA    Italy    100%
Titan Italia SpA    Italy    See below +
Italtractor ITM SpA    Italy    See below +
Italtractor Operations SpA    Italy    See below +
Titan Intertractor GmbH    Germany    See below +
Piezas Rodajes SA    Spain    See below +
Italtractor ITM Track Ltd    China    See below +
Titan ITM (Tianjin) Co    China    See below +
Titan ITM Japan Ltd    Japan    See below +
Italtractor Landroni Ltda    Brazil    See below +
Intertractor America Corp    USA    See below +
Titan France SAS    France    See below +
Titan Wheels Australia Pty Ltd    Australia    100%
Titan Wheels Indonesia PT    Indonesia    See below #
Titan Wheels South Africa (Pty) Limited    South Africa    See below #
Aros Del Pacifico S.A.    Chile    100%
Aros Del Pacifico S.A.C.    Peru    100%
Titan Jantsa Jant Sanayi Ticaret ve Sanayi    Turkey    See below +
+ 100% held via the Company’s holding in Titan ITM Holding SpA # 100% held via the Company’s holding in Titan Wheels Australia
Legal or arbitration proceedings
There have been no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Titan International is aware) during the 12 months preceding the date of this document which may have, or have had in the recent past, significant effects on the financial position or profitability of the Titan Europe Group.
Current trading and prospects
During the first half of 2012, the Titan Europe Group’s order book generally remained firm. However, since the half-year period end, the Titan Europe Group began to see clear signs of a decline or postponement in customer order schedules for the second half of the year.
This view is consistent with the overall commentary being made by a number of Titan Europe’s major customers across both areas of the Titan Europe business and consistent with more uncertainty in end markets and the general macro-economic factors being faced across businesses and territories.
This being said, the pattern is by no means uniform; as a business Titan Europe continues to expect some growth in Brazil and North America, with the mining sector remaining reasonably firm.
Although Titan Europe does not anticipate a collapse in markets similar to that experienced in 2008/2009 and no matter how effective the Titan Europe Group’s strategy, Titan Europe will not be isolated from the general economic malaise now apparent in Europe and the wider world.
Material contracts
The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by a member of the Titan Europe Group within the two years immediately preceding the date of this document and are, or may be, material or have been entered into at any time by any member of the Titan Europe Group and contain provisions under which any member of the Titan Europe Group has an obligation or entitlement which is, or may be, material to the Titan Europe Group at the date of this document:
Intesa Sanpaolo and Unicredit finance facilities
Banking facilities are provided by Intesa Sanpaolo S.p.A. (“Intesa”) and Unicredit Corporate Banking S.p.A. (“Unicredit”) (together being, the “Banks”) to Italtractor I.T.M. S.p.A. (“ITM”) and Italtractor Operations S.p.A. (“ITO”) under two broadly identical facility agreements dated 2 February 2006, as amended and restated on 19 May 2009 and 2 September 2011, with amendments on 28 May 2010, 18 October 2010 and 2 August 2012 (together being, the “facility agreements”). Under the terms of these facilities, Intesa and Unicredit provide term loan facilities to ITO and ITM. As at 31 July 2012, the amounts outstanding under the term loans payable by ITM and ITO were as follows:

●	from ITM: term loan A of €54 million and term loan B of €12 million; and

●	from ITO: term loan A of €18.75 million and term loan B of €6 million.
Each term loan A is repayable by quarterly instalments on the last day of July, October, January and April in each year, with the final instalment payable on 31 October 2015. Each term loan B payable is repayable in a single instalment on 31 October 2015, but this is subject to a 12 month extension option.
Interest is payable on the loans at 3.5 per cent. above 3 month LIBOR plus the mandatory costs (as defined in the facility agreements). At any time, if an event of default is continuing or the financial covenants are not satisfied, the margin for each loan increases to 4 per cent.
The loans are secured by guarantees given by ITM, ITO and Titan Europe and are secured by pledges over shares held by Titan Europe and certain of its subsidiaries over shares in companies forming the Titan Europe Group’s undercarriage division.
The amendment agreements dated 2 August 2012 make certain changes to the facility agreements in order to adapt them for the circumstances following the completion of the Offer. The primary change was to amend clauses that would otherwise make the relevant facilities repayable on demand immediately following a change in control of Titan Europe. The following fees are payable to Intesa in connection with these amendment agreements:

●	from ITM: €51,000 paid on 2 August 2012 and €676,000 to be paid when Titan International acquires over 50 per cent. of Titan Europe’s issued share capital; and

●	from ITO: €19,000 paid on 2 August 2012 and €254,000 to be paid when Titan International acquires over 50 per cent. of Titan Europe’s issued share capital.
If Titan International does not acquire over 50 per cent. of Titan Europe’s issued share capital within 150 days from the date of these amendment agreements, the amendments become void, the second element of the respective payments does not become payable and the margin payable for the non-default Interest rate reverts from 3.5 per cent. to 3.25 per cent.
The facility agreements contain six-monthly financial covenants, repeating representations, covenants and restrictions which are not unusual for a facility of this nature. The banks may demand immediate repayment of the loan upon the occurrence of events of default which are typical for a loan facility of this size and nature. The events of default include any person acquiring control of Titan Europe or Titan Europe’s shares ceasing to be traded on AIM. The Banks have agreed to waive these events of default insofar as they may otherwise occur as a result of Titan International acquiring control of Titan Europe pursuant to the Offer.
Accordo Quadro agreement
Pursuant to an agreement executed under Italian law dated 21 December 2005 certain liabilities previously owed by NewCo S.p.A. and ITM to a syndicate of banks which were previously lenders to NewCo S.p.A. and ITM (the “AQ Banks”) were settled (the “Accordo Quadro Agreement”). Under the terms of the Accordo Quadro Agreement:

●
NewCo S.p.A., ITM and/or Titan Europe are required to pay €2,919,912 on 21 December 2012, representing interest accrued as at 21 December 2005 (save as stated below, this sum does not attract interest); and

●
Titan Europe is required to pay deferred consideration in the sum of €24,597,114 on 21 December 2013, together with annual compound interest of 2 per cent. per annum or the equivalent simple interest rate of 2.146 per cent. per annum for the period from the date of the Accordo Quadro Agreement to the date of payment.

If any monies are not paid when due, a default interest of 3 per cent. above EURIBOR is payable from the due date to the actual date of payment.
Each of the AQ Banks may convert its entitlement to payment under the Accordo Quadro Agreement, in whole or part, into Titan Europe Shares at any time prior to the date of payment, at a subscription price of £4.00 per Titan Europe Share.
Until such repayment or conversion of the deferred consideration into Titan Europe Shares, or in the event the AQ Banks hold 1 per cent. or more of the Titan Europe Shares, the AQ Banks may nominate one independent person to serve as a non-executive director on the Board of Titan Europe.
The AQ Banks may terminate the Accordo Quadro Agreement and demand immediate repayment if any payment of interest due on 21 December 2012 is not made on the due date for payment or if there is a breach of representations given by Titan Europe.
Buyout of Jantsa joint venture
Titan Italia S.p.A. (a wholly owned subsidiary of Titan Europe) was party to a joint venture agreement with Jantsa Jant Sanayi ve Ticaret A.S¸. (“Jantsa”), a Turkish registered company which produces wheels for the agricultural sector, dated 12 September 2005 in respect of Titan Jantsa Jant Sanayi ve Ticaret ve Sanayi A.S¸. (the “JVCo”) which manufactures, markets and distributes agricultural wheels.
Pursuant to a share purchase agreement dated 18 April 2011 (the “SPA”), Titan Italia S.p.A. has acquired the 50 per cent. of Jantsa’s share capital from S¸ efik Çerçio ˘glu, Erkan Çerçio ˘glu and Ercan Çerçio˘glu (the “Sellers”) for a total consideration of €8,500,000. According to the terms of the SPA, the Sellers and their affiliates are prohibited from competing with Jantsa, save in relation to certain customers named in the SPA, for a period of five years from the date of the SPA. Further, the Sellers are not entitled to hire any person who was employed by Jantsa at any point during the period of two years preceding the date of the SPA, unless they have been dismissed without justified cause or Titan Italia S.p.A. has given its prior written consent. Pursuant to the terms of the SPA, the joint venture agreement dated 12 September 2005 was terminated.

PART 4
TITAN INTERNATIONAL DIRECTORS, SENIOR MANAGERS, EMPLOYEES
AND CORPORATE GOVERNANCE

Board of Directors Directors
			Date appointed to
			Titan International	Date of expiry of
Name	Age	Position	Board	current office
Maurice Manning Taylor Jr.	67	Chairman of the	1990	Annual Meeting 2013
		Board and CEO
Erwin Henryk Billig	85	Vice Chairman of the Board	1992	Annual Meeting 2015
John Michael Anthony Akers	68	Director	2007	Annual Meeting 2013
Richard Marshall Cashin Jr.	58	Director	1994	Annual Meeting 2014
Albert Joseph Febbo	72	Director	1993	Annual Meeting 2014
Michael I Quain	60	Director	1999	Annual Meeting 2014
Anthony Louis Soave	72	Director	1994	Annual Meeting 2015
Directors’ profiles
The names, business experience and principal business activities outside the Titan International Group of the current Titan International Board are set out below.
Maurice M. Taylor Jr., Chairman of the Board and CEO
Mr Taylor has transformed Titan International from a small wheel manufacturing business to a global producer of off-highway wheel and tire systems. Titan International has successfully acquired and recreated previously failed businesses in the off-highway wheel and tire markets. In 1993, Mr Taylor led the company through its initial public offering on the NASDAQ. After enjoying successful trading on NASDAQ, Titan International moved to the NYSE. Mr Taylor has been in the wheel manufacturing business for over 30 years, and has worked with Titan International in various sales, engineering and management positions. Mr Taylor served as president and CEO of Titan International from 1990 to 2005 when he became Chairman and CEO.
Mr. Taylor’s work experiences provide in-depth knowledge and experience in sales, manufacturing, engineering and innovation that enhances the Board of Director’s overall qualifications. Mr Taylor’s extensive background with the Company has given him a breadth of insight into Titan International’s markets and the requirements of end users. With Mr Taylor’s knowledge and a management style that constantly re-evaluates short-term goals, Titan International is able to adapt quickly to changing conditions.
In 1996, Mr Taylor ran as a Republican candidate for President of the United States, campaigning to bring sound fiscal management and business know-how to Washington.
Erwin H. Billig, Vice Chairman of the Board
Mr Billig is a director and chairman of MSX International. From 1992 to 1999 he served as vice chairman of Masco Tech, Inc., and from 1986 to 1992 Mr Billig was president and chief operating officer of Masco Tech, Inc. Mr Billig is Vice Chairman of the board of Titan International. Mr Billig is also a non-executive director of Titan Europe. Mr. Billig serves on the following Titan International committees: Audit, Compensation and Nominating/Corporate Governance. Mr. Billig’s work experiences provide in-depth knowledge and experience in sales, marketing, international operations and regulatory affairs that enhances the Board of Director’s overall qualifications. Mr Billig’s vast leadership skills and understanding of Titan International’s core business and its relationship with international businesses contributes to the overall success and direction of Titan International.
J. Michael A. Akers
Mr Akers is chief executive officer of Titan Europe. He began organizing Titan’s European operations in 1990 and became a member of Titan Europe’s management team in 1995. He then served as vice president and later led the IPO of Titan Europe on AIM in 2004. He is a member of the Advisory Board of Warwick Business School.
Mr Akers’ work experiences provide detailed knowledge and experience in international operations, engineering and design that enhances the Board of Director’s overall qualifications. Mr Akers’ international manufacturing knowledge will have a contributory role in future global expansion of Titan International.
Richard M. Cashin Jr.
Mr Cashin is managing partner of One Equity Partners LLC (“OEP”). Prior to founding OEP in 2001, he was president of Citicorp Venture Capital, Ltd. Mr Cashin is a member of the JPMorgan Chase Executive Committee and is a trustee for the Boys Club of New York, American University in Cairo, Central Park Conservancy, Jazz at Lincoln Center, Brooklyn Museum, the National Rowing Foundation (Chairman), TOUCH Foundation and is co-chairman of the New York City Investment Fund.
Mr Cashin serves on following committees: Compensation Committee (Chairman) and Nominating/Corporate Governance. Mr Cashin possesses particular knowledge and experience in finance, strategic planning, acquisitions and leadership of organizations that enhances the Board of Director’s overall qualifications. Mr Cashin’s experience with large mergers and acquisitions especially contributes to Titan International’s overall long-range plan.
Albert J. Febbo
Mr Febbo retired from GE after 30 years – 18 years with the plastics business in sales and marketing leadership roles in the U.S. and Europe and 12 years as a corporate officer leading the automotive and corporate marketing teams. He launched and is a partner in BOOMVOTE.COM, a social networking internet business.
Mr Febbo serves on the following committees: Audit (Chairman), Compensation and Nominating/Corporate Governance. Mr Febbo possesses particular knowledge and experience in sales, distribution, marketing and leadership in global organizations that enhances the Board of Director’s overall qualifications. Mr Febbo’s tenure at such a large and complex organization as General Electric affords him valuable perspective as Titan International expands and changes. Mr Febbo’s marketing experience in the plastics and automotive industries is a major contribution to Titan International’s long-range planning.
Mitchell I. Quain
Mr Quain is a managing director of ACI Capital Corp, a private equity firm, and chairman of Magnetek Inc. Previously, Mr Quain spent four years with ABN AMRO Incorporated, most recently as Vice Chairman, and 22 years at Schroder & Co., Inc. Mr Quain is also a director of Hardinge, Inc., as well as a number of private companies.
Mr Quain meets the qualifications of a “financial expert” as defined by the SEC and has accounting or related management expertise as required by the NYSE listing standards. Mr Quain serves on the following committees: Nominating/Corporate Governance (Chairman), Audit and Compensation. Mr Quain possesses particular knowledge and experience in accounting, finance, capital structure and acquisitions that enhances the Board of Director’s overall qualifications. Mr Quain’s banking background, combined with his academic knowledge, allows him to help guide Titan International in significant financial and accounting matters.
Anthony L. Soave
Mr Soave is president, chief executive officer and founder of Soave Enterprises L.L.C., a Detroit-based company with ownership in a diverse portfolio of companies consisting of automobile dealerships, real estate, metals recycling and other diversified holdings. From 1974 to 1998, he served as President and Chief Executive Officer of Detroit-based City Management Corporation, which he founded.

Mr Soave serves on the following committees: Audit, Compensation and Nominating/Corporate Governance. Mr Soave possesses particular knowledge and experience in sales, distribution and leadership in diversified businesses that enhances the Board of Director’s overall qualifications. Mr Soave’s experiences in building businesses from the ground up contribute to the dynamic of Titan International’s entrepreneurial spirit. Mr. Soave’s operational and distribution background further assist with Titan International’s direction.
Chief Executive Officer and Senior Managers’ Profiles
Name    Age Position
Maurice M Taylor Jr.    67    Chairman of the Board and CEO
Paul G Reitz    40    Chief Financial Officer
Kent W Hackamack    53    Executive Vice President of Corporate Development
Cheri T Holley    64    Vice President, Secretary and General Counsel
The business address of the Titan International Directors and Senior Managers is 2701 Spruce Street, Quincy, Illinois, 62301 United States.
Compensation
For the year ended 31 December 2011, the aggregate total remuneration paid (including contingent or deferred compensation) and benefits in kind granted (under any description whatsoever) including, without limitation, any pension entitlements to each of the Titan International Directors and Senior Managers by members of the Titan International Group was $5,875,183; a break-down of which is provided below.
See page 154 (Note 23) of Part 7 of this document for further details of the Company’s Employee Benefits Plans.
Chief Executive Officer and Senior Managers
The following table sets forth historic information regarding compensation paid to the Chief Executive Officer and the Senior Managers in the year ended 31 December 2011:

				Annual Incentive
Name and		Stock	Option	Plan	All Other
Principal Position	Salary	Awards	Awards Compensation Compensation			Total
Maurice M Taylor Jr.	$800,000	Nil	Nil	$2,000,000	$49,829	$2,849,829
Paul G Reitz	$250,000	Nil	$260,319	$200,000	$12,227	$722,546
Kent W Hackamack	$290,000	Nil	$97,620	$100,000	$16,731	$504,351
Cheri T Holley	$290,000	Nil	$130,159	$100,000	$20,406	$540,565
Non-Executive Directors
The following table sets forth information regarding compensation paid to the Titan International

Non-Executive Directors in the year ended 31 December 2011:
	Fees earned or Paid	Stock
Name	in Cash	Awards	Total
Erwin H Billig(a)	$156,000	–	$156,000
J. Michael A Akers	$1,500	$165,263	$166,763
Richard M Cashin Jr.	$11,500	$165,263	$176,763
Albert J Febbo	$70,500	–	$70,500
Michael I Quain	$21,000	$165,263	$186,263
Anthony L Soave	$6,000	$165,263	$171,263

(a)    The Company pays Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include operational matters, as well as corporate development initiatives.

As of 31 December 2011, the aggregate number of unvested stock awards outstanding held by our Non-Executive Directors was as follows:
Number of
Name    unvested stock awards    Vesting period
Erwin H Billig    Nil    N/A
J. Michael A Akers    10,000    12.05.11-12.05.21
Richard M Cashin Jr.    37,500    12,500 at $11.56
19.05.05-19.05.15 10,000 at $27.915 12.05.11-12.05.21 15,000 at $23.385 17.05.12-17.05.22
Albert J Febbo    12,500    19.05.05-19.05.15
Michael I Quain    37,500    12,500 at $11.56
19.05.05-19.05.15 10,000 at $27.915 12.05.11-12.05.21 15,000 at $23.385 17.05.12-17.05.22

Anthony L Soave	37,500 12,500 at $11.56

19.05.05-19.05.15 10,000 at $27.915 12.05.11-12.05.21 15,000 at $23.385 17.05.12-17.05.22
Corporate Governance
The Titan International Board and its committees meet regularly throughout the year, and may also hold special meetings and act by written consent from time to time. The Titan International Board held a total of five meetings during the year ended 31 December 2011. During this time the Titan International Directors attended 75 per cent. of the aggregate number of meetings held by the Titan International Board and all committees of the Titan International Board on which such Titan International Director served during the period which such Titan International Director was a member of the Titan International Board with the exception of Mr Cashin, who attended six of the ten applicable meetings. Titan International does not require its directors to attend its annual meeting of stockholders. However, the directors attempt to attend this meeting.
Titan International is subject to corporate governance requirements of the NYSE and the SEC and has established the policies, practices and committees described below in accordance with these requirements. Titan International complies with applicable US and NYSE corporate governance requirements.
The Titan International Board has a standing Audit Committee, Nominating/Corporate Governance Committee, and Compensation Committee.
Independence
The Titan International Board has determined that five of Titan International’s seven directors were independent under the rules of the NYSE during 2011. The independent directors are Mr Billig, Mr Cashin, Mr Febbo, Mr Quain and Mr Soave. The two directors who are not independent are Mr Akers, the Chief Executive director of Titan Europe, and Mr Taylor, the Chief Executive Officer of Titan International and Chairman of the Titan International Board. Each of the directors serving on the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are independent under the standards of the NYSE.

Audit Committee
The Titan International Board has established a separately designated standing audit committee. The Audit Committee, among its other duties and responsibilities, retains the independent registered public accounting firm to perform audit and non-audit services, reviews the scope and results of such services, consults with the internal audit staff, reviews with management and the independent registered public accounting firm any recommendations of the auditors regarding changes and improvements in Titan International’s accounting procedures and controls and management’s response thereto, and reports to the Board. The Audit Committee meets with the independent registered public accounting firm with and without management present. The members of Titan International’s Audit Committee are Mr Billig, Mr Febbo, Mr Quain and Mr Soave. Mr Febbo is Chairman. The Titan International Board has determined that Mr Quain qualifies as an “audit committee financial expert”, as that term is defined under the SEC rules and has accounting on related management expertise as required by the NYSE listing standards.
Nominating/Corporate Governance Committee
Titan International’s Nominating/Corporate Governance Committee met twice during the year ended 31 December 2011. The Nominating/Corporate Governance Committee provides guidance and assistance to the Titan International Board in discharging the duties and responsibilities related to corporate governance principles and practices of the Titan International Board and Titan International. The Nominating/Corporate Governance Committee is responsible for identifying, screening and nominating candidates to serve as directors of Titan International. The members of Titan International’s Nominating/Corporate Governance Committee are Mr Billig, Mr Cashin, Mr Febbo, Mr Quain and Mr Soave. Mr Quain is Chairman.
Compensation Committee
Titan International’s Compensation Committee met three times during the year ended 31 December 2011. The Compensation Committee provides oversight of all executive compensation and benefit programs. The Compensation Committee reviews and approves corporate goals and makes recommendations accordingly to the Titan International Board regarding the salaries and all other forms of compensation of Titan International’s executive officers. The members of Titan International’s Compensation Committee are Mr Billig, Mr Cashin, Mr Febbo, Mr Quain and Mr Soave, all of whom are non-employee directors. Mr Cashin is Chairman.

PART 5
TITAN INTERNATIONAL SELECTED FINANCIAL INFORMATION
The following is a summary of the Titan International financial information for the periods indicated. The data has been extracted without material adjustment from Titan International’s consolidated audited financial statements and consolidated interim financial statements as set out in Part 7: Titan International Financial Information. The summary should be read in conjunction with that information and with Part 6: Titan International Operating and Financial Review. Titan Europe Shareholders and potential investors are advised to read the whole of this document and not rely on the information summarised in this Part 5: Titan International Selected Financial Information.
Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.
Titan International’s consolidated financial statements are prepared in accordance with US GAAP whereas Titan Europe’s consolidated financial statements are prepared in accordance with IFRS. IFRS differs from US GAAP in a number of significant respects. For a summary of the material differences between IFRS and US GAAP relevant to Titan International’s consolidated financial statements, see Part 11: Summary of Significant Differences between IFRS and US GAAP.

	Six months ended 30 June 30 June		Year ended 31 December
US $’000 except per share data	2012	2011	2011	2010	2009
Net sales	$922,321	$685,276	$1,486,998	$881,591	$727,599
Gross profit	175,449	120,606	232,108	104,090	55,965
Noncash goodwill impairment charge	–				11 702
Income (loss) from operations	139,640	71,276	132,173	30,945	(18,894)
Income (loss) before income taxes	130,852	45,175	95,895	(9,190)	(32,002)
Net income (loss)	79,719	22,520	58,136	(5,926)	(24,645)
Net income (loss) per share – basic	$1.89	$0.55	$1.4	$(0.17)	$(0.71)
Net income (loss) per share – diluted	1.53	0.47	1.18	(0.17)	$(0.71)
Dividends declared per common share	0.01	0.01	0.02	0.02	0.02

	As of 30 June			As of 31 December
US $’000	2012	2011	2011	2010	2009
Current assets	670,136	584,176	564,593	481,350	445,216
Non-current assets	423,863	487,516	445,693	299,530	291,247
Total assets	1,093,999	1,071,692	1,010,286	780,880	736,463
Current liabilities	187,615	227,519	175,766	92,353	70,072
Non-current liabilities	429,308	445,472	437,641	416,496	404,438
	616,923	672,991	613,407	508,849	474,510
Stockholders’ equity	475,276	396,780	395,239	272,031	261,953
Non-controlling investors	1,800	1,921	1,640	–	–
	1,093,999	1,071,692	1,010,286	780,880	736,463

Summary statements of cash flows/cash flow statements (All amounts in US$’000)

	Six months ended 30 June			Year ended 31 December
US $’000	2012	2011	2011	2010	2009
Cash provided by (used for) operating activities	48,683	(30,632)	4,426	50,711	72,313
Cash used for investing activities	(18,553)	(107,919)	(130,803)	(28,748)	(40,894)
Cash provided by (used for) financing activities	(9,194)	13,174	16,380	(11,645)	136,105
Effect of exchange rate changes on cash	(656)	39	(333)	–	–
Net increase (decrease) in cash and cash equivalents	20,280	(125,338)	(110,330)	10,318	167,524
Cash and cash equivalents, beginning of period	129,170	239,500	239,500	229,182	61,658
Cash and cash equivalents, end of period	149,450	114,162	129,170	239,500	229,182

PART 6
TITAN INTERNATIONAL OPERATING AND FINANCIAL REVIEW
The following information should be read in conjunction with the financial information on Titan International set out in Part 5: Titan International Selected Financial Information and the financial information on Titan International set out in Part 7: Titan International Financial Information. The financial information included in this Part 6: Titan International Operating and Financial Review has been extracted without material adjustment from the financial information included in Part 7: Titan International Financial Information or has been extracted without material adjustment from Titan International’s accounting records, which formed the underlying basis of the financial information included in Part 7: Titan International Financial Information.
Some of the information contained in this Part 6: Titan International Operating and Financial Review, including information in respect of Titan International’s plans and strategies for its business and expected sources of financing, contains forward-looking statements that involve risk and uncertainties. Titan Europe Shareholders and potential investors should read Important Information – Forward-looking statements for a discussion of the risks and uncertainties related to those statements and should also read Risk Factors for a discussion of certain factors that may affect the business, results of operations or financial condition of the Titan International Group or the Combined Group.
Titan International’s consolidated financial statements are prepared in accordance with US GAAP whereas Titan Europe’s consolidated financial statements are prepared in accordance with IFRS. IFRS differs from US GAAP in a number of significant respects. For a summary of the material differences between US GAAP and IFRS relevant to Titan International’s consolidated financial statements, see Part 11: Summary of Significant Differences between IFRS and US GAAP.
Titan International and its subsidiaries are leading manufacturers of wheels, tires and assemblies for off-highway vehicles used in the agricultural, earthmoving/construction and consumer markets. Titan International manufactures both wheels and tires for the majority of these market applications, allowing Titan International to provide the value-added service of delivering complete wheel and tire assemblies. Titan International offers a broad range of products that are manufactured in relatively short production runs to meet the specifications of original equipment manufacturers (OEMs) and/or the requirements of aftermarket customers.
Agricultural Market: Titan International’s agricultural rims, wheels and tires are manufactured for use on various agricultural and forestry equipment, including tractors, combines, skidders, plows, planters and irrigation equipment, and are sold directly to OEMs and to the aftermarket through independent distributors, equipment dealers and Titan International’s own distribution centers.
Earthmoving/Construction Market: Titan International manufactures rims, wheels and tires for various types of off-the-road (OTR) earthmoving, mining, military and construction equipment, including skid steers, aerial lifts, cranes, graders and levelers, scrapers, self-propelled shovel loaders, articulated dump trucks, load transporters, haul trucks and backhoe loaders.
Consumer Market: Titan International manufactures bias truck tires in Latin America, provides wheels and tires and assembles brakes, actuators and components for the domestic boat, recreational and utility trailer markets. Titan International also offers select products for ATVs, turf, and golf cart applications. Likewise, Titan International produces a variety of tires for the consumer market.
Titan International’s major OEM customers include large manufacturers of off-highway equipment such as AGCO Corporation, Caterpillar, Inc., CNH Global N.V., Deere & Company and Kubota Corporation, in addition to many other off-highway equipment manufacturers. Titan International distributes products to OEMs, independent and OEM-affiliated dealers, and through a network of distribution facilities.

Results of operations – six months ended 30 June 2012 compared to six months ended 30 June 2011.
6 months 6 months
ended    ended
30 June    30 June
2012    2011    % Increase

Net sales	$922,321	$685,276	35%
Gross profit	175,449	120,606	45%
Income from operations	139,640	71,276	96%
Net income	79,719	22,520	254%

Titan International recorded sales of $922.3 million for the six months ended 30 June 2012, as compared to $685.3 million in 2011. The higher year-to-date sales levels were the result of increased demand in Titan International’s agricultural and earthmoving/construction segments combined with price/mix improvements, as well as the April 2011 acquisition of the Goodyear Latin American farm tire business which recorded sales of $90.3 million for the three months ended 31 March 2012.
Titan International’s gross profit was $175.4 million, or 19.0 per cent. of net sales, for the six months ended 30 June 2012, compared to $120.6 million, or 17.6 per cent., of net sales, in 2011. Income from operations was $139.6 million for the six months ended 30 June 2012, compared to $71.3 million in 2011. The increase in Titan International’s gross profit and income from operations were related to cost leveraging and productivity gains on the higher sales volumes and select price increases on certain products that exceeded the increase in raw materials. Net income was $79.7 million for the six months ended 30 June 2012, compared to $22.5 million in 2011. Basic income per share was $1.89 for the six months ended 30 June 2012, compared to $.55 in 2011. In addition to the items previously discussed, income from operations, net income and earnings per share were positively affected by the supply agreement termination income of $26.1 million.
Highlights for the three and six months ended 30 June 2012, compared to 2011 (amounts in thousands):

	Three months ended 30 June		Six months ended 30 June
	2012	2011	2012	2011
Net sales	$459,233	$404,447	$922,321	$685,276
Cost of sales	377,147	340,113	746,872	564,670
Gross profit	82,086	64,334	175,449	120,606
Gross profit percentage	17.9%	15.9%	19%	17.6%
Net Sales
Net sales for the quarter ended 30 June 2012, were $459.2 million compared to $404.4 million in 2011, an increase of 14 per cent. Sales increased as the result of increased demand in Titan International’s agricultural and earthmoving/construction segments combined with price/mix improvements. Sales volume was approximately 9 per cent. higher as the result of strong market conditions in Titan International’s agricultural and earthmoving/construction segments. Sales increased approximately 10 per cent. from price/mix improvements which resulted largely from increased raw material prices that were passed on to customers. The increase in net sales was partially offset by unfavorable foreign currency translation which decreased sales by approximately 5 per cent.
Net sales for the six months ended 30 June 2012, were $922.3 million, compared to $685.3 million in 2011, an increase of 35 per cent. Sales increased as the result of the April 2011 acquisition of the Goodyear Latin American farm tire business including the Sao Paulo, Brazil manufacturing facility which recorded sales of $90.3 million for the three months ended March 31, 2012. Net sales for the six months ended 30 June 2012, excluding this acquisition were $832.0 million, an increase of 21 per cent. from the same period in 2011. Sales volume was approximately 10 per cent. higher as the result of strong market conditions in Titan International’s agricultural and earthmoving/construction segments. Sales increased approximately 15 per cent. from price/mix improvements which resulted largely from increased raw material prices that were passed on to customers. The increase in net sales was partially offset by unfavorable foreign currency translation which decreased sales by approximately 3 per cent.

Cost of Sales and Gross Profit
Cost of sales was $377.1 million for the quarter ended 30 June 2012, compared to $340.1 million in 2011. The higher cost of sales resulted primarily from the increase in quarterly sales levels. The cost of sales increased by approximately 11 per cent., which is comparable to an approximate 14 per cent. increase in net sales.
Gross profit for the second quarter of 2012 was $82.1 million, or 17.9 per cent. of net sales, compared to $64.3 million, or 15.9 per cent. of net sales for the second quarter of 2011. The increase in gross profit margin was primarily due to cost leveraging and productivity gains on the higher sales volumes and select price increases on certain products that exceeded the increase in raw material costs.
Cost of sales was $746.9 million for the six months ended 30 June 2012, compared to $564.7 million in 2011. The higher cost of sales resulted primarily from the increase in year-to-date sales levels. The cost of sales increased by approximately 32 per cent., which is comparable to an approximate 35 per cent. increase in net sales.
Gross profit for the six months ended 30 June 2012, was $175.4 million or 19.0 per cent. of net sales, compared to $120.6 million or 17.6 per cent. of net sales in 2011. The Sao Paulo, Brazil manufacturing facility was acquired on April 1, 2011. This facility provided gross profit of $8.5 million, or 9.4 per cent. of net sales, for the three months ended March 31, 2012. Excluding the first quarter results of the Sao Paulo, Brazil manufacturing facility, the gross profit margin (gross profit as a percent of sales) was 20.1 per cent. of net sales for the six months ended 30 June 2012. The increase in gross profit margin was primarily due to cost leveraging and productivity gains on the higher sales volumes and select price increases on certain products that exceeded the increase in raw material costs.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were as follows (amounts in thousands):

	Three months ended 30 June		Six months ended 30 June
	2012	2011	2012	2011
Selling, general and administrative	$23,410	$16,573	$54,245	$41,866
Percentage of net sales	5.1%	4.1%	5.9%	6.1%

Selling, general and administrative (SG&A) expenses for the second quarter of 2012 were $23.4 million, or 5.1 per cent. of net sales, compared to $16.6 million, or 4.1 per cent. of net sales, for 2011. The higher SG&A expenses were primarily the result of an increase of selling and marketing expenses of approximately $2 million, due to increased sales levels and increased information technology expenses, and approximately $4 million due to an increase in incentive compensation.
Expenses for SG&A for the six months ended 30 June 2012, were $54.2 million or 5.9 per cent. of net sales, compared to $41.9 million or 6.1 per cent. of net sales in 2011. The higher SG&A expenses were primarily the result of an increase of selling and marketing expenses of approximately $5 million, due to increased sales levels and increased information technology expenses, and approximately $5 million due to an increase in incentive compensation. Also contributing to higher expenses was approximately $2 million of expenses at Titan International’s Latin American facilities during the first quarter of 2012.

Research and Development Expenses
Research and development expenses were as follows (amounts in thousands):

	Three months ended 30 June		Six months ended 30 June
	2012	2011	2012	2011
Research and development	$1,189	$1,014	$2,697	$2,197
Percentage of net sales	0.3%	0.3%	0.3%	0.3%

Research and development (R&D) expenses for the second quarter of 2012 were $1.2 million, or 0.3 per cent. of net sales, compared to $1.0 million, or 0.3 per cent. of net sales, for 2011.
Expenses for R&D were $2.7 million or 0.3 per cent. of net sales for the six months ended 30 June 2012, compared to $2.2 million or 0.3 per cent. of net sales for 2011.
Royalty Expense
Royalty expense was as follows (amounts in thousands):
Three months ended    Six months ended
30 June    30 June
2012    2011    2012    2011
Royalty expense    $2,652    $2,350    $5,001    $5,267
Titan International has a trademark license agreement with The Goodyear Tire & Rubber Company to manufacture and sell certain tires in North America and Latin America under the Goodyear name. The North American and Latin American farm tire royalties were prepaid through March 2018 as a part of the 2011 Goodyear Latin American farm tire acquisition.
Royalty expenses recorded were $2.7 million and $2.4 million for the quarters ended 30 June 2012 and 2011, respectively.
Year-to-date royalty expenses recorded were $5.0 million and $5.3 million for the six months ended 30 June 2012 and 2011, respectively.
Supply agreement termination income
Supply agreement termination income was as follows (amounts in thousands):
Three months ended    Six months ended
30 June    30 June
2012    2011    2012    2011
Supply agreement termination income    $26,134    $—    $26,134    $—
Titan International’s April 2011 acquisition of Goodyear’s farm tire business included a three year supply agreement with Goodyear for certain non-farm tire products. A liability was recorded as the supply agreement was for sales at below market prices. In May 2012, Titan International and Goodyear terminated this supply agreement and entered into an agreement under which Titan International will sell these products directly to third party customers and pay a royalty to Goodyear. The remaining balance of the supply agreement liability was recorded as income as Titan International is no longer obligated to sell the products at below market prices.

Income from Operations
Income from operations was as follows (amounts in thousands):

	Three months ended 30 June		Six months ended 30 June
	2012	2011	2012	2011
Income from operations	$80,969	$44,397	$139,640	$71,276
Percentage of net sales	17.6%	11%	15.1%	10.4%

Income from operations for the second quarter of 2012, was $81.0 million, or 17.6 per cent. of net sales, compared to $44.4 million, or 11.0 per cent. of net sales, in 2011. This increase was the net result of the items previously discussed above.
Income from operations for the six months ended 30 June 2012, was $139.6 million or 15.1 per cent. of net sales, compared to $71.3 million or 10.4 per cent. of net sales in 2011. This increase was the net result of the items previously discussed above.
Interest Expense
Interest expense was as follows (amounts in thousands):
Three months ended    Six months ended
30 June    30 June
2012    2011    2012    2011
Interest expense    $6,217    $6,149    $12,512    $12,429
Interest expense was $6.2 million and $6.1 million for the quarter ended 30 June 2012, and 2011, respectively.
Interest expense was $12.5 million and $12.4 million for the six months ended 30 June 2012 and 2011, respectively.
Noncash Convertible Debt Conversion Charge
Noncash convertible debt conversion charge was as follows (amounts in thousands):
Three months ended    Six months ended
30 June    30 June
2012    2011    2012    2011
Noncash convertible debt conversion charge    $—    $—    —    $16,135
In the first quarter of 2011, Titan International closed an exchange agreement converting approximately $59.6 million of the 5.625 per cent. convertible senior subordinated notes into approximately 6.6 million shares of Titan International’s Common Stock. In connection with the exchange, Titan International recognized a noncash charge of $16.1 million in accordance with ASC 470-20 Debt – Debt with Conversion and Other Options.

Other Income
Other income was as follows (amounts in thousands):
Three months ended    Six months ended
30 June    30 June
2012    2011    2012    2011
Other income    $613    $2,270    $3,724    $2,463
Other income was $0.6 million for the quarter ended 30 June 2012, as compared to $2.3 million in 2011. Titan International recorded $0.9 million in discount amortization on prepaid royalty, offset by a $(0.5) million loss on contractual obligation investments for the quarter ended 30 June 2012. Titan International recorded $1.1 million in discount amortization on prepaid royalty and a $0.9 million gain on acquisition in the quarter ended 30 June 2011.
Other income was $3.7 million and $2.5 million for the six months ended 30 June 2012 and 2011, respectively. Titan International recorded $2.0 million in discount amortization on prepaid royalty and a $0.8 million gain on contractual obligation investments in the first half of 2012. Titan International recorded $1.1 million in discount amortization on prepaid royalty and a $0.9 million gain on acquisition in the first half of 2011.
Income Taxes
Income taxes were as follows (amounts in thousands):
Three months ended    Six months ended
30 June    30 June
2012    2011    2012    2011
Income tax expense    $31,040    $14,962    $51,133    $22,655
Titan International recorded income tax expense of $31.0 million for the quarter ended 30 June 2012, as compared to $15.0 million in 2011. Titan International’s effective income tax rate was 41 per cent. and 37 per cent. for the three months ended 30 June 2012 and 2011, respectively.
Income tax expense for the six months ended 30 June 2012 and 2011, was $51.1 million and $22.7 million, respectively. Titan International’s effective income tax rate was 39 per cent. and 50 per cent. for the six months ended 30 June 2012 and 2011, respectively. Titan International’s 2011 income tax expense and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income primarily as a result of the $16.1 million noncash charge taken in connection with the exchange agreement on Titan International’s convertible debt. This noncash charge is not fully deductible for income tax purposes.
Titan International’s 2012 income tax expense and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of the supply agreement termination income and related income tax effects and the liability for unrecognized tax benefits recorded during the three months ended 30 June 2012.

Net Income
Net income was as follows (amounts in thousands):
Three months ended    Six months ended
30 June    30 June
2012    2011    2012    2011
Net income    $44,325    $25,556    $79,719    $22,520
Net income for the quarter ended 30 June 2012, was $44.3 million, compared to $25.6 million in 2011. For the quarter ended 30 June 2012 and 2011, basic earnings per share were $1.05 and $.61, respectively, and diluted earnings per share were $.84 and $.50, respectively. Titan International’s net income and earnings per share were higher due to the items previously discussed.
Net income for the six months ended 30 June 2012 and 2011, was $79.7 million and $22.5 million, respectively. For the six months ended 30 June 2012 and 2011, basic earnings per share were $1.89 and $.55, respectively, and diluted earnings per share were $1.53 and $.47, respectively. Titan International’s net income and earnings per share were higher due to the items previously discussed.
Segment Summary (Amounts in thousands)

Quarter Three months ended 30 June 2012	Earthmoving/ Agricultural Construction		Consumer	Corporate Consolidated Expenses Totals
Net sales	$288,993	$110,541	$59,699	$—	$459,233
Gross profit (loss)	59,501	19,562	3,773	(750)	82,086
Income (loss) from operations	54,562	17,516	27,416	(18,525)	80,969
Three months ended 30 June 2011
Net sales	$257,268	76,895	$70,284	$—	$404,447
Gross profit (loss)	47,166	11,218	6,753	(803)	64,334
Income (loss) from operations	42,800	9,702	4,821	(12,926)	44,397
Year-to-Date
	Earthmoving/			Corporate Consolidated
Six months ended 30 June 2012	Agricultural Construction		Consumer	Expenses	Totals
Net sales	$584,798	$215,109	$122,414	$—	$922,321
Gross profit (loss)	125,593	41,909	9,472	(1,525)	175,449
Income (loss) from operations	115,225	37,917	30,518	(44,020)	139,640
Six months ended 30 June 2011
Net sales	$467,265	143,406	$74,605	$—	$685,276
Gross profit (loss)	94,866	19,413	7,755	(1,428)	120,606
Income (loss) from operations	85,668	15,990	5,737	(36,119)	71,276
Agricultural Segment Results
Agricultural segment results were as follows (amounts in thousands):

	Three months ended 30 June		Six months ended 30 June
	2012	2011	2012	2011
Net sales	$288,993	$257,268	$584,798	$467,265
Gross profit	59,501	47,166	125,593	94,866
Income from operations	54,562	42,800	115,225	85,668

Net sales in the agricultural market were $289.0 million for the quarter ended 30 June 2012, as compared to $257.3 million in 2011, an increase of 12 per cent. Sales volume was approximately 8 per cent. higher as the result of strong agricultural market demand. Sales increased approximately 4 per cent. from price/mix improvements which resulted primarily from increased raw material prices that were passed on to customers.
Gross profit in the agricultural market was $59.5 million for the quarter ended 30 June 2012 , as compared to $47.2 million in 2011. Income from operations in the agricultural market was $54.6 million for the quarter ended 30 June 2012, as compared to $42.8 million in 2011. Titan International’s gross profit and income from operations benefited from improved plant utilization resulting from the higher sales levels.
Net sales in the agricultural market were $584.8 million for the six months ended 30 June 2012, as compared to $467.3 million in 2011, an increase of 25 per cent. Sales increased as a result of the April 2011 acquisition of the Goodyear Latin American farm tire business including the Sao Paulo, Brazil manufacturing facility which recorded agricultural market sales of $32.8 million for the quarter ended March 31, 2012. Net sales excluding this acquisition for the first quarter of 2012 were $552 million, an increase of 18 per cent. from 2011. Sales volume was approximately 10 per cent. higher as the result of increased demand in Titan International’s agricultural segment. Sales increased approximately 8 per cent. from price/mix improvements which resulted primarily from increased raw material prices that were passed on to customers.
Gross profit in the agricultural market was $125.6 million for the six months ended 30 June 2012, as compared to $94.9 million in 2011. Income from operations in the agricultural market was $115.2 million for the six months ended 30 June 2012, as compared to $85.7 million in 2011. Titan International’s gross profit and income from operations benefited from improved plant utilization resulting from the higher sales levels.
Earthmoving/Construction Segment Results
Earthmoving/construction segment results were as follows (amounts in thousands):

	Three months ended 30 June		Six months ended 30 June
	2012	2011	2012	2011
Net sales	$110,541	$76,895	$215,109	$143,406
Gross profit	19,562	11,218	41,909	19,413
Income from operations	17,516	9,702	37,917	15,990

Titan International’s earthmoving/construction market net sales were $110.5 million for the quarter ended 30 June 2012, as compared to $76.9 million in 2011, an increase of 44 per cent. Sales increased approximately 43 per cent. as the result of price/mix improvements which were driven by stronger demand for larger products used in the mining industry while sales volume remained relatively flat.
Gross profit in the earthmoving/construction market was $19.6 million for the quarter ended 30 June 2012, as compared to $11.2 million in 2011. Titan International’s earthmoving/construction market income from operations was $17.5 million for the quarter ended 30 June 2012, as compared to $9.7 million in 2011. Titan International’s gross profit and income from operations benefited from the mix changes to larger products that generally carry higher margins.
Titan International’s earthmoving/construction market net sales were $215.1 million for the six months ended 30 June 2012, as compared to $143.4 million in 2011, an increase of 50 per cent. Sales increased by approximately 41 per cent. as the result of price/mix improvements from stronger demand for larger products used in the mining industry. Sales volumes increased approximately 9 per cent. as a result of increased market demand.
Gross profit in the earthmoving/construction market was $41.9 million for the six months ended 30 June 2012, as compared to $19.4 million in 2011. Income from operations in the earthmoving/construction market was $37.9 million, for the six months ended 30 June 2012, as compared to $16.0 million in 2011. Titan International’s gross profit and income from operations benefited from the mix changes to larger products that generally carry higher margins and improved plant utilization resulting from the higher sales levels.
Consumer Segment Results
Consumer segment results were as follows (amounts in thousands):

	Three months ended 30 June		Six months ended 30 June
	2012	2011	2012	2011
Net sales	$59,699	$70,284	$122,414	$74,605
Gross profit	3,773	6,753	9,472	7,755
Income from operations	27,416	4,821	30,518	5,737

Consumer market net sales were $59.7 million for quarter ended 30 June 2012, as compared to $70.3 million in 2011. The decrease in net sales was primarily the result of decreased sales from the supply agreement included as part of the April 2011 acquisition of the Goodyear Latin American farm tire business. In May of 2012, the supply agreement was terminated. Sales under the agreement were $39.4 million for the quarter ended 30 June 2012, as compared to $63.3 million in 2011.
Gross profit from the consumer market was $3.8 million for the quarter ended 30 June 2012, as compared to $6.8 million in 2011. The Company’s decrease in gross profit primarily resulted from the reduced supply agreement sales. Consumer market income from operations was $27.4 million for the quarter ended 30 June 2012, as compared to $4.8 million in 2011. The Company’s increase in income from operations primarily resulted from the supply agreement termination income of $26.1 million, partially offset by the reduced supply agreement sales.
Consumer market net sales were $122.4 million for the six months ended 30 June 2012, as compared to $74.6 million in 2011. The increase in net sales was primarily the result of the Goodyear Latin American farm tire acquisition agreement, which included a supply agreement for certain product sales, which are included in the consumer segment. Sales under the agreement were $96.9 million for six months ended 30 June 2012, as compared to $63.3 million in 2011.
Gross profit in the consumer market was $9.5 million for the six months ended 30 June 2012, as compared to $7.8 million in 2011. Consumer market income from operations was $30.5 million for the six months ended 30 June 2012, as compared to $5.7 million in 2011. Titan International’s increase in income from operations primarily resulted from the supply agreement termination income of $26.1 million.
Corporate Expenses Quarter
Income from operations on a segment basis does not include corporate expenses or depreciation and amortization expense related to property, plant and equipment carried at the corporate level totaling $18.5 million for the quarter ended June 30, 2012 , as compared to $12.9 million for 2011.
Corporate expenses for the quarter ended June 30, 2012, were composed of selling and marketing expenses of approximately $9 million and administrative expenses of approximately $10 million.
Corporate expenses for the quarter ended 30 June 2011, were composed of selling and marketing expenses of approximately $7 million and administrative expenses of approximately $6 million.
Corporate selling & marketing expenses were approximately $2 million higher in the second quarter due to increased information technology expenses. Corporate administrative expenses were approximately $4 million higher due to an increase in incentive compensation.
Half year

Income from operations on a segment basis does not include corporate expenses or depreciation and amortization expense related to property, plant and equipment carried at the corporate level totaling $44.0 million for the six months ended 30 June 2012, as compared to $36.1 million for 2011.
Corporate expenses for the six months ended 30 June 2012, were composed of selling and marketing expenses of approximately $16 million and administrative expenses of approximately $28 million.
Corporate expenses for the six months ended 30 June 2011, were composed of selling and marketing expenses of approximately $13 million and administrative expenses of approximately $23 million.
Corporate selling & marketing expenses were approximately $3 million higher for the six months ended 30 June 2012 due to increased information technology expenses. Corporate administrative expenses were approximately $5 million higher due to an increase in incentive compensation.

RESULTS OF OPERATIONS – YEAR ENDED 31 DECEMBER 2011 COMPARED TO YEAR ENDED 31 DECEMBER 2010
The following table sets forth Titan International’s statement of operations expressed as a percentage of net sales for the periods indicated. This table and subsequent discussions should be read in conjunction with Titan International’s audited consolidated financial statements and notes thereto.
Highlights for the year ended 31 December 2011, compared to 2010 (amounts in thousands):

	2011	2010	% Increase
Net sales	$1,486,998	$881,591	69%
Cost of sales	1,254,890	777,501	61%
Gross profit	232,108	104,090
Gross profit percentage	15.6%	11.8%	123%
Net Sales
Net sales for the year ended 31 December 2011, were $1,487.0 million compared to $881.6 million for the year ended 31 December 2010. The higher sales levels were primarily the result of increased demand and pricing/mix improvements which resulted largely from increased raw material prices that were passed on to customers. In addition, sales increased as the result of the April 2011 acquisition of the Goodyear Latin American business which recorded sales of $276.5 million for the year ended 31 December 2011.
Cost of Sales and Gross Profit
Cost of sales was $1,254.9 million for the year ended 31 December 2011, as compared to $777.5 million in 2010. The higher cost of sales resulted from the significant increase in the sales levels and increased raw material prices. The cost of sales increased 61 per cent., compared to a 69 per cent. increase in net sales. Gross profit for the year 2011 was $232.1 million, or 15.6 per cent. of net sales, compared to $104.1 million, or 11.8 per cent. of net sales for 2010. The Sao Paulo, Brazil manufacturing facility provided gross profit of $21.7 million for the year ended 31 December 2011. The remaining increase in Titan International’s gross profit was primarily related to increased sales levels as well as gains from improved plant utilization resulting from the higher sales levels.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were as follows (amounts in thousands):
2011    2010 % Increase
Selling, general and administrative    $85,917    $57,565
Percentage of net sales    5.8%    6.5%    49%
Selling, general and administrative (SG&A) expenses were $85.9 million, or 5.8 per cent. of net sales, for the year ended 31 December 2011, as compared to $57.6 million, or 6.5 per cent. of net sales, for 2010. The higher SG&A expenses were primarily the result of higher selling and marketing expenses related to the increased sales levels, higher legal fees, an increase in incentive compensation, travel, and a write off of a receivable related to an equipment sale. Selling and marketing expenses were approximately $7 million higher, primarily due to increased sales levels. Legal related cost and fees were approximately $3 million higher. Incentive compensation, travel, and a write-off of receivables from equipment sales each increased approximately $2 million. Approximately $11 million of SG&A expenses of recently acquired facilities also contributed to the increase.

Research and development expenses
Research and development expenses were as follows (amounts in thousands):
2011    2010 % Decrease
Research and development    $4,228    $6,317
Percentage of net sales    0.3%    0.7%    (33)%
Research and development (“R&D”) expenses were $4.2 million, or 0.3 per cent. of net sales, for the year ended 31 December 2011, as compared to $6.3 million, or 0.7 per cent. of net sales, for 2010. R&D costs related to the Giant OTR products were less in 2011 than 2010.
Royalty Expense
Royalty expense was as follows (amounts in thousands):
2011    2010 % Increase
Royalty expense    $9,790    $9,263    6%
Titan International has a trademark license agreement with The Goodyear Tire & Rubber Company (“Goodyear”) to manufacture and sell certain off-highway tires in North America and Latin America under the Goodyear name. Royalty expenses were $9.8 million for the year ended 31 December 2011, as compared to $9.3 million in 2010. The North American and Latin American royalties were prepaid through March 2018 as a part of the Goodyear Latin American acquisition.
Income from Operations
Income from operations was as follows (amounts in thousands):
2011    2010 % Increase
Income from operations    $132,173    $30,945
Percentage of net sales    8.8%    3.5%    327%
Income from operations for the year ended 31 December 2011, was $132.2 million, or 8.8 per cent. of net sales, compared to $30.9 million, or 3.5 per cent. of net sales, in 2010. This increase was the net result of the items previously discussed above.
Interest Expense
Interest expense was as follows (amounts in thousands):
2011    2010 % Decrease
Interest expense    $25,259    $26,667    (5)%
Interest expense for the year 2011 was $25.3 million compared to $26.7 million in 2010. Titan International’s interest expense for 2011 decreased from the previous year primarily as a result of the repurchase of 8 per cent. senior unsecured notes in 2010 and the exchange agreement for 5.625 per cent. convertible senior subordinated notes in the first quarter of 2011, offset by the interest recorded for the 7.875 per cent. senior secured notes issued in the fourth quarter of 2010. Interest expense from Titan Brazil also offset the decreased interest expense for 2011.
Noncash Convertible Debt Conversion Charge
Noncash convertible debt conversion charge was as follows (amounts in thousands):
2011    2010 % Increase
Noncash convertible debt conversion charge    $16,135    $—    n/a

In the first quarter of 2011, Titan International closed an exchange agreement converting approximately $59.6 million of the 5.625 per cent. convertible senior subordinated notes into approximately 6.6 million shares of Titan International’s Common Stock. In connection with the exchange, Titan International recognized a noncash charge of $16.1 million in accordance with ASC 470-20 Debt – Debt with Conversion and Other Options.
Loss on Senior Note Repurchase
Loss on senior note repurchase was as follows (amounts in thousands):
2011    2010 % Decrease
Loss on senior note repurchase    $—    $14,573    (100)%
In June 2010, Titan International completed a tender transaction to purchase $47.4 million of its 8 per cent. outstanding senior unsecured notes due January 2012 (senior unsecured notes). In October 2010, Titan International completed another tender transaction to purchase $138.9 million of its outstanding senior unsecured notes. In connection with these tender offers and an additional note repurchase of $6.5 million in July 2010, Titan International recorded expenses of $14.6 million. These expenses were related to: (i) early tender premium of $13.0 million, (ii) unamortized deferred financing fees of $1.2 million and (iii) other fees of $0.4 million.
Other Income
Other income was as follows (amounts in thousands):
2011    2010 % Increase
Other income    $5,116    $1,105    363%
Other income was $5.1 million for the year ended 31 December 2011, as compared to $1.1 million in 2010. The major items included in 2011 were: (i) discount amortization on prepaid royalty of $3.1 million; (ii) investment gain on marketable securities of $1.6 million; and (iii) gain on purchase transaction of $0.3 million. The major items included in 2010 were: (i) investment gain on contractual obligations of $0.8 million; (ii) interest income of $0.4 million; and (iii) other expense of $(0.1) million.
Provision (benefit) for Income Taxes
Provision (benefit) for income taxes was as follows (amounts in thousands):
2011    2010 % Increase
Provision (benefit) for income taxes    $37,759    $(3,264)    n/a
Titan International recorded provision for income taxes of $37.8 million in 2011 and benefit from income taxes of $(3.3) million in 2010. Titan International’s effective tax rate was 39 per cent. in 2011 and 36 per cent. in 2010. Titan International’s 2011 income tax expense and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of the $16.1 million noncash charge taken in connection with the exchange agreement on Titan International’s convertible debt. This noncash charge is not fully deductible for income tax purposes. Titan International’s 2010 income tax expense and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to the pre-tax income primarily as the result of state taxes.
Net Income (Loss)
Net income (loss) was as follows (amounts in thousands):
2011    2010 % Increase
Net income (loss)    $58,136    $(5,926)    n/a

Net income for the year ended 31 December 2011, was $58.1 million, compared to net loss of $(5.9) million in 2010. Basic earnings per share was $1.40 for the year ended 31 December 2011 as compared to loss per share of $(0.17) in 2010. Diluted earnings per share was $1.18 for the year ended 31 December 2011 as compared to loss per share of $(0.17) in 2010. Titan International’s net income and earnings per share were higher due to the items previously discussed.
Segment Summary

		Earthmoving/		Corporate	Consolidated
2011	Agricultural	Construction	Consumer	Expenses	Totals
Net sales	$960,693	$306,821	$219,484	$—	$1,486,998
Gross profit (loss)	177,055	39,328	18,900	(3,175)	232,108
Income (loss) from operations	158,295	32,781	11,104	(70,007)	132,173
2010
Net sales	$675,178	191,042	$15,371	$—	$881,591
Gross profit (loss)	108,102	(3,400)	2,867	(3,479)	104,090
Income (loss) from operations	91,953	(11,296)	2,542	(52,254)	30,945
Agricultural Segment Results
Agricultural segment results were as follows (amounts in thousands):
			2011	2010	% Increase
Net sales			$960,693	$675,178	42%
Gross profit			177,055	108,102	64%
Income from operations			158,295	91,953	72%

Net sales in the agricultural market were $960.7 million for the year ended 31 December 2011, as compared to $675.2 million in 2010. The increase in net sales was the result of increasing demand and pricing/mix improvements which were primarily the result of increased raw material prices that were passed to customers, and manufacturing capacity resulting from the acquisition of the Goodyear Latin American business. Agricultural market sales from this facility were $89.7 million for the year ended 31 December 2011. Gross profit in the agricultural market was $177.1 million for the year 2011, as compared to $108.1 million in 2010. Income from operations in the agricultural market was $158.3 million for the year 2011, as compared to $92.0 million in 2010. Titan International’s gross profit and income from operations benefited from improved plant utilization resulting from the higher sales levels.
Earthmoving/Construction Segment Results
Earthmoving/construction segment results were as follows (amounts in thousands):

	2011	2010	% Increase
Net sales	$306,821	$191,042	61%
Gross profit (loss)	39,328	(3,400)	n/a
Income (loss) from operations	32,781	(11,296)	n/a

Titan International’s earthmoving/construction market net sales were $306.8 million for the year ended 31 December 2011, as compared to $191.0 million in 2010. The increase in net sales was the result of increasing demand and pricing/mix improvements which were primarily the result of increased raw material prices that were passed to customers and price increases resulting from additional demand. Titan International continues to see increasing demand in the earthmoving/construction segment.
Gross profit in the earthmoving/construction market was $39.3 million for the year 2011, as compared to gross loss of $(3.4) million in 2010. Titan International’s earthmoving/construction market income from operations was $32.8 million for the year 2011, as compared to a loss of $(11.3) million in 2010. Titan

International’s gross profit and income from operations benefited from improved plant utilization resulting from the higher sales levels.
Consumer Segment Results
Consumer segment results were as follows (amounts in thousands):

	2011	2010	% Increase
Net sales	$219,484	$15,371	1328%
Gross profit	18,900	2,867	559%
Income from operations	11,104	2,542	337%

Consumer market net sales were $219.5 million for the year ended 31 December 2011, as compared to $15.4 million in 2010. The increase in net sales was primarily the result of the Goodyear Latin American acquisition agreement, which included supply agreements for certain product sales, which are included in the consumer segment. Sales under these agreements were $186.8 million for the year ended 31 December 2011. Gross profit from the consumer market was $18.9 million in 2011 as compared to $2.9 million in 2010. Consumer market income from operations was $11.1 million for the year 2011, as compared to $2.5 million in 2010. Titan International’s increase in gross profit and income from operations primarily resulted from the supply agreements.
Corporate Expenses
Income from operations on a segment basis does not include corporate expenses or depreciation and amortization expense related to property, plant and equipment carried at the corporate level totalling $70.0 million for the year ended 31 December 2011, as compared to $52.3 million in 2010.
Corporate expenses for the year ended 31 December 2011, were composed of selling and marketing expenses of approximately $28 million and administrative expenses of approximately $42 million. Corporate expenses for the year ended 31 December 2010, were composed of selling and marketing expenses of approximately $20 million and administrative expenses of approximately $32 million.
Selling & marketing expenses were approximately $8 million higher in 2011 primarily as the result of higher sales levels. Corporate administrative expenses were approximately $10 million higher in 2011, when compared to 2010. Corporate administrative expenses were higher primarily as the result of (i) legal related cost and fees which were approximately $3 million higher, (ii) incentive compensation which was approximately $2 million higher, (iii) travel which was approximately $2 million higher, and (iv) write-off of a receivable from an equipment sale of approximately $2 million in 2011.

Results of operations – year ended 31 December 2010 compared to year ended 31 December 2009 Highlights for the year ended 31 December 2010, compared to 2009 (amounts in thousands):

	2010	2009	% Increase
Net sales	$881,591	$727,599	21%
Cost of sales	777,501	671,634	16%
Gross profit	104,090	55,965	86%
Gross profit percentage	11.8%	7.7%
Net sales
Net sales for the year ended 31 December 2010, were $881.6 million compared to $727.6 million for the year ended 31 December 2009. The higher sales were primarily the result of a substantial increase in demand in Titan International’s agricultural segment, up approximately 20 per cent.; and earthmoving/construction segment, up approximately 32 per cent.. Second half sales in 2009 were affected by reduced demand for Titan International’s products, as many of Titan International’s major customers implemented extended shutdowns during the period as a consequence of the recession. Titan International in turn implemented extended shutdowns at its production facilities to manage lower demand during this time period. Extended shutdowns were not required during the second half of 2010 as Titan International’s customers were aided by the stabilization of the overall economy and an increase in demand for their products.
Cost of sales and gross profit
Cost of sales was $777.5 million for the year ended 31 December 2010, as compared to $671.6 million in 2009. The cost of sales increased 16 per cent. as a result of higher sales levels of 21 per cent.. Gross profit for the year 2010 was $104.1 million, or 11.8 per cent. of net sales, compared to $56.0 million, or 7.7 per cent. of net sales for 2009. The gross profit margin for 2010 was higher than 2009 primarily due to the negative margins in the second half of 2009 resulting from extended production facility shutdowns and improved plant utilization resulting from the higher sales levels.
Selling, general and administrative expenses
Selling, general and administrative expenses were as follows (amounts in thousands):
2010    2009 % Increase
Selling, general and administrative    $57,565    $46,734    23%
Percentage of net sales    6.5%    6.4%
SG&A expenses were $57.6 million, or 6.5 per cent. of net sales, for the year ended 31 December 2010, as compared to $46.7 million, or 6.4 per cent. of net sales, for 2009. The higher SG&A expenses for 2010 were primarily the result of an increase in Board and management incentive compensation, higher selling and marketing expenses related to sales levels, and higher legal and professional fees. Expenses recorded for Board and management incentive compensation were approximately $6 million higher in 2010, when compared to 2009. Selling and marketing expenses for 2010 were approximately $2 million higher than 2009 primarily due to the higher sales levels. Legal and professional fees for 2010 were approximately $2 million higher than 2009 due primarily to fees associated with potential acquisitions.
Research and development expenses
Research and development expenses were as follows (amounts in thousands):
2010    2009 % Decrease
Research and development    $6,317    $8,850    (29)%
Percentage of net sales    0.7%    1.2%

R&D expenses were $6.3 million, or 0.7 per cent. of net sales, for the year ended 31 December 2010, as compared to $8.9 million, or 1.2 per cent. of net sales, for 2009. R&D costs related to the Giant OTR products were less in 2010 than 2009.
Royalty expense
Royalty expense was as follows (amounts in thousands):
2010    2009 % Increase
Royalty expense    $9,263    $7,573    22%
Titan International has a trademark license agreement with Goodyear to manufacture and sell certain off-highway tires in North America under the “Goodyear” name. Royalty expenses were $9.3 million for the year ended 31 December 2010, as compared to $7.6 million in 2009. As sales subject to the license agreement increased in 2010, Titan International’s royalty expense increased accordingly.
Noncash goodwill impairment charge
Noncash goodwill impairment charge was as follows (amounts in thousands):
2010    2009 % Decrease
Noncash goodwill charge    $—    $11,702    (100)%
In the fourth quarter of 2009, Titan International recorded a noncash charge for the impairment of goodwill of $11.7 million on both a pre-tax and after-tax basis. The charge was associated with the reporting units of Titan International’s agricultural ($6.9 million), earthmoving/construction ($3.6 million), and consumer ($1.2 million) segments. Titan International performed a fourth quarter 2009 goodwill assessment using a discounted cash flow model that employed a 12.25 per cent. discount rate and 2.5 per cent. terminal growth rate assumption and an EBITDA multiple approach.
Income (loss) from operations
Income (loss) from operations was as follows (amounts in thousands):
2010    2009 % Increase
Income (loss) from operations    $30,945    $(18,894)    n/a
Percentage of net sales    3.5%    (2.6)%
Income from operations for the year ended 31 December 2010, was $30.9 million, or 3.5 per cent. of net sales, compared to loss from operations of $(18.9) million, or (2.6) per cent. of net sales, in 2009. This increase was the net result of the items previously discussed above.
Interest expense
Interest expense was as follows (amounts in thousands):
2010    2009 % Increase
Interest expense    $26,667    $16,246    64%
Interest expense for the year 2010 was $26.7 million compared to $16.2 million in 2009. Titan International’s interest expense for 2010 increased from the previous year primarily as a result of additional interest expense of approximately $10 million related to the 5.625 per cent. convertible senior subordinated notes that were issued in December 2009.

Gain (loss) on note repurchase
Gain (loss) on note repurchase was as follows (amounts in thousands):
2010    2009 % Decrease
Gain (loss) on note repurchase    $(14,573)    $1,398    n/a
In June 2010, Titan International closed on a tender transaction to purchase $47.4 million of its 8 per cent. outstanding senior unsecured notes due January 2012 (senior unsecured notes). In October 2010, Titan International closed on another tender transaction to purchase $138.9 million of its outstanding senior unsecured notes. In connection with these tender offers and an additional note repurchase of $6.5 million in July 2010, Titan International recorded expenses of $14.6 million. These expenses were related to: (i) early tender premium of $13.0 million, (ii) unamortized deferred financing fees of $1.2 million and (iii) other fees of $0.4 million. For 2009, Titan International recorded a gain on a note repurchase of $1.4 million resulting from Titan International’s repurchase of $6.2 million of principal value of senior unsecured notes for approximately $4.8 million in the first quarter of 2009.
Other income
2010    2009 % Decrease
Other income    $1,105    $1,740    (36)%
Other income was $1.1 million for the year ended 31 December 2010, as compared to $1.7 million in 2009. The major items included in 2010 were: (i) investment gain on contractual obligations of $0.8 million; (ii) interest income of $0.4 million; and (iii) other expense of $(0.1) million. The major items included in 2009 were: (i) investment gain on contractual obligations of $1.3 million; (ii) interest income of $0.2 million; and (iii) other income of $0.2 million.
Provision (benefit) for income taxes
Provision (benefit) for income taxes was as follows (amounts in thousands):
2010    2009 % Decrease
Provision (benefit) for income taxes    $(3,264)    $(7,357)    (56)%
Titan International recorded benefit for income taxes of $(3.3) million in 2010 and $(7.4) million in 2009. Titan International’s effective tax rate was 36 per cent. in 2010 and 23 per cent. in 2009. Titan International’s 2010 income tax expense and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to the pre-tax income primarily as the result of state taxes. Titan International’s 2009 income tax expense and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of the $11.7 million noncash goodwill impairment charge. This noncash goodwill charge is not deductible for income tax purposes.

Net loss
Net loss was as follows (amounts in thousands):
2010    2009 % Decrease
Net income (loss)    $(5,926)    $(24,645)    (76)%
Net loss for the year ended 31 December 2010, was $(5.9) million, compared to $(24.6) million in 2009. Basic and diluted loss per share was $(.17) for the year ended 31 December 2010, as compared to $(.71) in 2009. Titan International’s net loss and loss per share were lower due to the items previously discussed.
Segment summary

		Earthmoving/		Corporate	Consolidated
2010	Agricultural	Construction	Consumer	Expenses	Totals
Net sales	$675,178	$191,042	$15,371	$—	$881,591
Gross profit (loss)	108,102	(3,400)	2,867	(3,479)	104,090
Income (loss) from operations	91,953	(11,296)	2,542	(52,254)	30,945
2009
Net sales	$563,528	$144,589	$19,482	$—	$727,599
Gross profit (loss)	51,955	3,595	1,604	(1,189)	55,965
Income (loss) from operations	26,980	(7,999)	(206)	(37,669)	(18,894)
Agricultural segment results
Agricultural segment results were as follows (amounts in thousands):
			2010	2009	% Increase
Net sales			$675,178	$563,528	20%
Gross profit			108,102	51,955	108%
Income from operations			91,953	26,980	241%
Net sales in the agricultural market were $675.2 million for the year ended 31 December 2010, as compared to $563.5 million in 2009. Agricultural segment sales for the first quarter of 2010 sales were lower by $36.2 million when compared to the first quarter of 2009. However, sales for the remainder of the year increased; more than offsetting the first quarter reduction.
Gross profit in the agricultural market was $108.1 million for the year 2010, as compared to $52.0 million in 2009. Income from operations in the agricultural market was $92.0 million for the year 2010, as compared to $27.0 million in 2009. The gross profit margin for 2010 was higher than 2009 primarily due to the negative margins in the second half of 2009 resulting from extended production facility shutdowns and improved plant utilization resulting from higher sales levels.
Earthmoving/construction segment results
Earthmoving/construction segment results were as follows (amounts in thousands):

	2010	2009	% Increase
Net sales	$191,042	$144,589	32%
Gross profit (loss)	(3,400)	3,595	n/a
Loss from operations	(11,296)	(7,999)	41%

Titan International’s earthmoving/construction market net sales were $191.0 million for the year ended 31 December 2010, as compared to $144.6 million in 2009. The sales in the earthmoving/construction segment have improved, yet remain at low levels, down over 30 per cent. when compared to 2008 or 2007. A primary reason for the low sales levels in this segment was the continued weakness in the construction areas related to the commercial, residential and infrastructure industries.

Gross loss in the earthmoving/construction market was $(3.4) million for the year 2010, as compared to gross profit of $3.6 million in 2009. Titan International’s earthmoving/construction market loss from operations was $(11.3) million for the year 2010, as compared to $(8.0) million in 2009. The lower gross profit in 2010 when compared to 2009 was primarily the result of a write-down in inventory value of approximately $15 million for certain large earthmoving/construction tires partially offset by substantially higher plant utilization rates.
Consumer segment results
Consumer segment results were as follows (amounts in thousands):

			% Increase/
	2010	2009	(Decrease)
Net sales	$15,371	$19,482	-21%
Gross profit	2,867	1,604	79%
Income (loss) from operations	2,542	(206)	n/a

Consumer market net sales were $15.4 million for the year ended 31 December 2010, as compared to $19.5 million in 2009. The continued reduction in consumer market sales was primarily attributed to the sustained contraction in consumer discretionary spending.
Gross profit from the consumer market was $2.9 million in 2010 as compared to $1.6 million in 2009. Consumer market income from operations was $2.5 million for the year 2010, as compared to loss from operations of $(0.2) million in 2009. The gross profit and income from operations in 2009 were negatively affected by the second half extended production facility shutdowns.
Corporate expenses
Income from operations on a segment basis does not include corporate expenses or depreciation and amortization expense related to property, plant and equipment carried at the corporate level totaling $52.3 million for the year ended 31 December 2010, as compared to $37.7 million in 2009.
Corporate expenses for the year ended 31 December 2010, were composed of selling and marketing expenses of approximately $20 million and administrative expenses of approximately $32 million. Corporate expenses for the year ended 31 December 2009, were composed of selling and marketing expenses of approximately $18 million and administrative expenses of approximately $20 million.
Selling and marketing expenses were approximately $2 million higher in 2010 as the result of higher sales levels. Corporate administrative expenses were approximately $12 million higher in 2010, when compared to 2009. Corporate administrative expenses were higher primarily as the result of (i) CEO and management incentive compensation which was approximately $6 million higher, (ii) legal and professional fees which were approximately $2 million higher due primarily to fees associated with potential acquisitions, and (iii) approximately $2 million additional group insurance expense.

Results of operations – year ended 31 December 2009 compared to year ended 31 December 2008 Net sales
Net sales for the year ended 31 December 2009, were $727.6 million compared to $1,036.7 million for the year ended 31 December 2008. The significantly lower sales levels were primarily the result of reduced demand for Titan International’s products in all segments, a consequence of the worldwide recession and global economic crisis. Many of Titan International’s major customers implemented extended shutdowns during the second half of 2009, Titan International in turn extended shutdowns at its production facilities to manage the lower demand. These items had a negative impact on Titan International’s annual 2009 sales for the agricultural market, down approximately 23 per cent., earthmoving/construction market, down approximately 49 per cent., and consumer market, down approximately 24 per cent., when compared to the previous year.
Cost of sales and gross profit
Cost of sales was $671.6 million for the year ended 31 December 2009, as compared to $897.0 million in 2008. The lower cost of sales resulted primarily from the significant reduction in the sales levels recorded in 2009.
Gross profit for the year 2009 was $56.0 million, or 7.7 per cent. of net sales, compared to $139.7 million, or 13.5 per cent. of net sales for 2008. In response to significantly lower demand from customers, Titan International scheduled extended shutdowns at all Titan International production facilities during the second half of 2009. These extended shutdowns, in conjunction with lower production levels when operating, drastically reduced Titan International’s manufacturing efficiencies. These lower efficiencies resulted in the gross profit and percentage reductions. The major reduction in the operating results was primarily related to the significantly lower sales levels and the associated negative impact on Titan International’s operating margins.
Selling, general and administrative expenses
Selling, general and administrative expenses were as follows (amounts in thousands):
2009    2008 % Decrease
Selling, general and administrative    $46,734    $53,661    (13)%
Percentage of net sales    6.4%    5.2%
SG&A expenses were $46.7 million, or 6.4 per cent. of net sales, for the year ended 31 December 2009, as compared to $53.7 million, or 5.2 per cent. of net sales, for 2008. Titan International continues to strive to achieve low administrative expenses. Titan International was able to reduce SG&A expense by approximately $7 million as a result of the 2009 business contraction. Selling expenses were reduced by approximately $3 million and administrative expenses were reduced by approximately $4 million.
Research and development expenses
R&D expenses were as follows (amounts in thousands):
2009    2008 % Increase
Research and development    $8,850    $3,490    154%
Percentage of net sales    1.2%    0.3%
R&D expenses were $8.9 million, or 1.2 per cent. of net sales, for the year ended 31 December 2009, as compared to $3.5 million, or 0.3 per cent. of net sales, for 2008. The additional R&D costs recorded during the year of approximately $5 million primarily related to the Giant OTR products.
Royalty expense
Royalty expense was as follows (amounts in thousands):

2009    2008 % Decrease
Royalty expense    $7,573    $9,242    (18)%
Titan International has a license agreement with Goodyear to manufacture and sell certain off-highway tires in North America under the Goodyear name. Royalty expenses were $7.6 million for the year ended 31 December 2009, as compared to $9.2 million in 2008. As sales subject to the license agreement were lower, Titan International’s royalty expense for 2009 was reduced accordingly.
Noncash goodwill impairment charge
Noncash goodwill impairment charge was as follows (amounts in thousands):
2009    2008 % Increase
Noncash goodwill charge    $11,702    $0    n/a
In the fourth quarter of 2009, Titan International recorded a noncash charge for the impairment of goodwill of $11.7 million on both a pre-tax and after-tax basis. The charge was associated with the reporting units of the Titan International’s agricultural ($6.9 million), earthmoving/construction ($3.6 million), and consumer ($1.2 million) segments. Titan International performed a fourth quarter 2009 goodwill assessment using a discounted cash flow model that employed a 12.25 per cent. discount rate and 2.5 per cent. terminal growth rate assumption and an EBITDA multiple approach.
The key factors contributing to the goodwill impairment were: (i) depressed sales levels, which began to accelerate during the third quarter of 2009, continued in the fourth quarter resulting from reduced demand for Titan International’s products across the board, a consequence of the worldwide recession and global economic crisis, (ii) many of Titan International’s major customers implemented additional shutdowns during the fourth quarter of 2009, Titan International in turn extended shutdowns at its production facilities to manage the lower demand, (iii) operating losses which began in the third quarter, continued into the fourth quarter associated with lower product demand, (iv) decline in the reporting units’ forecasted financial performance as a result of ongoing weak economic conditions, and (v) in December 2009, in association with Titan International’s convertible note issuance, the rating agencies of Moody’s Investor Service and Standard and Poor’s Rating Services issued a revised outlook on Titan International’s future performance to negative from stable.
Income (loss) from operations
Income (loss) from operations was as follows (amounts in thousands):
2009    2008 % Decrease
Income (loss) from operations    $(18,894)    $73,321    n/a
Percentage of net sales    (2.6)%    7.1%
Loss from operations for the year ended 31 December 2009, was $(18.9) million, or (2.6) per cent. of net sales, compared to income from operations of $73.3 million, or 7.1 per cent. of net sales, in 2008. The reduction in income from operations was the net result of the items previously discussed in the sales, cost of sales, administrative, royalty and noncash goodwill impairment charge line items.
Interest expense
Interest expense was as follows (amounts in thousands):
2009    2008 % Increase
Interest expense    $16,246    $15,122    7%
Interest expense for the year 2009 was $16.2 million compared to $15.1 million in 2008. Titan International’s interest expense for 2009 increased as a result of the higher year-end debt balances. Titan

International capitalized interest costs related to the giant OTR project of $2.0 million in 2009 and $3.2 million in 2008.
Noncash Titan Europe charge
Noncash Titan Europe charge was as follows (amounts in thousands):
2009    2008 % Decrease
Noncash Titan Europe charge    $0    $(37,698)    (100)%
The unrealised loss on the Titan Europe investment in 2008 was $(37.7) million. The unrealised loss was due to a substantial decline in Titan Europe’s publicly quoted price on AIM, at year end 2008. A noncash charge of $37.7 million was recorded at year end 31 December 2008.
Other income
Other income was as follows (amounts in thousands):
2009    2008 % Increase
Other income    $3,138    $2,509    25%
Other income was $3.1 million for the year ended 31 December 2009, as compared to $2.5 million in 2008. The major items included in 2009 were: (i) gain on senior note repurchases of $1.4 million; (ii) investment gain on contractual obligations of $1.3 million; (iii) interest income of $0.2 million; and (iv) other income of $0.2 million.
The major items included in 2008 were: (i) dividend income from the Titan Europe investment of $1.7 million; (ii) interest income of $1.4 million; (iii) investment loss on contractual obligations of $(1.9) million; and (iv) other income of $1.3 million.
Income tax provision (benefit)
Income tax provision (benefit) was as follows (amounts in thousands):
2009    2008 % Decrease
Income tax provision (benefit)    $(7,357)    $9,673    n/a
Titan International recorded an income tax benefit of $(7.4) million in 2009 and income tax expense of $9.7 million in 2008. Titan International’s effective tax rate was 23 per cent. in 2009 and 42 per cent. in 2008. Titan International’s income tax expense and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of the $11.7 million noncash goodwill impairment charge. This noncash goodwill charge is not deductible for income tax purposes.
Net income (loss)
Net income (loss) was as follows (amounts in thousands):
2009    2008 % Increase
Net income (loss)    $(24,645)    $13,337    n/a
Net loss for the year ended 31 December 2009, was $(24.6) million, compared to net income of $13.3 million in 2008. Basic loss per share was $(0.71) for the year ended 31 December 2009, as compared to earnings per share of $0.39 in 2008. Diluted loss per share was $(0.71) for the year ended 31 December 2009, as compared to earnings per share of $.38 in 2008. Titan International’s net income and earnings per share were lower due to the items previously discussed.

Segment summary (Amounts in thousands) 2009	Agricultural	Earthmoving/Construction	Consumer	Corporate Expenses	Consolidated Totals
Net sales	$563,528	$144,589	$19,482	$—	$727,599
Gross profit (loss)	51,955	3,595	1,604	(1,189)	55,965
Income (loss) from operations	26,980	(7,999)	(206)	(37,669)	(18,894)
2008
Net sales	$729,895	$281,008	$25,797	$—	$1,036,700
Gross profit (loss)	89,782	46,047	3,938	(53)	139,714
Income (loss) from operations	74,241	38,422	3,303	(42,645)	73,321
Agricultural segment results
Agricultural segment results were as follows (amounts in thousands):
			2009	2008	% Decrease
Net sales			$563,528	$729,895	-23%
Gross profit			51,955	89,782	-42%
Income from operations			26,980	74,241	-64%
Net sales in the agricultural market were $563.5 million for the year ended 31 December 2009, as compared to $729.9 million in 2008. The significantly lower sales levels resulted from reduced demand for Titan International’s products, as many of it’s major customers implemented extended shutdowns during the second half of 2009 as a consequence of the worldwide recession and economic crisis. Titan International in turn scheduled extended shutdowns at its production facilities to manage lower demand.
Gross profit in the agricultural market was $52.0 million for the year 2009, as compared to $89.8 million in 2008. Income from operations in the agricultural market was $27.0 million for the year 2009, as compared to $74.2 million in 2008. The reduction in gross profit and income from operations in the agricultural market was primarily attributed to lower farm equipment sales and the corresponding reduction in manufacturing efficiencies associated with the agricultural segment. The income from operations was also decreased by a noncash goodwill impairment charge of $6.9 million.
Earthmoving/Construction segment results
Earthmoving/construction segment results were as follows (amounts in thousands):

	2009	2008	% Decrease
Net sales	$144,589	$281,008	-49%
Gross profit	3,595	46,047	-92%
Income (loss) from operations	(7,999)	38,422	n/a
Titan International’s earthmoving/construction market net sales were $144.6 million for the year ended 31 December 2009, as compared to $281.0 million in 2008. The significantly lower sales levels resulted from reduced demand for Titan International’s products, as many of it’s major customers implemented extended shutdowns during the second half of 2009 as a consequence of the worldwide recession and economic crisis. Titan International in turn scheduled extended shutdowns at its production facilities to manage lower demand. Also negatively impacting this segment was the major reduction in the construction market related to commercial, residential and infrastructure.
Gross profit in the earthmoving/construction market was $3.6 million for the year 2009, as compared to $46.0 million in 2008. Titan International’s earthmoving/construction market loss from operations was $(8.0) million for the year 2009, as compared to income from operations of $38.4 million in 2008. Gross profit and income from operations declined as a result of the major sales contraction and the substantial negative manufacturing efficiencies associated with the earthmoving/construction segment. The income from operations was also decreased by a noncash goodwill impairment charge of $3.6 million.

Consumer segment results
Consumer segment results were as follows (amounts in thousands):

	2009	2008	% Decrease
Net sales	$19,482	$25,797	-24%
Gross profit	1,604	3,938	-59%
Income (loss) from operations	(206)	3,303	n/a

Consumer market net sales were $19.5 million for the year ended 31 December 2009, as compared to $25.8 million in 2008. The reduction in consumer market sales is attributed to the large contraction in consumer discretionary spending resulting from the recession and economic crisis.
Gross profit from the consumer market was $1.6 million in 2009 as compared to $3.9 million in 2008. Consumer market loss from operations was $(0.2) million for the year 2009, as compared to income from operations of $3.3 million in 2008. Gross profit and income from operations declined primarily as a result of reduced sales levels and the negative manufacturing efficiencies related to the 2009 extended shutdowns. The income from operations was also reduced by a noncash goodwill impairment charge of $1.2 million.
Corporate expenses
Income from operations on a segment basis does not include corporate expenses or depreciation and amortization expense related to property, plant and equipment carried at the corporate level totaling $37.7 million for the year ended 31 December 2009, as compared to $42.6 million in 2008.
Corporate expenses for the year ended 31 December 2009, were composed of selling and marketing expenses of approximately $18 million and administrative expenses of approximately $20 million.
Corporate expenses for the year ended 31 December 2008, were composed of selling and marketing expenses of approximately $20 million and administrative expenses of approximately $23 million.
The lower corporate expenses for 2009 as compared to the previous year resulted from cost reductions and reduced spending due to the lower sales levels.

LIQUIDITY AND CAPITAL RESOURCES
Cash flows
As of 30 June 2012, Titan International had $149.5 million of cash within various bank accounts.

	30 31 June December
(amounts in thousands)	2012 2011	Change
Cash	$149,450 $129,170	$20,280
Operating Cash Flows
Summary of cash flows from operating activities:
	Six months ended
	30 June
(Amounts in thousands)	2012 2011	Change
Net income	$79,719 $22,520	$57,199
Depreciation and amortization	23,553 21,146	2,407
Noncash convertible debt conversion charge	16,135	(16,135)
Deferred income tax provision	572 8,446	(7,874)
Supply agreement termination income	(26,134) —	(26,134)
Accounts receivable	(51,659) (152,495)	100,836
Inventories	(26,335) (34,968)	8,633
Accounts payable	37,346 77,736	(40,390)
Other current liabilities	(259) 19,269	(19,528)
Other liabilities	18,565 (2,844)	21,409
Other operating activities	(6,685) (5,577)	(1,108)
Cash provided by (used for) operating activities	$48,683 $(30,632)	$79,315
In the first six months of 2012, operating activities provided cash of $48.7 million, which included net income of $79.7 million and an increase in accounts payable and other liabilities of $37.3 million and $18.6 million, respectively, Net income included $23.6 million of noncash charges for depreciation and amortization. Positive cash inflows were offset by increases in accounts receivable and inventory of $51.7 million and $26.3 million, respectively, and noncash supply agreement income of $26.1 million.
In the first six months of 2011, operating activities used cash of $30.6 million. This cash was primarily used by increases in accounts receivable and inventory of $152.5 million and $35.0 million, respectively, offset by higher accounts payable of $77.7 million. Net income of $22.5 million included $21.1 million of noncash charges for depreciation and amortization, as well as a noncash convertible debt conversion charge of $16.1 million. Deferred tax assets were reduced by $8.4 million as Titan International used current income to reduce the deferred tax asset for previously recorded net operating losses.
Operating cash flows increased $79.3 million when comparing the six months ended June 30, 2012, to the six months ended June 30, 2011. Net income in the first six months of 2012 was $57.2 million higher than the net income in the first six months of 2011. When comparing the first six months of 2012 to the first six months of 2011, cash flows from accounts receivable increased $100.8 million, resulting primarily from the April 2011 Goodyear Latin America business acquisition not including accounts receivable. The accounts receivable decrease was partly offset by decreases in accounts payable of $40.4 million and the noncash supply agreement termination income of $26.1 million.
Titan International’s inventory and accounts receivable balances were higher at June 30, 2012, as compared to December 31, 2011. Days sales in inventory remained stable at 54 days at June 30, 2012, compared to 55 days at December 31, 2011, as inventory grew proportionately with sales. Days sales outstanding increased to 47 days at June 30, 2012, from 42 days at December 31, 2011. Titan International’s days sales outstanding at the end of July and December is generally lower than other months of the year as a result of decreased sales in those months as the result of plant shutdowns.

Investing Cash Flows Summary of cash flows from investing activities:
	Six months ended
	30 June
(Amounts in thousands)	2012 2011	Change
Acquisitions	$— $(99,118)	$99,118
Capital expenditures	$(19,006) $(10,196)	$(8,810)
Other investing activities	453 1,395	(942)
Cash used for investing activities	$(18,553) $(107,919)	$89,366
Net cash used for investing activities was $18.6 million in the first six months of 2012, as compared to $107.9 million in the first six months of 2011. Titan International invested a total of $19.0 million in capital expenditures in the first six months of 2012, compared to $10.2 million in 2011. The 2012 and 2011 expenditures represent various equipment purchases and improvements to enhance production capabilities of Titan International’s existing business and maintaining existing equipment. Titan International invested a total of $99.1 million in acquisitions in the first six months of 2011. The other investing activities are primarily the result of asset disposals.

Financing Cash Flows Summary of cash flows from financing activities:
	Six months ended
	30 June
(Amounts in thousands)	2012	2011	Change
Repurchase of senior notes	$—	$(1,064)	$1,064
Term loan borrowing	4,378	14,148	(9,770)
Proceeds from exercise of stock options	887	477	410
Payment on debt	(14,226)	—	(14,226)
Excess tax benefit from stock options exercised	190	—	190
Dividends paid	(423)	(387)	(36)
Cash provided by (used for) financing activities	$(9,194)	$13,174	$(22,368)
In the first six months of 2012, $9.2 million of cash was used for financing activities. This cash was primarily used for the payment on term loan borrowings of $14.2 million that was originally borrowed to provide working capital for Titan International’s Latin American operations. This was partially offset by $4.4 million of additional term loan borrowings for Titan International’s Latin American operations.
In the first six months of 2011, $13.2 million of cash was provided by financing activities. This cash was primarily provided by term loan borrowings of $14.1 million used to provide working capital for Titan International’s Latin American operations.
Financing cash flows decreased by $22.4 million when comparing first six months of 2012 to 2011. This change was primarily the result of the repayment of term loan borrowings in the first six months of 2012.
Other Issues
Titan International’s business is subject to seasonal variations in sales that affect inventory levels and accounts receivable balances. Historically, Titan International tends to have higher production levels in the first and second quarters.
Debt Covenants
Titan International’s revolving credit facility (“credit facility”) contains various covenants and restrictions. The financial covenants in this agreement require that:

●	Collateral coverage be equal to or greater than 1.2 times the outstanding revolver balance.

●	If the 30-day average of the outstanding revolver balance exceeds $70 million, the fixed charge coverage ratio be equal to or greater than a 1.1 to 1.0 ratio.
Restrictions include:

●	Limits on payments of dividends and repurchases of Titan International’s stock.

●	Restrictions on the ability of Titan International to make additional borrowings, or to consolidate, merge or otherwise fundamentally change the ownership of Titan International.

●	Limitations on investments, dispositions of assets and guarantees of indebtedness.

●	Other customary affirmative and negative covenants.
Titan International was in compliance with these covenants and restrictions as of 30 June 2012. The collateral coverage ratio was not applicable as there were no outstanding borrowings under the revolving credit facility at 30 June 2012. The fixed charge coverage ratio did not apply for the quarter ended 30 June 2012.
As of 31 December 2011, Titan International had $129.2 million of cash within various bank accounts. The cash balance decreased by $(110.3) million from 31 December 2010, due to the following items.

(Amounts in thousands)
	Year ended 31 December
	2011	2010	Change
Cash	$129,170	$239,500	$(110,330)
Operating cash flows
Summary of cash flows from operating activities:
(Amounts in thousands)
	Year ended 31 December
	2011	2010	Change
Net income (loss)	$58,136	$(5,926)	$64,062
Depreciation and amortization	44,908	37,567	7,341
Noncash convertible debt conversion charge	16,135	—	16,135
Deferred income tax provision	(449)	(2,080)	1,631
Loss on note repurchase		14,573	(14,573)
Accounts receivable	(105,619)	(21,491)	(84,128)
Inventories	(55,607)	(8,007)	(47,600)
Accounts payable	44,991	11,035	33,956
Other current liabilities	9,192	11,426	(2,234)
Other operating activities	(7,261)	13,614	(20,875)
Cash provided by operating activities	$4,426	$50,711	$(46,285)
For the year ended 31 December 2011, operating activities provided cash of $4.4 million, that was $46.3 million less than the prior year, primarily due to changes in operational working capital. The major source of funds was net income of $58.1 million, adjusted for noncash provision of depreciation and amortization of $44.9 million, and the noncash convertible debt conversion charge of $16.1 million, all of which increased from the prior year. The changes in operational working capital decreased cash flows by $109.3 million in 2011 compared to an increase of $1.6 million in 2010, primarily due to the acquisition of the Goodyear Latin American business that did not include accounts receivable, and an increase in inventory due to sales growth in the business and increased raw material costs.
In comparison, for the year ended 31 December 2010, operating activities provided cash of $50.7 million which included a net loss of $(5.9) million, an increase in accounts payable of $11.0 million, an increase in other current liabilities of $11.4 million and cash flows from other operating activities of $13.6 million. Net loss included noncash charges of $37.6 million for depreciation and amortization and a $14.6 million loss on note repurchase. Positive cash flows were offset by increases in accounts receivable and inventory of $21.5 million and $8.0 million, respectively.
For the year ended 31 December 2009, operating activities provided cash of $72.3 million. This cash was primarily provided by decreases in accounts receivable of $59.0 million and inventories of $37.2 million. Positive cash flows were offset by net loss of $(24.6) million and decreases in accounts payable of $41.3 million. Included as a reduction to net income were noncash charges of $34.3 million for depreciation and amortization and $11.7 million for the noncash goodwill impairment charge.
Operating cash flows decreased $21.6 million from the year ended 31 December 2009, to 31 December 2010. The net loss for 2010 decreased $18.7 million from the loss in 2009. When comparing 2010 to 2009, cash flows from accounts receivable and inventories decreased $80.5 million and $45.2 million, respectively. These decreases were offset by increases in cash flow from accounts payable of $52.3 million. The increases in accounts receivable and accounts payable is the result of significantly higher fourth quarter sales, which increased approximately 59 per cent. when comparing the fourth quarter of 2010 to the fourth quarter of 2009. The inventory increase in 2010 was due to rebuilding inventory balances from the substantially reduced year end 2009 inventory levels.

Investing cash flows Summary of cash flows from investing activities: (Amounts in thousands)
	Year ended 31 December
	2011	2010	Change
Acquisitions	$(99,118)	$—	$(99,118)
Purchases of marketable securities	(30,000)	—	(30,000)
Sales of marketable securities	31,586	—	31,586
Capital expenditures	(35,744)	(28,854)	(6,890)
Other investing activities	2,473	106	2,367
Cash used for investing activities	$(130,803)	$(28,748)	$(102,055)

Net cash used for investing activities was $130.8 million in 2011, as compared to $28.7 million in 2010 and $40.9 million in 2009. Titan International invested a total of $99.1 million in acquisitions, and $30.0 million in marketable securities in 2011. This was partially offset by sales of marketable securities of $31.6 million. Titan International invested a total of $35.7 million in capital expenditures in 2011, compared to $28.9 million in 2010 and $39.5 million in 2009. In 2011, approximately $9 million of the capital expenditures related to the purchase of land, buildings, and certain equipment at Goodyear’s Union City, TN closed tire plant. In 2010, approximately $7 million of the capital expenditures related to the purchase of Denman Tire molds and equipment. Capital expenditures include Giant OTR Project expenditures of approximately $23 million in 2009. The remaining capital expenditures of approximately $27 million in 2011, approximately $22 million in 2010, and approximately $16 million in 2009, represent various equipment purchases and improvements to enhance production capabilities of Titan International’s existing business and maintaining existing equipment.
Cash used for investing increased $102.1 million from the year ended 31 December 2010, to 31 December 2011. This increase in cash use was primarily the result of acquisitions, which included Goodyear’s Latin American business for approximately $98.6 million.

Financing cash flows Summary of cash flows from financing activities: (Amounts in thousands)
	Year ended 31 December
	2011	2010	Change
Proceeds from borrowings	$—	$200,000	$(200,000)
Repurchase of senior notes	(1,064)	(206,166)	205,102
Term loan borrowing	25,879	—	25,879
Proceeds from exercise of stock options	524	285	239
Payment of financing fees	—	(5,057)	5,057
Payment on debt	(8,856)	—	(8,856)
Excess tax benefit from stock options exercised	706	—	706
Dividends paid	(809)	(707)	(102)
Cash provided by (used for) financing activities	$16,380	$(11,645)	$28,025
Net cash provided by financing activities was $16.4 million in 2011. The cash was primarily provided by term loan borrowings of $25.9 million used to provide working capital to Titan International’s Latin American operations. This was partially offset by payment on debt of $8.9 million.
Net cash used for financing activities was $11.6 million in 2010. $206.2 million was used to repurchase senior notes and $5.1 million was used for payment of financing fees. This was offset by proceeds from the issuance of $200.0 million of 7.875 per cent. senior secured notes due 2017.
Net cash provided by financing activities was $136.1 million in 2009. This cash was provided primarily by 5.625 per cent. convertible senior subordinated notes proceeds of $172.5 million. This was offset by payments on Titan International’s credit facility of $25 million, payment of financing fees of $7.1 million and repurchase of senior notes of $4.7 million.
Financing cash flows increased by $28.0 million when comparing 2011 to 2010. Also, financing cash flows decreased $147.8 million when comparing 2010 to 2009. The changes from year to year are primarily the result of activity related to debt borrowings and payments.
Debt covenants
Titan International’s revolving credit facility (credit facility) contains various covenants and restrictions. The financial covenants in this agreement require that:

●	Collateral coverage be equal to or greater than 1.2 times the outstanding revolver balance.

●	If the 30-day average of the outstanding revolver balance exceeds $70 million, the fixed charge coverage ratio be equal to or greater than a 1.1 to 1.0 ratio.
Restrictions include:

●	Limits on payments of dividends and repurchases of Titan International’s stock.

●	Restrictions on the ability of Titan International to make additional borrowings, or to consolidate, merge or otherwise fundamentally change the ownership of Titan International.

●	Limitations on investments, dispositions of assets and guarantees of indebtedness.

●	Other customary affirmative and negative covenants.
Titan International was in compliance with these covenants and restrictions as of 31 December 2011. The collateral coverage ratio was not applicable as there were no outstanding borrowings under the revolving credit facility at 31 December 2011. The fixed charge coverage ratio did not apply for the quarter ended 31 December 2011.

Seasonality
Titan International’s business is subject to seasonal variations in sales that affect inventory levels and accounts receivable balances. Historically, Titan International tends to experience higher sales demand in the first and second quarters. However, in 2011, Titan International’s third and fourth quarter sales continued at a high level due to increased demand in all of Titan International’s segments.
Liquidity outlook
At 30 June 2012, Titan International had $149.5 million of cash and cash equivalents which includes $8.7 million held in foreign countries. Titan International’s current plans do not demonstrate a need to repatriate the foreign amounts to fund U.S. operations. For the six months to 30 June 2012 Titan International increased its cash and cash equivalents by approximately $20.3 million.
Since the 30 June 2012, the Titan International Group has completed the acquisition of a 56 per cent. interest in the Planet Corporation Group for a cash consideration of approximately $33.4 million, settled in August 2012, and made payment in July 2012 of the semi-annual interest charge of $3.2 million under its 5.625 per cent. convertible senior subordinated notes. The underlying trading of the Titan International Group has continued to be cash and cash equivalent accretive since the 30 June 2012 and therefore as at 31 August 2012 (being the latest period to which unaudited management accounts have been prepared to prior to the publication of this document), Titan International had approximately $149.6 million of cash and cash equivalents.
As at 13 September 2012 (being the last Business Day prior to publication of this document), the Titan International Group has outstanding bank debt due within one year of approximately $7.6 million pursuant to:

●
a two year unsecured $10.0 million term loan with Bank of America, N.A. (“Brazil Term Loan”) entered into in May 2011 to provide working capital for the Sao Paulo, Brazil manufacturing facility, of which approximately $5 million has been drawn down; and

●	working capital loans for the Sao Paulo, Brazil manufacturing facility totaling approximately $2.6 million (“Brazil Other Debt”).
In addition, Titan International’s wholly-owned Brazilian subsidiary has a revolving line of credit (“Brazil Revolving Line of Credit”) established with Bank of America Merrill Lynch Banco Multiplo S.A. in May 2011. As at the date of this document, there were no borrowings outstanding on the Revolving Line of Credit.
As at 13 September 2012 (being the last Business Day prior to publication of this document), the Titan International Group also has the following debts due after more than one year under long term bonds issued:

●	$200.0 million under its 7.875 per cent. senior secured notes due October 2017; and

●	$112.9 million under its 5.625 per cent. convertible senior subordinated notes which are convertible and repayable by January 2017.
In addition, Titan International has a $100 million revolving credit facility (“Credit Facility”) with Bank of America, N.A., which has a termination date of January 2014. As at 13 September 2012 (being the last business day prior to publication of this document), there were no outstanding borrowings under the Credit Facility.
For further details are set out in Note 9 to the Titan International unaudited condensed consolidated financial information as set out in Part A of Part 7 of this document and paragraph 13 of Part 13 of this document.
There is no significant seasonality in the borrowing requirements of the Titan International Group.
The funds available as a result of the facilities mentioned above and the existing cash resources will be utilised to satisfy the Titan International Group's planned capital investment and other commitments.
Capital expenditures for the remainder of 2012 are forecasted to be approximately $30 million. In addition, in August 2012 Titan International completed the acquisition of a 56 per cent. investment in Planet Corporation Group for approximately $33.4 million which has been settled in cash from existing cash resources. Cash payments for interest are currently forecasted to be approximately $12 million for the remainder of 2012 based on 30 June 2012 debt balances. The forecasted interest payments are comprised primarily of a semi-annual payment of $3.2 million for the 5.625 per cent. convertible senior subordinated notes paid in July and a semi-annual payment of $7.9 million for the 7.875 per cent. senior secured notes due on 1 October. These cash payments and capital co-investments will be satisified from existing cash resources.
In the future, Titan International may seek to grow by making acquisitions which will depend on the ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance those acquisitions.
Subject to the terms of indebtedness, Titan International may finance future acquisitions with cash on hand, cash from operations, drawing down part or all of the Credit Facility additional indebtedness and/or by issuing additional equity securities.
Inflation
Titan International is subject to the effect of price fluctuations. During 2011, 2010 and 2009, Titan International realised price increases for certain purchases of steel and rubber used in the manufacture of its products. While the cost outlook for commodities used in Titan International’s production is not certain, management believes it can manage these inflationary pressures by introducing appropriate sales price adjustments and through contract provisions with OEMs. However, these price adjustments may lag the inflationary pressures.
Contractual obligations
We are party to numerous contracts and arrangements that obligate us to make cash payments in future years. These contracts include financing arrangements such as debt agreements and leases, as well as contracts for the purchase of goods and services.
The following table is a summary of our contractual obligations as of 31 December 2011:

$'000	Total	Payments due by period Less than 1 Year 1-3 Years 3-5 Years			More than 5 Years
Contractual Obligations	$200,000	$—	$—	$—	$200,000
7.875% senior secured notes due 2017	112,881			—	112,881
5.625% senior subordinated convertible notes due 2017 Other debt	16,723	11,723	5,000	—	—
Interest expense (a) Operating leases	123,918	23,210	44,432	44,199	12,077
Purchase obligations	1,427	567	805	55	—
Other long-term liabilities (b)	42,613	15,464	26,271	878	—
Total	38,100	7,000	10,400	7,700	13,000
	$535,662	$57,964	$86,908	$52,832	$337,958

(a)
Interest expense is estimated based on Titan International’s year-end 2011 debt balances, maturities and interest rates. The estimates assume no credit facility borrowings. Titan International’s actual debt balances and interest rates may fluctuate in the future. Therefore, actual interest payments may vary from those payments detailed in the above table.

(b)
Other long-term liabilities represent Titan International’s estimated funding requirements for the frozen defined benefit pension plans. Titan International’s liability for pensions is based on a number of assumptions, including discount rates, rates of return on investments, mortality rates and other factors. Certain of these assumptions are determined with the assistance of outside actuaries. Assumptions are based on past experience and anticipated future trends and are subject to a number of risks and uncertainties and may lead to significantly different pension liability funding requirements.

Off-balance sheet arrangements
Titan International has no material off-balance sheet arrangements.

CAPITALISATION AND INDEBTEDNESS
The following table shows the capitalisation and indebtedness of Titan International at 30 June 2012. The financial information has been extracted from Titan International’s unaudited consolidated financial statements for the six months ended 30 June 2012.

Capitalization and Indebtedness
$’000
Total current debt
Guaranteed    $–
Secured    –
Unsecured    7,596
Total current debt    $7,596
Total non-current debt
Guaranteed – 5.625% convertible senior notes due 2017    $112,881
Secured – 7.875% senior secured notes due 2017    200,000(2)
Unguaranteed/secured    –
Total non-current debt    $312,881
Shareholder’s equity:
Share capital    $(17,796)(12)
Legal reserve    383,102(1)
Other reserves    –
Total Shareholder’s equity    $365,306
(1)Accumulated profit and loss amounts not included within.
(2)Details of security set out in material contracts, paragraph 13 of Part 13 of this document.
(3)Includes Treasury stock.
The following table shows the consolidated net indebtedness of Titan International at 30 June 2012:
$’000
Net indebtedness
Cash    ($149,450)
Cash equivalent    –
Trading securities    –
Liquidity    (149,450)
Current financial receivable    –
Current bank debt    7,596
Current portion of non-current debt    –
Other current financial debt    –
Current financial debt    7,596
Net current financial indebtedness    (141,854)
Non-current bank loans    –
Bonds issued    312,881
Other non-current loans    –
Non-current financial indebtedness    312,881
Net financial indebtedness    $171,027

There has been no material change in the capitalisation and indebtedness of Titan International since 30 June 2012. Therefore, as at 13 September 2012 (being the last Business Day prior to publication of this document), Titan International’s current borrowings, being the aggregation of its total current debt and total non-current debt, is approximately $312.9 million.
For further details see Note 9 to the Titan International unaudited condensed consolidated financial information as set out in Part A of Part 7 of this document.
CRITICAL ACCOUNTING ESTIMATES
Preparation of the financial statements and related disclosures in compliance with accounting principles generally accepted in the United States of America requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. Titan International’s application of these policies involves assumptions that require difficult subjective judgments regarding many factors, which, in and of themselves, could materially impact the financial statements and disclosures. A future change in the estimates, assumptions or judgments applied in determining the following matters, among others, could have a material impact on future financial statements and disclosures.
Asset and business acquisitions
The allocation of purchase price for asset and business acquisitions requires management estimates and judgment as to expectations for future cash flows of the acquired assets and business and the allocation of those cash flows to identifiable intangible assets in determining the estimated fair value for purchase price allocations. If the actual results differ from the estimates and judgments used in determining the purchase price allocations, impairment losses could occur. To aid in establishing the value of any intangible assets at the time of acquisition, Titan International typically engages a professional appraisal firm.
Impairment of goodwill
Titan International reviews goodwill to assess recoverability from future operations during the fourth quarter of each annual reporting period, and whenever events and circumstances indicate that the carrying values may not be recoverable. The carrying value of Titan International’s goodwill was $19.8 million at 31 December 2011 and zero at 31 December 2010. Titan International has elected to early adopt Accounting Standards Update (ASU) 2011-08 and first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. Based on a qualitative assessment at 31 December 2011, Titan International determined the two-step goodwill impairment test was not required. Significant assumptions relating to future operations must be made when estimating future cash flows in analyzing goodwill for impairment.
When the two-step goodwill impairment test is performed, Titan International evaluates the recoverability of goodwill by estimating the future discounted cash flows of the reporting unit to which the goodwill relates and using an earnings before interest, taxes, depreciation, and amortization (EBITDA) multiple approach. In determining the estimated future cash flows, Titan International considers current and projected future levels of income as well as business trends and economic conditions. When Titan International’s estimated fair value of the reporting unit is less than the carrying value, a second step of the impairment analysis is performed. In this second step, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities. If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment loss.
Inventories
Inventories are valued at the lower of cost or market. At 31 December 2011, approximately 30 per cent. of Titan International’s inventories were valued under the last-in, first out (“LIFO”) method. The major steel material inventory and related work-in-process and their finished goods are accounted for under the LIFO method. The remaining inventories were valued under the first-in, first out (“FIFO”) method or average cost method. Market value is estimated based on current selling prices.
Estimated provisions are established for slow-moving and obsolete inventory.

Income taxes
Deferred income tax provisions are determined using the liability method whereby deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and income tax basis of assets and liabilities. Titan International assesses the realizability of its deferred tax asset positions and recognizes and measures uncertain tax positions in accordance with ASC 740 Income Taxes.
Retirement benefit obligations
Pension benefit obligations are based on various assumptions used by third-party actuaries in calculating these amounts. These assumptions include discount rates, expected return on plan assets, mortality rates and other factors. Revisions in assumptions and actual results that differ from the assumptions affect future expenses, cash funding requirements and obligations. Titan International has three frozen defined benefit pension plans and one defined benefit plan that previously purchased a final annuity settlement. Titan International expects to contribute approximately $7 million to these frozen defined pension plans in 2012.
The effect of hypothetical changes to selected assumptions on Titan International’s frozen pension benefit obligations would be as follows (amounts in thousands):
Product warranties
Titan International provides limited warranties on workmanship on its products in all market segments. The majority of Titan International’s products have a limited warranty that ranges from zero to ten years, with certain products being prorated after the first year. Titan International calculates a provision for warranty expense based on past warranty experience. Actual warranty experience may differ from historical experience. Titan International’s warranty accrual was $17.7 million at 31 December 2011, and $12.5 million at 31 December 2010.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to market risk from changes in short-term interest rates, foreign currency exchange rates and commodity prices that could impact our results of operations and financial condition. Titan International address our exposure to these risks through our normal operating and financing activities.
Exchange Rate Sensitivity
Titan International is exposed to fluctuations in the Brazilian Real, British pound, Euro and other world currencies. Titan International does not hedge foreign currency transaction or translation exposures. Titan International’s net investment in foreign entities translated into U.S. dollars was $111.4 million at 31 December 2011, and $22.7 million at 31 December 2010. The hypothetical potential loss in value of Titan International’s net investment in foreign entities resulting from a 10 per cent. adverse change in foreign currency exchange rates at 31 December 2011, would amount to approximately $11.1 million.
Commodity Price Sensitivity
Titan International does not generally enter into long-term commodity contracts and does not use derivative commodity instruments to hedge its exposures to commodity market price fluctuations. Therefore, Titan International is exposed to price fluctuations of its key commodities, which consist primarily of steel, natural rubber, synthetic rubber and carbon black. Titan International attempts to pass on certain material price increases and decreases to its customers, depending on market conditions.
Interest Rate Sensitivity
Titan International has a $100 million credit facility that has a variable interest rate. If the credit facility were fully drawn, a change in the interest rate of 100 basis points, or 1 per cent., would change Titan International’s interest expense by approximately $1.0 million. At 31 December 2011, there were no borrowings under the credit facility.

PART 7
TITAN INTERNATIONAL FINANCIAL INFORMATION
Basis of financial information
The following pages reproduce (a) the unaudited condensed consolidated financial information of Titan International as of and for the six months ended 30 June 2012; and (b) the audited consolidated financial information of Titan International as of and for the years ended 31 December 2011 and 31 December 2010; and (c) the audited consolidated financial information of Titan International as of and for the years ended 31 December 2009 all prepared in accordance with US GAAP.
Titan International’s Quarterly Report on Form 10-Q filed with the SEC on 26 July 2012 contains Titan International’s unaudited condensed consolidated financial statements for the six months ended 30 June 2012 (prepared in accordance with US GAAP) which has been reviewed in accordance with the rules of the Securities and Exchange Commission by Grant Thornton LLP, Chicago but no audit report was provided or required to be provided.
Titan International’s Annual Report on Form 10-K filed with the SEC on 23 February, 2012 contains Titan International’s audited consolidated financial statements for the years ended 31 December 2011, 31 December 2010 and 31 December 2009 and at 31 December 2011 and 31 December 2010 (prepared in accordance with US GAAP), together with the audit report in respect of such financial statements.
Titan International’s Annual Report on Form 10-K filed with the SEC on 9 November 2011 contains Titan International’s audited consolidated financial statements for the years ended 31 December 2010, 31 December 2009 and 31 December 2008 and at 31 December 2010 and 31 December 2009 (prepared in accordance with US GAAP), together with the audit report in respect of such financial statements.
In this Part 7 references to “Company” are to Titan International and its subsidiaries.

PART A: Titan International unaudited condensed consolidated financial information for the 6 months ended 30 June 2012 (under US GAAP)
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED) (All amounts in thousands, except per share data)

	Three months ended 30 June		Six months ended 30 June
	2012	2011	2012	2011
Net sales	$459,233	$404,447	$922,321	$685,276
Cost of sales	377,147	340,113	746,872	564,670
Gross profit	82,086	64,334	175,449	120,606
Selling, general and administrative expenses	23,410	16,573	54,245	41,866
Research and development expenses	1,189	1,014	2,697	2,197
Royalty expense	2,652	2,350	5,001	5,267
Supply agreement termination income	(26,134)	—	(26,134)	—
Income from operations	80,969	44,397	139,640	71,276
Interest expense	(6,217)	(6,149)	(12,512)	(12,429)
Noncash convertible debt conversion charge	—	—	—	(16,135)
Other income	613	2,270	3,724	2,463
Income before income taxes	75,365	40,518	130,852	45,175
Provision for income taxes	31,040	14,962	51,133	22,655
Net income	44,325	25,556	79,719	22,520
Net income (loss) attributable to noncontrolling interests	269	(8)	244	(8)
Net income attributable to Titan International	$44,056	$25,564	$79,475	$22,528
Earnings per common share:
Basic	$1.05	$0.61	$1.89	$0.55
Diluted	$0.84	$0.50	$1.53	$0.47
Average common shares and equivalents outstanding:
Basic	42,158	41,981	42,132	41,250
Diluted	53,516	53,394	53,492	53,229
Dividends declared per common share:	$0.005	$0.005	$0.010	$0.010

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED) (All amounts in thousands)

	Three months ended 30 June 2012 2011
Net income	$44,325	$25,556
Unrealized gain (loss) on investments, net of tax of $3,276 and
$7,886, respectively	(5,580)	14,645
Currency translation adjustment	(8,136)	2,932
Pension liability adjustments, net of tax of $491 and $364, respectively	836	592
Comprehensive income	31,445	43,725
Net comprehensive income (loss) attributable to noncontrolling interests	269	(8)
Comprehensive income attributable to Titan International	$31,176	$43,733

	Six months ended 30 June 2012 2011
Net income	$79,719	$22,520
Unrealized gain on investments, net of tax of $199 and $7,351, respectively	337	13,652
Currency translation adjustment	(4,569)	2,932
Pension liability adjustments, net of tax of $982 and $727, respectively	1,672	1,185
Comprehensive income	77,159	40,289
Net comprehensive income (loss) attributable to noncontrolling interests	244	(8)
Comprehensive income attributable to Titan International	$76,915	$40,297
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED) (All amounts in thousands, except share data)	June 30, 2031
	2012	2011
Assets
Current assets
Cash and cash equivalents	$149,450	$129,170
Accounts receivable, net	237,418	189,527
Inventories	214,858	190,872
Deferred income taxes	29,773	26,775
Prepaid and other current assets	38,637	28,249
Total current assets	670,136	564,593
Property, plant and equipment, net	324,676	334,742
Other assets	99,187	110,951
Total assets	$1,093,999	$1,010,286
Liabilities and Equity
Current liabilities
Short-term debt	$7,596	$11,723
Accounts payable	109,555	76,574
Other current liabilities	70,464	87,469
Total current liabilities	187,615	175,766
Long-term debt	312,881	317,881
Deferred income taxes	43,243	38,691
Other long-term liabilities	73,184	81,069
Total liabilities	616,923	613,407
Equity:
Titan International stockholder’s equity
Common stock (no par, 120,000,000 shares authorized, 44,092,997 issued)	37	37
Additional paid-in capital	383,102	380,295
Retained earnings	146,105	67,053
Treasury stock (at cost, 1,805,065 and 1,887,316 shares, respectively)	(16,600)	(17,338)
Treasury stock reserved for deferred compensation	(1,233)	(1,233)
Accumulated other comprehensive loss	(36,135)	(33,575)
Total Titan International stockholders’ equity	475,276	395,239
Noncontrolling interests	1,800	1,640
Total equity	477,076	396,879
Total liabilities and equity	$1,093,999	$1,010,286
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN EQUITY (UNAUDITED) (All amounts in thousands, except share data)

Number of common shares	Number of common shares	Common stock	Additional paid-in-capital	Retained earnings	Treasury stock	Treasury stock reserved for contractual obligations	Accumulated other comprehensive income (loss)	Total Titan Equity	Noncontrolling interest	Total Equity
Balance January 1, 2012	42,205,681	$37	$380,295	$67,053	$(17,338)	$(1,233)	$(33,575)	$395,239	$1,640	$396,879
Net income				79,475				79,475	244	79,719
Currency translation adjustment							(4,569)	(4,569)		(4,569)
Pension liability adjustments, net of tax							1,672	1,672		1,672
Unrealized gain on investment, net of tax							337	337		337
Dividends on common stock				(423)				(423)		(423)
Exercise of stock options	68,898		269		618			887		887
Consolidated joint venture								—	(84)	(84)
Stock-based compensation			2,175					2,175		2,175
Tax benefit related to stock-based compensation			190					190		190
Issuance of treasury stock under 401(k) plan	13,353		173		120			293		293
Balance 30 June 2012	42,287,932	$37	$383,102	$146,105	$(16,600)	$(1,233)	$(36,135)	$475,276	$1,800	$477,076

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED) (All amounts in thousands)

	Six months ended 30 June
	2012	2011
Cash flows from operating activities:
Net income	$79,719	$22,520
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	23,553	21,146
Deferred income tax provision	572	8,446
Noncash convertible debt conversion charge	—	16,135
Supply agreement termination income	(26,134)	—
Stock-based compensation	2,175	1,384
Excess tax benefit from stock options exercised	(190)	—
Issuance of treasury stock under 401(k) plan	293	268
Gain on acquisition	—	(919)
Increase in assets:
Accounts receivable	(51,659)	(152,495)
Inventories	(26,335)	(34,968)
Prepaid and other current assets	(11,305)	(6,088)
Other assets	2,342	(222)
Increase (decrease) in liabilities:
Accounts payable	37,346	77,736
Other current liabilities	(259)	19,269
Other liabilities	18,565	(2,844)
Net cash provided by (used for) operating activities	48,683	(30,632)
Cash flows from investing activities:
Capital expenditures	(19,006)	(10,196)
Acquisitions, net of cash acquired	—	(99,118)
Other	453	1,395
Net cash used for investing activities	(18,553)	(107,919)
Cash flows from financing activities:
Repurchase of senior unsecured notes	—	(1,064)
Payment on debt	(14,226)	—
Term loan borrowing	4,378	14,148
Proceeds from exercise of stock options	887	477
Excess tax benefit from stock options exercised	190	—
Dividends paid	(423)	(387)
Net cash provided by (used for) financing activities	(9,194)	13,174
Effect of exchange rate changes on cash	(656)	39
Net increase (decrease) in cash and cash equivalents	20,280	(125,338)
Cash and cash equivalents, beginning of period	129,170	239,500
Cash and cash equivalents, end of period	$149,450	$114,162
See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)
1. ACCOUNTING POLICIES
In the opinion of Titan International, the accompanying unaudited consolidated condensed financial statements contain all adjustments, which are normal and recurring in nature and necessary for a fair statement of Titan International’s financial position as of 30 June 2012, and the results of operations and cash flows for the three and six months ended 30 June 2012 and 2011.
Accounting policies have continued without significant change and are described in the Description of Business and Significant Accounting Policies set out in Part B of Part 7 “Titan International Financial Information” of this document. These interim financial statements have been prepared in accordance with US GAAP and pursuant to the Securities and Exchange Commission’s rules for Form 10-Q’s.
Sales
Sales and revenues are presented net of sales taxes and other related taxes.
Fair value of financial instruments
The Titan International records all financial instruments, including cash and cash equivalents, accounts receivable, notes receivable, accounts payable, other accruals and notes payable at cost, which approximates fair value. Investments in marketable equity securities are recorded at fair value. The 7.875 per cent. senior secured notes due 2017 (“senior secured notes”) and 5.625 per cent. convertible senior subordinated notes due 2017 (“convertible notes”) are carried at cost of $200.0 million and $112.9 million at 30 June 2012, respectively. The fair value of these notes at 30 June 2012, as obtained through independent pricing sources, was approximately $208.0 million for the senior secured notes and approximately $295.4 million for the convertible notes. The increase in the fair value of the convertible notes is due primarily to the increased value of the underlying common stock.
Cash dividends
Titan International declared cash dividends of $.005 and $.010 per share of common stock for each of the three and six months ended 30 June 2012, and 2011. The second quarter 2012 cash dividend of $.005 per share of common stock was paid July 16, 2012, to stockholders of record on June 29, 2012.
Interest paid
Titan International paid $0.3 million and $0.4 million for interest for the quarters ended 30 June 2012 and 2011, respectively, and $11.9 million and $13.4 million for interest for the six months ended 30 June 2012 and 2011, respectively.
Income taxes paid
Titan International paid $37.0 million and $10.5 million for income taxes for the quarters ended 30 June 2012 and 2011, respectively, and $46.9 million and $10.6 million for income taxes for the six months ended 30 June 2012 and 2011, respectively.
Use of estimates
The policies utilized by Titan International in the preparation of the financial statements conform to accounting principles generally accepted in the United States of America and require management to make estimates, assumptions and judgments that affect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates and assumptions.
Reclassification
Certain amounts from prior years have been reclassified to conform to the current year’s presentation.
Subsequent Events
Titan International has evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements through the date of issuance of the financial statements.
2. ACQUISITIONS
Acquisition of Goodyear’s Latin American Farm Tire Business
On April 1, 2011, Titan International closed on the acquisition of The Goodyear Tire & Rubber Company’s (“Goodyear”) Latin American farm tire business for approximately $98.6 million U.S. dollars. The transaction includes Goodyear’s Sao Paulo, Brazil manufacturing plant, property, equipment; inventories; a licensing agreement that allows Titan International to sell Goodyear-brand farm tires in Latin America for seven years; and extends the North American licensing agreement for seven years.
The purchase price was allocated to the assets acquired and the liabilities assumed based on their fair values. Inventory was valued using the comparative sales method. Real and personal property was valued at fair value. The excess of the purchase price of the identifiable assets acquired and liabilities assumed was reflected as goodwill. The goodwill was allocated to the agricultural segment.
The purchase price allocation of the Latin American farm tire business consisted of the following (in thousands):
Cash $1,018
Inventories 14,562
Deferred income taxes – current asset 2,948
Prepaid & other current assets    4,929
Property, plant & equipment    108,905
Goodwill    14,484
Other assets    39,263
Other current liabilities    (21,127)
Deferred income taxes – noncurrent liability    (25,521)
Other noncurrent liabilities    (40,823)
Net assets acquired    $98,638
The purchase price allocation has changed from that reported in the Form 10-K for the year ended 31 December 2011. In the first quarter of 2012, after filing the Form 10-K for the year ended 31 December 2011, Titan International became aware of information related to the classification of the Latin American business for US tax purposes. In the second quarter of 2012, Titan International became aware of additional information related to this acquisition. As a result of this information, which was available at the time of acquisition, Titan International concluded that there were errors in the original accounting for the acquisition. Titan International has concluded that the impact of these errors is immaterial to the consolidated financial statements for the year ended 31 December 2011 and for the three and six months ended 30 June 2012, and therefore the correction of these errors were recorded as of January 1, 2012. The correction of these errors impacted the following areas: an increase in current deferred income tax asset of $2.9 million, a decrease in goodwill of $8.4 million, and a decrease in noncurrent deferred income tax liability of $5.5 million. As a result of currency exchange rate differences, the January 1, 2012 recorded decrease in goodwill was $7.3 million, with a $1.1 million offset in currency translation adjustment.

Pro forma financial information
The following unaudited pro forma financial information gives effect to the acquisition of Goodyear’s Latin American farm tire business as if the acquisition had taken place on January 1, 2011. The pro forma financial information for the Sao Paulo, Brazil manufacturing facility was derived from The Goodyear Tire & Rubber Company’s historical accounting records. These amounts have been calculated by adjusting the historical results of the Sao Paulo, Brazil facility to reflect the additional depreciation and the amortization of the prepaid royalty discount and supply agreement liability assuming the fair value adjustments had taken place.
Pro forma financial information is as follows (in thousands, except per share data):
Six months ended 30 June

	2012 (Actual)	2011 (Pro forma)
Net sales	$922,321	$713,676
Net income	79,719	26,650
Net income attributable to Titan International	79,475	26,658
Basic earnings per share	$1.89	$0.65
Diluted earnings per share	1.53	0.54
The pro forma information is presented for illustrative purposes only and may not be indicative of the results that would have been obtained had the acquisition actually occurred on 1 January 2011, nor is it necessarily indicative of Titan International’s future consolidated results of operations or financial position.

3. ACCOUNTS RECEIVABLE
Accounts receivable consisted of the following (amounts in thousands):
	June 30, 2031
	2012	2011
Accounts receivable	$242,158	$193,731
Allowance for doubtful accounts	(4,740)	(4,204)
Accounts receivable, net	$237,418	$189,527
Accounts receivable are reduced by an allowance for doubtful accounts which is based on historical losses.

4. INVENTORIES Inventories consisted of the following (amounts in thousands):	June 30, 2031
	2012	2011
Raw material	$101,532	$97,257
Work-in-process	35,165	31,141
Finished goods	87,715	75,137
	224,412	203,535
Adjustment to LIFO basis	(9,554)	(12,663)
	$214,858	$190,872

At 30 June 2012, approximately 27 per cent. of Titan International’s inventories were valued under the last-in, first-out (LIFO) method. At 31 December 2011, approximately 30 per cent. of Titan International’s inventories were valued under the LIFO method. The remaining inventories were valued under the first-in, first-out (FIFO) method or average cost method. All inventories are valued at lower of cost or market. The LIFO reserve decreased primarily as a result of the composition of inventory. An overall increase in raw material relative to total inventory resulted in a greater decrease in the FIFO cost versus the LIFO cost.
5.PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net consisted of the following (amounts in thousands):

	30 June 31 December 2012 2011
Land and improvements	$19,217	$20,330
Buildings and improvements	122,052	121,847
Machinery and equipment	455,151	456,236
Tools, dies and molds	91,299	88,676
Construction-in-process	18,533	14,606
	706,252	701,695
Less accumulated depreciation	(381,576)	(366,953)
	$324,676	$334,742
Depreciation on fixed assets for the six months ended 30 June 2012 and 2011, totaled $22.6 million and $20.2 million, respectively.
6.INVESTMENT IN TITAN EUROPE
Investment in Titan Europe consisted of the following (amounts in thousands):
30 June 31 December
2012    2011
Investment in Titan Europe    $29,534    $28,998
Titan Europe is publicly traded on AIM. Titan International’s investment in Titan Europe represents a 21.8 per cent. ownership percentage. Titan International has considered the applicable guidance in Accounting Standards Codification (ASC) 323 Investments – Equity Method and Joint Ventures and has concluded that Titan International’s investment in Titan Europe should be accounted for as an available-for-sale security and recorded at fair value in accordance with ASC 320 Investments – Debt and Equity Securities as Titan International does not have significant influence over Titan Europe. The investment in Titan Europe is included as a component of other assets on the Consolidated Condensed Balance Sheets. Titan International’s cost basis in Titan Europe is $5.0 million. Titan International’s accumulated other comprehensive income includes a gain on the Titan Europe investment of $15.8 million, which is net of tax of $8.7 million.

5. GOODWILL
Changes in goodwill consisted of the following (amounts in thousands):
	2012	2011
Agricultural segment
Goodwill balance, 1 January	$19,841	$—
Acquisitions		21,388
Acquisition adjustment	(7,289)	—
Foreign currency translation	(904)	884
Goodwill balance, 30 June	$11,648	$22,272

Titan International’s goodwill balance is related to the acquisition of Goodyear’s Latin American farm tire business which included the Sao Paulo, Brazil manufacturing facility. Goodwill is included as a component of other assets in the Consolidated Condensed Balance Sheets. Titan International reviews goodwill for impairment during the fourth quarter of each annual reporting period, and whenever events and circumstances indicate that the carrying values may not be recoverable. See Note 2 for additional information.

8. WARRANTY
Changes in the warranty liability consisted of the following (amounts in thousands):
	2012	2011
Warranty liability, 1 January	$17,659	$12,471
Provision for warranty liabilities	15,568	11,394
Warranty payments made	(12,040)	(9,638)
Warranty liability, 30 June	$21,187	$14,227
Titan International provides limited warranties on workmanship on its products in all market segments. The majority of Titan International’s products have a limited warranty that ranges from zero to ten years, with certain products being prorated after the first year. Titan International calculates a provision for warranty expense based on past warranty experience. Warranty accruals are included as a component of other current liabilities on the Consolidated Condensed Balance Sheets.
8.    REVOLVING CREDIT FACILITY AND LONG-TERM DEBT    Long-term debt consisted of the following (amounts in thousands):

		30 June 31 December 2012 2011
7.875% senior secured notes due 2017		$200,000	$200,000
5.625% convertible senior subordinated notes due	2017	112,881	112,881
Other debt		7,596	16,723
		320,477	329,604
Less amounts due within one year		7,596	11,723
		$312,881	$317,881
Aggregate maturities of long-term debt at June 30, 2012, were as follows (amounts in thousands):

July 1 - December 31, 2012	$2,596
2013	5,000
2014	—
2015	—
2016	—
Thereafter	312,881
$320,477
Aggregate maturities of long-term debt at 30 June 2012, were as follows (amounts in thousands):

7.875 per cent. senior secured notes due 2017
Titan International’s 7.875 per cent. senior secured notes (“senior secured notes”) are due October 2017. These notes are secured by the land and buildings of the following subsidiaries of Titan International: Titan Tire Corporation, Titan Tire Corporation of Bryan, Titan Tire Corporation of Freeport and Titan Wheel Corporation of Illinois. Titan International’s senior secured notes outstanding balance was $200.0 million at 30 June 2012.

5.625 per cent. convertible senior subordinated notes due 2017
Titan International’s 5.625 per cent. convertible senior subordinated notes (“convertible notes”) are due January 2017. The initial base conversion rate for the convertible notes is 93.0016 shares of Titan International common stock per $1,000 principal amount of convertible notes, equivalent to an initial base conversion price of approximately $10.75 per share of Titan International Common Stock. If the price of Titan International Common Stock at the time of determination exceeds the base conversion price, the base conversion rate will be increased by an additional number of shares (up to 9.3002 shares of Titan International Common Stock per $1,000 principal amount of convertible notes) as determined pursuant to a formula described in the indenture. The base conversion rate will be subject to adjustment in certain events. Titan International’s convertible notes balance was $112.9 million at 30 June 2012.
Revolving credit facility
Titan International’s $100 million revolving credit facility (“credit facility”) with agent Bank of America, N.A. has a January 2014 termination date and is collateralized by the accounts receivable and inventory of Titan International and certain of its domestic subsidiaries. During the first six months of 2012 and at 30 June 2012, there were no borrowings under the credit facility. The credit facility contains certain financial covenants, restrictions and other customary affirmative and negative covenants. Titan International is in compliance with these covenants and restrictions as of 30 June 2012.
Other debt
Brazil Term Loan
In May 2011, Titan International entered into a two-year, unsecured $10.0 million Term Loan with Bank of America, N.A. (BoA Term Loan) to provide working capital for the Sao Paulo, Brazil manufacturing facility. Borrowings under the BoA Term Loan bear interest at a rate equal to LIBOR plus 200 basis points. The BoA Term Loan shall be a minimum of $5.0 million with the option for an additional $5.0 million loan for a maximum of $10.0 million. The BoA Term Loan is due May 2013. Titan International entered into an interest rate swap agreement and cross currency swap transaction with Bank of America Merrill Lynch Banco Multiplo S.A. that is designed to convert the outstanding $5.0 million US Dollar based LIBOR loan to a Brazilian Real based CDI loan. See Note 10 for additional information. As of 30 June 2012, Titan International had $5.0 million outstanding on this loan and the interest rate including the effect of the swap agreement was approximately 11 per cent.
Brazil Revolving Line of Credit
Titan International’s wholly-owned Brazilian subsidiary, Titan Pneus Do Brasil Ltda (“Titan Brazil”), has a revolving line of credit (Brazil line of credit) established with Bank of America Merrill Lynch Banco Multiplo S.A. in May 2011. Titan Brazil could borrow up to 16.0 million Brazilian Reais, which equates to approximately $7.9 million dollars as of 30 June 2012, for working capital purposes. Under the terms of the Brazil line of credit, borrowings, if any, bear interest at a rate of LIBOR plus 247 basis points. At 30 June 2012 there were no borrowings outstanding on this line of credit.
Brazil Other Debt
Titan Brazil has working capital loans for the Sao Paulo, Brazil manufacturing facility totaling $2.6 million at 30 June 2012.
10. DERIVATIVE FINANCIAL INSTRUMENTS
Titan International uses financial derivatives to mitigate its exposure to volatility in the interest rate and foreign currency exchange rate in Brazil. Titan International uses these derivate instruments to hedge exposure in the ordinary course of business and does not invest in derivative instruments for speculative purposes. In order to reduce interest rate and foreign currency risk on the BoA Term Loan, Titan International entered into an interest rate swap agreement and cross currency swap transactions with Bank of America Merrill Lynch Banco Multiplo S.A. that are designed to convert the outstanding $5.0 million US Dollar based LIBOR loan to a Brazilian Real based CDI loan and convert $2.5 million of US Dollar based LIBOR working capital loans to Brazilian Real based CDI loans. Titan International has not designated these agreements as hedging instruments. Changes in the fair value of the cross currency swap are recorded in other income (expense) and changes in the fair value of the interest rate swap agreement are recorded as interest expense (or gain as an offset to interest expense). For the three months ended 30 June 2012, Titan International recorded $0.0 million of other income and $0.2 million of interest expense related to these derivatives. For the six months ended 30 June 2012, Titan International recorded $0.1 million of other income and $0.2 million of interest expense related to these derivatives.
11.LEASE COMMITMENTS
Titan International leases certain buildings and equipment under operating leases. Certain lease agreements provide for renewal options, fair value purchase options, and payment of property taxes, maintenance and insurance by Titan International.
At 30 June 2012, future minimum rental commitments under noncancellable operating leases with initial or remaining terms of at least one year were as follows (amounts in thousands):
1 July –31 December 2012    $363
2013    521
2014    419
Thereafter    111
Total future minimum lease payments    $1,414
12.EMPLOYEE BENEFIT PLANS
Titan International has three frozen defined benefit pension plans and one defined benefit plan that previously purchased a final annuity settlement. Titan International also sponsors four 401(k) retirement savings plans. Titan International contributed approximately $1.1 million and $1.7 million to the frozen defined pension plans during the three and six months ended 30 June 2012, respectively, and expects to contribute approximately $4.9 million to the frozen pension plans during the remainder of 2012.
The components of net periodic pension cost consisted of the following (amounts in thousands):

	Three months ended 30 June 2012 2011		Six months ended 30 June 2012 2011
Interest cost	$1,133	$1,272	$2,266	$2,544
Expected return on assets	(1,252)	(1,315)	(2,504)	(2,630)
Amortization of unrecognized prior service cost	34	34	68	68
Amortization of unrecognized deferred taxes	—	(14)	—	(28)
Amortization of net unrecognized loss	1,293	936	2,586	1,872
Net periodic pension cost	$1,208	$913	$2,416	$1,826
11. ROYALTY EXPENSE
Titan International has a trademark license agreement with Goodyear to manufacture and sell certain tires in North America and Latin America under the Goodyear name. The North American and Latin American farm tire royalties were prepaid for seven years as a part of the 2011 Goodyear Latin American farm tire acquisition. Royalty expenses recorded were $2.7 million and $2.4 million for the quarters ended 30 June, 2012 and 2011, respectively. Royalty expenses were $5.0 million and $5.3 million for the six months ended 30 June, 2012 and 2011, respectively.
12.    SUPPLY AGREEMENT TERMINATION INCOME
Supply agreement termination income consisted of the following (amounts in thousands):
Three months ended    Six months ended
30 June    30 June
2012    2011    2012    2011
Supply agreement termination income    $26,134    $—    $26,134    $—

Titan International’s April 2011 acquisition of Goodyear’s farm tire business included a three year supply agreement with Goodyear for certain non-farm tire products. A liability was recorded as the supply agreement was for sales at below market prices. In May 2012, the Titan International and Goodyear terminated this supply agreement and entered into an agreement under which Titan International will sell these products directly to third party customers and pay a royalty to Goodyear. The remaining balance of the supply agreement liability was recorded as income as Titan International is no longer obligated to sell the products at below market prices.
111
15.OTHER INCOME, NET
Other income consisted of the following (amounts in thousands):

	Three months ended 30 June		Six months ended June 30,
	2012	2011	2012	2011
Discount amortization on prepaid royalty	$933	$1,079	$1,972	$1,079
Building rental income	188	—	363	—
Interest income	180	93	385	238
Gain on purchase transaction	—	919	—	919
Other income (expense)	(215)	128	209	83
Gain (loss) related to contractual obligation investments	(473)	51	795	144
	$613	$2,270	$3,724	$2,463

16.INCOME TAXES
Titan International recorded income tax expense of $31.0 million and $51.1 million for the three and six months ended 30 June, 2012, respectively, as compared to $15.0 million and $22.7 million for the three and six months ended June 30, 2011. Titan International’s effective income tax rate was 39 per cent. and 50 per cent. for the six months ended 30 June, 2012 and 2011, respectively. Titan International’s 2011 income tax expense and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of the $16.1 million noncash charge taken in connection with Titan International’s convertible debt. This noncash charge is not fully deductible for income tax purposes.
Titan International’s 2012 income tax expense and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of the supply agreement termination income and related income tax effects and the liability for unrecognized tax benefits recorded during the three months ended 30 June, 2012.
ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination. Titan International’s unrecognized tax benefits were $3.1 million and $0.0 million as of 30 June, 2012 and December 31, 2011, respectively. As of 30 June, 2012, $2.0 million would affect income tax expense if recognized. Titan International recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. The amount of accrued interest and penalties included in the unrecognized tax benefits at 30 June, 2012 and December 31, 2011 were $0.3 million and $0.0 million, respectively. During the three months ended 30 June, 2012, the increase in unrecognized tax benefits relates to potential nexus exposure in various jurisdictions where Titan International has activities.

17.EARNINGS PER SHARE
Earnings per share (EPS) were as follows (amounts in thousands, except per share data):
Three months ended
30 June 2012    30 June 2011
Titan Weighted-    Titan Weighted‑
International    average Per share International    average Per share
Net income    shares    amount Net income    shares    amount
Basic earnings per share    $44,056    42,158    $1.05    $25,564    41,981    $0.61
Effect of stock options/trusts    —    270    —    330
Effect of convertible notes    1,143    11,088    1,091    11,083
Diluted earnings per share    $45,199    53,516    $0.84    $26,655    53,394    $0.50
Six months ended
30 June 2012    June 30, 2011
Titan Weighted-    Titan Weighted‑
International    average Per share International    average Per share
Net income    shares    amount Net income    shares    amount
Basic earnings per share    $79,475    42,132    $1.89    $22,528    41,250    $0.55
Effect of stock options/trusts    —    272    —    314
Effect of convertible notes    2,286    11,088    2,294    11,665
Diluted earnings per share    $81,761    53,492    $1.53    $24,822    53,229    $0.47
There were no stock options/trusts or convertible notes that were antidilutive for the periods presented.
18. SEGMENT INFORMATION
The table below presents information about certain revenues and income from operations used by the chief [I 6.2] operating decision maker of Titan International for the three and six months ended 30 June, 2012 and 2011 (amounts in thousands):

	Three months ended 30 June 2012 2011		Six months ended 30 June 2012 2011
Revenues from external customers
Agricultural	$288,993	$257,268	$584,798	$467,265
Earthmoving/construction	110,541	76,895	215,109	143,406
Consumer	59,699	70,284	122,414	74,605
	$459,233	$404,447	$922,321	$685,276
Gross profit
Agricultural	$59,501	$47,166	$125,593	$94,866
Earthmoving/construction	19,562	11,218	41,909	19,413
Consumer	3,773	6,753	9,472	7,755
Unallocated corporate	(750)	(803)	(1,525)	(1,428)
	$82,086	$64,334	$175,449	$120,606

18. SEGMENT INFORMATION (continued)	Three months ended 30 June		Six months ended 30 June
	2012	2011	2012	2011
Income from operations
Agricultural	$54,562	$42,800	$115,225	$85,668
Earthmoving/construction	17,516	9,702	37,917	15,990
Consumer	27,416	4,821	30,518	5,737
Unallocated corporate	(18,525)	(12,926)	(44,020)	(36,119)
Income from operations	80,969	44,397	139,640	71,276
Interest expense	(6,217)	(6,149)	(12,512)	(12,429)
Noncash convertible debt conversion charge	—	—	—	(16,135)
Other income, net	613	2,270	3,724	2,463
Income before income taxes	$75,365	$40,518	$130,852	$45,175

Assets by segment were as follows (amounts in thousands):	June 30, 2031
	2012	2011
Total assets
Agricultural	$498,391	$444,611
Earthmoving/construction	219,325	193,566
Consumer	147,242	139,161
Unallocated corporate	229,041	232,948
	$1,093,999	$1,010,286
18.    FAIR VALUE MEASUREMENTS
ASC 820 Fair Value Measurements establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers are defined as:
Level 1 – Quoted prices in active markets for identical instruments.
Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3 – Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
Assets and liabilities measured at fair value on a recurring basis consisted of the following (amounts in thousands):
30 June 2012    31 December 2011
Total Level 1 Level 2 Level 3    Total Level 1 Level 2 Level 3
Investment in Titan Europe (a)    $29,534 $29,534    $—    $— $28,998 $28,998    $—    $—
Contractual obligation investments    13,190    13,190    12,395    12,395
Preferred stock    1,000    —    —    1,000    1,000    —    —    1,000
Interest rate swap    1,228    —    1,228    —    634    —    634    —
Total    $44,952 $42,724 $1,228 $1,000 $43,027 $41,393    $634 $1,000
(a)    The fair value for all periods presented has been decreased by cumulative translation adjustment of $1.2 million, which relates to Titan International’s Titan Europe ownership in 2005 and before.

The following table presents the changes during the periods presented in Titan International’s Level 3 investments that are measured at fair value on a recurring basis (amounts in thousands):
Preferred stock
Balance at 31 December 2011    $1,000
Total realized and unrealized gains and losses    —
Balance as of 30 June 2012    $1,000
20.LITIGATION
Titan International is a party to routine legal proceedings arising out of the normal course of business. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss, Titan International believes at this time that none of these actions, individually or in the aggregate, will have a material adverse effect on the consolidated financial condition, results of operations or cash flows of Titan International. However, due to the difficult nature of predicting unresolved and future legal claims, Titan International cannot anticipate or predict the material adverse effect on its consolidated financial condition, results of operations or cash flows as a result of efforts to comply with or its liabilities pertaining to legal judgments.
21.RECENTLY ISSUED ACCOUNTING STANDARDS Comprehensive Income
In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220) - Presentation of Comprehensive Income.” The objective of this update is to improve the comparability, consistency, and transparency of financial reporting to increase the prominence of items reported in other comprehensive income. This update requires that all nonowner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. In December of 2011, the FASB issued ASU No. 2011-12, “Comprehensive Income (Topic 220) - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” Titan International adopted the required comprehensive income presentation updates in the first quarter of 2012. Titan International has elected to present items of income and other comprehensive income in two separate, but consecutive, statements of net income and other comprehensive income. This change in presentation did not have a material effect on Titan International’s financial position, results of operations or cash flows.
22.RELATED PARTY TRANSACTIONS
Titan International sells products and pays commissions to companies controlled by persons related to the chief executive officer of Titan International. The related party is Mr. Fred Taylor and is Mr. Maurice Taylor’s brother. The companies which Mr. Fred Taylor is associated with that do business with Titan International include the following: Blackstone OTR, LLC; FBT Enterprises; and OTR Wheel Engineering. Sales of Titan International products to these companies were approximately $0.7 million and $1.1 million for the three and six months ended 30 June, 2012, respectively, as compared to $1.1 million and $1.9 million for the three and six months ended June 30, 2011. Titan International had trade receivables due from these companies of approximately $0.4 million at 30 June, 2012, and approximately $0.0 million at December 31, 2011. On other sales referred to Titan International from these manufacturing representative companies, commissions were approximately $0.7 million and $1.4 million for the three and six month ended 30 June, 2012, respectively, as compared to $0.6 million and $1.2 million for the three and six months ended June 30, 2011.

23.	SUBSEQUENT EVENTS
Acquisition of Australian OTR Tire & Wheel Manufacturer: Planet Group
In July, 2012, Titan International announced that it has signed an agreement to purchase a majority ownership interest in Planet Corporation Group of Companies (“Planet”) in an all-cash transaction. Planet includes National Tires, Acme Wheel, Resource Tyre and Choice Tyres Wholesalers and is based in Perth, Australia. Planet is an OTR tire and wheel specialist that manufactures, distributes and services products to customers in the mining, agriculture, construction and earthmoving industries. Titan International expects this acquisition to close in the third quarter of 2012.

24.	SUBSIDIARY GUARANTOR FINANCIAL INFORMATION – 5.625 per cent. CONVERTIBLE NOTES
Titan International’s 5.625 per cent. convertible senior subordinated notes (“convertible notes”) are guaranteed by the following 100 per cent. owned subsidiaries of Titan International: Titan Tire Corporation, Titan Tire Corporation of Bryan, Titan Tire Corporation of Freeport, Titan Tire Corporation of Texas, Titan Wheel Corporation of Illinois, and Titan Wheel Corporation of Virginia. The note guarantees are full and unconditional, joint and several obligations of the guarantors. The guarantees of the guarantor subsidiaries are subject to release in limited circumstances only upon the occurrence of certain customary conditions. The following condensed consolidating financial statements are presented using the equity method of accounting. Certain sales & marketing expenses recorded by non-guarantor subsidiaries have not been allocated to the guarantor subsidiaries.
(Amounts in thousands)    Consolidating Condensed Statements of Operations
For the Three Months Ended 30 June 2012
Non‑
Titan International Guarantor Guarantor
(Parent) Subsidiaries Subsidiaries Eliminations Consolidated

Net sales	$—	$373,035	$86,198	$—	$459,233
Cost of sales	257	297,636	79,254	—	377,147
Gross profit (loss)	(257)	75,399	6,944	—	82,086
Selling, general and administrative expenses	3,396	15,062	4,952	—	23,410
Research and development expenses	48	1,081	60	—	1,189
Royalty expense	—	1,779	873	—	2,652
Supply agreement termination income	—	—	(26,134)	—	(26,134)
Income (loss) from operations	(3,701)	57,477	27,193	—	80,969
Interest expense	(6,045)		(172)	—	(6,217)
Other income	283	313	17	—	613
Income (loss) before income taxes	(9,463)	57,790	27,038	—	75,365
Provision for income taxes	1,884	18,872	10,284	—	31,040
Equity in earnings of subsidiaries	55,672		18,822	(74,494)	—
Net income (loss)	44,325	38,918	35,576	(74,494)	44,325
Net income noncontrolling interests	—	—	—	269	269
Net income (loss) attributable to
Titan International	$44,325	$38,918	$35,576	$(74,763)	$44,056

(Amounts in thousands)	Consolidating Condensed Statements of Operations For the Three Months Ended June 30, 2011
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$310,392	$94,055	$—	$404,447
Cost of sales	541	254,116	85,456	—	340,113
Gross profit (loss)	(541)	56,276	8,599	—	64,334
Selling, general and administrative expenses	4,551	2,462	9,560	—	16,573
Research and development expenses	4	1,010	—	—	1,014
Royalty expense	—	1,767	583	—	2,350
Income (loss) from operations	(5,096)	51,037	(1,544)	—	44,397
Interest expense	(6,032)	—	(117)	—	(6,149)
Other income (expense)	1,879	(39)	430	—	2,270
Income (loss) before income taxes	(9,249)	50,998	(1,231)	—	40,518
Provision (benefit) for income taxes	(3,397)	18,808	(449)	—	14,962
Equity in earnings of subsidiaries	31,408	—	—	(31,408)	—
Net income (loss)	25,556	32,190	(782)	(31,408)	25,556
Net loss noncontrolling interests	—	—	—	(8)	(8)
Net income (loss) attributable to Titan	$25,556	$32,190	$(782)	$(31,400)	$25,564

(Amounts in thousands)	Consolidating Condensed Statements of Operations For the Six Months Ended June 30, 2012
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$744,164	$178,157	$—	$922,321
Cost of sales	559	582,660	163,653	—	746,872
Gross profit (loss)	(559)	161,504	14,504	—	175,449
Selling, general and administrative expenses	13,983	30,737	9,525	—	54,245
Research and development expenses	172	2,379	146	—	2,697
Royalty expense	—	3,472	1,529	—	5,001
Supply agreement termination income	—	—	(26,134)	—	(26,134)
Income (loss) from operations	(14,714)	124,916	29,438	—	139,640
Interest expense	(12,107)	—	(405)	—	(12,512)
Other income	2,457	810	457	—	3,724
Income (loss) before income taxes	(24,364)	125,726	29,490	—	130,852
Provision (benefit) for income taxes	(5,068)	43,913	12,288	—	51,133
Equity in earnings of subsidiaries	99,015	—	18,822	(117,837)	—
Net income (loss)	79,719	81,813	36,024	(117,837)	79,719
Net income noncontrolling interests	—	—	—	244	244
Net income (loss) attributable to Titan	$79,719	$81,813	$36,024	$(118,081)	$79,475

(Amounts in thousands)	Consolidating Condensed Statements of Operations For the Six Months Ended June 30, 2011
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$591,221	$94,055	$—	$685,276
Cost of sales	902	477,870	85,898	—	564,670
Gross profit (loss)	(902)	113,351	8,157	—	120,606
Selling, general and administrative expenses	19,956	5,187	16,723	—	41,866
Research and development expenses	4	2,193	—	—	2,197
Royalty expense	—	4,684	583	—	5,267
Income (loss) from operations	(20,862)	101,287	(9,149)	—	71,276
Interest expense	(12,312)	—	(117)	—	(12,429)
Noncash convertible debt conversion charge	(16,135)	—	—	—	(16,135)
Other income (expense)	2,196	(241)	508	—	2,463
Income (loss) before income taxes	(47,113)	101,046	(8,758)	—	45,175
Provision (benefit) for income taxes	(11,436)	37,326	(3,235)	—	22,655
Equity in earnings of subsidiaries	58,197	—	—	(58,197)	—
Net income (loss)	22,520	63,720	(5,523)	(58,197)	22,520
Net loss noncontrolling interests	—	—	—	(8)	(8)
Net income (loss) attributable to Titan	$22,520	$63,720	$(5,523)	$(58,189)	$22,528

(Amounts in thousands)	Consolidating Condensed Statements of Comprehensive Income For the Three Months Ended June 30, 2012
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$44,325	$38,918	$35,576	$(74,494)	$44,325
Unrealized gain (loss) on investments, net of tax	(5,580)	—	(5,580)	5,580	(5,580)
Currency translation adjustment	(8,136)	—	(8,136)	8,136	(8,136)
Pension liability adjustments, net of tax	836	790	46	(836)	836
Comprehensive income (loss)	31,445	39,708	21,906	(61,614)	31,445
Net comprehensive income attributable to noncontrolling interests	—	—	—	269	269
Comprehensive income (loss) attributable to Titan	$31,445	$39,708	$21,906	$(61,883)	$31,176

(Amounts in thousands)	Consolidating Condensed Statements of Comprehensive Income For the Three Months Ended June 30, 2011
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$25,556	$32,190	$(782)	$(31,408)	$25,556
Unrealized gain (loss) on investments, net of tax	14,645	—	14,645	(14,645)	14,645
Currency translation adjustment	2,932	—	2,932	(2,932)	2,932
Pension liability adjustments, net of tax	592	553	39	(592)	592
Comprehensive income (loss)	43,725	32,743	16,834	(49,577)	43,725
Net comprehensive loss attributable to noncontrolling interests	—	—	—	(8)	(8)
Comprehensive income (loss) attributable to Titan	$43,725	$32,743	$16,834	$(49,569)	$43,733

(Amounts in thousands)	Consolidating Condensed Statements of Comprehensive Income For the Six Months Ended June 30, 2012
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$79,719	$81,813	$36,024	$(117,837)	$79,719
Unrealized gain (loss) on investments, net of tax	337	—	337	(337)	337
Currency translation adjustment	(4,569)	—	(4,569)	4,569	(4,569)
Pension liability adjustments, net of tax	1,672	1,580	92	(1,672)	1,672
Comprehensive income (loss)	77,159	83,393	31,884	(115,277)	77,159
Net comprehensive income attributable to noncontrolling interests	—	—	—	244	244
Comprehensive income (loss) attributable to Titan	$77,159	$83,393	$31,884	$(115,521)	$76,915

(Amounts in thousands)	Consolidating Condensed Statements of Comprehensive Income For the Six Months Ended June 30, 2011
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$22,520	$63,720	$(5,523)	$(58,197)	$22,520
Unrealized gain (loss) on investments, net of tax	13,652	—	13,652	(13,652)	13,652
Currency translation adjustment	2,932	—	2,932	(2,932)	2,932
Pension liability adjustments, net of tax	1,185	1,106	79	(1,185)	1,185
Comprehensive income (loss)	40,289	64,826	11,140	(75,966)	40,289
Net comprehensive loss attributable to noncontrolling interests	—	—	—	(8)	(8)
Comprehensive income (loss) attributable to Titan	$40,289	$64,826	$11,140	$(75,958)	$40,297

(Amounts in thousands)	Consolidating Condensed Balance Sheets June 30, 2012
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$140,441	$6	$9,003	$—	$149,450
Accounts receivable	—	185,758	51,660	—	237,418
Inventories	—	169,271	45,587	—	214,858
Prepaid and other current assets	35,691	18,288	14,431	—	68,410
Total current assets	176,132	373,323	120,681	—	670,136
Property, plant and equipment, net	8,159	215,056	101,461	—	324,676
Investment in subsidiaries	271,414	—	18,822	(290,236)	—
Other assets	43,035	1,351	54,801	—	99,187
Total assets	$498,740	$589,730	$295,765	$(290,236)	$1,093,999
Liabilities and Stockholders’ Equity
Short-term debt	$—	$—	$7,596	$—	$7,596
Accounts payable	939	41,601	67,015	—	109,555
Other current liabilities	(3,870)	61,729	12,605	—	70,464
Total current liabilities	(2,931)	103,330	87,216	—	187,615
Long-term debt	312,881	—	—	—	312,881
Other long-term liabilities	42,996	36,339	37,092	—	116,427
Intercompany accounts	(329,482)	99,097	230,385	—	—
Titan stockholders' equity	475,276	350,964	(58,928)	(292,036)	475,276
Noncontrolling interests	—	—	—	1,800	1,800
Total liabilities and stockholders’ equity	$498,740	$589,730	$295,765	$(290,236)	$1,093,999

(Amounts in thousands)	Consolidating Condensed Balance Sheets December 31, 2011
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$125,266	$6	$3,898	$—	$129,170
Accounts receivable	—	137,226	52,301	—	189,527
Inventories	—	162,134	28,738	—	190,872
Prepaid and other current assets	27,251	15,490	12,283	—	55,024
Total current assets	152,517	314,856	97,220	—	564,593
Property, plant and equipment, net	9,562	219,734	105,446	—	334,742
Investment in subsidiaries	184,317	—	—	(184,317)	—
Other assets	44,918	1,454	64,579	—	110,951
Total assets	$391,314	$536,044	$267,245	$(184,317)	$1,010,286
Liabilities and Stockholders’ Equity
Short-term debt	$—	$—	$11,723	$—	$11,723
Accounts payable	930	33,563	42,081	—	76,574
Other current liabilities	22,687	39,457	25,325	—	87,469
Total current liabilities	23,617	73,020	79,129	—	175,766
Long-term debt	312,881	—	5,000	—	317,881
Other long-term liabilities	29,267	38,187	52,306	—	119,760
Intercompany accounts	(369,690)	157,264	212,426	—	—
Titan stockholders' equity	395,239	267,573	(81,616)	(185,957)	395,239
Noncontrolling interests	—	—	—	1,640	1,640
Total liabilities and stockholders’ equity	$391,314	$536,044	$267,245	$(184,317)	$1,010,286

(Amounts in thousands)	Consolidating Condensed Statements of Cash Flows For the Six Months Ended June 30, 2012
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$15,859	$12,406	$20,418	$48,683
Cash flows from investing activities:
Capital expenditures	(1,338)	(12,595)	(5,073)	(19,006)
Other, net	—	189	264	453
Net cash used for investing activities	(1,338)	(12,406)	(4,809)	(18,553)
Cash flows from financing activities:
Payment on debt	—	—	(14,226)	(14,226)
Term loan borrowing	—	—	4,378	4,378
Proceeds from exercise of stock options	887	—	—	887
Excess tax benefit from stock options exercised	190	—	—	190
Dividends paid	(423)	—	—	(423)
Net cash provided by (used for) financing activities	654	—	(9,848)	(9,194)
Effect of exchange rate change on cash	—	—	(656)	(656)
Net increase in cash and cash equivalents	15,175	—	5,105	20,280
Cash and cash equivalents, beginning of period	125,266	6	3,898	129,170
Cash and cash equivalents, end of period	$140,441	$6	$9,003	$149,450

(Amounts in thousands) Consolidating Condensed Statements of Cash Flows
For the Six Months Ended 30 June 2011
Titan International, Non‑
   Inc. Guarantor Guarantor
   (Parent) Subsidiaries Subsidiaries Consolidated
Net cash provided by (used for)

operating activities	$(27,035)	$7,157	$(10,754)	$(30,632)
Cash flows from investing activities:
Capital expenditures	(1,089)	(8,070)	(1,037)	(10,196)
Acquisitions, net of cash acquired	(99,118)	—	—	(99,118)
Other, net		914	481	1,395
Net cash used for investing activities	(100,207)	(7,156)	(556)	(107,919)
Cash flows from financing activities:
Repurchase of senior unsecured notes	(1,064)	—	—	(1,064)
Term loan borrowing	—	—	14,148	14,148
Proceeds from exercise of stock options	477	—	—	477
Dividends paid	(387)	—	—	(387)
Net cash provided by (used for) financing activities	(974)	—	14,148	13,174
Effect of exchange rate change on cash	—	—	39	39
Net increase (decrease) in cash and cash equivalents	(128,216)	1	2,877	(125,338)
Cash and cash equivalents, beginning of period	239,362	6	132	239,500
Cash and cash equivalents, end of period	$111,146	$7	$3,009	$114,162
25. SUBSIDIARY GUARANTOR FINANCIAL INFORMATION – 7.875 PER CENT. SENIOR SECURED NOTES
Titan International’s 7.875 per cent. senior secured notes are guaranteed by the following 100 per cent. owned subsidiaries of Titan International: Titan Tire Corporation, Titan Tire Corporation of Bryan, Titan Tire Corporation of Freeport, and Titan Wheel Corporation of Illinois. The note guarantees are full and unconditional, joint and several obligations of the guarantors. The guarantees of the guarantor subsidiaries are subject to release in limited circumstances only upon the occurrence of certain customary conditions. The following condensed consolidating financial statements are presented using the equity method of accounting. Certain sales & marketing expenses recorded by non-guarantor subsidiaries have not been allocated to the guarantor subsidiaries.

(Amounts in thousands) Consolidating Condensed Statements of Operations
For the Three Months Ended 30 June 2012
Titan International, Non‑
Inc. Guarantor Guarantor
   (Parent) Subsidiaries Subsidiaries Eliminations Consolidated

Net sales	$—	$367,300	$91,933 $—		$459,233
Cost of sales	257	292,357	84,533 —		377,147
Gross profit (loss)	(257)	74,943	7,400 —		82,086
Selling, general and administrative expenses	3,396	14,521	5,493 —		23,410
Research and development expenses	48	1,074	67 —		1,189
Royalty expense	—	1,779	873 —		2,652
Supply agreement termination income	—	—	(26,134) —		(26,134)
Income (loss) from operations	(3,701)	57,569	27,101 —		80,969
Interest expense	(6,045)		(172) —		(6,217)
Other income	283	134	196 —		613
Income (loss) before income taxes	(9,463)	57,703	27,125 —		75,365
Provision (benefit) for income taxes	1,884	18,740	10,416 —		31,040
Equity in earnings of subsidiaries	55,672		27,074 (82,746)		—
Net income (loss)	44,325	38,963	43,783 (82,746)		44,325
Net income noncontrolling interests	—	—	— 269		269
Net income (loss) attributable to Titan International	$44,325	$38,963	$43,783 $(83,015)		$44,056
(Amounts in thousands)	Consolidating Condensed Statements of Operations
	For the Three Months Ended 30 June 2011
Titan International, Inc. (Parent)		Guarantor Subsidiaries	Non‑ Guarantor Subsidiaries	Eliminations Consolidated
Net sales	$—	$304,400	$100,047	$—	$404,447
Cost of sales	541	248,556	91,016	—	340,113
Gross profit (loss)	(541)	55,844	9,031	—	64,334
Selling, general and administrative expenses	4,551	2,357	9,665	—	16,573
Research and development expenses	4	1,003	7		1,014
Royalty expense	—	1,767	583	—	2,350
Income (loss) from operations	(5,096)	50,717	(1,224)	—	44,397
Interest expense	(6,032)	—	(117)	—	(6,149)
Other income (expense)	1,879	(46)	437	—	2,270
Income (loss) before income taxes	(9,249)	50,671	(904)	—	40,518
Provision (benefit) for income taxes	(3,397)	18,688	(329)	—	14,962
Equity in earnings of subsidiaries	31,408	—	—	(31,408)
Net income (loss)	25,556	31,983	(575)	(31,408)	25,556
Net loss noncontrolling interests	—	—	—	(8)	(8)
Net income (loss) attributable to Titan International	$25,556	$31,983	$(575)	$(31,400)	$25,564

(Amounts in thousands) Consolidating Condensed Statements of Operations
For the Six Months Ended 30 June 2012
Titan International, Non‑
Inc. Guarantor Guarantor
   (Parent) Subsidiaries Subsidiaries Eliminations Consolidated

Net sales	$—	$733,481	$188,840 $—		$922,321
Cost of sales	559	572,388	173,925 —		746,872
Gross profit (loss)	(559)	161,093	14,915 —		175,449
Selling, general and administrative expenses	13,983	29,678	10,584 —		54,245
Research and development expenses	172	2,306	219		2,697
Royalty expense	—	3,472	1,529		5,001
Supply agreement termination income	—	—	(26,134) —		(26,134)
Income (loss) from operations	(14,714)	125,637	28,717 —		139,640
Interest expense	(12,107)		(405) —		(12,512)
Other income	2,457	448	819 —		3,724
Income (loss) before income taxes	(24,364)	126,085	29,131 —		130,852
Provision (benefit) for income taxes	(5,068)	43,854	12,347 —		51,133
Equity in earnings of subsidiaries	99,015		59,626 (158,641)		—
Net income (loss)	79,719	82,231	76,410 (158,641)		79,719
Net income noncontrolling interests	—	—	— 244		244
Net income (loss) attributable to Titan International	$79,719	$82,231	$76,410 $(158,885)		$79,475
(Amounts in thousands)	Consolidating Condensed Statements of Operations
	For the Six Months Ended 30 June 2011
Titan International, Inc. (Parent)		Guarantor Subsidiaries	Non‑ Guarantor Subsidiaries	Eliminations Consolidated
Net sales	$—	$579,361	$105,915	$—	$685,276
Cost of sales	902	466,551	97,217	—	564,670
Gross profit (loss)	(902)	112,810	8,698	—	120,606
Selling, general and administrative expenses	19,956	5,006	16,904	—	41,866
Research and development expenses	4	2,186	7	—	2,197
Royalty expense	—	4,684	583	—	5,267
Income (loss) from operations	(20,862)	100,934	(8,796)	—	71,276
Interest expense	(12,312)	—	(117)	—	(12,429)
Noncash convertible debt conversion charge	(16,135)	—	—	—	(16,135)
Other income (expense)	2,196	(281)	548	—	2,463
Income (loss) before income taxes	(47,113)	100,653	(8,365)	—	45,175
Provision (benefit) for income taxes	(11,436)	37,181	(3,090)		22,655
Equity in earnings of subsidiaries	58,197		—	(58,197)
Net income (loss)	22,520	63,472	(5,275)	(58,197)	22,520
Net loss noncontrolling interests	—	—	—	(8)	(8)
Net income (loss) attributable to Titan International	$22,520	$63,472	$(5,275)	$(58,189)	$22,528

(Amounts in thousands)	Consolidating Condensed Statements of Comprehensive Income For the Three Months Ended June 30, 2012
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$44,325	$38,963	$43,783	$(82,746)	$44,325
Unrealized gain (loss) on investments, net of tax	(5,580)	—	(5,580)	5,580	(5,580)
Currency translation adjustment	(8,136)	—	(8,136)	8,136	(8,136)
Pension liability adjustments, net of tax	836	790	46	(836)	836
Comprehensive income (loss)	31,445	39,753	30,113	(69,866)	31,445
Net comprehensive income attributable to noncontrolling interests	—	—	—	269	269
Comprehensive income (loss) attributable to Titan	$31,445	$39,753	$30,113	$(70,135)	$31,176

(Amounts in thousands)	Consolidating Condensed Statements of Comprehensive Income For the Three Months Ended June 30, 2011
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$25,556	$31,983	$(575)	$(31,408)	$25,556
Unrealized gain (loss) on investments, net of tax	14,645	—	14,645	(14,645)	14,645
Currency translation adjustment	2,932	—	2,932	(2,932)	2,932
Pension liability adjustments, net of tax	592	553	39	(592)	592
Comprehensive income (loss)	43,725	32,536	17,041	(49,577)	43,725
Net comprehensive loss attributable to noncontrolling interests	—	—	—	(8)	(8)
Comprehensive income (loss) attributable to Titan	$43,725	$32,536	$17,041	$(49,569)	$43,733

(Amounts in thousands)	Consolidating Condensed Statements of Comprehensive Income For the Six Months Ended June 30, 2012
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$79,719	$82,231	$76,410	$(158,641)	$79,719
Unrealized gain (loss) on investments, net of tax	337	—	337	(337)	337
Currency translation adjustment	(4,569)	—	(4,569)	4,569	(4,569)
Pension liability adjustments, net of tax	1,672	1,580	92	(1,672)	1,672
Comprehensive income (loss)	77,159	83,811	72,270	(156,081)	77,159
Net comprehensive income attributable to noncontrolling interests	—	—	—	244	244
Comprehensive income (loss) attributable to Titan	$77,159	$83,811	$72,270	$(156,325)	$76,915

(Amounts in thousands)	Consolidating Condensed Statements of Comprehensive Income For the Six Months Ended June 30, 2011
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$22,520	$63,472	$(5,275)	$(58,197)	$22,520
Unrealized gain (loss) on investments, net of tax	13,652	—	(13,652)	13,652	13,652
Currency translation adjustment	2,932	—	2,932	(2,932)	2,932
Pension liability adjustments, net of tax	1,185	1,106	79	(1,185)	1,185
Comprehensive income (loss)	40,289	64,578	(15,916)	(48,662)	40,289
Net comprehensive loss attributable to noncontrolling interests	—	—	—	(8)	(8)
Comprehensive income (loss) attributable to Titan	$40,289	$64,578	$(15,916)	$(48,654)	$40,297

(Amounts in thousands)    Consolidating Condensed Balance Sheets

Titan International, Inc. (Parent) Assets		Guarantor Subsidiaries	30 June 2012 Non‑ Guarantor Subsidiaries	Eliminations Consolidated
Cash and cash equivalents	$140,441	$4	$9,005	$—	$149,450
Accounts receivable	—	181,575	55,843	—	237,418
Inventories	—	151,897	62,961	—	214,858
Prepaid and other current assets	35,691	18,121	14,598	—	68,410
Total current assets	176,132	351,597	142,407	—	670,136
Property, plant and equipment, net	8,159	200,687	115,830	—	324,676
Investment in subsidiaries	271,414		69,379	(340,793)	—
Other assets	43,035	1,351	54,801	—	99,187
Total assets	$498,740	$553,635	$382,417	$(340,793)	$1,093,999
Liabilities and Stockholders’ Equity
Short-term debt	$—	$—	$7,596	$—	$7,596
Accounts payable	939	41,157	67,459	—	109,555
Other current liabilities	(3,870)	60,991	13,343	—	70,464
Total current liabilities	(2,931)	102,148	88,398	—	187,615
Long-term debt	312,881	—	—	—	312,881
Other long-term liabilities	42,996	36,277	37,154	—	116,427
Intercompany accounts	(329,482)	27,559	301,923	—	—
Titan International stockholders’ equity	475,276	387,651	(45,058)	(342,593)	475,276
Noncontrolling interests	—	—	—	1,800	1,800
Total liabilities and stockholders’ equity	$498,740	$553,635	$382,417	$(340,793)	$1,093,999

(Amounts in thousands)	Consolidating Condensed Balance Sheets December 31, 2011
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$125,266	$4	$3,900	$—	$129,170
Accounts receivable	—	133,320	56,207	—	189,527
Inventories	—	144,511	46,361	—	190,872
Prepaid and other current assets	27,251	15,385	12,388	—	55,024
Total current assets	152,517	293,220	118,856	—	564,593
Property, plant and equipment, net	9,562	205,027	120,153	—	334,742
Investment in subsidiaries	184,307	—	—	(184,307)	—
Other assets	44,918	1,454	64,579	—	110,951
Total assets	$391,304	$499,701	$303,588	$(184,307)	$1,010,286
Liabilities and Stockholders’ Equity
Short-term debt	$—	$—	$11,723	$—	$11,723
Accounts payable	930	33,070	42,574	—	76,574
Other current liabilities	22,687	39,104	25,678	—	87,469
Total current liabilities	23,617	72,174	79,975	—	175,766
Long-term debt	312,881	—	5,000	—	317,881
Other long-term liabilities	29,267	38,125	52,368	—	119,760
Intercompany accounts	(369,700)	85,560	284,140	—	—
Titan stockholders' equity	395,239	303,842	(117,895)	(185,947)	395,239
Noncontrolling interests	—	—	—	1,640	1,640
Total liabilities and stockholders’ equity	$391,304	$499,701	$303,588	$(184,307)	$1,010,286

(Amounts in thousands)	Consolidating Condensed Statements of Cash Flows For the Six Months Ended June 30, 2012
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$15,859	$11,987	$20,837	$48,683
Cash flows from investing activities:
Capital expenditures	(1,338)	(12,176)	(5,492)	(19,006)
Other, net	—	189	264	453
Net cash used for investing activities	(1,338)	(11,987)	(5,228)	(18,553)
Cash flows from financing activities:
Payment on debt	—	—	(14,226)	(14,226)
Term loan borrowing	—	—	4,378	4,378
Proceeds from exercise of stock options	887	—	—	887
Excess tax benefit from stock options exercised	190	—	—	190
Dividends paid	(423)	—	—	(423)
Net cash provided by (used for) financing activities	654	—	(9,848)	(9,194)
Effect of exchange rate change on cash	—	—	(656)	(656)
Net increase in cash and cash equivalents	15,175	—	5,105	20,280
Cash and cash equivalents, beginning of period	125,266	4	3,900	129,170
Cash and cash equivalents, end of period	$140,441	$4	$9,005	$149,450

(Amounts in thousands)	Consolidating Condensed Statements of Cash Flows For the Six Months Ended 30 June 2011 Titan, Non‑ International Guarantor Guarantor Inc. (Parent) Subsidiaries Subsidiaries Consolidated
Net cash provided by operating activities	$(27,035)	$7,052	$(10,649)	$(30,632)
Cash flows from investing activities:
Capital expenditures	(1,089)	(7,965)	(1,142)	(10,196)
Acquisitions, net of cash acquired	(99,118)	—	—	(99,118)
Other, net		914	481	1,395
Net cash used for investing activities	(100,207)	(7,051)	(661)	(107,919)
Cash flows from financing activities:
Repurchase of senior unsecured notes	(1,064)	—	—	(1,064)
Term loan borrowing	—	—	14,148	14,148
Proceeds from exercise of stock options	477	—	—	477
Dividends paid	(387)	—	—	(387)
Net cash provided by (used for) financing activities	(974)	—	14,148	13,174
Effect of exchange rate change on cash	—	—	39	39
Net increase (decrease) in cash and cash equivalents	(128,216)	1	2,877	(125,338)
Cash and cash equivalents, beginning of period	239,362	3	135	239,500
Cash and cash equivalents, end of period	$111,146	$4	$3,012	$114,162

PART B: Titan International audited consolidated financial information for the year ended 31 December 2011 (under US GAAP)
The Report of Independent Registered Public Accounting firm has been extracted in this Part 3 of Part 7 of this document from Titan International’s Annual Report filed with the SEC on 23 February 2012.
Report of Independent Registered Public Accounting Firm To the Board of Directors and Stockholders of Titan International, Inc.:
In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Titan International, Inc. and its subsidiaries at 31 December 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended 31 December 2011 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of 31 December 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri 22 February 2012

The audited consolidated financial position of Titan International as of and for the years ended 31 December 2011 and 31 December 2010 and the results of their operations and their cash flows for each of the three years ended 31 December 2011 in this Part B of Part 7 of this document have been extracted without material adjustment from the consolidated financial statements which are set out in their entirety in the index appearing under Item 15(a)(1) of Titan International’s Annual Report on 10K filed with the SEC on 23 February 2012.

TITAN INTERNATIONAL CONSOLIDATED STATEMENTS OF OPERATIONS (All amounts in thousands, except per share data)
	Year ended 31 December
	2011	2010	2009
Net sales	$1,486,998	$881,591	$727,599
Cost of sales	1,254,890	777,501	671,634
Gross profit	232,108	104,090	55,965
Selling, general and administrative expenses	85,917	57,565	46,734
Research and development expenses	4,228	6,317	8,850
Royalty expense	9,790	9,263	7,573
Noncash goodwill impairment charge	—	—	11,702
Income (loss) from operations	132,173	30,945	(18,894)
Interest expense	(25,259)	(26,667)	(16,246)
Noncash convertible debt conversion charge	(16,135)	—	—
Gain (loss) on senior note repurchase	—	(14,573)	1,398
Other income	5,116	1,105	1,740
Income (loss) before income taxes	95,895	(9,190)	(32,002)
Provision (benefit) for income taxes	37,759	(3,264)	(7,357)
Net income (loss)	58,136	(5,926)	(24,645)
Net loss attributable to noncontrolling interests	(16)	—	—
Net income (loss) attributable to Titan International	$58,152	$(5,926)	$(24,645)
Earnings (loss) per common share:
Basic	$1.4	$(0.17)	$(0.71)
Diluted	$1.18	$(0.17)	$(0.71)
Average common shares and equivalents outstanding:
Basic	41,657	34,896	34,708
Diluted	53,144	34,896	34,708
Dividends declared per common share:	$0.02	$0.02	$0.02
See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands, except share data)
	31 December
	2011 2010
Assets
Current assets
Cash and cash equivalents	$129,170	$239,500
Accounts receivable (net of allowance of $4,204 and $3,889, respectively)	189,527	89,004
Inventories	190,872	118,143
Deferred income taxes	26,775	16,040
Prepaid and other current assets	28,249	18,663
Total current assets	564,593	481,350
Property, plant and equipment, net	334,742	248,054
Other assets	110,951	51,476
Total assets	$1,010,286	$780,880
Liabilities and Equity
Current liabilities
Short-term debt	$11,723	$—
Accounts payable	76,574	35,281
Other current liabilities	87,469	57,072
Total current liabilities	175,766	92,353
Long-term debt	317,881	373,564
Deferred income taxes	38,691	1,664
Other long-term liabilities	81,069	41,268
Total liabilities	613,407	508,849
Commitments and contingencies: Notes 13, 25 and 26
Equity
Titan International stockholder’s equity
Common stock (no par, 120,000,000 shares authorized, 44,092,997 and 37,475,288 issued, respectively)	37	30
Additional paid-in capital	380,295	300,540
Retained earnings	67,053	9,744
Treasury stock (at cost, 1,887,316 and 2,108,561 shares, respectively)	(17,338)	(19,324)
Treasury stock reserved for deferred compensation	(1,233)	(1,917)
Accumulated other comprehensive loss	(33,575)	(17,042)
Total Titan International stockholders’ equity	395,239	272,031
Noncontrolling interests	1,640	—
Total equity	396,879	272,031
Total liabilities and equity	$1,010,286	$780,880
See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (All amounts in thousands, except share data)

	Number of common shares	Common Stock	Additional paid-in capital	Retained earnings	Treasury stock	Treasury stock reserved for contractual obligations	Accumulated other comprehensive income (loss)	Total Titan Equity	Non-controlling interest	Total Equity
Balance January 1, 2009	35,031,684	$30	$300,024	$41,726	$(22,332)	$(5,501)	$(34,759)	$279,188	$—	$279,188
Comprehensive loss:
Net loss				(24,645)				(24,645)		(24,645)
Pension liability adjustments, net of tax							5,538	5,538		5,538
Unrealized gain on investment, net of tax							915	915		915
Comprehensive loss								(18,192)	—	(18,192)
Dividends on common stock				(704)				(704)		(704)
Exercise of stock options	170,000		(384)		1,526			1,142		1,142
Deferred compensation transactions			(7)			108		101		101
Issuance of treasury stock under 401(k) plan	59,257		(114)		532			418		418
Balance December 31, 2009	35,260,941	30	299,519	16,377	(20,274)	(5,393)	(28,306)	261,953	—	261,953
Comprehensive income:
Net loss				(5,926)				(5,926)		(5,926)
Pension liability adjustments, net of tax							710	710		710
Unrealized gain on investment, net of tax							10,554	10,554		10,554
Comprehensive income								5,338	—	5,338
Dividends on common stock				(707)				(707)		(707)
Exercise of stock options	56,250		(220)		505			285		285
Stock-based compensation			201					201		201
Deferred compensation transactions			999			3,476		4,475		4,475
Issuance of treasury stock under 401(k) plan	49,536		41		445			486		486
Balance December 31, 2010	35,366,727	30	300,540	9,744	(19,324)	(1,917)	(17,042)	272,031	—	272,031
Comprehensive income:
Net income				58,152				58,152	(16)	58,136
Currency translation adjustment							(12,833)	(12,833)		(12,833)
Pension liability adjustments, net of tax							(7,709)	(7,709)		(7,709)
Unrealized gain on investment, net of tax							4,009	4,009		4,009
Comprehensive income								41,619	(16)	41,603
Dividends on common stock				(843)				(843)		(843)
Note conversion	6,617,709	7	73,902					73,909		73,909
Exercise of stock options	69,375		(98)		622			524		524
Acquisitions	125,524		1,708		1,127			2,835	1,656	4,491
Stock-based compensation			2,392					2,392		2,392
Tax benefit related to stock-based compensation			706					706		706
Deferred compensation transactions			846			684		1,530		1,530
Issuance of treasury stock under 401(k) plan	26,346		299		237			536		536
Balance December 31, 2011	42,205,681	$37	$380,295	$67,053	$(17,338)	$(1,233)	$(33,575)	$395,239	$1,640	$396,879
See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL CONSOLIDATED STATEMENTS OF CASH FLOWS (All amounts in thousands)	Year ended 31 December
	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$58,136	$(5,926)	$(24,645)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,908	37,567	34,296
Deferred income tax provision	(449)	(2,080)	(2,950)
Realized gain on investments	(1,588)	—	—
Noncash convertible debt conversion charge	16,135	—	—
(Gain) loss on note repurchase	—	14,573	(1,398)
Noncash goodwill impairment charge	—	—	11,702
Stock-based compensation	2,392	201	—
Excess tax benefit from stock options exercised	(706)	—	—
Issuance of treasury stock under 401(k) plan	536	486	418
Gain on acquisition	(285)	—	—
(Increase) decrease in assets:
Accounts receivable	(105,619)	(21,491)	59,018
Inventories	(55,607)	(8,007)	37,170
Prepaid and other current assets	(2,214)	8,614	(5,615)
Other assets	1,134	91	(2,031)
Increase (decrease) in liabilities:
Accounts payable	44,991	11,035	(41,301)
Other current liabilities	9,192	11,426	(462)
Other liabilities	(6,530)	4,222	8,111
Net cash provided by operating activities	4,426	50,711	72,313
Cash flows from investing activities:
Capital expenditures	(35,744)	(28,854)	(39,537)
Acquisitions, net of cash acquired	(99,118)	—	—
Purchases of marketable securities	(30,000)	—	—
Sales of marketable securities	31,586	—	—
Acquisition of shares of Titan Europe	—	—	(2,399)
Other	2,473	106	1,042
Net cash used for investing activities	(130,803)	(28,748)	(40,894)
Cash flows from financing activities:
Proceeds from borrowings	—	200,000	172,500
Repurchase of senior unsecured notes	(1,064)	(206,166)	(4,726)
Payment on debt	(8,856)	—	—
Term loan borrowing	25,879	—	—
Payment on revolving credit facility, net	—	—	(25,000)
Proceeds from exercise of stock options	524	285	1,142
Excess tax benefit from stock options exercised	706	—	—
Payment of financing fees	—	(5,057)	(7,107)
Dividends paid	(809)	(707)	(704)
Net cash provided by (used for) financing activities	16,380	(11,645)	136,105
Effect of exchange rate changes on cash	(333)	—	—
Net increase (decrease) in cash and cash equivalents	(110,330)	10,318	167,524
Cash and cash equivalents, beginning of year	239,500	229,182	61,658
Cash and cash equivalents, end of year	$129,170	$239,500	$229,182
See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES Business
Titan International and its subsidiaries (Titan International or the Company) are leading manufacturers of wheels, tires and assemblies for off-highway vehicles used in the agricultural, earthmoving/construction and consumer markets. Titan International manufactures both wheels and tires for the majority of these market applications, allowing the Company to provide the value-added service of delivering complete wheel and tire assemblies. The Company offers a broad range of products that are manufactured in relatively short production runs to meet the specifications of original equipment manufacturers (OEMs) and/or the requirements of aftermarket customers.
Principles of consolidation
The consolidated financial statements include the accounts of the Company and its wholly- and majority-owned subsidiaries. Investments in publicly traded entities of less than 20 per cent. and those that Titan International does not exercise significant influence over are carried at fair value in accordance with Accounting Standards Codification (ASC) 320 Investments – Debt and Equity Securities. The Company has considered the applicable guidance in ASC 323 Investments – Equity Method and Joint Ventures and has concluded that the Company’s 21.8 per cent. investment in Titan Europe should be accounted for as an available-for-sale security and recorded at fair value in accordance with ASC 320 Investments – Debt and Equity Securities. The Company has determined after considering the facts and circumstances relating to the investment that the equity method of accounting is not appropriate as the Company does not have significant influence over Titan Europe. All significant intercompany accounts and transactions have been eliminated.
Inventories
Inventories are valued at the lower of cost or market. 31 At 31 December 2011, approximately 30 per cent. of the Company’s inventories were valued under the last-in, first out (LIFO) method. The major steel material inventory and related work-in-process and their finished goods are accounted for under the LIFO method. The remaining inventories were valued under the first-in, first-out (FIFO) method or average cost method. Market value is estimated based on current selling prices. Estimated provisions are established for slow-moving and obsolete inventory.
Deferred financing costs
Deferred financing costs are costs incurred in connection with the Company’s revolving credit facility, 7.875 per cent. senior secured notes and 5.625 per cent. convertible senior subordinated notes. The deferred financing costs associated with each of the debt facilities are being amortized over the life of the debt. Amortization of deferred financing costs for the debt facilities approximates the effective interest rate method.
Fixed assets
Property, plant and equipment have been recorded at cost. Depreciation is provided using the straight-line method over the following estimated useful lives of the related assets:
Years
Building and improvements    25 – 40
Machinery and equipment    10 – 15
Tools, dies and molds    5 – 9

Maintenance and repairs are expensed as incurred. When property, plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are eliminated, and any gain or loss on disposition is included in the accompanying consolidated statements of operations.
Interest is capitalized on fixed asset projects which are constructed over a period of time. The amount of interest capitalized is determined by applying a weighted average interest rate to the average amount of accumulated expenditures for the asset during the period. The interest rate used is based on the rates applicable to borrowings outstanding during the period.
Fair value of financial instruments
The Company records all financial instruments, including cash and cash equivalents, accounts receivable, notes receivable, accounts payable, other accruals and notes payable at cost, which approximates fair value. Investments in marketable equity securities are recorded at fair value. The 7.875 per cent. senior secured notes due 2017 (senior secured notes) and 5.625 per cent. convertible senior subordinated notes due 2017 (convertible notes) are carried at cost of $200.0 million and $112.9 million at 31 December 2011, respectively. The fair value of these notes at 31 December 2011, as obtained through independent pricing sources, was approximately $209.0 million for the senior secured notes and approximately $242.4 million for the convertible notes. The increase in the fair value of the convertible notes is due primarily to the increased value of the underlying common stock.
Available-for-sale securities
The Company has an investment in Titan Europe that was valued at $29.0 million as of 31 December 2011, representing a 21.8 per cent. ownership position, at that time. Titan Europe is publicly traded on the AIM market in London, England. The investment in Titan Europe is included as a component of other assets on the Consolidated Balance Sheets. The Company has considered the applicable guidance in ASC 323 Investments – Equity Method and Joint Ventures and has concluded that the Company’s investment in Titan Europe should continue to be accounted for as an available-for-sale security and recorded at fair value in accordance with ASC 320 Investments – Debt and Equity Securities as the Company does not have significant influence over Titan Europe. In accordance with ASC 320, the Company records the Titan Europe investment as an available-for-sale security and reports this investment at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Should the fair value decline below the cost basis, the Company would be required to determine if this decline is other than temporary. If the decline in fair value were judged to be other than temporary, an impairment charge would be recorded. Declared dividends on this investment are recorded in income as a component of other income. See Note 7 for additional information.
Impairment of fixed assets
The Company reviews fixed assets to assess recoverability from future operations whenever events and circumstances indicate that the carrying values may not be recoverable. Impairment losses are recognized in operating results when expected undiscounted future cash flows are less than the carrying value of the asset. Impairment losses are measured as the excess of the carrying value of the asset over the discounted expected future cash flows or the estimated fair value of the asset.
Foreign currency translation
The financial statements of the Company’s foreign subsidiaries are translated to United States currency in accordance with ASC 830 Foreign Currency Matters. Assets and liabilities are translated to United States dollars at period-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the period. Translation adjustments are included in “Accumulated other comprehensive loss” in stockholders’ equity. At 31 December 2011, the Company’s investment in Titan Europe was classified as available-for-sale securities and this investment is included as a component of other assets on the Consolidated Balance Sheets. Gains and losses that result from foreign currency transactions are included in the accompanying consolidated statements of operations.

Impairment of goodwill
The Company reviews goodwill for impairment during the fourth quarter of each annual reporting period, and whenever events and circumstances indicate that the carrying values may not be recoverable. The Company has elected to early adopt Accounting Standards Update (ASU) 2011-08 and first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. See Note 9 for additional information.
Revenue recognition
The Company records sales revenue when products are shipped to customers and both title and the risks and rewards of ownership are transferred. Provisions are established for sales returns and uncollectible accounts based on historical experience. Should trends change, adjustments would be necessary to the estimated provisions.
Cost of sales
Cost of sales is comprised primarily of direct materials and supplies consumed in the manufacturing of the Company’s products, as well as manufacturing labour, depreciation expense and overhead expense necessary to acquire and convert the purchased materials and supplies into a finished product. Cost of sales also includes all purchasing, receiving, inspection, internal transfers, and related distribution costs.
Selling, general and administrative expense
Selling, general and administrative (SG&A) expense is comprised primarily of sales commissions, marketing expense, selling and administrative wages, information system costs, legal fees, bank charges, audit fees, depreciation and amortization expense on non-manufacturing assets, and other administrative items.
Research and development expense
Research and development (R&D) expenses are expensed as incurred. R&D costs were $4.2 million, $6.3 million and $8.9 million for the years of 2011, 2010 and 2009, respectively. The lower R&D costs recorded during the past two years primarily resulted from less R&D related to the Giant OTR products.
Advertising
Advertising expenses are included in SG&A expense and are expensed as incurred. Advertising costs were approximately $2 million for each of the years ended 31 December 2011, 2010 and 2009.
Warranty costs
The Company provides limited warranties on workmanship on its products in all market segments. The provision for estimated warranty costs is made in the period when such costs become probable and is based on past warranty experience. See Note 11 for additional information.
Income taxes
Deferred income tax provisions are determined using the liability method whereby deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and income tax basis of assets and liabilities. The Company assesses the realizability of its deferred tax asset positions to determine if a valuation allowance is necessary. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

Earnings per share
Basic earnings per share (EPS) is computed by dividing consolidated net earnings by the weighted average number of common shares outstanding. Diluted EPS is computed by dividing adjusted consolidated net earnings by the sum of the weighted average number of common shares outstanding and the weighted average number of potential common shares outstanding. Potential common shares consist of outstanding options under the Company’s stock option plans and the conversion of the Company’s 5.625 per cent. convertible senior subordinated notes.
Cash equivalents
The Company considers short-term debt securities with an original maturity of three months or less to be cash equivalents.
Interest paid
The Company paid $24.8 million, $23.7 million and $16.7 million for interest in 2011, 2010 and 2009, respectively.
Income taxes paid
Titan International paid $30.8 million, $0.2 million and $0.4 million for income taxes in 2011, 2010 and 2009, respectively.
Environmental liabilities
Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and can be reasonably estimated.
Stock-based compensation
At 31 December 2011, the Company has two stock-based compensation plans, which are described in Note 24. Compensation expense for stock-based compensation is recognized over the requisite service period at the estimated fair value of the award at the grant date. The Company granted 492,500 and 494,938 stock options in 2011 and 2010, respectively. The Company granted no stock options in 2009.
Reclassification
Certain amounts from prior years have been reclassified to conform to the current year’s presentation.
Use of estimates
The policies utilized by the Company in the preparation of the financial statements conform to accounting principles generally accepted in the United States of America and require management to make estimates, assumptions and judgments that affect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates and assumptions.
Recently issued accounting standards Fair Value Measurement
In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This update establishes common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles (GAAP) and International Financial Reporting Standards (IFRS). The amendments in this update are effective during interim and annual periods beginning after 15 December 2011. The adoption of this update is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.
Comprehensive Income
In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220) – Presentation of Comprehensive Income.” The objective of this update is to improve the comparability, consistency, and transparency of financial reporting to increase the prominence of items reported in other comprehensive income. This update requires that all nonowner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after 15 December 2011. In December of 2011, the FASB issued ASU No. 2011-12, “Comprehensive Income (Topic 220) – Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011- 05.” The adoption of these updates is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.
Goodwill Impairment Testing
In September 2011, the FASB issued ASU No. 2011-08, “Intangibles-Goodwill and Other (Topic 350) – Testing Goodwill for Impairment.” The objective of this update is to simplify how entities test goodwill for impairment. The amendments in the update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The amendments in this update are effective for interim and annual goodwill impairment tests performed for fiscal years beginning after 15 December 2011. Early adoption is permitted and the Company elected to adopt this update for the year ended 31 December 2011. The adoption of this update did not have a material effect on the Company’s financial position, results of operations or cash flows.
2. ACQUISITIONS
Acquisition of AII Holding, Inc.
On 1 April 2011, Titan International purchased a 70 per cent. controlling interest in AII Holding, Inc. (AII) for $1.3 million of Titan International stock and payment of $2.3 million for AII’s debt. The fair value of the identified assets acquired less liabilities assumed exceeded the fair value of the consideration transferred and noncontrolling interest. Therefore, a bargain purchase gain of $0.3 million was recorded on the transaction.
Acquisition of Goodyear’s Latin American Farm Tire Business
On 1 April 2011, Titan International closed on the acquisition of The Goodyear Tire & Rubber Company’s (Goodyear) Latin American farm tire business for approximately $98.6 million U.S. dollars. In addition, there were approximately $1.3 million of acquisition related costs recorded as selling, general and administrative costs during the year ended 31 December 2011. The transaction includes Goodyear’s Sao Paulo, Brazil manufacturing plant, property, equipment; inventories; a licensing agreement that allows Titan International to sell Goodyear-brand farm tires in Latin America for seven years; and extends the North American licensing agreement for seven years. Net sales and net income before taxes from the acquisition date included in the statement of operations was $276.5 million and $13.8 million, respectively.
The Company funded the acquisition with cash on hand. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values. Inventory was valued using the comparative sales method. Real and personal property was valued at fair value. The excess of the purchase price over the identifiable assets acquired and liabilities assumed was reflected as goodwill. The goodwill was allocated to the agricultural segment.

The purchase price allocation of the Latin American farm tire business consisted of the following (in thousands):

Cash	$1,018
Inventories	14,562
Prepaid & other current assets	4,929
Property, plant & equipment	108,905
Goodwill	22,896
Other assets	39,263
Other current liabilities	(21,127)
Deferred income taxes	(30,985)
Other noncurrent liabilities	(40,823)
Net assets acquired	$98,638

The purchase price allocation includes $42.5 million for prepaid royalty. The prepaid royalty is for a seven year period and was calculated using a 2 per cent. royalty discounted at a 10 per cent. rate. The prepaid royalty and discount will be amortized over the seven year period of the agreement. The current portion of the prepaid royalty was $3.9 million and is included in prepaid & other current assets. The noncurrent portion of the prepaid royalty was $38.6 million and is included in other assets. At 31 December 2011, the current balance of the prepaid royalty was $4.3 million and the noncurrent balance of the prepaid royalty was $33.8 million.
The purchase price allocation includes $53.9 million for supply agreement liability which was valued using the incremental income method. The supply agreement liability was recorded as the supply agreements are for sales at below market prices. The liability will be amortized with an increase to sales over the three year life of the agreement. The current portion of the supply agreement was $18.0 million and is included in other current liabilities. The noncurrent portion of the supply agreement was $35.9 million and is included in other noncurrent liabilities. At 31 December 2011, the current balance of the supply agreement liability was $15.6 million and the noncurrent balance of the supply agreement liability was $19.5 million.

Pro forma financial information
The following unaudited pro forma financial information gives effect to the acquisition of Goodyear’s Latin American farm tire business as if the acquisition had taken place on 1 January 2010. The pro forma financial information for the Sao Paulo, Brazil manufacturing facility was derived from The Goodyear Tire & Rubber Company’s historical accounting records. These amounts have been calculated by adjusting the historical results of the Sao Paulo, Brazil facility to reflect the additional depreciation and the amortization of the prepaid royalty discount and supply agreement liability assuming the fair value adjustments had taken place.

Pro forma financial information is as follows (in thousands, except per share data):

	2011	2010
Net sales	$1,519,892	$1,011,568
Net income	62,266	13,760
Net income attributable to Titan International	62,282	13,760
Basic earnings per share	$1.5	$0.39
Diluted earnings per share	1.26	0.39

The pro forma information is presented for illustrative purposes only and may not be indicative of the results that would have been obtained had the acquisition actually occurred on 1 January 2010, nor is it necessarily indicative of Titan International’s future consolidated results of operations or financial position.

3. ACCOUNTS RECEIVABLE Accounts receivable at 31 December 2011 and 2010, consisted of the following (amounts in thousands): 2011 2010
Accounts receivable	$193,731	$92,893
Allowance for doubtful accounts	(4,204)	(3,889)
Accounts receivable, net	$189,527	$89,004
4. INVENTORIES
Inventories at 31 December 2011 and 2010, consisted of the following (amounts in thousands):
	2011	2010
Raw material	$97,257	$56,414
Work-in-process	31,141	16,860
Finished goods	75,137	49,841
	203,535	123,115
Adjustment to LIFO basis	(12,663)	(4,972)
	$190,872	$118,143
3.    PREPAID AND OTHER CURRENT ASSETS
Prepaid and other current assets at 31 December 2011 and 2010, consisted of the following (amounts in thousands):
2011    2010
Prepaid supplies    $17,413    $14,056
Prepaid royalty    4,299    —
Other    6,537    4,607
$28,249    $18,663
4.    PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment at 31 December 2011 and 2010, consisted of the following (amounts in thousands):

	2011	2010
Land and improvements	$20,330	$3,061
Buildings and improvements	121,847	98,233
Machinery and equipment	456,236	383,231
Tools, dies and molds	88,676	84,134
Construction-in-process	14,606	8,741
	701,695	577,400
Less accumulated depreciation	(366,953)	(329,346)
	$334,742	$248,054
Depreciation related to property, plant and equipment for the years 2011, 2010 and 2009 totaled $43.1 million, $35.2 million, and $31.7 million, respectively.

7. INVESTMENT IN TITAN EUROPE Investment in Titan Europe at 31 December 2011 and 2010, consisted of the following (amounts in thousands):
2011    2010
Investment in Titan Europe    $28,998    $22,693
Titan Europe is publicly traded on the AIM market in London, England. The Company’s investment in Titan Europe represents a 21.8 per cent. ownership percentage. The Company has considered the applicable guidance in ASC 323 Investments – Equity Method and Joint Ventures and has concluded that the Company’s investment in Titan Europe should be accounted for as an available-for-sale security and recorded at fair value in accordance with ASC 320 Investments – Debt and Equity Securities as the Company does not have significant influence over Titan Europe. The investment in Titan Europe is included as a component of other assets on the Consolidated Condensed Balance Sheets. Titan International’s cost basis in Titan Europe is $5.0 million. Titan International’s accumulated other comprehensive income includes a gain on the Titan Europe investment of $15.5 million, which is net of tax of $8.5 million. The increased value in the Titan Europe investment at 31 December 2011, was due primarily to a higher publicly quoted Titan Europe market price.
7.    OTHER ASSETS
Other assets at 31 December 2011 and 2010, consisted of the following (amounts in thousands):

	2011	2010
Investment in Titan Europe	$28,998	$22,693
Prepaid royalty	33,800	—
Goodwill	19,841	—
Investments for contractual obligations	12,395	11,168
Deferred financing costs	7,074	10,410
Other	8,843	7,205
	$110,951	$51,476
CoThe higher balance in other assets primarily related to the acquisition of Goodyear’s Latin American farm tire business, which included goodwill and prepaid royalty. As part of this acquisition, the North American and Latin American royalties were prepaid for seven years.
8.    GOODWILL
The changes in the carrying amount of goodwill by reporting units for the three years ended 31 December 2011, were as follows (amounts in thousands):
Earthmoving/
Agricultural Construction Consumer
Segment Segment Segment Total

Balance at 1 January 2010	$—	$—	$—	$—
Balance at 31 December 2010	—	—	—	—
Acquisitions	22,896	—	—	22,896
Foreign currency translation	(3,055)	—	—	(3,055)
Balance at 31 December 2011	$19,841	$—	$—	$19,841
The Company’s goodwill balance is related to the acquisition of Goodyear’s Latin American farm tire business which included the Sao Paulo, Brazil manufacturing facility. Goodwill is included as a component of other assets in the Consolidated Condensed Balance Sheets.

The Company reviews goodwill for impairment during the fourth quarter of each annual reporting period, and whenever events and circumstances indicate that the carrying values may not be recoverable. The Company has elected to early adopt Accounting Standards Update (ASU) 2011-08 and first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. For the 31 December 2011 qualitative assessment, the Company assessed various qualitative factors including the Brazilian economy, the agricultural equipment market and the 2011 performance of the Brazilian manufacturing facility. Based on the review, the Company determined the two-step goodwill impairment test was not required.
When the two-step goodwill impairment test is performed, the Company evaluates the recoverability of goodwill by estimating the future discounted cash flows of the reporting unit to which the goodwill relates and using an earnings before interest, taxes, depreciation, and amortization (EBITDA) multiple approach. In determining the estimated future cash flows, the Company considers current and projected future levels of income as well as business trends and economic conditions. When the Company’s estimated fair value of the reporting unit is less than the carrying value, a second step of the impairment analysis is performed. In this second step, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities. If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment loss.
10.OTHER CURRENT LIABILITIES
Other current liabilities at 31 December 2011 and 2010, consisted of the following (amounts in thousands):

	2011	2010
Warranty	$17,659	$12,471
Supply agreement liability	15,578	—
Wages and commissions	12,168	10,435
Accrued interest	7,091	8,579
CEO and management incentive compensation	6,638	5,663
Insurance	5,047	6,037
Other	23,288	13,887
	$87,469	$57,072
10. WARRANTY COSTS
Changes in the warranty liability consisted of the following (amounts in thousands):
	2011	2010
Warranty liability, 1 January	$12,471	$9,169
Provision for warranty liabilities	27,127	19,795
Warranty payments made	(21,939)	(16,493)
Warranty liability, 31 December	$17,659	$12,471
The Company provides limited warranties on workmanship on its products in all market segments. The majority of the Company’s products have a limited warranty that ranges from zero to ten years, with certain products being prorated after the first year. The Company calculates a provision for warranty expense based on past warranty experience. Warranty accruals are included as a component of other current liabilities on the Consolidated Balance Sheets.

12.OTHER LONG-TERM LIABILITIES
Other long-term liabilities at 31 December 2011 and 2010, consisted of the following (amounts in thousands):

	2011	2010
Accrued pension liabilities	$43,400	$26,218
Supply agreement liability	19,470	—
Accrued employment liabilities	14,656	11,495
Other	3,543	3,555
	$81,069	$41,268
13. REVOLVING CREDIT FACILITY AND LONG-TERM DEBT
Long-term debt at 31 December 2011 and 2010, consisted of the following (amounts in thousands):

	2011	2010
7.875% senior secured notes due 2017	$200,000	$200,000
5.625% convertible senior subordinated notes due 2017	112,881	172,500
Other debt	16,723	—
8% senior unsecured notes due January 2012	—	1,064
	329,604	373,564
Less amounts due within one year	11,723	—
	$317,881	$373,564
Aggregate maturities of long-term debt are as follows (amounts in thousands):
2012		$11,723
2013		5,000
2014
2015
2016		—
Thereafter		312,881
		$329,604
7.875 per cent. senior secured notes due 2017
The Company’s 7.875 per cent. senior secured notes (senior secured notes) are due October 2017. These notes are secured by the land and buildings of the following subsidiaries of the Company: Titan Tire Corporation, Titan Tire Corporation of Bryan, Titan Tire Corporation of Freeport and Titan Wheel Corporation of Illinois. The Company’s senior secured notes outstanding balance was $200.0 million at 31 December 2011.
5.625 per cent. convertible senior subordinated notes due 2017
The Company’s 5.625 per cent. convertible senior subordinated notes (convertible notes) are due January 2017. The initial base conversion rate for the convertible notes is 93.0016 shares of Titan International common stock per $1,000 principal amount of convertible notes, equivalent to an initial base conversion price of approximately $10.75 per share of Titan International Common stock. If the price of Titan International Common Stock at the time of determination exceeds the base conversion price, the base conversion rate will be increased by an additional number of shares (up to 9.3002 shares of Titan International Common Stock per $1,000 principal amount of convertible notes) as determined pursuant to a formula described in the indenture. The base conversion rate will be subject to adjustment in certain events. The Company’s convertible notes balance was $112.9 million at 31 December 2011.

In the first quarter of 2011, the Company closed an Exchange Agreement with a note holder of the convertible notes, pursuant to which such holder converted approximately $59.6 million in aggregate principal amount of the Convertible Notes into approximately 6.6 million shares of the Titan International Common Stock, plus a payment for the accrued and unpaid interest. In connection with the exchange, the Company recognized a noncash charge of $16.1 million in accordance with ASC 470-20 Debt – Debt with Conversion and Other Options.
8 per cent. senior unsecured notes due 2012
In the first quarter of 2011, Titan International satisfied and discharged the indenture relating to the 8 per cent. senior unsecured notes due January 2012 by depositing with the trustee $1.1 million cash representing the outstanding principal of such notes and interest payments due on 15 July 2011, and at maturity on 15 January 2012. Titan International irrevocably instructed the trustee to apply the deposited money toward the interest and principal of the notes. In 2010, the Company repurchased $192.7 million of principal value of senior unsecured notes resulting in a loss on note repurchase of $14.6 million.
Revolving credit facility
The Company’s $100 million revolving credit facility (credit facility) with agent Bank of America, N.A. has a January 2014 termination date and is collateralized by the accounts receivable and inventory of Titan International and certain of its domestic subsidiaries. During 2011 and at 31 December 2011, there were no borrowings under the credit facility. Outstanding letters of credit were $12.0 million at 31 December 2011, leaving $88.0 million of unused availability on the credit facility. The credit facility contains certain financial covenants, restrictions and other customary affirmative and negative covenants. Titan International is in compliance with these covenants and restrictions as of 31 December 2011.
Other debt
Brazil Term Loan
In May 2011, the Company entered into a two-year, unsecured $10.0 million Term Loan with Bank of America, N.A. (BoA Term Loan) to provide working capital for the Sao Paulo, Brazil manufacturing facility. Borrowings under the BoA Term Loan bear interest at a rate equal to LIBOR plus 200 basis points. The BoA Term Loan shall be a minimum of $5.0 million with the option for an additional $5.0 million loan for a maximum of $10.0 million. The BoA Term Loan is due May 2013. The Company entered into an interest rate swap agreement and cross currency swap transaction with Bank of America Merrill Lynch Banco Multiplo S.A. that is designed to convert the outstanding $5.0 million US Dollar based LIBOR loan to a Brazilian Real based CDI loan. See Note 14 for additional information. As of 31 December 2011, the Company had $5.0 million outstanding on this loan and the interest rate including the effect of the swap agreement was approximately 14 per cent.
Brazil Revolving Line of Credit
The Company’s wholly-owned Brazilian subsidiary, Titan Pneus Do Brasil Ltda (Titan Brazil), has a revolving line of credit (Brazil line of credit) established with Bank of America Merrill Lynch Banco Multiplo S.A. in May 2011 that is secured by a $12.0 million line of credit between the Company and Bank of America N.A. under the Company’s $100.0 million credit facility. Titan Brazil could borrow up to 16.0 million Brazilian Reais, which equates to approximately $8.5 million dollars as of 31 December 2011, for working capital purposes. Under the terms of the Brazil line of credit, borrowings, if any, bear interest at a rate of LIBOR plus 247 basis points. At 31 December 2011 there was $4.3 million outstanding due May 2012 and the interest rate was approximately 17 per cent.
Brazil Term Loan
In December 2011, the Company entered into a short term loan due in February of 2012. At 31 December 2011 there was $7.4 million outstanding and the interest rate was approximately 17 per cent.

14. DERIVATIVE FINANCIAL INSTRUMENTS
The Company uses a financial derivative to mitigate its exposure to volatility in the interest rate and foreign currency exchange rate in Brazil. The Company uses this derivate instrument to hedge exposure in the ordinary course of business and does not invest in derivative instruments for speculative purposes. In order to reduce interest rate and foreign currency risk on the BoA Term Loan, the Company entered into an interest rate swap agreement and cross currency swap transaction with Bank of America Merrill Lynch Banco Multiplo S.A. that is designed to convert the outstanding $5.0 million US Dollar based LIBOR loan to a Brazilian Real based CDI loan. The Company has not designated this agreement as a hedging instrument. Changes in the fair value of the cross currency swap are recorded in other income (expense) and changes in the fair value of the interest rate swap agreement are recorded as interest expense (or gain as an offset to interest expense). For the year ended 31 December 2011, the Company recorded $0.1 million of other income and $0.4 million of interest expense related to this derivative.
15. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Accumulated other comprehensive income (loss) consisted of the following (amounts in thousands):

Currency Translation Adjustments		Unrealized Gain (Loss) on Investments	Unrecognized Losses and Prior Service Cost	Total
Balance at 1 January 2010	$(1,183)	$915	$(28,038)	$(28,306)
Unrealized gain on investment, net of tax of $5,683	—	10,554	—	10,554
Defined benefit pension plan entries:
Unrecognized prior service cost, net of tax of $53	—	—	83	83
Unrecognized net gain, net of tax of $350	—	—	661	661
Unrecognized deferred tax liability, net of tax of $22	—	—	(34)	(34)
Balance at 31 December 2010	(1,183)	11,469	(27,328)	(17,042)
Currency translation adjustments	(12,833)	—	—	(12,833)
Unrealized gain on investments, net of tax of $2,208	—	4,009	—	4,009
Defined benefit pension plan entries:
Unrecognized prior service cost, net of tax of $52	—	—	84	84
Unrecognized net loss, net of tax of $4,614	—	—	(7,758)	(7,758)
Unrecognized deferred tax liability, net of tax of $21	—	—	(35)	(35)
Balance at 31 December 2011	$(14,016)	$15,478	$(35,037)	$(33,575)
16. STOCKHOLDERS’ EQUITY
The Company is authorized by the Board of Directors to repurchase up to 2.5 million common shares subject to debt agreement covenants. The Company repurchased no Titan International common shares in 2011, 2010, or 2009. The Company has no plans at this time to repurchase any Titan International Common Stock. Titan International paid cash dividends of $.02 per share of common stock for 2011, 2010, and 2009. Dividends declared totaled $0.8 million, $0.7 million and $0.7 million for 2011, 2010 and 2009, respectively.
17. FAIR VALUE MEASUREMENTS
ASC 820 Fair Value Measurements establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers are defined as:
Level 1 – Quoted prices in active markets for identical instruments;
Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3 – Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Assets and liabilities measured at fair value on a recurring basis consisted of the following (amounts in thousands):

Investment in	31 December 2011 Total Level 1 Levels 2&3		31 December 2010 Total Level 1 Levels 2&3
Titan Europe	$28,998	$28,998	$—	$22,693	$22,693	$—
Investments for contractual obligations	12,395	12,395		11,168	11,168
Total	$41,393	$41,393	$—	$33,861	$33,861	$—
18.ROYALTY EXPENSE
The Company has a trademark license agreement with Goodyear to manufacture and sell certain off-highway tires in North America and Latin America under the Goodyear name. The North American and Latin American royalties were prepaid for seven years as a part of the Goodyear Latin American farm tire acquisition. Royalty expenses recorded for the years ended 31 December 2011, 2010 and 2009, were $9.8 million, $9.3 million and $7.6 million, respectively.
19.NONCASH CONVERTIBLE DEBT CONVERSION CHARGE
Noncash convertible debt conversion charge consisted of the following (amounts in thousands):
2011    2010    2009
Noncash convertible debt conversion charge    $(16,135)    $—    $—
In the first quarter of 2011, Titan International closed an Exchange Agreement with a note holder of its 5.625 per cent. convertible senior subordinated notes (convertible notes), pursuant to which such holder converted approximately $59.6 million in aggregate principal amount of the Convertible Notes into approximately 6.6 million shares of Titan International’s Common Stock, plus a payment for the accrued and unpaid interest. In connection with the exchange, the Company recognized a noncash charge of $16.1 million in accordance with ASC 470-20 Debt – Debt with Conversion and Other Options.
20.GAIN (LOSS) ON NOTE REPURCHASE
Gain (loss) on note repurchase consisted of the following (amounts in thousands):
2011    2010    2009
Gain (loss) on note repurchase    $—    $(14,573)    $1,398
In June 2010, the Company closed on a tender transaction to purchase $47.4 million of its outstanding 8 per cent. senior unsecured notes due January 2012 (senior unsecured notes). In October 2010, the Company closed on another tender transaction to purchase $138.9 million of its outstanding senior unsecured notes. In connection with these tender offers and an additional note repurchase of $6.5 million in July 2010, the Company recorded expenses of $14.6 million. These expenses were related to: (i) early tender premium of $13.0 million, (ii) unamortized deferred financing fees of $1.2 million and (iii) other fees of $0.4 million.
For 2009, the Company recorded a gain on a note repurchase of $1.4 million resulting from the Company’s repurchase of $6.2 million of principal value of senior unsecured notes for approximately $4.8 million in the first quarter of 2009.

21. OTHER INCOME, NET Other income consisted of the following (amounts in thousands):
	2011	2010	2009
Discount amortization on prepaid royalty	$3,149	$—	$—
Investment gain on marketable securities	1,588	—	—
Interest income	556	394	211
Gain on purchase transaction	285	—	—
Investment gain (loss) related to contractual obligations	(302)	824	1,343
Other income (expense)	(160)	(113)	186
	$5,116	$1,105	$1,740
22. INCOME TAXES
Income (loss) before income taxes, consisted of the following (amounts in thousands):
	2011	2010	2009
Domestic	$82,282	$(9,148)	$(31,863)
Foreign	13,613	(42)	(139)
	$95,895	$(9,190)	$(32,002)
The income tax provision (benefit) was as follows (amounts in thousands):

	2011	2010	2009
Current
Federal	$32,140	$(853)	$(3,526)
State	3,271	(331)	160
Foreign	2,797	—	(1,041)
	38,208	(1,184)	(4,407)
Deferred
Federal	(1,904)	(2,531)	(2,721)
State	(357)	451	(229)
Foreign	1,812	—	—
	(449)	(2,080)	(2,950)
Income tax provision (benefit)	$37,759	$(3,264)	$(7,357)
The income tax provision differs from the amount of income tax determined by applying the statutory U.S. federal income tax rate to pre-tax income (loss) as a result of the following:

	2011	2010	2009
Statutory U.S. federal tax rate	35%	35%	35%
Nondeductible goodwill impairment	—	—	(12.8)
Foreign taxes, net	(0.2)	(0.2)	1.6
State taxes, net	1.9	(0.7)	(0.1)
Other, net	2.7	1.4	(0.7)
Effective tax rate	39.4%	35.5%	23%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at 31 December 2011 and

2010, are as follows (amounts in thousands):
	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$815	$9,755
Pension	15,412	9,022
Unrealized loss on investments	5,118	7,719
Inventory	6,621	5,514
Warranty	6,707	4,365
Employee benefits and related costs	4,259	3,369
Allowance for bad debts	3,147	1,991
EPA reserve	549	703
Other	7,518	5,987
Deferred tax assets	50,146	48,425
Deferred tax liabilities:
Fixed assets	(62,062)	(34,049)
Deferred tax liabilities	(62,062)	(34,049)
Net deferred tax asset	$(11,916)	$14,376
The Company recorded income tax expense of $37.8 million for the year ended 31 December 2011, and income tax benefit of $(3.3) million for the year ended 31 December 2010, and an income tax benefit of $(7.4) million for the year ended 31 December 2009. The Company’s income tax expense (benefit) and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of state taxes. The Company has various state net operating loss carryforwards which are subject to expiration from 2018 to 2025.
At 31 December 2011, U.S. income taxes have not been provided on approximately $1 million of unremitted earnings of subsidiaries operating outside the U.S. These earnings, which are considered to be invested indefinitely, would become subject to income tax if they were remitted as dividends, were lent to the Company or a U.S. affiliate, or if the Company were to sell its stock in the subsidiaries. The amount of unrecognized deferred U.S. income tax liability on these unremitted earnings is insignificant.
The Company has applied the provisions of ASC 740, “Income Taxes” related to unrecognized tax benefits. No adjustment was made to retained earnings in adopting these provisions in 2007. At 31 December 2011, 2010 and 2009, there were no unrecognized tax benefits. At this time the Company does not expect any significant increases or decreases to its unrecognized tax benefits within 12 months of this reporting date. Titan International has identified its federal tax return and its Illinois state tax return as “major” tax jurisdictions. The Company is subject to (i) federal tax examinations for periods 2010 to 2011 and (ii) Illinois state income tax examinations for years 2008 to 2011.
23. EMPLOYEE BENEFIT PLANS Pension plans
The Company has a frozen defined benefit pension plan covering certain employees of Titan Tire Corporation (Titan Tire) and has a frozen defined benefit pension plan covering certain employees of Titan Tire Corporation of Bryan (Bryan). The Company also has a frozen contributory defined benefit pension plan covering certain former eligible bargaining employees of its Walcott, Iowa, facility (Walcott). Additionally, the Company maintains a contributory defined benefit plan that covered former eligible bargaining employees of Dico, Inc (Dico). This Dico plan purchased a final annuity settlement contract in October 2002. As a part of the Goodyear Latin America farm tire acquisition, the Company has a pension plan in Brazil. As of 31 December 2011, the pension plan assets were not yet transferred to Titan International. However, the Company is accounting for the net liabilities of these plans. The Company’s policy is to fund pension costs as required by law, which is consistent with the funding requirements of federal laws and regulations.
he Company’s defined benefit plans have been aggregated in the following table. Included in the 31 December 2011, presentation are the Titan Tire, Bryan, Walcott and Brazil plans which have a projected benefit obligation of $112.0 million, exceeding the fair value of plan assets of $68.6 million at 31 December 2011. Included in the 31 December 2010, presentation are the Titan Tire, Bryan and Walcott plans which have a projected benefit obligation of $98.8 million, exceeding the fair value of plan assets of $72.6 million at 31 December 2010. The Company absolved itself from the liabilities associated with the Dico plan with the purchase of a final annuity settlement contract in 2002. Therefore, the plan no longer maintains a benefit obligation. The fair value of the Dico plan assets was $0.5 million at 31 December 2011 and 2010.
The table below illustrates that the Company had no pension plan for any of the four named executive officers. However, the four named executive officers have employment agreements that have certain payments due upon retirement, if that event was to arise.
Payments
Number of    Present    During
Years    Value of    Last
Plan    Credited    Accumulated    Fiscal
Name    Name    Service    Benefit ($)    Year ($)
Mr. M M Taylor    n/a    –    –    –
Mr. P G Reitz    n/a    –    –    –
Mr. K W Hackamack    n/a    –    –    –
Ms. C T Holley    n/a    –    –    –
The total payments due on retirement or voluntary/involuntary termination of employment are as follows:

			Mr.
Description	Mr. Taylor	Mr.Reitz	Hackamack	Ms. Holey
Cash compensation (Vacation)	$115,386	$11,538	$22,308	$22,308
CEO special performance cash award	4,637,500	n/a	n/a	n/a
Employment agreement obligations due in retirement/termination	7,306,570	23,904	3,866,422	3,065,099
Cash compensation	$12,059,456	$35,442	$3,888,730	$3,087,407
The total amounts set out above in respect of payments due on retirement or voluntary/involuntary termination of employment have been accrued in accordance with US GAAP. No other amounts have been set aside or accrued by the Titan International Group to provide pension, retirement or similar benefits for Directors or Senior management.
The following table provides the change in benefit obligation, change in plan assets, funded status and amounts recognized in the consolidated balance sheet of the defined benefit pension plans as of

31 December 2011 and 2010 (amounts in thousands):
	2011	2010
Change in benefit obligation:
Benefit obligation at beginning of year	$98,831	$93,708
Acquisition	4,869	—
Service cost	264	—
Interest cost	5,467	5,200
Actuarial (gain) loss	11,497	6,839
Benefits paid	(8,341)	(6,916)
Foreign currency translation	(632)	—
Benefit obligation at end of year	$111,955	$98,831

Change in plan assets:
Fair value of plan assets at beginning of year	$73,156	$69,160
Actual return on plan assets	637	9,131
Employer contributions	3,645	1,781
Benefits paid	(8,341)	(6,916)
Fair value of plan assets at end of year	$69,097	$73,156
Unfunded status at end of year	$(42,858)	$(25,675)
Amounts recognized in consolidated balance sheet:
Noncurrent assets	$542	$543
Noncurrent liabilities	(43,400)	(26,218)
Net amount recognized in the consolidated balance sheet	$(42,858)	$(25,675)
	2011	2010
Amounts recognized in accumulated other comprehensive loss:
Unrecognized prior service cost	$(1,028)	$(1,164)
Unrecognized net loss	(55,396)	(43,024)
Deferred tax effect of unrecognized items	21,387	16,860
Net amount recognized in accumulated other comprehensive loss	$(35,037)	$(27,328)
The weighted-average assumptions used in the actuarial computation that derived the benefit obligations at December 31 were as follows:

	2011	2010
Discount rate	4.6%	5.3%
Expected long-term return on plan assets	7.5%	7.5%
The discount rates were determined using the Above Average Median Citigroup Pension Discount Curve with durational yields applied to the expected Titan International cash benefit payments to participants.
The following table provides the components of net periodic pension cost for the plans, settlement cost and the assumptions used in the measurement of the Company’s benefit obligation for the years ended 31 December 2011, 2010 and 2009 (amounts in thousands):
Components of net periodic benefit cost and other amounts recognized in other comprehensive income

	2011	2010	2009
Net periodic benefit cost:
Service cost	$264	$—	$—
Interest cost	5,467	5,200	5,456
Assumed return on assets	(5,258)	(4,911)	(4,939)
Amortization of unrecognized prior service cost	137	137	137
Amortization of unrecognized deferred taxes	(56)	(56)	(56)
Amortization of net unrecognized loss	3,745	3,628	4,303
Net periodic pension cost	$4,299	$3,998	$4,901
The estimated net loss and prior service cost that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $5.2 million and $0.1 million, respectively.

The weighted-average assumptions used in the actuarial computation that derived net periodic pension cost for the years ended 31 December 2011, 2010 and 2009 were as follows:

	2011	2010	2009
Discount rate	5.3%	5.75%	6.25%
Expected long-term return on plan assets	7.5%	7.5%	8.5%
The allocation of the fair value of plan assets was as follows:
Percentage of Plan Assets			Target
at 31 December			Alocation
	2011	2010	2012
Asset Category
U.S. equities (a)	60%	59%	40% – 80%
Fixed income	24%	24%	20% – 50%
Cash and cash equivalents	7%	7%	0% – 20%
International equities (a)	9%	10%	0% – 16%
	100%	100%
(a) Total equities may not exceed 80 per cent. of total plan assets.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers are defined as:
Level 1 – Quoted prices in active markets for identical instruments;
Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3 – Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
The fair value of the plan assets by asset categories at 31 December 2011 was as follows (amounts in thousands):

	Fair Value Measurements as of 31 December 2011 Total Level 1 Level 2 Level 3
Money market funds	$4,659	$4,659	$—	$—
Domestic common stock	28,123	28,123	—	—
Foreign common stock	3,847	3,847	—	—
Corporate bonds	2,439	2,439	—	—
Foreign bonds	510	510	—	—
U.S. government securities	299	299	—	—
Mutual funds	949	949	—	—
Common/collective trusts	28,271	—	28,271	—
Totals	$69,097	$40,826	$28,271	$—

The fair value of the plan assets by asset categories at 31 December 2010 was as follows (amounts in thousands):

	Fair Value Measurements as of 31 December 2010 Total Level 1 Level 2 Level 3
Money market funds	$4,674	$4,674	$—	$—
Domestic common stock	29,429	29,429	—	—
Foreign common stock	3,976	3,976	—	—
Corporate bonds	4,050	4,050	—	—
Foreign bonds	536	536	—	—
U.S. government securities	577	577	—	—
Mortgage-backed securities	8	—	8	—
Mutual funds	1,239	1,239	—	—
Common/collective trusts	28,667	—	28,667	—
Totals	$73,156	$44,481	$28,675	$—
The Company invests in a diversified portfolio consisting of an array of asset classes in an attempt to maximize returns while minimizing risk. These asset classes include U.S. equities, fixed income, cash and cash equivalents, and international equities. The investment objectives are to provide for the growth and preservation of plan assets on a long-term basis through investments in: (i) investment grade securities that provide investment returns that meet or exceed the Standard & Poor’s 500 Index and (ii) investment grade fixed income securities that provide investment returns that meet or exceed the Barclays Capital Aggregate Bond Index. The U.S. equities asset category included the Company’s common stock in the amount of $3.3 million (approximately five percent of total plan assets) at 31 December 2011, and $3.5 million (approximately five percent of total plan assets) at 31 December 2010.
The fair value of money market funds, stock, bonds, U.S. government securities and mutual funds are determined based on valuation for identical instruments in active markets. The fair value of common and collective trusts is determined based on the fair value of the underlying instruments.
The long-term rate of return for plan assets is determined using a weighted-average of long-term historical approximate returns on cash and cash equivalents, fixed income securities, and equity securities considering the anticipated investment allocation within the plans. The expected return on plan assets is anticipated to be 7.5 per cent. over the long-term. This rate assumes long-term historical returns of approximately 9 per cent. for equities and approximately 6 per cent. for fixed income securities using the plans’ target allocation percentages. Professional investment firms, none of which are Titan International employees, manage the plan assets.
Although the 2012 minimum pension funding calculations are not finalized, the Company estimates those funding requirements will be approximately $7 million.
Projected benefit payments from the plans as of 31 December 2011, are estimated as follows (amounts in thousands):
2012    $6,916
2013    6,997
2014    7,170
2015    7,296
2016    7,533
2017-2021    36,380
401(k)
The Company sponsors four 401(k) retirement savings plans. One plan is for the benefit of substantially all employees who are not covered by a collective bargaining arrangement. Titan International provides a 25 per cent. matching contribution in the form of the Company’s common stock on the first 6 per cent. of the employee’s contribution in this plan. The Company issued 26,346 shares, 49,536 shares and 59,257 shares of treasury stock in connection with this 401(k) plan during 2011, 2010 and 2009, respectively. Expenses to the Company related to this common stock matching contribution were $0.5 million, $0.5 million and $0.4 million for 2011, 2010 and 2009.
The other three 401(k) plans are for employees covered by collective bargaining arrangements at (i) Titan Tire Corporation; (ii) Titan Tire Corporation of Freeport; and (iii) Titan Tire Corporation of Bryan. These three plans do not include a Company matching contribution. Employees are fully vested with respect to their contributions.
24. STOCK OPTION PLANS
The Company accounts for stock options using ASC 718 Compensation – Stock Compensation. The Company recorded stock-based compensation of $2.4 million in 2011 and $0.2 million in 2010. No stock-based compensation expense was recorded during 2009. The Company granted 492,500 stock options in 2011 and 494,938 stock options in 2010. Options to the Board of Directors vest immediately and options to employees vest over three years. All options expire 10 years from the grant date. The Company granted no stock options during 2009. All stock options granted before 2010 were fully vested before January 1, 2009.
Non-Employee Director Stock Option Plan
The Company adopted the 1994 Non-Employee Director Stock Option Plan (the Director Plan) to provide for grants of stock options as a means of attracting and retaining qualified independent directors for the Company. There will be no additional issuance of stock options under this plan as it has expired. Options previously granted are fully vested and expire 10 years from the grant date of the option.
2005 Equity Incentive Plan
The Company adopted the 2005 Equity Incentive Plan to provide stock options as a means of attracting and retaining qualified independent directors and employees for the Company. A total of 2.3 million shares are available for future issuance under the equity incentive plan. The exercise price of stock options may not be less than the fair market value of the common stock on the date of the grant. The vesting and term of each option is set by the Board of Directors. The Company granted 492,500 stock options under this plan in 2011 and 494,938 stock options under this plan in 2010. In 2009, no stock options were granted under this equity incentive plan.
The following is a summary of activity in the stock option plans for 2011:

Weighted‑
Average
	Weighted-	Remaining	Aggregate
Shares	Average	Contractual	Intrinsic
Subject	Exercise	Life	Value (in
to Option	Price	(in Years)	thousands)

Outstanding, 31 December 2010	829,224	$13.75
Granted	492,500	22.1
Exercised	(69,375)	7.56
Forfeited/Expired	(18,298)	15.75
Outstanding, 31 December 2011	1,234,051	17.4	8.11	$3,842
Exercisable, 31 December 2011	495,805	14.53	6.00	$2,782

The total intrinsic value of options exercised in 2011 was $1.3 million. Cash received from the exercise of stock options was $0.5 million for 2011. Tax benefit realized for the tax deductions from stock options exercised was $0.7 million for 2011. The weighted-average per share estimated grant date fair value of options issued in 2011 was $13.30. Pre-tax unrecognized compensation expense for stock options was $8.1 million at 31 December 2011, and will be recognized as expense over a weighted-average period of 2.6 years.

The total intrinsic value of options exercised in 2010 was $0.4 million. Cash received from the exercise of stock options was $0.3 million for 2010. The weighted-average per share estimated grant date fair value of options issued in 2010 was $8.65. There was no tax benefit realized for the tax deductions from stock options exercised for 2010.
The total intrinsic value of options exercised in 2009 was $0.2 million. Cash received from the exercise of stock options was $1.1 million for 2009. There was no tax benefit realized for the tax deductions from stock options exercised for 2009.
The Company currently uses treasury shares to satisfy any stock option exercises. At 31 December 2011, the Company had 1.9 million shares of treasury stock.
Valuation Assumptions
The Company uses the Black-Scholes option pricing model to determine the fair value of its stock options. The determination of the fair value of stock option awards on the date of grant using option pricing models is affected by the Company’s stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include the Company’s expected stock price volatility over the expected term of the awards, actual and projected stock option exercise behaviors, risk-free interest rates and expected dividends. The expected term of options represents the period of time over which options are expected to be outstanding and is estimated based on historical experience. Expected volatility is based on the historical volatility of the Company’s common stock calculated over the expected term of the option. The risk-free interest rate is based on U.S. Treasury yields in effect at the date of grant.
Weighted average assumptions used for stock options issued in 2011 and 2010 (no options were issued in 2009):

	2011	2010
Expected life (in years)	6.0	6.1
Expected volatility	65.8%	55.5%
Expected dividends	0.1%	—
Risk-free interest rate	1.21%	1.82%
25. LITIGATION
The Company is a party to routine legal proceedings arising out of the normal course of business. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss, the Company believes at this time that none of these actions, individually or in the aggregate, will have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company. However, due to the difficult nature of predicting unresolved and future legal claims, the Company cannot anticipate or predict the material adverse effect on its consolidated financial condition, results of operations or cash flows as a result of efforts to comply with or its liabilities pertaining to legal judgments.
26.    LEASE COMMITMENTS
The Company leases certain buildings and equipment under operating leases. Certain lease agreements provide for renewal options, fair value purchase options, and payment of property taxes, maintenance and insurance by the Company. Total rental expense was $1.5 million, $2.1 million and $2.5 million for the years ended 31 December 2011, 2010 and 2009, respectively.
At 31 December 2011, future minimum rental commitments under noncancellable operating leases with initial or remaining terms in excess of one year are as follows (amounts in thousands):
2012    $567
2013    452
2014    353
Thereafter    55
Total future minimum lease payments    $1,427

27.CONCENTRATION OF CREDIT RISK
Net sales to Deere & Company in Titan International’s agricultural, earthmoving/construction and consumer markets represented 18 per cent. of the Company’s consolidated revenues for the year ended 31 December 2011, 26 per cent. of the Company’s consolidated revenues for the year ended 31 December 2010, and 24 per cent. of the Company’s consolidated revenues for the year ended 31 December 2009. Net sales to CNH Global N.V. in Titan International’s three markets represented 11 per cent. of the Company’s consolidated revenues for the year ended 31 December 2011, 15 per cent. of the Company’s consolidated revenues for the year ended 31 December 2010, and 13 per cent. of the Company’s consolidated revenues for the year ended 31 December 2009. No other customer accounted for more than 10 per cent. of Titan International’s net sales in 2011, 2010 or 2009.
28.RELATED PARTY TRANSACTIONS
The Company sells products and pays commissions to companies controlled by persons related to the chief executive officer of the Company. The related party is Mr. Fred Taylor and is Mr. Maurice Taylor’s brother. The companies which Mr. Fred Taylor is associated with that do business with Titan International include the following: Blackstone OTR, LLC; FBT Enterprises; and OTR Wheel Engineering. During 2011, 2010 and 2009, sales of Titan International product to these companies were approximately $2.6 million, $1.9 million and $1.0 million, respectively. Titan International had trade receivables due from these companies of approximately $0.0 million at 31 December 2011, and approximately $0.4 million at 31 December 2010. On other sales referred to Titan International from these manufacturing representative companies, commissions were approximately $2.3 million, $1.6 million and $1.3 million during 2011, 2010 and 2009, respectively.
29.SEGMENT AND GEOGRAPHICAL INFORMATION
The Company has aggregated its operating units into reportable segments based on its three customer markets: agricultural, earthmoving/construction and consumer. These segments are based on the information used by the chief executive officer to make certain operating decisions, allocate portions of capital expenditures and assess segment performance. The accounting policies of the segments are the same as those described in Note 1, “Description of Business and Significant Accounting Policies.” Segment external revenues, expenses and income from operations are determined on the basis of the results of operations of operating units of manufacturing facilities. Segment assets are generally determined on the basis of the tangible assets located at such operating units’ manufacturing facilities and the intangible assets associated with the acquisitions of such operating units. However, certain operating units’ goodwill and property, plant and equipment balances are carried at the corporate level.
Titan International is organized primarily on the basis of products being included in three marketing segments, with each reportable segment including wheels, tires and wheel/tire assemblies.

The table below presents information about certain revenues and expenses, income (loss) from operations and segment assets used by the chief operating decision maker of the Company as of and for the years ended 31 December 2011, 2010 and 2009 (amounts in thousands):

	2011	2010	2009
Revenues from external customers
Agricultural	$960,693	$675,178	$563,528
Earthmoving/construction	306,821	191,042	144,589
Consumer	219,484	15,371	19,482
	$1,486,998	$881,591	$727,599
Gross profit (loss)
Agricultural	$177,055	$108,102	$51,955
Earthmoving/construction	39,328	(3,400)	3,595
Consumer	18,900	2,867	1,604
Unallocated corporate	(3,175)	(3,479)	(1,189)
	$232,108	$104,090	$55,965
Income (loss) from operations
Agricultural	$158,295	$91,953	$26,980
Earthmoving/construction	32,781	(11,296)	(7,999)
Consumer	11,104	2,542	(206)
Unallocated corporate	(70,007)	(52,254)	(37,669)
Consolidated income (loss) from operations	132,173	30,945	(18,894)
Interest expense	(25,259)	(26,667)	(16,246)
Noncash convertible debt conversion charge	(16,135)	—	—
Loss on senior note repurchase	—	(14,573)	1,398
Other income, net	5,116	1,105	1,740
Income (loss) before income taxes	$95,895	$(9,190)	$(32,002)
Capital expenditures
Agricultural	$12,789	$16,017	$8,461
Earthmoving/construction	7,169	5,628	29,593
Consumer	1,465	478	254
Unallocated corporate	15,683	6,731	1,229
	$37,106	$28,854	$39,537
Depreciation & amortization
Agricultural	$18,296	$18,899	$17,531
Earthmoving/construction	17,366	14,375	12,836
Consumer	5,450	458	535
Unallocated corporate	3,796	3,835	3,394
	$44,908	$37,567	$34,296
Total assets
Agricultural	$444,611	$304,048	$257,523
Earthmoving/construction	193,566	171,410	188,169
Consumer	139,161	5,863	8,305
Unallocated corporate (a)	232,948	299,559	282,466
	$1,010,286	$780,880	$736,463
(a) Unallocated assets include cash of approximately $129 million, $240 million, and $229 million at yearend 2011, 2010 and 2009, respectively.

The table below presents information by geographic area. Revenues from external customers were determined based on the location of the selling subsidiary. Geographic information as of and for the years ended 31 December 2011, 2010 and 2009 was as follows (amounts in thousands):

2011	United States	Other Consolidated Countries Totals
Revenues from external customers	$1,210,531	$276,467	$1,486,998
Long-lived assets	248,835	105,748	354,583
2010
Revenues from external customers	$881,591	$—	$881,591
Long-lived assets	248,054	—	248,054
2009
Revenues from external customers	$727,599	$—	$727,599
Long-lived assets	254,461	—	254,461
30. EARNINGS PER SHARE
Earnings per share for 2011, 2010 and 2009, are (amounts in thousands, except per share data):

2,011	Titan International Net income (loss)	Weighted-average shares	Per share amount
Basic earnings per share	$58,152	41,657	$1.4
Effect of stock options/trusts	—	233
Effect of convertible notes	4,476	11,254
Diluted earnings per share	$62,628	53,144	$1.18
2010
Basic and diluted loss per share (a)	$(5,926)	34,896	$(0.17)
2009
Basic and diluted loss per share (b)	$(24,645)	34,708	$(0.71)

(a)
The effect of stock options/trusts has been excluded as they were anti-dilutive. The weighted-average share amount excluded for stock options/trusts totaled 495,789 shares. The effect of convertible notes has not been included as they were anti-dilutive. The weighted-average share amount excluded for convertible notes totaled 16,764,701 shares.

(b)
The effect of stock options/trusts has been excluded as they were anti-dilutive. The weighted-average share amount excluded for stock options/trusts totaled 559,110 shares. The effect of convertible notes has not been included as they were anti-dilutive. The weighted-average share amount excluded for convertible notes totaled 483,481 shares.

31. SUPPLEMENTARY DATA – QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (All amounts in thousands, except per share data)

Quarter ended 2011	31 March	Year ended 30 June 30 September 31 December 31 December
Net sales	$280,829	$404,447	$398,805	$402,917	$1,486,998
Gross profit	56,272	64,334	52,994	58,508	232,108
Titan International net income (loss)	(3,036) (a)	25,564	21,163	14,461	58,152
Per share amounts:
Basic	(.07) (a)	0.61	0.50	0.34	1.40 (b)
Diluted	(.07) (a)	0.50	0.42	0.29	1.18 (b)
2010
Net sales	$196,448	$229,656	$222,818	$232,669	$881,591
Gross profit	26,087	33,903	27,946	16,154 (c)	104,090
Titan International net income (loss)	2,078	4,569	4,015	(16,588) (d)	(5,926)
Per share amounts:
Basic	0.06	0.13	0.12	(.47) (d)	(.17) (b)
Diluted	0.06	0.12	0.11	(.47) (d)	(.17) (b)

(a)	Noncash convertible debt charge of $16.1 million was included in the quarter ended March 31, 2011.

(b)	As a result of changes in outstanding share balances and dilution factors, year-end per share amounts do not agree to the sum of the quarters.

(c)	Inventory write-downs of $15.0 million for certain large earthmoving/construction tires were included in the quarter ended 31 December 2010.

(d)	Loss on note repurchase of $11.4 million was included in the quarter ended 31 December 2010.
32. SUBSIDIARY GUARANTOR FINANCIAL INFORMATION
The Company’s 5.625 per cent. convertible senior subordinated notes (convertible notes) are guaranteed by the following 100 per cent. owned subsidiaries of the Company: Titan Tire Corporation, Titan Tire Corporation of Bryan, Titan Tire Corporation of Freeport, Titan Tire Corporation of Texas, Titan Wheel Corporation of Illinois, and Titan Wheel Corporation of Virginia. The note guarantees are full and unconditional, joint and several obligations of the guarantors. The guarantees of the guarantor subsidiaries are subject to release in limited circumstances only upon the occurrence of certain customary conditions. The following condensed consolidating financial statements are presented using the equity method of accounting. The Company has revised the guarantor financial statements for periods prior to 2011 to reflect a change in the guarantors of the Company’s convertible notes. The guarantors for the convertible notes were previously tied to the guarantors of the Company’s 8 per cent. senior unsecured notes which were satisfied and discharged in the first quarter of 2011. After these notes were satisfied and discharged, the indenture for the convertible notes released several of the guarantor subsidiaries. Certain sales & marketing expenses recorded by non-guarantor subsidiaries have not been allocated to the guarantor subsidiaries.

(Amounts in thousands)	Consolidating Condensed Statements of Operations Year Ended December 31, 2011
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,195,707	$291,291	$—	$1,486,998
Cost of sales	1,276	984,289	269,325	—	1,254,890
Gross profit (loss)	(1,276)	211,418	21,966	—	232,108
Selling, general and administrative expenses	30,936	10,648	44,333	—	85,917
Research and development expenses	87	4,141	—	—	4,228
Royalty expense	—	7,997	1,793	—	9,790
Income (loss) from operations	(32,299)	188,632	(24,160)	—	132,173
Interest expense	(24,489)	—	(770)	—	(25,259)
Noncash convertible debt conversion charge	(16,135)	—	—	—	(16,135)
Other income (expense)	5,456	(127)	(213)	—	5,116
Income (loss) before income taxes	(67,467)	188,505	(25,143)	—	95,895
Provision (benefit) for income taxes	(17,294)	63,527	(8,474)	—	37,759
Equity in earnings of subsidiaries	108,309	—	—	(108,309)	—
Net income (loss)	58,136	124,978	(16,669)	(108,309)	58,136
Net loss noncontrolling interests	—	—	—	(16)	(16)
Net income (loss) attributable to Titan	$58,136	$124,978	$(16,669)	$(108,293)	$58,152

(Amounts in thousands)	Consolidating Condensed Statements of Operations Year Ended December 31, 2010
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$881,591	$—	$—	$881,591
Cost of sales	2,340	773,396	1,765	—	777,501
Gross profit (loss)	(2,340)	108,195	(1,765)	—	104,090
Selling, general and administrative expenses	27,400	8,790	21,375	—	57,565
Research and development expenses	—	6,317	—	—	6,317
Royalty expense	—	9,263	—	—	9,263
Income (loss) from operations	(29,740)	83,825	(23,140)	—	30,945
Interest expense	(26,667)	—	—	—	(26,667)
Loss on note repurchase	(14,573)	—	—	—	(14,573)
Other income	921	49	135	—	1,105
Income (loss) before income taxes	(70,059)	83,874	(23,005)	—	(9,190)
Provision (benefit) for income taxes	(31,409)	38,463	(10,318)	—	(3,264)
Equity in earnings of subsidiaries	32,724	—	—	(32,724)	—
Net income (loss)	$(5,926)	$45,411	$(12,687)	$(32,724)	$(5,926)

(Amounts in thousands)	Consolidating Condensed Statements of Operations Year Ended December 31, 2009
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$727,599	$—	$—	$727,599
Cost of sales	(6)	669,561	2,079	—	671,634
Gross profit (loss)	6	58,038	(2,079)	—	55,965
Selling, general and administrative expenses	16,549	10,321	19,864	—	46,734
Research and development expenses	67	8,783	—	—	8,850
Royalty expense	—	7,573	—	—	7,573
Noncash goodwill impairment charge	—	—	11,702	—	11,702
Income (loss) from operations	(16,610)	31,361	(33,645)	—	(18,894)
Interest expense	(16,246)	—	—	—	(16,246)
Gain on note repurchase	1,398	—	—	—	1,398
Other income	1,452	125	163	—	1,740
Income (loss) before income taxes	(30,006)	31,486	(33,482)	—	(32,002)
Provision (benefit) for income taxes	(6,897)	7,238	(7,698)	—	(7,357)
Equity in earnings of subsidiaries	(1,536)	—	—	1,536	—
Net income (loss)	$(24,645)	$24,248	$(25,784)	$1,536	$(24,645)

(Amounts in thousands)	Consolidating Condensed Balance Sheets December 31, 2011
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$125,266	$6	$3,898	$—	$129,170
Accounts receivable	—	137,226	52,301	—	189,527
Inventories	—	162,134	28,738	—	190,872
Prepaid and other current assets	27,251	15,490	12,283	—	55,024
Total current assets	152,517	314,856	97,220	—	564,593
Property, plant and equipment, net	9,562	219,734	105,446	—	334,742
Investment in subsidiaries	184,317	—	—	(184,317)	—
Other assets	44,918	1,454	64,579	—	110,951
Total assets	$391,314	$536,044	$267,245	$(184,317)	$1,010,286
Liabilities and Stockholders’ Equity
Short-term debt	$—	$—	$11,723	$—	$11,723
Accounts payable	930	33,563	42,081	—	76,574
Other current liabilities	22,687	39,457	25,325	—	87,469
Total current liabilities	23,617	73,020	79,129	—	175,766
Long-term debt	312,881	—	5,000	—	317,881
Other long-term liabilities	29,267	38,187	52,306	—	119,760
Intercompany accounts	(369,690)	157,264	212,426	—	—
Titan stockholders' equity	395,239	267,573	(81,616)	(185,957)	395,239
Noncontrolling interests	—	—	—	1,640	1,640
Total liabilities and stockholders’ equity	$391,314	$536,044	$267,245	$(184,317)	$1,010,286

(Amounts in thousands) Consolidating Condensed Balance Sheets 31 December 2010 Titan International, Non‑ Inc. Guarantor Guarantor (Parent) Subsidiaries Subsidiaries Eliminations Consolidated Assets
Cash and cash equivalents	$239,362	$6	$132	$—	$239,500
Accounts receivable		89,004	—	—	89,004
Inventories	—	118,143	—	—	118,143
Prepaid and other current assets	17,981	16,240	482	—	34,703
Total current assets	257,343	223,393	614	—	481,350
Property, plant and equipment, net	7,678	235,143	5,233	—	248,054
Investment in subsidiaries	42,541	—	—	(42,541)	—
Other assets	22,183	869	28,424	—	51,476
Total assets	$329,745	$459,405	$34,271	$(42,541)	$780,880
Liabilities and Stockholders’ Equity
Accounts payable	$1,406	$33,473	$402	$—	$35,281
Other current liabilities	16,066	39,186	1,820		57,072
Total current liabilities	17,472	72,659	2,222		92,353
Long-term debt	373,564
Other long-term liabilities	8,855	28,083	5,994	—	42,932
Intercompany accounts	(342,177)	165,269	176,908	—	—
Stockholders’ equity	272,031	193,394	(150,853)	(42,541)	272,031
Total liabilities and stockholders’ equity	$329,745	$459,405	$34,271	$(42,541)	$780,880

(Amounts in thousands) Net cash provided by (used for) operating	Consolidating Condensed Statements of Cash Flows Year Ended 31 December 2011 Titan International, Non‑ Inc. Guarantor Guarantor (Parent) Subsidiaries Subsidiaries Consolidated
activities	$(12,391)	$17,958	$(1,141)	$4,426
Cash flows from investing activities:
Capital expenditures	(3,530)	(19,721)	(12,493)	(35,744)
Acquisitions, net of cash acquired	(99,118)	—	—	(99,118)
Purchases of marketable securities	(30,000)	—	—	(30,000)
Sales of marketable securities	31,586	—	—	31,586
Other, net	—	1,763	710	2,473
Net cash used for investing activities	(101,062)	(17,958)	(11,783)	(130,803)
Cash flows from financing activities:
Repurchase of senior unsecured notes	(1,064)	—	—	(1,064)
Payment on debt	—	—	(8,856)	(8,856)
Term loan borrowing	—	—	25,879	25,879
Proceeds from exercise of stock options	524	—	—	524
Excess tax benefit from stock options exercised	706	—	—	706
Dividends paid	(809)	—	—	(809)
Net cash provided by (used for) financing activities	(643)		17,023	16,380
Effect of exchange rate change on cash	—	—	(333)	(333)
Net increase (decrease) in cash and cash equivalents	(114,096)	—	3,766	(110,330)
Cash and cash equivalents, beginning of period	239,362	6	132	239,500
Cash and cash equivalents, end of period	$125,266	$6	$3,898	$129,170

(Amounts in thousands)	Consolidating Condensed Statements of Cash Flows Year Ended December 31, 2010
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Net cash provided by (used for) operating activities	$28,158	$22,036	$517	$50,711
Cash flows from investing activities:
Capital expenditures	(6,155)	(22,123)	(576)	(28,854)
Other, net	—	82	24	106
Net cash used for investing activities	(6,155)	(22,041)	(552)	(28,748)
Cash flows from financing activities:
Proceeds from borrowings	200,000	—	—	200,000
Repurchase of senior notes	(206,166)	—	—	(206,166)
Proceeds from exercise of stock options	285	—	—	285
Payment of financing fees	(5,057)	—	—	(5,057)
Dividends paid	(707)	—	—	(707)
Net cash used for financing activities	(11,645)	—	—	(11,645)
Net increase (decrease) in cash and cash equivalents	10,358	(5)	(35)	10,318
Cash and cash equivalents, beginning of period	229,004	11	167	229,182
Cash and cash equivalents, end of period	$239,362	$6	$132	$239,500

(Amounts in thousands)	Consolidating Condensed Statements of Cash Flows Year Ended December 31, 2009
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Net cash provided by (used for) operating activities	$36,592	$36,248	$(527)	$72,313
Cash flows from investing activities:
Capital expenditures	(2,704)	(36,322)	(511)	(39,537)
Acquisition of shares of Titan Europe Plc	—	—	(2,399)	(2,399)
Other, net	—	25	1,017	1,042
Net cash used for investing activities	(2,704)	(36,297)	(1,893)	(40,894)
Cash flows from financing activities:
Proceeds from borrowings	172,500	—	—	172,500
Repurchase of senior notes	(4,726)	—	—	(4,726)
Payment on revolving credit facility, net	(25,000)	—	—	(25,000)
Proceeds from exercise of stock options	1,142	—	—	1,142
Payment of financing fees	(7,107)	—	—	(7,107)
Dividends paid	(704)	—	—	(704)
Net cash provided by financing activities	136,105	—	—	136,105
Net increase (decrease) in cash and cash equivalents	169,993	(49)	(2,420)	167,524
Cash and cash equivalents, beginning of period	59,011	60	2,587	61,658
Cash and cash equivalents, end of period	$229,004	$11	$167	$229,182

33. SUBSIDIARY GUARANTOR FINANCIAL INFORMATION
The Company’s 7.875 per cent. senior secured notes are guaranteed by the following 100 per cent. owned subsidiaries of the Company: Titan Tire Corporation, Titan Tire Corporation of Bryan, Titan Tire Corporation of Freeport, and Titan Wheel Corporation of Illinois. The note guarantees are full and unconditional, joint and several obligations of the guarantors. The guarantees of the guarantor subsidiaries are subject to release in limited circumstances only upon the occurrence of certain customary conditions. The following condensed consolidating financial statements are presented using the equity method of accounting. The Company has revised the guarantor financial statements for all periods presented in order to correct the equity method presentation for a subsidiary of a guarantor subsidiary. As a result of this change, the guarantor subsidiaries column shows decreased investment in subsidiaries of $9.1 million at 31 December 2010. Certain sales & marketing expenses recorded by non-guarantor subsidiaries have not been allocated to the guarantor subsidiaries.
(Amounts in thousands)    Consolidating Condensed Statements of Operations
31 December 2011

Titan International Inc. Guarantor (Parent) Subsidiaries			Non‑ Guarantor Subsidiaries	Eliminations Consolidated
Net sales	$—	$1,172,869	$314,129	$—	$1,486,998
Cost of sales	1,276	961,659	291,955	—	1,254,890
Gross profit (loss)	(1,276)	211,210	22,174	—	232,108
Selling, general and administrative expenses	30,936	10,291	44,690	—	85,917
Research and development expenses	87	4,134	7	—	4,228
Royalty expense	—	7,997	1,793	—	9,790
Income (loss) from operations	(32,299)	188,788	(24,316)	—	132,173
Interest expense	(24,489)		(770)		(25,259)
Non-cash convertible debt conversion charge	(16,135)	—	—	—	(16,135)
Other income (expense)	5,456	(511)	171	—	5,116
Income (loss) before income taxes	(67,467)	188,277	(24,915)	—	95,895
Provision (benefit) for income taxes	(17,294)	63,450	(8,397)	—	37,759
Equity in earnings of subsidiaries	108,309	—	—	(108,309)	—
Net income (loss)	58,136	124,827	(16,518)	(108,309)	58,136
Net loss noncontrolling interests	—	—	—	(16)	(16)
Net income (loss) attributable to
Titan International	$58,136	$124,827	$(16,518)	$(108,293)	$58,152

(Amounts in thousands)	Consolidating Condensed Statements of Operations Year Ended December 31, 2010
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$863,575	$18,016	$—	$881,591
Cost of sales	2,340	752,219	22,942	—	777,501
Gross profit (loss)	(2,340)	111,356	(4,926)	—	104,090
Selling, general and administrative expenses	27,400	8,491	21,674	—	57,565
Research and development expenses	—	6,190	127	—	6,317
Royalty expense	—	9,263	—	—	9,263
Income (loss) from operations	(29,740)	87,412	(26,727)	—	30,945
Interest expense	(26,667)	—	—	—	(26,667)
Loss on note repurchase	(14,573)	—	—	—	(14,573)
Other income	921	59	125	—	1,105
Income (loss) before income taxes	(70,059)	87,471	(26,602)	—	(9,190)
Provision (benefit) for income taxes	(31,409)	40,076	(11,931)	—	(3,264)
Equity in earnings of subsidiaries	32,724	—	—	(32,724)	—
Net income (loss)	$(5,926)	$47,395	$(14,671)	$(32,724)	$(5,926)

(Amounts in thousands)	Consolidating Condensed Statements of Operations Year Ended December 31, 2009
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$713,487	$14,112	$—	$727,599
Cost of sales	(6)	650,820	20,820	—	671,634
Gross profit (loss)	6	62,667	(6,708)	—	55,965
Selling, general and administrative expenses	16,549	9,719	20,466	—	46,734
Research and development expenses	67	8,616	167	—	8,850
Royalty expense	—	7,573	—	—	7,573
Noncash goodwill impairment charge	—	—	11,702	—	11,702
Income (loss) from operations	(16,610)	36,759	(39,043)	—	(18,894)
Interest expense	(16,246)	—	—	—	(16,246)
Gain on note repurchase	1,398	—	—	—	1,398
Other income	1,452	125	163	—	1,740
Income (loss) before income taxes	(30,006)	36,884	(38,880)	—	(32,002)
Provision (benefit) for income taxes	(6,897)	8,479	(8,939)	—	(7,357)
Equity in earnings of subsidiaries	(1,536)	—	—	1,536	—
Net income (loss)	$(24,645)	$28,405	$(29,941)	$1,536	$(24,645)

(Amounts in thousands) Consolidating Condensed Balance Sheets 31 December 2011 Titan International Non‑ Inc. Guarantor Guarantor (Parent) Subsidiaries Subsidiaries Eliminations Consolidated Assets
Cash and cash equivalents	$125,266	$4	$3,900	$—	$129,170
Accounts receivable	—	133,320	56,207	—	189,527
Inventories	—	144,511	46,361	—	190,872
Prepaid and other current assets	27,251	15,385	12,388		55,024
Total current assets	152,517	293,220	118,856	—	564,593
Property, plant and equipment, net	9,562	205,027	120,153	—	334,742
Investment in subsidiaries	184,307	—	—	(184,307)
Other assets	44,918	1,454	64,579	—	110,951
Total assets	$391,304	$499,701	$303,588	$(184,307)	$1,010,286
Liabilities and Stockholders’ Equity
Short-term debt	$—	$—	$11,723	$—	$11,723
Accounts payable	930	33,070	42,574	—	76,574
Other current liabilities	22,687	39,104	25,678	—	87,469
Total current liabilities	23,617	72,174	79,975	—	175,766
Long-term debt	312,881	—	5,000	—	317,881
Other long-term liabilities	29,267	38,125	52,368	—	119,760
Intercompany accounts	(369,700)	85,560	284,140	—	—
Titan International stockholders’ equity	395,239	303,842	(117,895)	(185,947)	395,239
Non-controlling interests				1,640	1,640
Total liabilities and stockholders’ equity	$391,304	$499,701	$303,588	$(184,307)	$1,010,286

(Amounts in thousands) Consolidating Condensed Balance Sheets 31 December 2010 Titan International Non‑ Inc. Guarantor Guarantor (Parent) Subsidiaries Subsidiaries Eliminations Consolidated Assets
Cash and cash equivalents	$239,362	$3	$135	$—	$239,500
Accounts receivable		85,335	3,669	—	89,004
Inventories	—	103,265	14,878	—	118,143
Prepaid and other current assets	17,981	15,937	785	—	34,703
Total current assets	257,343	204,540	19,467	—	481,350
Property, plant and equipment, net	7,678	218,999	21,377	—	248,054
Investment in subsidiaries	42,531	—	—	(42,531)	—
Other assets	22,183	869	28,424	—	51,476
Total assets	$329,735	$424,408	$69,268	$(42,531)	$780,880
(Liabilities and Stockholders’ Equity
Accounts payable	$1,406	$32,305	$1,570	$—	$35,281
Other current liabilities	16,066	38,689	2,317	—	57,072
Total current liabilities	17,472	70,994	3,887	—	92,353
Long-term debt	373,564	—	—	—	373,564
Other long-term liabilities	8,855	28,083	5,994	—	42,932
Intercompany accounts	(342,187)	97,466	244,721	—	—
Stockholders’ equity	272,031	227,865	(185,334)	(42,531)	272,031
Total liabilities and stockholders’ equity	$329,735	$424,408	$69,268	$(42,531)	$780,880

(Amounts in thousands) Net cash provided by (used for) operating	Consolidating Condensed Statements of Cash Flows Year Ended 31 December 2011 Titan International Non‑ Inc. Guarantor Guarantor (Parent) Subsidiaries Subsidiaries Consolidated
activities	$(12,391)	$17,609	$(792)	$4,426
Cash flows from investing activities:
Capital expenditures	(3,530)	(19,371)	(12,843)	(35,744)
Acquisitions, net of cash acquired	(99,118)	—	—	(99,118)
Purchases of marketable securities	(30,000)	—	—	(30,000)
Sales of marketable securities	31,586	—	—	31,586
Other, net	—	1,763	710	2,473
Net cash used for investing activities	(101,062)	(17,608)	(12,133)	(130,803)
Cash flows from financing activities:
Repurchase of senior unsecured notes	(1,064)	—	—	(1,064)
Payment on debt	—	—	(8,856)	(8,856)
Term loan borrowing	—	—	25,879	25,879
Proceeds from exercise of stock options	524	—	—	524
Excess tax benefit from stock options exercised	706	—	—	706
Dividends paid	(809)	—	—	(809)
Net cash provided by (used for) financing activities	(643)		17,023	16,380
Effect of exchange rate change on cash	—	—	(333)	(333)
Net increase (decrease) in cash and cash equivalents	(114,096)	1	3,765	(110,330)
Cash and cash equivalents, beginning of period	239,362	3	135	239,500
Cash and cash equivalents, end of period	$125,266	$4	$3,900	$129,170

(Amounts in thousands)	Consolidating Condensed Statements of Cash Flows Year Ended December 31, 2010
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$28,158	$21,809	$744	$50,711
Cash flows from investing activities:
Capital expenditures	(6,155)	(21,865)	(834)	(28,854)
Other, net	—	51	55	106
Net cash used for investing activities	(6,155)	(21,814)	(779)	(28,748)
Cash flows from financing activities:
Proceeds from borrowings	200,000	—	—	200,000
Repurchase of senior notes	(206,166)	—	—	(206,166)
Proceeds from exercise of stock options	285	—	—	285
Payment of financing fees	(5,057)	—	—	(5,057)
Dividends paid	(707)	—	—	(707)
Net cash used for financing activities	(11,645)	—	—	(11,645)
Net increase (decrease) in cash and cash equivalents	10,358	(5)	(35)	10,318
Cash and cash equivalents, beginning of period	229,004	8	170	229,182
Cash and cash equivalents, end of period	$239,362	$3	$135	$239,500

(Amounts in thousands)	Consolidating Condensed Statements of Cash Flows Year Ended December 31, 2009
	Titan Intl., Inc. (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Net cash provided by (used for) operating activities	$36,592	$35,986	$(265)	$72,313
Cash flows from investing activities:
Capital expenditures	(2,704)	(36,061)	(772)	(39,537)
Acquisition of shares of Titan Europe Plc	—	—	(2,399)	(2,399)
Other, net	—	25	1,017	1,042
Net cash used for investing activities	(2,704)	(36,036)	(2,154)	(40,894)
Cash flows from financing activities:
Proceeds from borrowings	172,500	—	—	172,500
Repurchase of senior notes	(4,726)	—	—	(4,726)
Payment on revolving credit facility, net	(25,000)	—	—	(25,000)
Proceeds from exercise of stock options	1,142	—	—	1,142
Payment of financing fees	(7,107)	—	—	(7,107)
Dividends paid	(704)	—	—	(704)
Net cash provided by financing activities	136,105	—	—	136,105
Net increase (decrease) in cash and cash equivalents	169,993	(50)	(2,419)	167,524
Cash and cash equivalents, beginning of period	59,011	58	2,589	61,658
Cash and cash equivalents, end of period	$229,004	$8	$170	$229,182

SCHEDULE II – VALUATION RESERVES
The audited financial statement schedule of Titan International in this Part B of Part 7 of this document “Schedule II – Valuation Reserves” has been extracted from the financial statement schedule in the index appearing under Item 15(a)(2) of Titan International’s Annual Report filed with the SEC on 23 February 2012.

	Balance at beginning	Additions to cost and		Balance at
Description	of year	expenses	Deductions	end of year
Year ended December 31, 2011
Reserve deducted in the balance sheet from the assets to which it applies
Allowance for doubtful accounts	$3,889,000	$408,000	$(93,000)	$4,204,000
Year ended December 31, 2010
Reserve deducted in the balance sheet from the assets to which it applies
Allowance for doubtful accounts	$3,958,000	$255,000	$(324,000)	$3,889,000
Year ended December 31, 2009
Reserve deducted in the balance sheet from the assets to which it applies
Allowance for doubtful accounts	$6,639,000	$1,248,000	$(3,929,000)	$3,958,000

PART C: Titan International audited consolidated financial information for the year ended 31 December 2010 (under US GAAP)
The Report of Independent Registered Public Accounting firm has been extracted in this Part C of Part 7 of this document from Titan International’s Annual Report filed with the SEC on 9 November 2011.
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Titan International, Inc.:
In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Titan International, Inc. and its subsidiaries at 31 December 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended 31 December 2010 in conformity with accounting principles generally accepted in the United States of America. Management and we previously concluded that the Company maintained effective internal control over financial reporting as of 31 December 2010. However, management has subsequently determined that a material weakness in internal control over financial reporting related to the Company’s valuation of certain tire inventory that did not accurately calculate the decline in value as of 31 December 2010 existed as of that date. Accordingly, management’s report has been restated and our present opinion on internal control over financial reporting, as presented herein, is different from that expressed in our previous report. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of 31 December 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because a material weakness in internal control over financial reporting related to the Company's valuation of certain tire inventory that did not accurately calculate the decline in value as of 31 December 2010, existed as of that date. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness referred to above is described in Management’s Report on Internal Control over Financial Reporting. We considered this material weakness in determining the nature, timing, and extent of audit tests applied in our audit of the 2010 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in management's report referred to above. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As described in Note 2 to the consolidated financial statements, the Company has restated its 2010 financial statements to correct an error.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
St. Louis, MO
23 February 2011, except for the effects of the restatement described in Note 2 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting (Restated) as to which the date is 9 November 2011

TITAN INTERNATIONAL, INC.
The audited consolidated financial information of Titan International as of and for the year ended 31 December 2010 and 31 December 2009 in this Part C of Part 7 of this document have been extracted from the consolidated financial statements which are set out in their entirety in the index appearing under Item 15(a)(1) of Titan International’s Annual Report filed with the SEC on 9 November 2011.
CONSOLIDATED STATEMENTS OF OPERATIONS (All amounts in thousands, except per share data)

	Year ended 31 December 2010 2009 2008 As Restated
Net sales	$881,591	$727,599	$1,036,700
Cost of sales	777,501	671,634	896,986
Gross profit	104,090	55,965	139,714
Selling, general and administrative expenses	57,565	46,734	53,661
Research and development expenses	6,317	8,850	3,490
Royalty expense	9,263	7,573	9,242
Noncash goodwill impairment charge	0	11,702	0
Income (loss) from operations	30,945	(18,894)	73,321
Interest expense	(26,667)	(16,246)	(15,122)
Gain (loss) on note repurchase	(14,573)	1,398	0
Noncash Titan Europe Plc charge	0	0	(37,698)
Other income	1,105	1,740	2,509
Income (loss) before income taxes	(9,190)	(32,002)	23,010
Income tax provision (benefit)	(3,264)	(7,357)	9,673
Net income (loss)	$(5,926)	$(24,645)	$13,337
Earnings (loss) per common share:
Basic	$(0.17)	$(0.71)	$0.39
Diluted	$(0.17)	(0.71)	0.38
Average common shares and equivalents outstanding:
Basic	34,896	34,708	34,410
Diluted	34,896	34,708	34,838
See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands, except share data)

	December 31,
	2,010	2,009
Assets	As Restated
Current assets
Cash and cash equivalents	$239,500	$229,182
Accounts receivable (net of allowance of $3,889 and $3,958, respectively)	89,004	67,513
Inventories	118,143	110,136
Deferred income taxes	16,040	11,108
Prepaid and other current assets	18,663	27,277
Total current assets	481,350	445,216

Property, plant and equipment, net	248,054	254,461
Deferred income taxes	—	7,253
Other assets	51,476	29,533

Total assets	$780,880	$736,463

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$35,281	$24,246
Other current liabilities	57,072	45,826
Total current liabilities	92,353	70,072

Long-term debt	373,564	366,300
Deferred income taxes	1,664	—
Other long-term liabilities	41,268	38,138
Total liabilities	508,849	474,510

Commitments and contingencies: Notes 13, 23 and 24

Stockholders' equity
Common stock (no par, 120,000,000 shares authorized, 37,475,288 issued)	30	30
Additional paid-in capital	300,540	299,519
Retained earnings	9,744	16,377
Treasury stock (at cost, 2,108,561 and 2,214,347 shares, respectively)	(19,324)	(20,274)
Treasury stock reserved for contractual obligations	(1,917)	(5,393)
Accumulated other comprehensive loss	(17,042)	(28,306)
Total stockholders' equity	272,031	261,953

Total liabilities and stockholders' equity	$780,880	$736,463

See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (All amounts in thousands, except share data)

	Number of common shares	Common Stock	Additional paid-in capital	Retained earnings	Treasury stock	Treasury stock reserved for contractual obligations	Accumulated other comprehensive income (loss)	Total
Balance January 1, 2008	#34,183,484	$30	$303,908	$29,012	$(29,384)	$—	$(31,044)	$272,522

Comprehensive income (loss):
Net income				13,337				13,337
Noncash Titan Europe Plc charge							14,249	14,249
Pension liability adjustments, net of tax							(17,964)	(17,964)
Comprehensive income								9,622
Dividends paid on common stock				(623)				(623)
Noncash Titan Europe Plc charge			(10,471)					(10,471)
Cash paid for fractional shares resulting from stock split			(70)					(70)
Exercise of stock options	313,463		5,389		2,278			7,667
Issuance of treasury stock for funding contractual obligations on employee contracts	512,640		898		4,603	(5,501)		—
Issuance of treasury stock under 401(k) plan	22,097		370		171			541
Balance December 31, 2008	35,031,684	30	300,024	41,726	(22,332)	(5,501)	(34,759)	279,188

Comprehensive income (loss):
Net loss				(24,645)				(24,645)
Pension liability adjustments, net of tax							5,538	5,538
Unrealized gain on investment, net of tax							915	915
Comprehensive loss								(18,192)
Dividends paid on common stock				(704)				(704)
Exercise of stock options	170,000		(384)		1,526			1,142
Contractual obligation transactions			(7)			108		101
Issuance of treasury stock under 401(k) plan	59,257		(114)		532			418
Balance December 31, 2009	35,260,941	30	299,519	16,377	(20,274)	(5,393)	(28,306)	261,953

Comprehensive income (as restated):
Net loss (as restated)				(5,926)				(5,926)
Pension liability adjustments, net of tax							710	710
Unrealized gain on investment, net of tax							10,554	10,554
Comprehensive income (as restated)								5,338
Dividends paid on common stock				(707)				(707)
Exercise of stock options	56,250		(220)		505			285
Stock-based compensation			201					201
Contractual obligation transactions			999			3,476		4,475
Issuance of treasury stock under 401(k) plan	49,536		41		445			486
Balance December 31, 2010 (As Restated)	#35,366,727	$30	$300,540	$9,744	$(19,324)	$(1,917)	$(17,042)	$272,031

See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (All amounts in thousands)	Year ended 31 December
	2010	2009	2008
	As Restated
Cash flows from operating activities:
Net income (loss)	$(5,926)	$(24,645)	$13,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,567	34,296	30,368
Deferred income tax provision (benefit)	(2,079)	(2,950)	13,987
(Gain) loss on note repurchase	14,573	(1,398)	0
Noncash goodwill impairment charge	0	11,702	0
Noncash Titan Europe Plc charge	0	0	24,504
Stock-based compensation	201	0	0
Excess tax benefit from stock options exercised	0	0	(4,131)
Issuance of treasury stock under 401(k) plan	486	418	541
(Increase) decrease in assets:
Accounts receivable	(21,491)	59,018	(28,137)
Inventories	(8,007)	37,170	(19,258)
Prepaid and other current assets	8,614	(5,615)	(3,823)
Other assets	91	(2,031)	575
Increase (decrease) in liabilities:
Accounts payable	11,035	(41,301)	21,555
Other current liabilities	11,426	(462)	6,393
Other liabilities	4,221	8,111	(4,741)
Net cash provided by operating activities	50,711	72,313	51,170
Cash flows from investing activities:
Capital expenditures	(28,854)	(39,537)	(79,953)
Acquisition of shares of Titan Europe Plc	0	(2,399)	0
Other	106	1,042	104
Net cash used for investing activities	(28,748)	(40,894)	(79,849)
Cash flows from financing activities:
Proceeds from borrowings	200,000	172,500	0
Repurchase of senior notes	(206,166)	(4,726)	0
Proceeds (payment) on revolving credit facility, net	0	(25,000)	25,000
Proceeds from exercise of stock options	285	1,142	3,536
Excess tax benefit from stock options exercised	0	0	4,131
Payment of financing fees	(5,057)	(7,107)	(70)
Dividends paid	(707)	(704)	(585)
Net cash provided by (used for) financing activities	(11,645)	136,105	32,012
Net increase in cash and cash equivalents	10,318	167,524	3,333
Cash and cash equivalents, beginning of year	229,182	61,658	58,325
Cash and cash equivalents, end of year	$239,500	$229,182	$61,658
See accompanying Notes to Consolidated Financial Statements.

TITAN INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES Business
Titan International, Inc. and its subsidiaries (Titan or the Company) are leading manufacturers of wheels, tires and assemblies for off-highway vehicles used in the agricultural, earthmoving/construction and consumer markets. Titan’s earthmoving/construction market also includes products supplied to the U.S. military and other government entities, while the consumer market includes all-terrain vehicles (ATVs) and recreational/utility trailer applications. Titan manufactures both wheels and tires for the majority of these market applications, allowing the Company to provide the value-added service of delivering complete wheel and tire assemblies. The Company offers a broad range of products that are manufactured in relatively short production runs to meet the specifications of original equipment manufacturers (OEMs) and/or the requirements of aftermarket customers.
Principles of consolidation
The consolidated financial statements include the accounts of the Company and its wholly- and majority-owned subsidiaries. Investments of less than 20 per cent. of publicly traded entities are carried at fair value in accordance with Accounting Standards Codification (ASC) 320 Investments – Debt and Equity Securities. The Company has considered the applicable guidance in ASC 323 Investments – Equity Method and Joint Ventures and has concluded that the Company’s 22.9 per cent. investment in Titan Europe Plc should be accounted for as an available-for-sale security and recorded at fair value in accordance with ASC 320 Investments – Debt and Equity Securities. The Company has determined after considering the facts and circumstances relating to the investment that the equity method of accounting is not appropriate as the Company does not have significant influence over Titan Europe Plc. All significant intercompany accounts and transactions have been eliminated.
Stock split
In June 2008, Titan’s Board of Directors approved a five-for-four stock split. Titan executed a five-for-four stock split that became effective August 15, 2008, for stockholders of record on July 31, 2008. The Company gave five shares for every four shares held as of the record date. Stockholders received one additional share for every four shares owned as of the record date and received cash in lieu of fractional shares. All share and per share data, except shares authorized, have been adjusted to reflect the effect of the stock split for all periods presented.
Inventories
Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method in 2010 for approximately 61 per cent. of inventories and the last-in, first-out (LIFO) method for approximately 39 per cent. of inventories. The major rubber material inventory and related work-in-process and their finished goods are accounted for under the FIFO method. The major steel material inventory and related work-in-process and their finished goods are accounted for under the LIFO method. Market value is estimated based on current selling prices. Estimated provisions are established for excess and obsolete inventory, as well as inventory carried above market price based on historical experience.
Deferred financing costs
Deferred financing costs are costs incurred in connection with the Company’s revolving credit facility, 7.875 per cent. senior secured notes, 8 per cent. senior unsecured notes and 5.625 per cent. convertible senior subordinated notes. The deferred financing costs associated with each of the debt facilities are being amortized over the life of the debt. Amortization of deferred financing costs for the debt facilities approximates the effective interest rate method.

Fixed assets
Property, plant and equipment have been recorded at cost. Depreciation is provided using the straight-line method over the following estimated useful lives of the related assets:
Years
Building and improvements    25
Machinery and equipment    10
Tools, dies and molds    5
Maintenance and repairs are expensed as incurred. When property, plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are eliminated, and any gain or loss on disposition is included in the accompanying consolidated statements of operations.
Interest is capitalized on fixed asset projects which are constructed over a period of time. The amount of interest capitalized is determined by applying a weighted average interest rate to the average amount of accumulated expenditures for the asset during the period. The interest rate used is based on the rates applicable to borrowings outstanding during the period.
Fair value of financial instruments
The Company records all financial instruments, including cash and cash equivalents, accounts receivable, notes receivable, accounts payable, other accruals and notes payable at cost, which approximates fair value. Investments in marketable equity securities are recorded at fair value. The 8 per cent. senior unsecured notes due January 2012, 7.875 per cent. senior secured notes due 2017 and 5.625 per cent. convertible senior subordinated notes due 2017 are the only significant financial instruments of the Company with a fair value different from the recorded value. At 31 December 2010, the fair value of the 8 per cent. senior unsecured notes due January 2012, based on market prices obtained through independent pricing sources, was approximately $1.2 million, compared to a carrying value of $1.1 million. At 31 December 2010, the fair value of the 7.875 per cent. senior secured notes due 2017, based on market prices obtained through independent pricing sources, was approximately $213.0 million, compared to a carrying value of $200.0 million. At 31 December 2010, the fair value of the 5.625 per cent. convertible senior subordinated notes due 2017, based on market prices obtained through independent pricing sources, was approximately $362.9 million, compared to a carrying value of $172.5 million.
Available-for-sale securities
The Company has an investment in Titan Europe Plc that was valued at $22.7 million as of 31 December 2010, representing a 22.9 per cent. ownership position, at that time. Titan Europe Plc is publicly traded on the AIM market in London, England. The investment in Titan Europe Plc is included as a component of other assets on the Consolidated Balance Sheets. The Company has considered the applicable guidance in ASC 323 Investments – Equity Method and Joint Ventures and has concluded that the Company’s investment in Titan Europe Plc should continue to be accounted for as an available-for-sale security and recorded at fair value in accordance with ASC 320 Investments – Debt and Equity Securities as the Company does not have significant influence over Titan Europe Plc. In accordance with ASC 320, the Company records the Titan Europe Plc investment as an available-for-sale security and reports this investment at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Should the fair value decline below the cost basis, the Company would be required to determine if this decline is other than temporary. If the decline in fair value were judged to be other than temporary, an impairment charge would be recorded. Declared dividends on this investment are recorded in income as a component of other income. See Note 7 for additional information.
Impairment of fixed assets
The Company reviews fixed assets to assess recoverability from future operations whenever events and circumstances indicate that the carrying values may not be recoverable. Impairment losses are recognized in operating results when expected undiscounted future cash flows are less than the carrying value of the asset. Impairment losses are measured as the excess of the carrying value of the asset over the discounted expected future cash flows or the estimated fair value of the asset.

Foreign currency translation
The financial statements of the Company’s foreign subsidiaries are translated to United States currency in accordance with ASC 830 Foreign Currency Matters. Assets and liabilities are translated to United States dollars at period-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the period. Translation adjustments are included in “Accumulated other comprehensive loss” in stockholders’ equity. As of December 2010, the Company’s investment in Titan Europe Plc was classified as available-for-sale securities and this investment is included as a component of other assets on the Consolidated Balance Sheets. Gains and losses that result from foreign currency transactions are included in the accompanying consolidated statements of operations.
Impairment of goodwill
The Company reviews goodwill for impairment during the fourth quarter of each annual reporting period, and whenever events and circumstances indicate that the carrying values may not be recoverable. In the fourth quarter of 2009, the Company recorded a noncash charge for the impairment of goodwill of $11.7 million on both a pre-tax and after-tax basis. The charge was associated with the reporting units of the Company’s agricultural ($6.9 million), earthmoving/construction ($3.6 million), and consumer ($1.2 million) segments. The Company had no remaining goodwill after the impairment. See Note 9 for additional information.
Revenue recognition
The Company records sales revenue when products are shipped to customers and both title and the risks and rewards of ownership are transferred. Provisions are established for sales returns and uncollectible accounts based on historical experience. Should trends change, adjustments would be necessary to the estimated provisions.
Cost of sales
Cost of sales is comprised primarily of direct materials and supplies consumed in the manufacturing of the Company’s products, as well as manufacturing labor, depreciation expense and overhead expense necessary to acquire and convert the purchased materials and supplies into a finished product. Cost of sales also includes all purchasing, receiving, inspection, internal transfers, and related distribution costs.
Selling, general and administrative expense
Selling, general and administrative (SG&A) expense is comprised primarily of sales commissions, marketing expense, selling and administrative wages, information system costs, legal fees, bank charges, audit fees, depreciation and amortization expense on non-manufacturing assets, and other administrative items.
Research and development expense
Research and development (R&D) expenses are expensed as incurred. R&D costs were $6.3 million, $8.9 million and $3.5 million for the years of 2010, 2009 and 2008, respectively. The additional R&D costs recorded during the past two years primarily related to the Giant OTR products.
Advertising
Advertising expenses are included in SG&A expense and are expensed as incurred. Advertising costs were approximately $2 million for each of the years ended 31 December 2010, 2009 and 2008.
Warranty costs
The Company provides limited warranties on workmanship on its products in all market segments. The provision for estimated warranty costs is made in the period when such costs become probable and is based on past warranty experience. See Note 11 for additional information.

Income taxes
Deferred income tax provisions are determined using the liability method whereby deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and income tax basis of assets and liabilities. The Company assesses the realizability of its deferred tax asset positions to determine if a valuation allowance is necessary.
Earnings per share
Basic earnings per share (EPS) is computed by dividing consolidated net earnings by the weighted average number of common shares outstanding. Diluted EPS is computed by dividing adjusted consolidated net earnings by the sum of the weighted average number of common shares outstanding and the weighted average number of potential common shares outstanding. Potential common shares consist of outstanding options under the Company’s stock option plans and the conversion of the Company’s 5.625 per cent. convertible senior subordinated notes.
Cash equivalents
The Company considers short-term debt securities with an original maturity of three months or less to be cash equivalents.
Interest paid
The Company paid $23.7 million, $16.7 million and $16.6 million for interest in 2010, 2009 and 2008, respectively.
Income taxes paid
Titan paid $0.2 million, $0.4 million and $8.0 million for income taxes in 2010, 2009 and 2008, respectively.
Environmental liabilities
Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and can be reasonably estimated.
Stock-based compensation
At 31 December 2010, the Company has two stock-based compensation plans, which are described in Note 21. Compensation expense for stock-based compensation is recognized over the requisite service period at the estimated fair value of the award at the grant date. In 2010, the Company granted 494,938 stock options. The Company granted no stock options in 2009 or 2008.
Reclassification
Certain amounts from prior years have been reclassified to conform to the current year’s presentation.
Use of estimates
The policies utilized by the Company in the preparation of the financial statements conform to accounting principles generally accepted in the United States of America and require management to make estimates, assumptions and judgments that affect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates and assumptions.

Recently issued accounting standards Fair Value Measurements and Disclosures
In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements.” This guidance requires new disclosures for transfers in and out of Level 1 and Level 2 fair value measurements. This guidance requires separate presentation about purchases, sales, issuances, and settlements for activity in Level 3 fair value measurements. ASU 2010-06 also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The guidance for new disclosures and clarifications of existing disclosures was effective for reporting periods beginning after December 15, 2009. The adoption of this part of the guidance had no material effect on the Company’s financial position, results of operations or cash flows. The guidance related to presentation of Level 3 fair value measurements is effective for fiscal years beginning after December 15, 2010. The adoption of this part of the guidance is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.
Receivables
In July 2010, FASB issued ASU No. 2010-20, “Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” This guidance amends Topic 310 to improve the disclosures that an entity provides about the credit quality of its financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. The disclosures as of the end of a reporting period were effective for reporting periods ending on or after December 15, 2010. The adoption of this part of the guidance had no material effect on the Company’s financial position, results of operations or cash flows. The disclosures about activity that occurs during a reporting period are effective for reporting periods beginning on or after December 15, 2010. The adoption of this part of the guidance is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.
Business Combinations
In December 2010, FASB issued ASU No. 2010-29, “Business Combinations (Topic 805) – Disclosure of Supplementary Pro Forma Information for Business Combinations.” This update addresses diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this guidance is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

2. RESTATEMENT
In the third quarter of 2008, the Company began manufacturing the first generation (Gen 1) of its super giant tires. In the fourth quarter of 2009, the Company ceased manufacturing Gen 1 tires due to the creation of the second generation (Gen 2) of super giant tires which began production in the first quarter of 2010. During the fourth quarter of 2010, the Company recorded a $5.1 million charge to reduce the remaining Gen 1 tire inventory to an estimated market value of $10.6 million. In October 2011, the Company determined that the analysis performed in the fourth quarter of 2010 that created the $5.1 million adjustment was not reflective of all the facts and circumstances that existed at 31 December 2010. After reconsidering the facts and circumstances that existed at 31 December 2010, the Company determined that the estimated market value of the Gen 1 tires that remained as of 31 December 2010 was $0.7 million. Accordingly, the Company is restating its consolidated financial statements as of and for the year ended 31 December 2010 to reflect an additional charge of $9.8 million for its Gen 1 inventory.
The following table represents the impact of the restatement adjustments on the Company’s Consolidated Statement of Operations for the year ended 31 December 2010:
Consolidated Statement of Operations
(All amounts in thousands, except share and per share data)

	Year ended 31 December 2010 Previously Restatement Reported Adjustment Restated
Net sales	$881,591	$—	$881,591
Cost of sales	776,662	9,839	777,501
Gross profit	113,929	(9,839)	104,090
Selling, general and administrative expenses	57,565	0	57,565
Research and development expenses	6,317	0	6,317
Royalty expense	9,263	0	9,763
Income (loss) from operations	40,784	(9,839)	30,945
Interest expense	(26,667)	0	(26,667)
Gain (loss) on note repurchase	(14,573)	0	(14,573)
Other income	1,105	0	1,105
Income (loss) before income taxes	649	(9,839)	(9,190)
Income tax provision (benefit)	291	(3,555)	(3,264)
Net income (loss)	$358	$(6,284)	$(5,926)
Earnings (loss) per common share:
Basic	$0.01	$(0.18)	$(0.17)
Diluted	0.01	(0.18)	(0.17)
Average common shares and equivalents outstanding:
Basic	34,896	34,896	34,896
Diluted	35,391	34,896	34,896

The following table represents the impact of the restatement adjustments on the Company’s Consolidated Balance Sheet as of 31 December 2010:

Consolidated Balance Sheets (All amounts in thousands)	31 December 2010 Previously Restatement
	Reported	Adjustment	Restated
Assets
Current assets
Cash and cash equivalents	$239,500	$—	$239,500
Accounts receivable	89,004	0	89,004
Inventories	127,982	(9,839)	118,143
Deferred income taxes	12,791	3,249	16,040
Prepaid and other current assets	18,663	0	18,663
Total current assets	487,940	(6,590)	481,350
Property, plant and equipment, net	248,054	0	248,054
Other assets	51,476	0	51,476
Total assets	$787,470	$(6,590)	$780,880
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$35,281	$—	$35,281
Other current liabilities	57,072	0	57,072
Total current liabilities	92,353	0	92,353
Long-term debt	373,564	0	373,564
Deferred income taxes	1,970	(306)	1,664
Other long-term liabilities	41,268	0	41,268
Total liabilities	509,155	(306)	508,849
Stockholders’ equity
Common stock	30	0	30
Additional paid-in capital	300,540	0	300,540
Retained earnings	16,028	(6,284)	9,744
Treasury stock	(19,324)	0	(19,324)
Treasury stock reserved for contractual obligations	(1,917)	0	(1,917)
Accumulated other comprehensive loss	(17,042)	0	(17,042)
Total stockholders’ equity	278,315	(6,284)	272,031
Total liabilities and stockholders’ equity	$787,470	$(6,590)	$780,830

The following table represents the impact of the restatement adjustments on the Company’s cash flows from operating activities for the year ended 31 December 2010:

(All amounts in thousands) Cash flows from operating activities:	31 December 2010 Previously Restatement Reported Adjustment		Restated
Net income (loss)	$358	$(6,284)	$(5,926)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,567	0	37,567
Deferred income tax provision (benefit)	1,476	(3,555)	(2,079)
(Gain) loss on note repurchase	14,573	0	14,573
Stock-based compensation	201	0	201
Issuance of treasury stock under 401(k) plan	486	0	486
(Increase) decrease in assets:
Accounts receivable	(21,491)	0	(21,491)
Inventories	(17,846)	9,839	(8,007)
Prepaid and other current assets	8,614	0	8,614
Other assets	91	0	91
Increase (decrease) in liabilities:
Accounts payable	11,035	0	11,035
Other current liabilities	11,426	0	11,426
Other liabilities	4,221	0	4,221
Net cash provided by operating activities	50,711	0	50,711
The restatement adjustments did not impact the total net cash flows from financing and investing activities in the Consolidated Statement of Cash Flows for the year ended 31 December 2010. Additionally, all amounts in notes to the Consolidated Financial Statements affected by the restatements have been labelled as restated.
3.ACCOUNTS RECEIVABLE
Accounts receivable at 31 December 2010 and 2009, consisted of the following (amounts in thousands):

	2010	2009
Accounts receivable	$92,893	$71,471
Allowance for doubtful accounts	(3,889)	(3,958)
Accounts receivable, net	$89,004	$67,513
3. INVENTORIES
Inventories at 31 December 2010 and 2009, consisted of the following (amounts in thousands):
	2010	2009
	As Restated
Raw material	$56,414	$44,336
Work-in-process	16,860	21,378
Finished goods	49,841	46,067
	123,115	111,781
Adjustment to LIFO basis	(4,972)	(1,645)
	$118,143	$110,136

5.PREPAID AND OTHER CURRENT ASSETS
Prepaid and other current assets at 31 December 2010 and 2009, consisted of the following (amounts in thousands):

	2010	2009
Prepaid supplies	$14,056	$14,019
Prepaid income taxes	0	3,514
Other	4,607	9,744
	$18,663	$27,277

6.PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment at 31 December 2010 and 2009, consisted of the following (amounts in thousands):

	2010	2009
Land and improvements	$3,061	$2,993
Buildings and improvements	98,233	97,238
Machinery and equipment	383,231	359,244
Tools, dies and molds	84,134	77,926
Construction-in-process	8,741	16,383
	577,400	553,784
Less accumulated depreciation	(329,346)	(299,323)
	$248,054	$254,461

Depreciation related to property, plant and equipment for the years 2010, 2009 and 2008 totaled $35.2 million, $31.7 million, and $27.5 million, respectively.
7.INVESTMENT IN TITAN EUROPE
Investment in Titan Europe Plc at 31 December 2010 and 2009, consisted of the following (amounts in thousands):
2010    2009
Investment in Titan Europe Plc    $22,693    $6,456
Titan Europe Plc is publicly traded on the AIM market in London, England. The Company’s investment in Titan Europe represents a 22.9 per cent. ownership percentage. The Company has considered the applicable guidance in ASC 323 Investments – Equity Method and Joint Ventures and has concluded that the Company’s investment in Titan Europe Plc should be accounted for as an available-for-sale security and recorded at fair value in accordance with ASC 320 Investments – Debt and Equity Securities as the Company does not have significant influence over Titan Europe Plc. The investment in Titan Europe Plc is included as a component of other assets on the Consolidated Condensed Balance Sheets. Titan’s cost basis in Titan Europe is $5.0 million. Titan’s accumulated other comprehensive income includes a gain on the Titan Europe Plc investment of $11.5 million, which is net of tax of $6.2 million. The increased value in the Titan Europe Plc investment at 31 December 2010, was due primarily to a higher publicly quoted Titan Europe Plc market price.

8. OTHER ASSETS Other assets at 31 December 2010 and 2009, consisted of the following (amounts in thousands): 2010		2009
Investment in Titan Europe Plc	$22,693	$6,456
Investments for management contractual obligations	11,168	5,869
Deferred financing costs	10,410	9,084
Other	7,205	8,124
	$51,476	$29,533

The higher balance in other assets primarily related to investment in Titan Europe Plc, which increased to $22.7 million at 31 December 2010, from $6.5 million at 31 December 2009. The increased value in the Titan Europe Plc investment at 31 December 2010, was due primarily to a higher publicly quoted Titan Europe Plc market price.
8.    GOODWILL
The changes in the carrying amount of goodwill by reporting units for the two years ended 31 December 2010, were as follows (amounts in thousands):
Earthmoving/
Agricultural Construction Consumer
Segment Segment Segment Total

Balance at 1 January 2009	$6,912	$3,552	$1,238	$11,702
Noncash goodwill impairment charge	(6,912)	(3,552)	(1,238)	(11,702)
Balance at 31 December 2009 and 2010	$—	$—	$—	$—

The Company reviews goodwill for impairment during the fourth quarter of each annual reporting period, and whenever events and circumstances indicate that the carrying values may not be recoverable. The Company evaluates the recoverability of goodwill by estimating the future discounted cash flows of the reporting unit to which the goodwill relates and using an earnings before interest, taxes, depreciation, and amortization (EBITDA) multiple approach. In determining the estimated future cash flows, the Company considers current and projected future levels of income as well as business trends and economic conditions. When the Company’s estimated fair value of the reporting unit is less than the carrying value, a second step of the impairment analysis is performed. In this second step, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities. If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment loss.
In the fourth quarter of 2009, the Company recorded a noncash charge for the impairment of goodwill of $11.7 million on both a pre-tax and after-tax basis. The charge was associated with the reporting units of the Company’s agricultural ($6.9 million), earthmoving/construction ($3.6 million), and consumer ($1.2 million) segments. The Company performed a fourth quarter 2009 goodwill assessment using a discounted cash flow model that employed a 12.25 per cent. discount rate and 2.5 per cent. terminal growth rate assumption and an EBITDA multiple approach.
Significant assumptions relating to future operations must be made when estimating future cash flows in analyzing goodwill for impairment. Assumptions utilized in analyzing goodwill are highly judgmental, especially given the worldwide recession and global economic crisis.

10.OTHER CURRENT LIABILITIES
Other current liabilities at 31 December 2010 and 2009, consisted of the following (amounts in thousands):

	2010	2009
Warranty	$12,471	$9,169
Wages and commissions	10,435	8,384
Accrued interest	8,579	7,656
Insurance	6,037	5,958
CEO and management incentive compensation	5,663	0
Other	13,887	14,659
	$57,072	$45,826
10. WARRANTY COSTS
Changes in the warranty liability consisted of the following (amounts in thousands):
	2010	2009
Warranty liability, January 1	$9,169	$7,488
Provision for warranty liabilities	19,795	18,629
Warranty payments made	(16,493)	(16,948)
Warranty liability, 31 December	$12,471	$9,169
The Company provides limited warranties on workmanship on its products in all market segments. The majority of the Company’s products have a limited warranty that ranges from zero to ten years, with certain products being prorated after the first year. The Company calculates a provision for warranty expense based on past warranty experience. Warranty accruals are included as a component of other current liabilities on the Consolidated Balance Sheets.
11.    OTHER LONG-TERM LIABILITIES
Other long-term liabilities at 31 December 2010 and 2009, consisted of the following (amounts in thousands):

	2010	2009
Accrued pension liabilities	$26,218	$25,091
Accrued employment liabilities	11,495	9,481
Other	3,555	3,566
	$41,268	$38,138
12.    REVOLVING CREDIT FACILITY AND LONG-TERM DEBT
Long-term debt at 31 December 2010 and 2009, consisted of the following (amounts in thousands):

	2010	2009
7.875 per cent. senior secured notes due 2017	$200,000	$—
5.625 per cent. convertible senior subordinated notes due 2017	172,500	172,500
8 per cent. senior unsecured notes due January 2012	1,064	193,800
	373,564	366,300
Less amounts due within one year	0	0
	$373,564	$366,300

Aggregate maturities of long-term debt are as follows (amounts in thousands):
2011    $0
2012    1,064
2013    0
2014    0
2015    0
Thereafter    372,500
$373,564
7.875 per cent. senior secured notes due 2017
The Company’s 7.875 per cent. senior secured notes (senior secured notes) are due October 2017. These notes are secured by the land and buildings of the following subsidiaries of the Company: Titan Tire Corporation, Titan Wheel Corporation of Illinois, Titan Tire Corporation of Freeport, and Titan Tire Corporation of Bryan. The Company’s senior secured notes outstanding balance was $200.0 million at 31 December 2010.
5.625 per cent. convertible senior subordinated notes due 2017
The Company’s 5.625 per cent. convertible senior subordinated notes (convertible notes) are due January 2017. The initial base conversion rate for the convertible notes is 93.0016 shares of Titan common stock per $1,000 principal amount of convertible notes, equivalent to an initial base conversion price of approximately $10.75 per share of Titan common stock. If the price of Titan common stock at the time of determination exceeds the base conversion price, the base conversion rate will be increased by an additional number of shares (up to 9.3002 shares of Titan common stock per $1,000 principal amount of convertible notes) as determined pursuant to a formula described in the indenture. The base conversion rate will be subject to adjustment in certain events. The Company’s convertible notes balance was $172.5 million at 31 December 2010.
8 per cent. senior unsecured notes due 2012
The Company’s 8 per cent. senior unsecured notes (senior unsecured notes) are due January 2012. In 2010, the Company repurchased $192.7 million of principal value of senior unsecured notes resulting in a loss on note repurchase of $14.6 million. In 2009, the Company repurchased $6.2 million of principal value of senior unsecured notes for approximately $4.8 million resulting in a $1.4 million gain on note repurchase. The Company’s senior unsecured notes outstanding balance was $1.1 million at 31 December 2010.
Revolving credit facility
The Company’s $100 million revolving credit facility (credit facility) with agent Bank of America, N.A. has a January 2014 termination date and is collateralized by the accounts receivable and inventory of Titan and certain of its domestic subsidiaries. During 2010 and at 31 December 2010, there were no borrowings under the credit facility. The credit facility contains certain financial covenants, restrictions and other customary affirmative and negative covenants. Titan is in compliance with these covenants and restrictions as of 31 December 2010.
In September 2010, Titan amended its credit facility with Bank of America, N.A. The amendment extended the credit facility termination date to January 2014 from the previous January 2012 date. The amendment also reduced the revolving commitment to $100 million from $150 million and released the lender’s lien on property, plant and equipment.

14.ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Accumulated other comprehensive income (loss) consisted of the following (amounts in thousands):

Translation Adjustments		Unrealised Gain (Loss) on Investments	Unrecognised Losses and Prior Service Cost	Total
Balance at 1 January 2009	$(1,183)	$—	$(33,576)	$(34,759)
Unrealized gain on investment, net of tax of $493	0	915	0	915
Defined benefit pension plan entries:
Unrecognized prior service cost, net of tax of $51	0	0	85	85
Unrecognized net gain, net of tax of $3,364	0	0	5,488	5,488
Unrecognized deferred tax liability, net of tax of $21	0	0	(35)	(35)
Balance at 31 December 2009	(1,183)	915	(28,038)	(28,306)
Unrealized gain on investment, net of tax of $5,683	0	10,554	0	10,554
Defined benefit pension plan entries:
Unrecognized prior service cost, net of tax of $53	0	0	83	83
Unrecognized net gain, net of tax of $350	0	0	661	661
Unrecognized deferred tax liability, net of tax of $22	0	0	(34)	(34)
Balance at 31 December 2010	$(1,183)	$11,469	$(27,328)	$(17,042)
14. STOCKHOLDERS’ EQUITY
The Company is authorized by the Board of Directors to repurchase up to 2.5 million common shares subject to debt agreement covenants. The Company repurchased no Titan common shares in 2010, 2009, or 2008. The Company has no plans at this time to repurchase any Titan common stock. Titan paid cash dividends of $.02 per share of common stock for 2010, $.02 per share of common stock for 2009 and $.018 per share for common stock for 2008. Dividends paid totaled $0.7 million, $0.7 million and $0.6 million for 2010, 2009 and 2008, respectively.
15.    FAIR VALUE MEASUREMENTS
ASC 820 Fair Value Measurements establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers are defined as:
Level 1 – Quoted prices in active markets for identical instruments;
Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3 – Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
Assets and liabilities measured at fair value on a recurring basis consisted of the following (amounts in thousands):

Investment in	31 December 2010 Total Level 1 Levels 2&3			31 December 2009 Total Level 1 Levels 2&3
Titan Europe Plc	$22,693	$22,693	$—	$6,456	$6,456	$—
Investments for contractual obligations	11,168	11,168	0	5,869	5,869	0
Total	$33,861	$33,861	$—	$12,325	$12,325	$—

17. ROYALTY EXPENSE
Royalty expense consisted of the following (amounts in thousands):
	2010	2009	2008
Royalty expense	$9,263	$7,573	$9,242

The Company has a trademark license agreement with The Goodyear Tire & Rubber Company to manufacture and sell certain off-highway tires in North America under the Goodyear name. Royalty expenses recorded for the years ended 31 December 2010, 2009 and 2008, were $9.3 million, $7.6 million and $9.2 million, respectively.
17.    GAIN (LOSS) ON NOTE REPURCHASE
Gain (loss) on note repurchase consisted of the following (amounts in thousands):
2010    2009    2008
Gain (loss) on note repurchase    $(14,573)    $1,398    $0
In June 2010, the Company closed on a tender transaction to purchase $47.4 million of its outstanding 8 per cent. senior unsecured notes due January 2012 (senior unsecured notes). In October 2010, the Company closed on another tender transaction to purchase $138.9 million of its outstanding senior unsecured notes. In connection with these tender offers and an additional note repurchase of $6.5 million in July 2010, the Company recorded expenses of $14.6 million. These expenses were related to: (i) early tender premium of $13.0 million, (ii) unamortized deferred financing fees of $1.2 million and (iii) other fees of $0.4 million.
For 2009, the Company recorded a gain on a note repurchase of $1.4 million resulting from the Company’s repurchase of $6.2 million of principal value of senior unsecured notes for approximately $4.8 million in the first quarter of 2009.

18. OTHER INCOME, NET Other income consisted of the following (amounts in thousands):
	2010	2009	2008
Investment gain (loss) related to contractual obligations	$824	$1,343	$(1,852)
Interest income	394	211	1,352
Dividend income – Titan Europe Plc	0	0	1,711
Other income (expense)	(113)	186	1,298
	$1,105	$1,740	$2,509

20. INCOME TAXES Income (loss) before income taxes, consisted of the following (amounts in thousands): 2010 2009 As Restated			2008
Domestic	$(9,148)	$(31,863)	$21,727
Foreign	(42)	(139)	1,283
	$(9,190)	$(32,002)	$23,010
The income tax provision (benefit) was as follows	(amounts in thousands):
	2010	2009	2008
	As Restated
Current
Federal	$(853)	$(3,526)	$7,814
State	(331)	160	34
Foreign	0	(1,041)	1,031
	(1,184)	(4,407)	8,879
Deferred
Federal	(2,531)	(2,721)	811
State	451	(229)	(17)
Foreign	0	0	0
	(2,080)	(2,950)	794
Income tax provision (benefit)	$(3,264)	$(7,357)	$9,673

The income tax provision differs from the amount of income tax determined by applying the statutory U.S. federal income tax rate to pre-tax income (loss) as a result of the following:

	2010 As Restated	2009	2008
Statutory U.S. federal tax rate	35%	35%	35%
Nondeductible goodwill impairment	0.0	(12.8)	0.0
Repatriation of foreign earnings	0.0	0.0	1.9
Foreign taxes, net	(0.2)	1.6	(1.9)
State taxes, net	(0.7)	(0.1)	4.8
Other, net	1.4	(0.7)	2.2
Effective tax rate	35.5%	23%	42%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at 31 December 2010 and 2009, are as follows (amounts in thousands):

	2010 As Restated	2009
Deferred tax assets:
Net operating loss carryforwards	$9,755	$13,481
Pension	9,022	9,789
Unrealized loss on investments	7,719	13,401
Warranty	4,365	3,533
Employee benefits and related costs	3,369	4,821
Inventory	2,265	968
Allowance for bad debts	1,991	1,963
EPA reserve	703	858
Other	5,987	3,894
Deferred tax assets	48,425	52,708
Deferred tax liabilities:
Fixed assets	(34,049)	(34,347)
Deferred tax liabilities	(34,049)	(34,347)
Net deferred tax asset	$14,376	$18,361

The Company recorded income tax benefit of $(3.3) million for the year ended 31 December 2010, an income tax benefit of $(7.4) million for the year ended 31 December 2009, and income tax expense of $9.7 million for the year ended 31 December 2008. The Company’s income tax expense (benefit) and rate differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of state taxes. The Company’s Federal net operating loss carryforward of approximately $20 million expires in 2029. In addition, the Company has various state net operating loss carryforwards which are subject to expiration from 2019 to 2030.
The Company has applied the provisions of ASC 740, “Income Taxes” related to unrecognized tax benefits. No adjustment was made to retained earnings in adopting these provisions in 2007. At 31 December 2010, 2009 and 2008, there were no unrecognized tax benefits. At this time the Company does not expect any significant increases or decreases to its unrecognized tax benefits within 12 months of this reporting date. Titan has identified its federal tax return and its Illinois state tax return as “major” tax jurisdictions. The Company is subject to (i) federal tax examinations for periods 2007 to 2010 and (ii) Illinois state income tax examinations for years 2007 to 2010.
21. EMPLOYEE BENEFIT PLANS Pension plans
The Company has a frozen defined benefit pension plan covering certain employees of Titan Tire Corporation (Titan Tire) and has a frozen defined benefit pension plan covering certain employees of Titan Tire Corporation of Bryan (Bryan). The Company also has a frozen contributory defined benefit pension plan covering certain former eligible bargaining employees of its Walcott, Iowa, facility (Walcott). Additionally, the Company maintains a contributory defined benefit plan that covered former eligible bargaining employees of Dico, Inc (Dico). This Dico plan purchased a final annuity settlement contract in October 2002. The Company’s policy is to fund pension costs as required by law, which is consistent with the funding requirements of federal laws and regulations.
The Company’s defined benefit plans have been aggregated in the following table. Included in the 31 December 2010, presentation are the Titan Tire, Bryan and Walcott plans which have a projected benefit obligation of $98.8 million, exceeding the fair value of plan assets of $72.6 million at 31 December 2010. Included in the 31 December 2009, presentation are the Titan Tire, Bryan and Walcott plans which have a projected benefit obligation of $93.7 million, exceeding the fair value of plan assets of $68.6 million at 31 December 2009.
The projected benefit obligation and the accumulated benefit obligation are the same amount since the Plans are frozen and there are no future compensation levels to factor into the obligations. The Company absolved itself from the liabilities associated with the Dico plan with the purchase of a final annuity settlement contract in October 2002. Therefore, the plan no longer maintains a projected or accumulated benefit obligation. The fair value of the Dico plan assets was $0.5 million at 31 December 2010, 2009 and 2008.
The following table provides the change in benefit obligation, change in plan assets, funded status and amounts recognized in the consolidated balance sheet of the defined benefit pension plans as of 31 December 2010 and 2009 (amounts in thousands):

	2010	2009
Change in benefit obligation:
Benefit obligation at beginning of year	$93,708	$90,545
Interest cost	5,200	5,456
Actuarial (gain) loss	6,839	4,657
Benefits paid	(6,916)	(6,950)
Benefit obligation at end of year	$98,831	$93,708
Change in plan assets:
Fair value of plan assets at beginning of year	$69,160	$61,796
Actual return on plan assets	9,131	14,145
Employer contributions	1,781	169
Benefits paid	(6,916)	(6,950)
Fair value of plan assets at end of year	$73,156	$69,160
Unfunded status at end of year	$(25,675)	$(24,548)
Amounts recognized in consolidated balance sheet:
Noncurrent assets	$543	$543
Noncurrent liabilities	(26,218)	(25,091)
Net amount recognized in the consolidated balance sheet	$(25,675)	$(24,548)
Amounts recognized in accumulated other comprehensive loss:
	2010	2009
Unrecognized prior service cost	$(1,164)	$(1,301)
Unrecognized net loss	(43,024)	(44,034)
Deferred tax effect of unrecognized items	16,860	17,297
Net amount recognized in accumulated other comprehensive loss	$(27,328)	$(28,038)
The weighted-average assumptions used in the actuarial computation that derived the benefit obligations at 31 December were as follows:

	2010	2009
Discount rate	5.25% - 5.50%	5.75%
Expected long-term return on plan assets	7.5%	7.5%

The following table provides the components of net periodic pension cost for the plans, settlement cost and the assumptions used in the measurement of the Company’s benefit obligation for the years ended 31 December 2010, 2009 and 2008 (amounts in thousands):
Components of net periodic benefit cost and other amounts recognized in other comprehensive income

	2010	2009	2008
Net periodic benefit cost:
Interest cost	$5,200	$5,456	$5,295
Assumed return on assets	(4,911)	(4,939)	(7,828)
Amortization of unrecognized prior service cost	137	137	137
Amortization of unrecognized deferred taxes	(56)	(56)	(56)
Amortization of net unrecognized loss	3,628	4,303	1,588
Net periodic pension (income) cost	$3,998	$4,901	$(864)

The estimated net loss, prior service cost, and deferred taxes that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $3.7 million, $0.1 million and $(0.1) million, respectively.
The weighted-average assumptions used in the actuarial computation that derived net periodic pension cost for the years ended 31 December 2010, 2009 and 2008 were as follows:

	2010	2009	2008
Discount rate	5.75%	6.25%	5.75%
Expected long-term return on plan assets	7.5%	8.5%	8.5%
The allocation of the fair value of plan assets was as follows:
	Percentage of Plan Assets		Target
	at 31 December		Allocation
	2010	2009	2011
Asset Category
U.S. equities (a)	59%	61%	40% - 80%
Fixed income	24%	26%	20% - 50%
Cash and cash equivalents	7%	4%	0% - 20%
International equities (a)	10%	9%	0% - 16%
	100%	100%
(a) Total equities may not exceed 80 per cent. of total plan assets.
ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers are defined as:
Level 1 – Quoted prices in active markets for identical instruments;
Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3 – Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The fair value of the plan assets by asset categories was as follows (amounts in thousands):

	Fair Value Measurements as of 31 December 2010 Total Level 1 Level 2 Level 3
Money market funds	$4,674	$4,674	$—	$—
Domestic common stock	29,429	29,429	0	0
Foreign common stock	3,976	3,976	0	0
Corporate bonds	4,050	4,050	0	0
Foreign bonds	536	536	0	0
U.S. government securities	577	577	0	0
Mortgaged-backed securities	8	0	8	0
Mutual funds	1,239	1,239	0	0
Common / collective trusts	28,667	0	28,667	0
Totals	$73,156	$44,481	$28,675	$—

The Company invests in a diversified portfolio consisting of an array of asset classes in an attempt to maximize returns while minimizing risk. These asset classes include U.S. equities, fixed income, cash and cash equivalents, and international equities. The investment objectives are to provide for the growth and preservation of plan assets on a long-term basis through investments in: (i) investment grade securities that provide investment returns that meet or exceed the Standard & Poor’s 500 Index and (ii) investment grade fixed income securities that provide investment returns that meet or exceed the Barclays Capital Aggregate Bond Index. The U.S. equities asset category included the Company’s common stock in the amount of $3.5 million (approximately five percent of total plan assets) at 31 December 2010, and $1.5 million (approximately two percent of total plan assets) at 31 December 2009.
The long-term rate of return for plan assets is determined using a weighted-average of long-term historical approximate returns on cash and cash equivalents, fixed income securities, and equity securities considering the anticipated investment allocation within the plans. The expected return on plan assets is anticipated to be 7.5 per cent. over the long-term. This rate assumes long-term historical returns of approximately 9 per cent. for equities and approximately 6 per cent. for fixed income securities using the plans’ target allocation percentages. Professional investment firms, none of which are Titan employees, manage the plan assets.
Although the 2011 minimum pension funding calculations are not finalized, the Company estimates those funding requirements will be approximately $3 million.
Projected benefit payments from the plans as of 31 December 2010, are estimated as follows (amounts in thousands):
2011 $6,677
2012 6,779
2013 6,976
2014 7,111
2015 7,248
2016-2020 36,808
401(k)
The Company sponsors four 401(k) retirement savings plans. One plan is for the benefit of substantially all employees who are not covered by a collective bargaining arrangement. Titan provides a 25 per cent. matching contribution in the form of the Company’s common stock on the first 6 per cent. of the employee’s contribution in this plan. The Company issued 49,536 shares, 59,257 shares and 22,097 shares of treasury stock in connection with this 401(k) plan during 2010, 2009 and 2008, respectively. Expenses to the Company related to this common stock matching contribution were $0.5 million, $0.4 million and $0.6 million for 2010, 2009 and 2008.
The other three 401(k) plans are for employees covered by collective bargaining arrangements at (i) Titan Tire Corporation; (ii) Titan Tire Corporation of Freeport; and (iii) Titan Tire Corporation of Bryan. These three plans do not include a Company matching contribution. Employees are fully vested with respect to their contributions.
22. STOCK OPTION PLANS
The Company accounts for stock options using ASC 718 Compensation – Stock Compensation. The Company recorded stock-based compensation of $0.2 million in 2010. No stock-based compensation expense was recorded during 2009 or 2008. The Company granted 494,938 stock options in 2010. These options vest over a three year period and expire 10 years from the grant date. The Company granted no stock options during 2009 and 2008. All stock options granted before 2010 were fully vested before 1 January 2008.
Non-Employee Director Stock Option Plan
The Company adopted the 1994 Non-Employee Director Stock Option Plan (the Director Plan) to provide for grants of stock options as a means of attracting and retaining qualified independent directors for the Company. There will be no additional issuance of stock options under this plan as it has expired. Options previously granted are fully vested and expire 10 years from the grant date of the option.
2005 Equity Incentive Plan
The Company adopted the 2005 Equity Incentive Plan to provide stock options as a means of attracting and retaining qualified independent directors and employees for the Company. A total of 0.7 million shares are available for future issuance under the equity incentive plan. The exercise price of stock options may not be less than the fair market value of the common stock on the date of the grant. The vesting and term of each option is set by the Board of Directors. The Company granted 494,938 stock options under this plan in 2010. In 2009 and 2008, no stock options were granted under this equity incentive plan.
The following is a summary of activity in the stock option plans for 2010:

Weighted‑
Average
	Weighted-	Remaining	Aggregate
Shares	Average	Contractual	Intrinsic
Subject	Exercise	Life	Value (in
to Option	Price	(in Years)	thousands)

Outstanding, 31 December 2009	390,536	$9.96
Granted	494,938	15.75
Exercised	(56,250)	5.07
Canceled/Expired	0	–
Outstanding, 31 December 2010	829,224	13.75	7.52 years	$4,777
Exercisable, 31 December 2010	334,286	10.79	4.01 years	$2,916

The total intrinsic value of options exercised in 2008 was $5.1 million. Cash received from the exercise of stock options was $3.5 million for 2008. The tax benefit realized for the tax deductions from stock options exercised was $4.1 million for 2008.
The total intrinsic value of options exercised in 2009 was $0.2 million. Cash received from the exercise of stock options was $1.1 million for 2009. There was no tax benefit realized for the tax deductions from stock options exercised for 2009.
The total intrinsic value of options exercised in 2010 was $0.4 million. Cash received from the exercise of stock options was $0.3 million for 2010. There was no tax benefit realized for the tax deductions from stock options exercised for 2010. The weighted-average per share estimated grant date fair value of options issued in 2010 was $8.65. Pre-tax unrecognized compensation expense for stock options was $4.1 million at 31 December 2010, and will be recognized as expense over a weighted-average period of 2.9 years.

The Company currently uses treasury shares to satisfy any stock option exercises. At 31 December 2010, the Company had 2.1 million shares of treasury stock.
Valuation Assumptions
The Company uses the Black-Scholes option pricing model to determine the fair value of its stock options. The determination of the fair value of stock option awards on the date of grant using option pricing models is affected by the Company’s stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include the Company’s expected stock price volatility over the expected term of the awards, actual and projected stock option exercise behaviors, risk-free interest rates and expected dividends. The expected term of options represents the period of time over which options are expected to be outstanding and is estimated based on historical experience. Expected volatility is based on the historical volatility of the Company’s common stock calculated over the expected term of the option. The risk-free interest rate is based on U.S. Treasury yields in effect at the date of grant.
Weighted average assumptions used for stock options issued in 2010 (no options were issued in 2009 or

2008):
2010
Expected life	6.1 Years
Expected volatility	55.5%
Expected dividends	–
Risk-free interest rate	1.82%
23. LITIGATION
The Company is a party to routine legal proceedings arising out of the normal course of business. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss, the Company believes at this time that none of these actions, individually or in the aggregate, will have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company. However, due to the difficult nature of predicting unresolved and future legal claims, the Company cannot anticipate or predict the material adverse effect on its consolidated financial condition, results of operations or cash flows as a result of efforts to comply with or its liabilities pertaining to legal judgments.
24.    LEASE COMMITMENTS
The Company leases certain buildings and equipment under operating leases. Certain lease agreements provide for renewal options, fair value purchase options, and payment of property taxes, maintenance and insurance by the Company. Total rental expense was $2.1 million, $2.5 million and $2.9 million for the years ended 31 December 2010, 2009 and 2008, respectively.
At 31 December 2010, future minimum rental commitments under noncancellable operating leases with initial or remaining terms in excess of one year are as follows (amounts in thousands):
2011    $370
2012    64
2013    14
Thereafter    1
Total future minimum lease payments    $449

25.CONCENTRATION OF CREDIT RISK
Net sales to Deere & Company in Titan’s agricultural, earthmoving/construction and consumer markets represented 26 per cent. of the Company’s consolidated revenues for the year ended 31 December 2010, 24 per cent. of the Company’s consolidated revenues for the year ended 31 December 2009, and 22 per cent. of the Company’s consolidated revenues for the year ended 31 December 2008. Net sales to CNH Global N.V. in Titan’s three markets represented 15 per cent. of the Company’s consolidated revenues for the year ended 31 December 2010, 13 per cent. of the Company’s consolidated revenues for the year ended 31 December 2009, and 12 per cent. of the Company’s consolidated revenues for the year ended 31 December 2008. No other customer accounted for more than 10 per cent. of Titan’s net sales in 2010, 2009 or 2008.
26.RELATED PARTY TRANSACTIONS
The Company sells products and pays commissions to companies controlled by persons related to the chief executive officer of the Company. The related party is Mr. Fred Taylor and is Mr. Maurice Taylor’s brother. The companies which Mr. Fred Taylor is associated with that do business with Titan include the following: Blackstone OTR, LLC; FBT Enterprises; and OTR Wheel Engineering. During 2010, 2009 and 2008, sales of Titan product to these companies were approximately $1.9 million, $1.0 million and $6.2 million, respectively. Titan had trade receivables due from these companies of approximately $0.4 million at 31 December 2010, and approximately $0.1 million at 31 December 2009. On other sales referred to Titan from these manufacturing representative companies, commissions were approximately $1.6 million, $1.3 million and $2.0 million during 2010, 2009 and 2008, respectively.
27.SEGMENT AND GEOGRAPHICAL INFORMATION
The Company has aggregated its operating units into reportable segments based on its three customer markets: agricultural, earthmoving/construction and consumer. These segments are based on the information used by the chief executive officer to make certain operating decisions, allocate portions of capital expenditures and assess segment performance. The accounting policies of the segments are the same as those described in Note 1, “Description of Business and Significant Accounting Policies.” Segment external revenues, expenses and income from operations are determined on the basis of the results of operations of operating units of manufacturing facilities. Segment assets are generally determined on the basis of the tangible assets located at such operating units’ manufacturing facilities and the intangible assets associated with the acquisitions of such operating units. However, certain operating units’ goodwill and property, plant and equipment balances are carried at the corporate level.
Titan is organized primarily on the basis of products being included in three marketing segments, with each reportable segment including wheels, tires and wheel/tire assemblies.

The table below presents information about certain revenues and expenses, income (loss) from operations and segment assets used by the chief operating decision maker of the Company as of and for the years ended 31 December 2010, 2009 and 2008 (amounts in thousands):

	2010 As Restated	2009	2008
Revenues from external customers
Agricultural	$675,178	$563,528	$729,895
Earthmoving/construction	191,042	144,589	281,008
Consumer	15,371	19,482	25,797
	$881,591	$727,599	$1,036,700
Gross profit (loss)
Agricultural	$108,102	$51,955	$89,782
Earthmoving/construction	(3,400)	3,595	46,047
Consumer	2,867	1,604	3,938
Unallocated corporate	(3,479)	(1,189)	(53)
	$104,090	$55,965	$139,714
Income (loss) from operations
Agricultural	$91,953	$26,980	$74,241
Earthmoving/construction	(11,296)	(7,999)	38,422
Consumer	2,542	(206)	3,303
Unallocated corporate	(52,254)	(37,669)	(42,645)
Consolidated income (loss) from operations	30,945	(18,894)	73,321
Interest expense	(26,667)	(16,246)	(15,122)
Gain (loss) on note repurchase	(14,573)	1,398	0
Noncash Titan Europe Plc charge	0	0	(37,698)
Other income, net	1,105	1,740	2,509
Income (loss) before income taxes	$(9,190)	$(32,002)	$23,010
Capital expenditures
Agricultural	$16,017	$8,461	$10,946
Earthmoving/construction	5,628	29,593	67,203
Consumer	478	254	406
Unallocated corporate	6,731	1,229	1,398
	$28,854	$39,537	$79,953
Depreciation & amortization
Agricultural	$18,899	$17,531	$16,004
Earthmoving/construction	14,375	12,836	10,831
Consumer	458	535	594
Unallocated corporate	3,835	3,394	2,939
	$37,567	$34,296	$30,368
Total assets
Agricultural	$304,048	$257,523	$360,030
Earthmoving/construction	171,410	188,169	188,486
Consumer	5,863	8,305	9,401
Unallocated corporate (a)	299,559	282,466	96,865
	$780,880	$736,463	$654,782

(a) Unallocated assets include cash of approximately $240 million, $229 million, and $61 million at year-end 2010, 2009 and 2008, respectively.

The table below presents information by geographic area. Revenues from external customers were determined based on the location of the selling subsidiary. Geographic information as of and for the years ended 31 December 2010, 2009 and 2008 was as follows (amounts in thousands):

2010	United States	Other Consolidated Countries Totals
Revenues from external customers	$881,591	$—	$881,591
Long-lived assets	248,054	0	248,054
2009
Revenues from external customers	$727,599	$—	$727,599
Long-lived assets	254,461	0	254,461
2008
Revenues from external customers	$1,036,700	$—	$1,036,700
Long-lived assets	260,144	0	260,144
28. SUBSEQUENT EVENTS

Exchange Agreement for 5.625 per cent. convertible senior subordinated notes due 2017
In January 2011, Titan was approached by a note holder of the Company’s 5.625 per cent. convertible senior subordinated notes due 2017 (convertible notes), with an offer to exchange the note holder’s convertible notes for the Company’s common stock. The two parties privately negotiated an agreement to exchange approximately $59.6 million in aggregate principal amount of the Convertible Notes for approximately 6.6 million shares of the Company’s common stock, plus a payment for the accrued and unpaid interest. The exchange was closed on January 19, 2011. The convertible notes exchanged represented approximately 35 per cent. of the total outstanding convertible notes. In the first quarter of 2011, the Company will recognize a noncash charge of approximately $16 million in connection with this exchange in accordance with ASC 470-20 Debt – Debt with Conversion and Other Options.
Cash Deposit for 8 per cent. Senior Unsecured Notes due 2012
In February 2011, Titan satisfied and discharged the indenture relating to the 8 per cent. senior unsecured notes due January 2012 by depositing with the trustee $1.1 million cash representing the outstanding principal of such notes and the interest payments due on July 15, 2011, and at maturity on January 15, 2012. Titan irrevocably instructed the trustee to apply the deposited money toward the interest and principal of the notes.

29. EARNINGS PER SHARE
Earnings per share for 2010, 2009 and 2008, are (amounts in thousands, except share and per share data):

2010 (as restated)	Net income (loss)	Weighted- average shares	Per share amount
Basic and diluted earnings per share	$(5,926)	34,895,527	$0.17
2009
Basic and diluted loss per share (b)	$(24,645)	34,707,891	$(0.71)
2008
Basic earnings per share	$13,337	34,409,754	$0.39
Effect of stock options/trusts	0	428,474
Diluted earnings per share	$13,337	34,838,228	$0.38

(a)
The effect of stock options/trusts has been excluded as they were anti-dilutive.The weighted-average share amount excluded for stock options/trusts totalled 495,789 shares. The effect of convertible notes has not been included as they were anti-dilutive. The weighted-average share amount excluded for convertible notes totaled 16,764,701 shares.

(b)
The effect of stock options/trusts has been excluded as they were anti-dilutive. The weighted-average share amount excluded for stock options/trusts totaled 559,110 shares. The effect of convertible notes has not been included as they were anti-dilutive. The weighted-average share amount excluded for convertible notes totaled 483,481 shares.

30. SUPPLEMENTARY DATA – QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (All amounts in thousands, except per share data)

Quarter ended 2010	31 March	Year ended 30 June 30 September 31 December 31 December As Restated As Restated
Net sales	$196,448	$229,656	$222,818	$232,669	$881,591
Gross profit (loss)	26,087	33,903	27,946	16,154 (a)	104,090
Net income (loss)	2,078	4,569	4,015	(16,588)(b)	(5,926)
Per share amounts:
Basic	0.06	0.13	0.12	(.47)(b)	(0.17) (c)
Diluted	0.06	0.12	0.11	(.47)(b)	(0.17) (c)
2009
Net sales	$232,604	$206,983	$141,496	$146,516	$727,599
Gross profit (loss)	30,063	29,746	(3,030)	(814)	55,965
Net income (loss)	7,041	5,910	(11,113)	(26,483)(d)	(24,645)
Per share amounts:
Basic	0.20	0.17	(0.32)	(.76)(d)	(0.71)
Diluted	0.20	0.17	(0.32)	(.76)(d)	(0.71)

(a)	Inventory reserves of $15.0 million for certain large earthmoving/construction tires were included in the quarter ended 31 December 2010.

(b)	Loss on note repurchase of $11.4 million was included in the quarter ended 31 December 2010.

(c)	As a result of changes in outstanding share balances and dilution factors, year-end per share amounts do not agree to the sum of the quarters.

(d)	Noncash goodwill impairment charge of $11.7 million was included in the quarter ended 31 December 2009.

31. SUBSIDIARY GUARANTOR FINANCIAL INFORMATION
The Company’s 8 per cent. senior unsecured notes and 5.625 per cent. convertible senior subordinated notes are guaranteed by each of Titan’s current and future wholly owned domestic subsidiaries other than its immaterial subsidiaries (subsidiaries with total assets less than $250,000 and total revenues less than $250,000.) The note guarantees are full and unconditional, joint and several obligations of the guarantors. Non-guarantors consist primarily of foreign subsidiaries of the Company, which are organized outside the United States of America. The following condensed consolidating financial statements are presented using the equity method of accounting.

	Consolidating Condensed Statements of Operations
	Year Ended December 31, 2010
(Amounts in thousands)	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	As Restated	As Restated		As Restated	As Restated
Net sales	$—	$881,591	$—	$—	$881,591
Cost of sales	2,340	775,161	—	—	777,501
Gross profit (loss)	(2,340)	106,430	—	—	104,090
Selling, general and administrative expenses	27,400	30,114	51	—	57,565
Research and development expenses	—	6,317	—	—	6,317
Royalty expense	—	9,263	—	—	9,263
Income (loss) from operations	(29,740)	60,736	(51)	—	30,945
Interest expense	(26,667)	—	—	—	(26,667)
Loss on note repurchase	(14,573)	—	—	—	(14,573)
Other income	921	183	1	—	1,105
Income (loss) before income taxes	(70,059)	60,919	(50)	—	(9,190)
Income tax provision (benefit)	(31,409)	28,168	(23)	—	(3,264)
Equity in earnings of subsidiaries	32,724	—	—	(32,724)	—
Net income (loss)	$(5,926)	$32,751	$(27)	$(32,724)	$(5,926)

	Consolidating Condensed Statements of Operations
	Year Ended December 31, 2009
(Amounts in thousands)
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$727,599	$—	$—	$727,599
Cost of sales	(6)	671,640	—	—	671,634
Gross profit	6	55,959	—	—	55,965
Selling, general and administrative expenses	16,549	30,093	92	—	46,734
Research and development expenses	67	8,783	—	—	8,850
Royalty expense	—	7,573	—	—	7,573
Noncash goodwill impairment charge	—	11,702	—	—	11,702
Loss from operations	(16,610)	(2,192)	(92)	—	(18,894)
Interest expense	(16,246)	—	—	—	(16,246)
Gain on note repurchase	1,398	—	—	—	1,398
Other income	1,452	288	—	—	1,740
Loss before income taxes	(30,006)	(1,904)	(92)	—	(32,002)
Income tax benefit	(6,897)	(439)	(21)	—	(7,357)
Equity in earnings of subsidiaries	(1,536)	—	—	1,536	—
Net income (loss)	$(24,645)	$(1,465)	$(71)	$1,536	$(24,645)

	Consolidating Condensed Statements of Operations
	Year Ended December 31, 2008
(Amounts in thousands)
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,036,700	$—	$—	$1,036,700
Cost of sales	(922)	897,908	—	—	896,986
Gross profit	922	138,792	—	—	139,714
Selling, general and administrative expenses	20,332	33,251	78	—	53,661
Research and development expenses	17	3,473	—	—	3,490
Royalty expense	—	9,242	—	—	9,242
Income (loss) from operations	(19,427)	92,826	(78)	—	73,321
Interest expense	(15,122)	—	—	—	(15,122)
Noncash Titan Europe Plc charge	(37,698)	—	—	—	(37,698)
Other income (expense)	832	(33)	1,710	—	2,509
Income (loss) before income taxes	(71,415)	92,793	1,632	—	23,010
Income tax provision (benefit)	(30,024)	39,011	686	—	9,673
Equity in earnings of subsidiaries	54,728	—	—	(54,728)	—
Net income	$13,337	$53,782	$946	$(54,728)	$13,337

	Consolidating Condensed Balance Sheets
	December 31, 2010
(Amounts in thousands)
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	As Restated	As Restated		As Restated	As Restated
Assets
Cash and cash equivalents	$239,362	$6	$132	$—	$239,500
Accounts receivable	—	89,004	—	—	89,004
Inventories	—	118,143	—	—	118,143
Prepaid and other current assets	17,981	16,722	—	—	34,703
Total current assets	257,343	223,875	132	—	481,350
Property, plant and equipment, net	7,678	240,376	—	—	248,054
Investment in subsidiaries	33,464	—	—	(33,464)	—
Other assets	22,183	6,600	22,693	—	51,476
Total assets	$320,668	$470,851	$22,825	$(33,464)	$780,880

Liabilities and Stockholders' Equity
Accounts payable	$1,406	$33,875	$—	$—	$35,281
Other current liabilities	16,066	41,006	—	—	57,072
Total current liabilities	17,472	74,881	—	—	92,353
Long-term debt	373,564	—	—	—	373,564
Other long-term liabilities	8,855	34,077	—	—	42,932
Intercompany accounts	(351,254)	359,962	(8,708)	—	—
Stockholders' equity	272,031	1,931	31,533	(33,464)	272,031
Total liabilities and stockholders' equity	$320,668	$470,851	$22,825	$(33,464)	$780,880

(Amounts in thousands) Consolidating Condensed Balance Sheets 31 December 2009 Titan International Non‑ Inc. Guarantor Guarantor (Parent) Subsidiaries Subsidiaries Eliminations Consolidated Assets
Cash and cash equivalents	$229,004	$11	$167	$—	$229,182
Accounts receivable	(201)	67,714	0	0	67,513
Inventories	0	110,136	0	0	110,136
Prepaid and other current assets	19,857	18,528	0	0	38,385
Total current assets	248,660	196,389	167	0	445,216
Property, plant and equipment, net	7,602	246,859	0	0	254,461
Investment in subsidiaries	10,748	0	0	(10,748)	0
Other assets	23,870	6,460	6,456	0	36,786
Total assets	$290,880	$449,708	$6,623	$(10,748)	$736,463
Liabilities and Stockholders’ Equity
Accounts payable	$1,086	$23,160	$—	$—	$24,246
Other current liabilities	8,288	37,538	0	0	45,826
Total current liabilities	9,374	60,698	0	0	70,072
Long-term debt	366,300	0	0	0	366,300
Other long-term liabilities	5,574	32,564	0	0	38,138
Intercompany accounts	(352,321)	377,281	(24,960)	0	0
Stockholders’ equity	261,953	(20,835)	31,583	(10,748)	261,953
Total liabilities and stockholders’ equity	$290,880	$449,708	$6,623	$(10,748)	$736,463

	Consolidating Condensed Statements of Cash Flows
	Year Ended December 31, 2010
(Amounts in thousands)

	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by (used for) operating activities	$28,158	$22,588	$(35)	$50,711

Cash flows from investing activities:
Capital expenditures	(6,155)	(22,699)	—	(28,854)
Other, net	—	106	—	106
Net cash used for investing activities	(6,155)	(22,593)	—	(28,748)

Cash flows from financing activities:
Proceeds from borrowings	200,000	—	—	200,000
Repurchase of senior notes	(206,166)	—	—	(206,166)
Proceeds from exercise of stock options	285	—	—	285
Payment of financing fees	(5,057)	—	—	(5,057)
Other, net	(707)	—	—	(707)
Net cash used for financing activities	(11,645)	—	—	(11,645)

Net increase (decrease) in cash and cash equivalents	10,358	(5)	(35)	10,318
Cash and cash equivalents, beginning of period	229,004	11	167	229,182
Cash and cash equivalents, end of period	$239,362	$6	$132	$239,500

	Consolidating Condensed Statements of Cash Flows
	Year Ended December 31, 2009
(Amounts in thousands)
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by (used for) operating activities	$36,592	$35,742	$(21)	$72,313

Cash flows from investing activities:
Capital expenditures	(2,704)	(36,833)	—	(39,537)
Acquisition of shares of Titan Europe Plc	—	—	(2,399)	(2,399)
Other, net	—	1,042	—	1,042
Net cash used for investing activities	(2,704)	(35,791)	(2,399)	(40,894)

Cash flows from financing activities:
Proceeds from borrowings	172,500	—	—	172,500
Repurchase of senior notes	(4,726)	—	—	(4,726)
Payment on debt	(25,000)	—	—	(25,000)
Proceeds from exercise of stock options	1,142	—	—	1,142
Payment of financing fees	(7,107)	—	—	(7,107)
Other, net	(704)	—	—	(704)
Net cash provided by financing activities	136,105	—	—	136,105

Net increase (decrease) in cash and cash equivalents	169,993	(49)	(2,420)	167,524
Cash and cash equivalents, beginning of period	59,011	60	2,587	61,658
Cash and cash equivalents, end of period	$229,004	$11	$167	$229,182

(Amounts in thousands) Net cash provided by (used for) operating	Consolidating Condensed Statements of Cash Flows Year Ended 31 December 2008 Titan International Non‑ Inc. Guarantor Guarantor (Parent) Subsidiaries Subsidiaries Consolidated
activities	$(25,759)	$75,319	$1,610	$51,170
Cash flows from investing activities:
Capital expenditures	(4,534)	(75,419)	0	(79,953)
Other, net	7	97	0	104
Net cash used for investing activities	(4,527)	(75,322)	0	(79,849)
Cash flows from financing activities:
Proceeds on revolving credit facility	25,000	0	0	25,000
Proceeds from exercise of stock options	3,536	0	0	3,536
Excess tax benefit from stock options exercised	4,131	0	0	4,131
Other, net	(655)	0	0	(655)
Net cash provided by financing activities	32,012	0	0	32,012
Net increase (decrease) in cash and cash equivalents	1,726	(3)	1,610	3,333
Cash and cash equivalents, beginning of year	57,285	63	977	58,325
Cash and cash equivalents, end of year	$59,011	$60	$2,587	$61,658

32. SUBSIDIARY GUARANTOR FINANCIAL INFORMATION
The Company’s 7.875 per cent. senior secured notes are guaranteed by the following subsidiaries of the Company: Titan Tire Corporation, Titan Wheel Corporation of Illinois, Titan Tire Corporation of Freeport, and Titan Tire Corporation of Bryan. The note guarantees are full and unconditional, joint and several obligations of the guarantors. The following condensed consolidating financial statements are presented using the equity method of accounting. Certain sales & marketing expenses recorded by non-guarantor subsidiaries have not been allocated to the guarantor subsidiaries.

	Consolidating Condensed Statements of Operations
	Year Ended December 31, 2010
(Amounts in thousands)	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	As Restated	As Restated		As Restated	As Restated
Net sales	$—	$863,575	$18,016	$—	$881,591
Cost of sales	2,340	752,219	22,942	—	777,501
Gross profit (loss)	(2,340)	111,356	(4,926)	—	104,090
Selling, general and administrative expenses	27,400	8,491	21,674	—	57,565
Research and development expenses	—	6,190	127	—	6,317
Royalty expense	—	9,263	—	—	9,263
Income (loss) from operations	(29,740)	87,412	(26,727)	—	30,945
Interest expense	(26,667)	—	—	—	(26,667)
Loss on note repurchase	(14,573)	—	—	—	(14,573)
Other income	921	59	125	—	1,105
Income (loss) before income taxes	(70,059)	87,471	(26,602)	—	(9,190)
Income tax provision (benefit)	(31,409)	40,076	(11,931)	—	(3,264)
Equity in earnings of subsidiaries	32,724	(272)	272	(32,724)	—
Net income (loss)	$(5,926)	$47,123	$(14,399)	$(32,724)	$(5,926)

	Consolidating Condensed Statements of Operations
	Year Ended December 31, 2009
(Amounts in thousands)

	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$713,487	$14,112	$—	$727,599
Cost of sales	(6)	650,820	20,820	—	671,634
Gross profit (loss)	6	62,667	(6,708)	—	55,965
Selling, general and administrative expenses	16,549	9,719	20,466	—	46,734
Research and development expenses	67	8,616	167	—	8,850
Royalty expense	—	7,573	—	—	7,573
Noncash goodwill impairment charge	—	—	11,702	—	11,702
Income (loss) from operations	(16,610)	36,759	(39,043)	—	(18,894)
Interest expense	(16,246)	—	—	—	(16,246)
Gain on note repurchase	1,398	—	—	—	1,398
Other income	1,452	125	163	—	1,740
Income (loss) before income taxes	(30,006)	36,884	(38,880)	—	(32,002)
Income tax provision (benefit)	(6,897)	8,479	(8,939)	—	(7,357)
Equity in earnings of subsidiaries	(1,536)	(635)	4,233	(2,062)	—
Net income (loss)	$(24,645)	$27,770	$(25,708)	$(2,062)	$(24,645)

	Consolidating Condensed Statements of Operations
	Year Ended December 31, 2008
(Amounts in thousands)
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,013,881	$22,819	$—	$1,036,700
Cost of sales	(922)	873,439	24,469	—	896,986
Gross profit (loss)	922	140,442	(1,650)	—	139,714
Selling, general and administrative expenses	20,332	10,543	22,786	—	53,661
Research and development expenses	17	3,472	1	—	3,490
Royalty expense	—	9,242	—	—	9,242
Income (loss) from operations	(19,427)	117,185	(24,437)	—	73,321
Interest expense	(15,122)	—	—	—	(15,122)
Noncash Titan Europe Plc charge	(37,698)	—	—	—	(37,698)
Other income (expense)	832	(267)	1,944	—	2,509
Income (loss) before income taxes	(71,415)	116,918	(22,493)	—	23,010
Income tax provision (benefit)	(30,024)	49,152	(9,455)	—	9,673
Equity in earnings of subsidiaries	54,728	(1,062)	32,200	(85,866)	—
Net income	$13,337	$66,704	$19,162	$(85,866)	$13,337

	Consolidating Condensed Balance Sheets
	December 31, 2010
(Amounts in thousands)
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	As Restated	As Restated		As Restated	As Restated
Assets
Cash and cash equivalents	$239,362	$3	$135	$—	$239,500
Accounts receivable	—	85,335	3,669	—	89,004
Inventories	—	103,265	14,878	—	118,143
Prepaid and other current assets	17,981	15,937	785	—	34,703
Total current assets	257,343	204,540	19,467	—	481,350
Property, plant and equipment, net	7,678	218,999	21,377	—	248,054
Investment in subsidiaries	33,464	9,057	10	(42,531)	—
Other assets	22,183	869	28,424	—	51,476
Total assets	$320,668	$433,465	$69,278	$(42,531)	$780,880

Liabilities and Stockholders' Equity
Accounts payable	$1,406	$32,305	$1,570	$—	$35,281
Other current liabilities	16,066	38,689	2,317	—	57,072
Total current liabilities	17,472	70,994	3,887	—	92,353
Long-term debt	373,564	—	—	—	373,564
Other long-term liabilities	8,855	28,083	5,994	—	42,932
Intercompany accounts	(351,254)	106,523	244,731	—	—
Stockholders' equity	272,031	227,865	(185,334)	(42,531)	272,031
Total liabilities and stockholders' equity	$320,668	$433,465	$69,278	$(42,531)	$780,880

	Consolidating Condensed Balance Sheets
	December 31, 2009
(Amounts in thousands)
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$229,004	$8	$170	$—	$229,182
Accounts receivable	(201)	65,533	2,181	—	67,513
Inventories	—	92,116	18,020	—	110,136
Prepaid and other current assets	19,857	17,881	647	—	38,385
Total current assets	248,660	175,538	21,018	—	445,216
Property, plant and equipment, net	7,602	222,184	24,675	—	254,461
Investment in subsidiaries	10,748	9,057	10	(19,815)	—
Other assets	23,870	760	12,156	—	36,786
Total assets	$290,880	$407,539	$57,859	$(19,815)	$736,463

Liabilities and Stockholders' Equity
Accounts payable	$1,086	$22,248	$912	$—	$24,246
Other current liabilities	8,288	35,817	1,721	—	45,826
Total current liabilities	9,374	58,065	2,633	—	70,072
Long-term debt	366,300	—	—	—	366,300
Other long-term liabilities	5,574	26,475	6,089	—	38,138
Intercompany accounts	(352,321)	128,302	224,019	—	—
Stockholders' equity	261,953	194,697	(174,882)	(19,815)	261,953
Total liabilities and stockholders' equity	$290,880	$407,539	$57,859	$(19,815)	$736,463

	Consolidating Condensed Statements of Cash Flows
	Year Ended December 31, 2010
(Amounts in thousands)
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by operating activities	$28,158	$21,809	$744	$50,711

Cash flows from investing activities:
Capital expenditures	(6,155)	(21,865)	(834)	(28,854)
Other, net	—	51	55	106
Net cash used for investing activities	(6,155)	(21,814)	(779)	(28,748)

Cash flows from financing activities:
Proceeds from borrowings	200,000	—	—	200,000
Repurchase of senior notes	(206,166)	—	—	(206,166)
Proceeds from exercise of stock options	285	—	—	285
Payment of financing fees	(5,057)	—	—	(5,057)
Other, net	(707)	—	—	(707)
Net cash used for financing activities	(11,645)	—	—	(11,645)

Net increase (decrease) in cash and cash equivalents	10,358	(5)	(35)	10,318
Cash and cash equivalents, beginning of period	229,004	8	170	229,182
Cash and cash equivalents, end of period	$239,362	$3	$135	$239,500

	Consolidating Condensed Statements of Cash Flows
	Year Ended December 31, 2009
(Amounts in thousands)
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by (used for) operating activities	$36,592	$35,986	$(265)	$72,313

Cash flows from investing activities:
Capital expenditures	(2,704)	(36,061)	(772)	(39,537)
Acquisition of shares of Titan Europe Plc	—	—	(2,399)	(2,399)
Other, net	—	25	1,017	1,042
Net cash used for investing activities	(2,704)	(36,036)	(2,154)	(40,894)

Cash flows from financing activities:
Proceeds from borrowings	172,500	—	—	172,500
Repurchase of senior notes	(4,726)	—	—	(4,726)
Payment on debt	(25,000)	—	—	(25,000)
Proceeds from exercise of stock options	1,142	—	—	1,142
Payment of financing fees	(7,107)	—	—	(7,107)
Other, net	(704)	—	—	(704)
Net cash provided by financing activities	136,105	—	—	136,105

Net increase (decrease) in cash and cash equivalents	169,993	(50)	(2,419)	167,524
Cash and cash equivalents, beginning of period	59,011	58	2,589	61,658
Cash and cash equivalents, end of period	$229,004	$8	$170	$229,182

	Consolidating Condensed Statements of Cash Flows
	Year Ended December 31, 2008
(Amounts in thousands)
	Titan		Non-
	Intl., Inc.	Guarantor	Guarantor
	(Parent)	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by (used for) operating activities	$(25,759)	$73,451	$3,478	$51,170

Cash flows from investing activities:
Capital expenditures	(4,534)	(73,461)	(1,958)	(79,953)
Other, net	7	6	91	104
Net cash used for investing activities	(4,527)	(73,455)	(1,867)	(79,849)

Cash flows from financing activities:
Proceeds on revolving credit facility	25,000	—	—	25,000
Proceeds from exercise of stock options	3,536	—	—	3,536
Excess tax benefit from stock options exercised	4,131	—	—	4,131
Other, net	(655)	—	—	(655)
Net cash provided by financing activities	32,012	—	—	32,012

Net increase (decrease) in cash and cash equivalents	1,726	(4)	1,611	3,333
Cash and cash equivalents, beginning of year	57,285	62	978	58,325
Cash and cash equivalents, end of year	$59,011	$58	$2,589	$61,658

CONTROLS AND PROCEDURES Restatement
On 25 October 2011, management of the Company and Titan’s Audit Committee of the Board of Directors (Audit Committee) concluded that the Company’s consolidated financial statements as of and for the year ended 31 December 2010, contained in its Annual Report on Form 10-K and the unaudited consolidated condensed financial statements for the first and second quarters of 2011 included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended 31 March 2011 and 30 June 2011 should no longer be relied upon as a result of the error described in the following paragraph.
In the third quarter of 2008, the Company began manufacturing the first generation (Gen 1) of its super giant tires. In the fourth quarter of 2009, the Company ceased manufacturing Gen l tires due to the creation of the second generation (Gen 2) of super giant tires which began production in the first quarter of 2010. During the fourth quarter of 2010, the Company recorded a $5.1 million charge to reduce the remaining Gen 1 tire inventory to an estimated market value of $10.6 million. In October of 2011, the Company determined that the analysis performed in the fourth quarter of 2010 that created the $5.1 million adjustment was not reflective of all the facts and circumstances that existed at 31 December 2010. After reconsidering the facts and circumstances that existed at 31 December 2010, the Company determined that the estimated market value of the Gen 1 tires that remained as of 31 December 2010 was $0.7 million. Accordingly, the Company is restating its consolidated financial statements as of and for the year ended 31 December 2010 to reflect an additional charge of $9.8 million for its Gen 1 inventory. In connection with this restatement, management determined there is a deficiency in the internal control relating to the valuation of Gen 1 inventory that should be classified as a material weakness.
Evaluation of Disclosure Controls and Procedures (Restated)
In the Company’s Annual Report on Form 10-K for the year ended 31 December 2010, originally filed on 24 February 2011, the Company’s principal executive officer and principal financial officer concluded the Company’s disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) were effective as of 31 December 2010. In connection with the Company’s decision to restate the 31 December 2010 consolidated financial statements, the Company’s principal executive officer and principal financial officer, re-evaluated the effectiveness of the design and operation of Titan’s disclosure controls and procedures and have concluded that the Company’s disclosure controls and procedures were not effective as of 31 December 2010, as a result of the material weakness related to the valuation of the Gen 1 tires as discussed below in Management’s Report on Internal Control Over Financial Reporting.
Notwithstanding the material weaknesses described below, the Company and its management have concluded that the Company’s consolidated financial statements for the periods covered by and included in this Annual Report on Form 10-K/A are fairly stated, in all material respects, in accordance with generally accepted accounting principles in the United States of America for each of the periods presented herein.
Management’s Report on Internal Control Over Financial Reporting (Restated)
Titan’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed by, or under the supervision of, Titan’s principal executive officer and principal financial officer, and effected by the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. Internal control over financial reporting includes those policies and procedures that:

●	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company;

●
provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

●
provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As a result of the error discussed above and in Note 2 of the Company’s Notes to Consolidated Financial Statements in this Form 10-K/A, and material weakness discussed below, management reassessed the effectiveness of the Company’s internal control over financial reporting as of 31 December 2010. In making this reassessment, management used the criteria described in the “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statement will not be prevented or detected on a timely basis. Based on management’s reassessment, management is restating its original report and has now concluded that the Company’s internal control over financial reporting was not effective as of 31 December 2010, due to the fact that there was a material weakness related to its accounting for inventory. Specifically, the Company’s control with respect to its valuation of certain tire inventory (Gen 1) did not accurately calculate the decline in value as of 31 December 2010. This control deficiency resulted in the restatement of the Company’s 2010 annual consolidated financial statements and its interim financial information for the quarterly periods ended 31 March and 30 June 2011. If not remediated, this control deficiency could result in future material misstatement to inventory and cost of goods sold within the Company’s financial statements.
The effectiveness of the Company’s internal control over financial reporting as of 31 December 2010, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is presented in this Annual Report on Form 10-K/A
Changes in Internal Controls Over Financial Reporting
There were no material changes other than the material weakness in the Gen 1 inventory described above in internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(t)) that occurred during the fourth quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART 8
TITAN EUROPE FINANCIAL INFORMATION
The page references in this Part 8: Titan Europe Financial Information relate to (i) the unaudited condensed Interim Financial Statements of Titan Europe for the six months ended 30 June 2012 which have been extracted from the Group Interim Report of Titan Europe which has been published immediately prior to the date of this document; and (ii) the consolidated financial statements of Titan Europe for the year ended 31 December 2011 which have been extracted from the Titan Europe statutory accounts, both for the purpose of inclusion in this document regarded by the FSA as being equivalent to that of a prospectus.
In this Part 8 references to “Company” are to “Titan Europe”, to “Group” are to “Titan Europe Group”, to “directors” are to “Titan Europe Directors” and to “shareholders” are to “Titan Europe Shareholders”.
The financial information contained in this Part 8 does not constitute statutory accounts within the meaning of section 434 of the Companies Act 2006. The financial information reproduced in this Part 8 contains only such information which is required to be reproduced in this document to comply with the Prospectus Rules. There are other elements of the statutory accounts which are required by the Companies Act 2006 which have not been included as they are not required by the Prospectus Rules, such as the report of Titan Europe’s directors, the key performance indicators (which are cross referenced from the director’s report) and the stand alone financial statements of Titan Europe (which are prepared under UK GAAP).

PART A – Titan Europe unaudited consolidated financial statements for the six months ended 30 June 2012 (under IFRS)
CONSOLIDATED INCOME STATEMENT For the six months ended 30 June 2012

		Six months ended Year ended 30 June 30 June 31 December 2012 2011 2011 Unaudited Unaudited Audited £’000 £’000 £’000
Revenue		252,586	253,161	492,521
Trading profit		14,750	18,005	33,047
Restructuring and rationalisation costs	2	(376)	(151)	(3,165)
Net impact of earthquake	3	(1,194)	–	–
Significant legal costs		(314)	–	(153)
Profit from operations		12,866	17,854	29,729
Net finance costs	4	(4,977)	(4,394)	(10,333)
Finance income/(charges)	5	108	(117)	45
Other finance charges	6	(692)	(730)	(1,460)
Net financing costs		(5,561)	(5,241)	(11,748)
Share of profit of associate and joint venture	8	1,272	1,399	1,800
Gain on previously held interest in joint venture	8		1,826	1,863
Profit before income tax		8,577	15,838	21,644
Income tax charge	7	(3,594)	(4,267)	(4,012)
Profit for the period attributable to equity shareholders		4,983	11,571	17,632
Earnings per 40p ordinary share
Basic	10	5.71p	13.73p	20.56p
Diluted	10	5.50p	13.30p	19.89p
Basic excluding exceptional items*	10	7.26p	11.65p	21.01p
Diluted excluding exceptional items*	10	7.00p	11.29p	20.33p

* This excludes, net of tax, restructuring and rationalisation costs, significant legal costs, net impact of earthquake and gain on previously held interest in joint venture.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME For the six months ended 30 June 2012

	Six months ended Year ended 30 June 30 June 31 December 2012 2011 2011 Unaudited Unaudited Audited £’000 £’000 £’000
Profit for the period	4,983	11,571	17,632
Other comprehensive income
Hedge accounting on financial instruments
– current year (losses)/gains	(67)	1,334	257
– reclassification to income statement	(321)	131	(527)
Tax credit/(charge) on hedge accounting on financial instruments	107	(403)	74
Net actuarial (losses)/gains on pension liabilities	(1,128)	296	205
Tax on net actuarial (losses)/gains on pension liabilities	319	(84)	(62)
Movement in translation adjustment	(4,777)	(32)	(8,057)
Other comprehensive (expense)/income, net of tax	(5,867)	1,242	(8,110)
Total comprehensive (expense)/income for the period attributable to equity shareholders	(884)	12,813	9,522

CONSOLIDATED BALANCE SHEET At 30 June 2012

	As at 30 June 2012 Unaudited £’000	As at 30 June 2011 Unaudited £’000	As at 31 December 2011 Audited £’000
ASSETS
Non-current assets
Property, plant and equipment	132,185	150,711	142,546
Intangible assets	56,539	57,923	56,999
Investments	12,889	13,619	12,237
Deferred taxes	30,042	36,716	31,634
Trade and other receivables	807	610	767
Total non-current assets	232,462	259,579	244,183
Current assets
Inventories	110,061	116,981	111,537
Trade and other receivables	102,644	107,411	85,682
Income tax recoverable	86	133	146
Cash and cash equivalents	34,155	29,901	40,262
Held for sale assets	–	2,457	1,210
Total current assets	246,946	256,883	238,837
Total assets	479,408	516,462	483,020
LIABILITIES
Non-current liabilities
Borrowings	99,884	109,621	109,663
Trade and other payables	2,049	2,260	2,213
Derivative financial instruments	3,976	1,047	4,068
Deferred taxes	11,894	20,390	12,527
Employee benefits	9,042	9,492	8,764
Provisions	1,955	859	2,495
Total non-current liabilities	128,800	143,669	139,730
Current liabilities
Borrowings	55,960	59,791	55,261
Trade and other payables	122,543	137,033	116,510
Current income tax liability	3,470	1,605	2,202
Derivative financial instruments	970	3,009	1,009
Employee benefits	1,932	1,650	1,484
Provisions	1,708	2,022	2,069
Total current liabilities	186,583	205,110	178,535
Total liabilities	315,383	348,779	318,265
Net assets	164,025	167,683	164,755
Equity
Issued share capital	35,057	34,852	34,921
Share premium account	79,241	79,241	79,241
Other reserves	6,458	6,458	6,458
Retained earnings	43,269	47,132	44,135
Total attributable to equity shareholders	164,025	167,683	164,755

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY For the six months ended 30 June 2012
Attributable to Equity holders of the Company

	Share capital £’000	Share premium account £’000	Other reserves £’000	Retained earnings			Total £’000
				Retained earnings reserve £’000	Currency Hedging translation reserve reserve £’000 £’000
Six months ended
June 30, 2011
Unaudited
At 1 January 2011	33,192	77,248	6,458	8,523	(2,961)	28,704	151,164
Transactions with owners:
Proceeds from shares issued	1,660	–	–	–	–	–	1,660
Premium on shares issued	–	2,074	–	–	–	–	2,074
Costs associated with shares issued	–	(81)	–	–	–	–	(81)
Credit in respect of employee share schemes	–	–	–	53	–	–	53
	1,660	1,993	–	53
Profit for the period	–	–	–	11,571	–	–	11,571
Other comprehensive income:
Movement in translation adjustment	–	–	–	–	247	(279)	(32)
Hedge accounting on financial instruments	–	–	–	–	1,465	–	1,465
Tax on hedge accounting on financial instruments	–	–	–	–	(403)	–	(403)
Actuarial losses on pension liabilities	–	–	–	296	–	–	296
Tax on actuarial losses for the period	–	–	–	(84)	–	–	(84)
Total comprehensive income for the period	–	–	–	11,783	1,309	(279)	12,813
At 30 June 2011	34,852	79,241	6,458	20,359	(1,652)	28,425	167,683

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (continued) For the six months ended 30 June 2012
Attributable to Equity holders of the Company

	Share capital £’000	Share premium account £’000	Other reserves £’000	Retained earnings			Total £’000
				Retained earnings reserve £’000	Currency Hedging translation reserve reserve £’000 £’000
Year ended
December 31, 2011
Audited
At 1 January 2011	33,192	77,248	6,458	8,523	(2,961)	28,704	151,164
Transactions with owners:
Proceeds from shares issued	1,729	–	–	–	–	–	1,729
Premium on shares issued	–	2,074	–	–	–	–	2,074
Costs associated with share issue	–	(81)	–	–	–	–	(81)
Credit in respect of employee share schemes	–	–	–	122	–	–	122
Deferred tax in respect of employee share schemes	–	–	–	225	–	–	225
	1,729	1,993	–	347	–	–	4,069
Profit for the year	–	–	–	17,632	–	–	17,632
Other comprehensive income:
Movement in translation adjustment	–	–	–	–	403	(8,460)	(8,057)
Hedge accounting on financial instruments	–	–	–	–	(270)	–	(270)
Tax on hedge accounting on financial instruments	–	–	–	–	74	–	74
Actuarial gains on pension liabilities	–	–	–	205	–	–	205
Tax on actuarial gains for the year	–	–	–	(62)	–	–	(62)
Total comprehensive income for the period	–	–	–	17,775	207	(8,460)	9,522
At 31 December 2011	34,921	79,241	6,458	26,645	(2,754)	20,244	164,755

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (continued) For the six months ended 30 June 2012
Attributable to Equity holders of the Company

	Share capital £’000	Share premium account £’000	Other reserves £’000	Retained earnings			Total £’000
				Retained earnings reserve £’000	Currency Hedging translation reserve reserve £’000 £’000
Six months ended
June 30, 2012
Unaudited
At 1 January 2012	34,921	79,241	6,458	26,645	(2,754)	20,244	164,755
Transactions with owners:
Proceeds from shares issued	136	–	–	–	–	–	136
Credit in respect of employee share schemes	–	–	–	60	–	–	60
Deferred tax in respect of employee share schemes	–	–	–	(42)	–	–	(42)
	136	–	–	18			154
Profit for the period	–	–	–	4,983	–	–	4,983
Other comprehensive income:
Movement in translation adjustment	–	–	–	–	113	(4,890)	(4,777)
Hedge accounting on financial instruments	–	–	–	–	(388)	–	(388)
Tax on hedge accounting on financial instruments	–	–	–	–	107	–	107
Actuarial losses on pension liabilities	–	–	–	(1,128)	–	–	(1,128)
Tax on actuarial losses for the period	–	–	–	319	–	–	319
Total comprehensive income for the period	–	–	–	4,174	(168)	(4,890)	(884)
At 30 June 2012	35,057	79,241	6,458	30,837	(2,922)	15,354	164,025

Other reserves represent a capital contribution reserve which in the opinion of the directors is not distributable.
The Hedging reserve represents the cumulative portion of gains and losses on hedging instruments deemed effective.
The Currency translation reserve relates to exchange differences arising on the translation of the net assets of the Group’s foreign operations, from their functional currency into the Parent Company’s functional currency.

CONSOLIDATED CASH FLOW STATEMENT For the six months ended 30 June 2012

	Six months ended Year ended 30 June 30 June 31 December 2012 2011 2011 Unaudited Unaudited Audited £’000 £’000 £’000
Cash flows from operating activities
Profit/(loss) for the period	4,983	11,571	17,632
Adjustments for:
Depreciation, amortisation and impairment	12,661	9,148	17,347
Profit on sale of property, plant and equipment and other intangible assets	(102)	(137)	(187)
Impairment of held for sale assets	–	–	1,109
Net financial expense	4,972	5,567	11,100
Foreign exchange (losses)/gains	589	(326)	648
Share of profit of associate and joint venture	(1,272)	(1,399)	(1,800)
Income tax expense	3,594	4,267	4,012
Operating cash flow before changes in working capital, financial derivatives and other non-cash changes	25,425	28,691	49,861
(Increase)/decrease in inventories	(2,376)	(15,970)	(15,256)
Increase in trade and other receivables	(20,583)	(20,282)	(2,914)
Increase in trade and other payables	11,976	25,466	11,826
Decrease in provisions and employee benefits	(961)	(603)	905
Other non-cash changes	(1,702)	(544)	(3,413)
Cash generated from operations	11,779	16,758	41,009
Interest paid	(3,823)	(4,427)	(8,722)
Income taxes paid	(1,807)	(1,746)	(4,164)
Net cash generated from operating activities	6,149	10,585	28,123
Proceeds from sales of property, plant and equipment	102	620	1,438
Proceeds from sale of held for sale assets	1,235	–	10
Dividends received	174	–	302
Purchase of subsidiary undertakings net of cash acquired	(756)	(4,640)	(4,764)
Purchase of property, plant and equipment	(7,757)	(7,670)	(18,500)
Purchase of intangible assets	(256)	(423)	(536)
Net cash used in investing activities	(7,258)	(12,113)	(22,050)
Cash flows from financing activities
Proceeds from issue of share capital net of issue costs	136	3,653	3,722
New bank loans raised	514	10,469	14,893
Repayment of borrowings	(6,056)	(7,863)	(8,058)
Payment of finance lease liabilities	(537)	(2,730)	(3,322)
Net cash (used)/generated in financing activities	(5,943)	3,529	7,235
Net (decrease)/increase in cash and cash equivalents	(7,052)	2,001	13,308
Cash and cash equivalents at the beginning of the period	21,993	9,608	9,608
Effect of exchange rate fluctuations on cash held	(372)	177	(923)
Cash and cash equivalents at period end	14,569	11,786	21,993

For the purposes of presenting the cash flow statement the components of cash and cash equivalents are offset, and is stated net of overdraft.

RECONCILIATION OF MOVEMENT IN NET DEBT For the six months ended 30 June 2012

	At 1 January 2012 Audited	Cash flow Unaudited	Other non-cash changes Unaudited	Exchange movements Unaudited	At 30 June 2012 Unaudited
	£’000	£’000	£’000	£’000	£’000
Cash and cash equivalents	40,262	(5,425)	–	(682)	34,155
Overdrafts	(18,269)	(1,627)		310	(19,586)
	21,993	(7,052)	–	(372)	14,569
Borrowings due after one year*	(108,358)	6,203	(923)	4,425	(98,653)
Borrowings due within one year*	(36,033)	(661)	(241)	1,482	(35,453)
Finance leases due after one year*	(1,305)	134	(111)	51	(1,231)
Finance leases due within one year*	(959)	403	(403)	38	(921)
Liquid resources	258	127	–	(5)	380
Net debt	(124,404)	(846)	(1,678)	5,619	(121,309)

* Included within the Cash flow column is the net cash flow after taking into consideration changes in ageing of the borrowings and finance leases.

NOTES TO THE INTERIM FINANCIAL STATEMENTS For the six months ended 30 June 2012
1. Basis of preparation
The Group reported the results for the year ended 31 December 2011 under International Financial Reporting Standards as adopted by the European Union (“adopted IFRS”). The interim financial statements have been prepared in accordance with the accounting policies adopted in the last Annual financial statements for the year ended 31 December 2011. The accounting policies applied in the preparation of this financial information are consistent with those that will be adopted in the statutory accounts for the year ending 31 December 2012. The full accounting policies of the Group are set out in the last Annual financial statements.
The Group interim financial statements have been prepared on a going concern basis. The directors have reviewed the funding position of the Group. In doing so, the directors have considered and forecast the cash flow requirements and continued compliance with covenants of the Group arising from operational, investment and financing activities, and the continued availability of committed and non-committed facilities. They believe it is appropriate to prepare these interim financial statements on a going concern basis.
The information relating to the six months ended 30 June 2012 and 30 June 2011 is unaudited and does not constitute statutory financial statements within the meaning of section 434 of the Companies Act 2006. The statutory financial statements for the year ended 31 December 2011, prepared under adopted IFRS, have been reported on by the Group’s auditors and delivered to the Registrar of Companies. The auditors’ report was unqualified and did not contain a statement under section 498 (2) or (3) of the Companies Act 2006.
2.Restructuring and rationalisation costs
Six months ended    Year ended
30 June    30 June 31 December
2012    2011    2011
Unaudited Unaudited Audited
£’000    £’000    £’000
Redundancy costs    123    132    1,604
Restructuring of manufacturing plants    253    19    452
Impairment of held for sale assets    –    –    1,109
376    151    3,165
3.Earthquake impact
Six months ended    Year ended
30 June    30 June 31 December
2012    2011    2011
Unaudited Unaudited Audited
£’000    £’000    £’000
Extra cost of sales    1,441    –    –
Impairment of building    3,868    –    –
Insurance advance payment to date    (4,115)
1,194

The impact of the earthquake accounted for as at 30 June 2012, is split in to three main categories as follows:

●	Extra costs of sales includes all the additional costs incurred to produce and sell the products to our customers following the earthquake at the Finale Emilia facility;

●	Impairment of the building following a preliminary assessment of the building damage and remedial works required;

●
Insurance advance payment to date does not represent the full expected insurance reimbursement but simply the initial payment agreed with the insurers based on costs of remedial works and extra costs of sales incurred to limit business interruption.

The final rebuilding cost and full extent of the business interruption costs are yet to be determined.
Titan’s Italian operations at Finale Emilia recommenced limited production on the 16 July 2012 following the extensive building remedial work. We continue to manage customer supplies with the use of extensive internal and third party resources, giving rise to these extra costs of sales, and we are working closely with our insurance and loss recovery partners to ensure that the financial impact of this earthquake on the business is minimised. Despite this excellent recovery work, we cannot realistically anticipate that there will be no volume loss in the short term.
As indicated in the Trading update on 27 June 2012, further remedial work is underway to ensure the structural stability of the building occupied by the paint plant; the Board anticipates that production will recommence in October 2012; until then, the alternate painting arrangements will remain in use.

4.	Net finance costs
Six months ended    Year ended
30 June    30 June 31 December
2012    2011    2011
Unaudited Unaudited Audited
£’000    £’000    £’000
Net interest expenses    (4,388)    (4,720)    (9,685)
Finance foreign exchange (expense)/income    (589)    326    (648)
(4,977)    (4,394)    (10,333)

5.	Finance income/(charges)
Six months ended    Year ended
30 June    30 June 31 December
2012    2011    2011
Unaudited Unaudited Audited
£’000    £’000    £’000
Interest on defined benefit pension plan and long-term
employee benefits    (213)    (248)    (482)
Net gains/(loss) on re-measurement of derivatives to fair value    321    131    527
108    (117)    45

6.Other finance charges
Six months ended    Year ended
30 June    30 June    31 December
2012    2011    2011
Unaudited Unaudited Audited
£’000    £’000    £’000
Unwinding of the fair value adjustment on the
Accordo Quadro loans    (692)    (730)    (1,460)
7.Taxation
The June 2012 tax charge on profit on ordinary activities excluding share of associate and joint venture and gain on previously held interest in joint venture, reflects an effective rate of 49.2 per cent. (June 2011: 34.0 per cent., December 2011: 23.0 per cent.) due to the impact of local Italian taxes, particularly IRAP which is increasing the effective tax rate by 12.0 percentage points. For the full year 2012 the final effective tax rate remains uncertain particularly in Italy as the full impact of the earthquake is yet to be determined.
During the period the main rate of UK corporation tax was reduced from 26 per cent. to 24 per cent., this change was effective from 1 April 2012. Further reductions to the main rate of corporation tax were announced in the March 2012 Budget. These changes propose to reduce the main rate of UK corporation tax by 1 per cent. per annum to 22 per cent. by 1 April 2014. These changes had not been substantively enacted at the balance sheet date, and therefore are not recognised in these financial statements.
8.Share of profit of associate and joint venture

	Six months ended Year ended 30 June 30 June 31 December 2012 2011 2011 Unaudited Unaudited Audited £’000 £’000 £’000
Share of profit of joint venture*	–	220	220
Share of profit of associate	1,272	1,179	1,580
Share of profit of associate and joint venture	1,272	1,399	1,800
Gain on previously held interest in joint venture		1,826	1,863
Total share of profit of associate and joint venture	1,272	3,225	3,663
*On 19 April 2011, the remaining 50 per cent. of Titan Jantsa was acquired, the share of profit of joint venture reflects the period up to the date of acquisition.
9.Foreign exchange
The exchange rates used to translate the subsidiaries’ accounts as at 30 June 2012 and as at 30 June 2011 from local currencies to UK sterling are as follows:

	Income statement Average	Income statement Average	Balance sheet 30 June	Balance sheet 30 June
	2012	2011	2012	2011
Euro	1.2151	1.1527	1.2415	1.1131
US $	1.5769	1.6163	1.5615	1.6018
AUS $	1.5185	1.5638	1.5367	1.5115
Brazilian Real	2.9327	2.6347	3.2422	2.5108

The translation effect on the Group’s (unaudited) June 2012 Balance sheet and Income statement as a consequence of the movement in exchange rates are shown in the following table:

	At month-end 30 June 2012 rates £’000	At month-end 30 June 2011 rates £’000	Variance £’000
Total non-current assets	232,462	256,232	(23,770)
Total current assets	246,946	268,716	(21,770)
Total assets	479,408	524,948	(45,540)
Total non-current liabilities	(128,800)	(144,318)	15,518
Total current liabilities	(186,583)	(204,028)	17,445
Total liabilities	(315,383)	(348,346)	32,963
Net assets	164,025	176,602	(12,577)
Total shareholders’ equity	164,025	176,602	(12,577)
Net debt	(121,309)	(135,673)	14,364
	At average	At average
	2012 rates	2011 rates	Variance
	£’000	£’000	£’000
Revenue	252,586	261,647	(9,061)
Trading profit	14,750	15,377	(627)
Profit from operations	12,866	13,399	(533)
Profit before income tax	8,577	9,016	(439)
Profit for the period	4,983	5,309	(326)

The trading profit included £386,000 of trading foreign exchange profit (June 2011: £88,000 loss) primarily as a result of retranslation of balances not held in the subsidiaries’ functional currency.
10. Earnings per share
The weighted average number of shares in issue used in the basic earnings per share calculation may be reconciled to the number used in the diluted earnings per ordinary share calculation as follows:
Six months ended    Year ended
30 June    30 June    31 December
2012    2011    2011
Unaudited Unaudited Audited
Number    Number    Number

Weighted average number
Basic earnings per share denominator	87,323,425	84,250,273	85,753,393
Issuable on conversion of options	3,203,231	2,716,516	2,872,550
Diluted earnings per share denominator	90,526,656	86,966,789	88,625,943

The earnings to which the earnings per share calculation has been applied are as follows:
£’000    £’000    £’000
Earnings/(loss) attributable to equity shareholders    4,983    11,571    17,632
Significant one-off items (net of tax):
Restructuring and rationalisation costs    259    102    2,168
Significant legal costs    226

–	100

(1,856)    (1,881)
Net impact of earthquake    870
Gain on previously held interest in joint venture    –
Earnings/(loss) attributable to equity shareholders excluding
exceptional costs    6,338    9,817    18,019
11. Share capital
Allotted, called up and fully paid:
Number of
40 pence    Ordinary
shares    shares
(thousands)    £’000
At 1 January 2012    87,303    34,921
Increase in issued share capital    340    136
At 30 June 2012    87,643    35,057

INDEPENDENT REVIEW REPORT TO TITAN EUROPE PLC Introduction
We have been engaged by the Company to review the Condensed Interim Financial Statements in the Group Interim Report for the six months ended 30 June 2012, which comprises the Consolidated Income Statement, Consolidated Statement of Comprehensive Income, Consolidated Balance Sheet as at 30 June 2012, Consolidated Statements of Changes in Equity, Consolidated Cash Flow Statement, Reconciliation of Movement in Net Debt and related notes. We have read the other information contained in the Group Interim Report and considered whether it contains any apparent misstatements or material inconsistencies with the information in the Condensed Interim Financial Statements.
Directors’ responsibilities
The Group Interim Report is the responsibility of, and has been approved by, the directors. The directors are responsible for preparing the Group Interim Report in accordance with the AIM Rules which require that the Condensed Interim Financial Statements must be presented and prepared in a form consistent with that which will be adopted in the Company’s Annual financial statements.
As disclosed in Note 1, the Annual financial statements of the Group are prepared in accordance with IFRSs as adopted by the European Union. The Condensed Interim Financial Statements included in this Group Interim Report has been prepared in accordance with the basis of preparation set out in Note 1.
Our responsibility
Our responsibility is to express to the Company a conclusion on the Condensed Interim Financial Statements in the Group Interim Report based on our review. This report, including the conclusion, has been prepared for and only for the Company for the purpose of the AIM Rules and for no other purpose. We do not, in producing this report, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.
Scope of review
We conducted our review in accordance with International Standard on Review Engagements (UK and Ireland) 2410, ‘Review of Interim Financial Information Performed by the Independent Auditor of the Entity’ issued by the Auditing Practices Board for use in the United Kingdom. A review of interim financial information consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing (UK and Ireland) and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.
Conclusion
Based on our review, nothing has come to our attention that causes us to believe that the Condensed Interim Financial Statements in the Group Interim Report for the six months ended 30 June 2012 is not prepared, in all material respects, in accordance with the basis of preparation set out in Note 1 and the AIM Rules for Companies.
PricewaterhouseCoopers LLP Chartered Accountants Birmingham
14 September 2012
Notes:

(a)
The maintenance and integrity of the Titan Europe Plc website is the responsibility of the directors; the work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditors accept no responsibility for any changes that may have occurred to the condensed interim financial statements since they were initially presented on the website.

(b)	Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

PART B – Titan Europe audited Consolidated Group Financial Statements for the year ended 31 December 2011
TITAN EUROPE
Independent auditors’ report to the members of Titan Europe
We have audited the Group financial statements of Titan Europe for the year ended 31 December 2011 which comprise the Consolidated income statement, the Consolidated statement of comprehensive income, the Consolidated balance sheet, the Consolidated statement of changes in equity, the Consolidated cash flow statement, the Reconciliation of cash flow to net debt and the related notes. The financial reporting framework that has been applied in their preparation is applicable law and International Financial Reporting Standards (IFRSs) as adopted by the European Union.
Respective responsibilities of directors and auditors
As explained more fully in the Statement of directors’ responsibilities as set out on page 17, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.
This report, including the opinions, has been prepared for and only for the Company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.
Scope of the audit of the financial statements
An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the group’s circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the Annual Report to identify material inconsistencies with the audited financial statements. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.
Opinion on financial statements
In our opinion the Group financial statements:

●	give a true and fair view of the state of the Group’s affairs as at 31 December 2011 and of its profit and cash flows for the year then ended;

●	have been properly prepared in accordance with IFRSs as adopted by the European Union; and

●	have been prepared in accordance with the requirements of the Companies Act 2006.
Opinion on other matter prescribed by the Companies Act 2006
In our opinion the information given in the Directors’ Report for the financial year for which the Group financial statements are prepared is consistent with the Group financial statements.
Matters on which we are required to report by exception
We have nothing to report in respect of the following matters where the Companies Act 2006 requires us to report to you if, in our opinion:

●	certain disclosures of directors’ remuneration specified by law are not made; or

●	we have not received all the information and explanations we require for our audit. Other matter
228
We have reported separately on the Parent Company financial statements of Titan Europe for the year ended 31 December 2011.
Andrew Hammond (Senior Statutory Auditor) for and on behalf of PricewaterhouseCoopers LLP Chartered Accountants and Statutory Auditors Birmingham
20 April 2012

(a)
The maintenance and integrity of the Titan Europe website is the responsibility of the directors; the work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditors accept no responsibility for any changes that may have occurred to the financial statements since they were initially presented on the website.

(b)	Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

TITAN EUROPE Consolidated income statement for the year ended 31 December 2011
		2011	2010
	Note	£’000	£’000
Revenue	4	492,521	355,202
Trading profit	4	33,047	14,064
Restructuring and rationalisation costs	5	(3,165)	(1,497)
Significant legal costs		(153)	(220)
Profit from operations	4	29,729	12,347
Net finance costs	6	(10,333)	(8,068)
Finance income/(charges)	7	45	(859)
Other finance charges	8	(1,460)	(1,443)
Net financing costs		(11,748)	(10,370)
Share of profit of associate and joint venture	18, 19	1,800	1,456
Gain on previously held interest in joint venture	17	1,863	–
Profit before income tax		21,644	3,433
Income tax charge	9	(4,012)	(807)
Profit for the year attributable to equity shareholders		17,632	2,626
Earnings per 40p ordinary share
Basic	10	20.56p	3.16p
Diluted	10	19.89p	3.14p
Basic excluding exceptional items*	10	21.01p	4.58p
Diluted excluding exceptional items*	10	20.33p	4.54p

*This excludes restructuring and rationalisation costs, significant legal costs, and gain on previously held interest in joint venture.
The notes on pages 46 to 86 are an integral part of the financial statements.

TITAN EUROPE Consolidated statement of comprehensive income for the year ended 31 December 2011
		2011	2010
	Note	£’000	£’000
Profit for the year		17,632	2,626
Other comprehensive (expense)/income
Hedge accounting on financial instruments
– current year gains/(losses)		257	(24)
– reclassification to income statement		(527)	(359)
Tax credit on hedge accounting on financial instruments	29	74	105
Net actuarial gains on pension liabilities	30	205	23
Tax on net actuarial gains on pension liabilities	29	(62)	–
Movement in translation adjustment		(8,057)	5,742
Other comprehensive (expense)/income, net of tax		(8,110)	5,487
Total comprehensive income for the period attributable to equity shareholders		9,522	8,113

The notes on pages 46 to 86 are an integral part of the financial statements.

TITAN EUROPE Consolidated balance sheet as at 31 December 2011
		2011	2010
	Note	£’000	£’000
ASSETS
Non-current assets
Property, plant and equipment	15	142,546	142,377
Intangible assets	16	56,999	53,608
Investments	17	12,237	17,129
Deferred taxes	29	31,634	37,392
Trade and other receivables	20	767	375
Total non-current assets		244,183	250,881
Current assets
Inventories	22	111,537	96,730
Trade and other receivables	20	85,682	81,535
Income tax recoverable		146	799
Cash and cash equivalents	23	40,262	30,488
Held for sale assets	21	1,210	2,341
Total current assets		238,837	211,893
Total assets		483,020	462,774
LIABILITIES
Non-current liabilities
Borrowings	28	109,663	106,674
Trade and other payables	24	2,213	2,422
Derivative financial instruments	27	4,068	2,569
Deferred taxes	29	12,527	19,183
Employee benefits	30	8,764	9,497
Provisions	31	2,495	814
Total non-current liabilities		139,730	141,159
Current liabilities
Borrowings	28	55,261	57,470
Trade and other payables	24	116,510	105,314
Current income tax liability		2,202	1,329
Derivative financial instruments	27	1,009	2,874
Employee benefits	30	1,484	1,731
Provisions	31	2,069	1,733
Total current liabilities		178,535	170,451
Total liabilities		318,265	311,610
Net assets		164,755	151,164
Equity and reserves
Issued share capital	32	34,921	33,192
Share premium account		79,241	77,248
Other reserves		6,458	6,458
Retained earnings		44,135	34,266
Total attributable to equity shareholders		164,755	151,164
The notes on pages 46 to 86 are an integral part of the financial statements.
The financial statements on pages 40 to 86 were approved by the Board of directors on 20 April 2012 and were signed on its behalf by:
J M A Akers    G Chesterton    Registered Number: 03018340
Director    Director

TITAN EUROPE
Consolidated statement of changes in equity for the year ended 31 December 2011
Attributable to Equity holders of the Company

	Share capital £’000	Share premium account £’000	Other reserves £’000	Retained earnings			Total Equity £’000
				Retained earnings reserve £’000	Currency Hedging translation reserve reserve £’000 £’000
Year ended 31 December 2010
At 1 January 2010	33,192	77,248	6,458	5,297	(2,683)	22,962	142,474
Transactions with owners:
Credit in respect of employee share schemes	–	–	–	577	–	–	577
	––––––––	––––––––	––––––––	––––––––	–––––––– ––––––––		––––––––
	–	–	–	577	–	–	577
	––––––––	––––––––	––––––––	––––––––	–––––––– ––––––––		––––––––
Profit for the year	–	–	–	2,626	–	–	2,626
Other comprehensive income:
Movement in translation adjustment	–	–	–	–	–	5,742	5,742
Hedge accounting on financial instruments	–	–	–	–	(383)	–	(383)
Tax on hedge accounting on financial instruments	–	–	–	–	105	–	105
Actuarial gains on pension liabilities	–	–	–	23	–	–	23
Tax on actuarial gains for the year	–	–	–	–	–	–	–
	––––––––	––––––––	––––––––	––––––––	–––––––– ––––––––		––––––––
Total comprehensive income for the year	–	–	–	2,649	(278)	5,742	8,113
	––––––––	––––––––	––––––––	––––––––	–––––––– ––––––––		––––––––
At 31 December 2010	33,192	77,248	6,458	8,523	(2,961)	28,704	151,164
	–––––––– ––––––––	–––––––– ––––––––	–––––––– ––––––––	–––––––– ––––––––	–––––––– –––––––– ––––––––	––––––––	–––––––– ––––––––
Year ended 31 December 2011
At 1 January 2011	33,192	77,248	6,458	8,523	(2,961)	28,704	151,164
Transactions with owners:
Proceeds from shares issued	1,729	–	–	–	–	–	1,729
Premium on shares issued	–	2,074	–	–	–	–	2,074
Costs associated with share issue	–	(81)	–	–	–	–	(81)
Credit in respect of employee share schemes	–	–	–	122	–	–	122
Deferred tax in respect of employee share schemes	–	–	–	225	–	–	225
	––––––––	––––––––	––––––––	––––––––	–––––––– ––––––––		––––––––
	1,729	1,993	–	347	–	–	4,069
	––––––––	––––––––	––––––––	––––––––	–––––––– ––––––––		––––––––
Profit for the year	–	–	–	17,632	–	–	17,632
Other comprehensive income:
Movement in translation adjustment	–	–	–	–	403	(8,460)	(8,057)
Hedge accounting on financial instruments	–	–	–	–	(270)	–	(270)
Tax on hedge accounting on financial instruments	–	–	–	–	74	–	74
Actuarial gains on pension liabilities	–	–	–	205	–	–	205
Tax on actuarial gains for the year	–	–	–	(62)	–	–	(62)
	––––––––	––––––––	––––––––	––––––––	–––––––– ––––––––		––––––––
Total comprehensive income for the year	–	–	–	17,775	207	(8,460)	9,522
	––––––––	––––––––	––––––––	––––––––	–––––––– ––––––––		––––––––
At 31 December 2011	34,921 ––––––––	79,241	6,458	26,645	(2,754)	20,244	164,755
–––––––– ––––––––
––––––––
The notes on pages 46 to 86 are an integral part of the financial statements.
Other reserves represent a capital contribution reserve which in the opinion of the directors is not distributable.
The hedging reserve represents the cumulative portion of gains and losses on hedging instruments deemed effective.
The currency translation reserve relates to exchange differences arising on the translation of the net assets of the Group’s foreign operations, from their functional currency into the Parent Company’s functional currency.

TITAN EUROPE Consolidated cash flow statement for the year ended 31 December 2011
		2011	2010
	Note	£’000	£’000
Profit for the year		17,632	2,626
Adjustments for:
Depreciation	15	16,403	16,187
Amortisation	16	944	967
Profit on sale of property, plant and equipment and other intangible assets		(187)	(986)
Impairment of held for sale assets	21	1,109	–
Net finance expense		11,100	10,606
Foreign exchange losses/(gains)		648	(236)
Share of profit of associate and joint venture		(1,800)	(1,456)
Income tax expense		4,012	807
Operating cash flow before changes in working capital and other non-cash changes		49,861	28,515
Increase in inventories		(15,256)	(11,481)
Increase in trade and other receivables		(2,914)	(22,797)
Increase in trade and other payables		11,826	38,688
Increase/(decrease) in provisions and employee benefits		905	(2,378)
Other non-cash changes		(3,413)	632
Cash generated from operations		41,009	31,179
Interest paid		(8,722)	(8,309)
Income taxes paid		(4,164)	(1,203)
Net cash generated from operating activities		28,123	21,667
Proceeds from sales of property, plant and equipment		1,438	586
Proceeds from sale of held for sale assets	21	10	4
Dividends received		302	219
Purchase of subsidiary undertaking net of cash acquired	38	(4,764)	–
Purchases of property, plant and equipment		(18,500)	(11,144)
Purchases of intangible assets		(536)	(196)
Net cash used in investing activities		(22,050)	(10,531)
Cash flows from financing activities
Proceeds from issue of share capital net of issue costs		3,722	–
New bank loans raised		14,893	7,051
Repayment of borrowings		(8,058)	(1,182)
Payment of finance lease liabilities		(3,322)	(2,911)
Net cash generated from financing activities		7,235	2,958
Net increase in cash and cash equivalents		13,308	14,094
Cash and cash equivalents at the beginning of the year		9,608	(5,422)
Effect of exchange rate fluctuations on cash held		(923)	936
Cash and cash equivalents at the end of the year	23	21,993	9,608
The notes on pages 46 to 86 are an integral part of the financial statements.
For the purposes of presenting the cash flow statement the components of cash and cash equivalents are offset. A reconciliation between the cash flow statement and the balance sheet presentation is shown in note 23.

TITAN EUROPE
Reconciliation of cash flow to net debt

for the year ended 31 December 2011		At 1 January	Cash		Other non-cash Exchange	At 31 December
		2011	flow Acquisitions		changes movements	2011
Note		—	—	—	£000 £000	—
Cash and cash equivalents	23	30,488	8,107	2,876	– (1,209)	40,262
Overdrafts	28	(20,880)	2,325	–	– 286	(18,269)
		9,608	10,432	2,876	– (923)	21,993
Borrowings due after one year*	28	(104,772)	(4,241)	(619)	(2,012) 3,286	(108,358)
Borrowings due within one year*	28	(33,290)	(2,594)	(275)	(476) 602	(36,033)
Finance leases due after one year*	28	(1,902)	923	–	(351) 25	(1,305)
Finance leases due within one year*	28	(3,300)	2,399	–	(56) (2)	(959)
Liquid resources	20	848	(586)	–	– (4)	258
Net debt		(132,808)	6,333	1,982	(2,895) 2,984	(124,404)

The notes on pages 46 to 86 are an integral part of the financial statements.
*Included within the cash flow column is the net cash flow after taking into consideration changes in ageing of the borrowings and finance leases.

TITAN EUROPE
Notes to the consolidated financial statements for the year ended 31 December 2011
1. Accounting policies

a)	General information
Titan Europe is a company incorporated in the United Kingdom under the Companies Act. The address of the registered office is Bridge Road, Cookley, Kidderminster, Worcestershire, DY10 3SD.
The nature of the Group’s operations and its principal activities are set out in the Directors’ Report.

b)	Basis of preparation
The Group consolidated financial statements have been prepared in accordance with the Companies Act 2006 as applicable to companies reporting under IFRS and with those IFRS standards and IFRIC interpretations issued, effective and endorsed by the European Union as at the time of preparing these statements.
The Group consolidated financial statements have been prepared on a going concern basis. The directors have reviewed the funding position of the Group and the Company in light of the amended facilities with Intesa Sanpaolo SpA and UniCredit SpA. In doing so the directors have considered and forecasted the cash flow requirements of the Group and the Company arising from operational, investment and financing activities and they believe it is appropriate to prepare these financial statements on a going concern basis.
The financial statements have been prepared based on the accounting policies noted below, which are the same as the year ended 31 December 2010. They have been prepared under the historical cost convention, as modified by the revaluation of certain financial assets and liabilities (including derivative financial instruments) at fair value through the profit or loss.

c)	Basis of consolidation Subsidiaries
Subsidiaries are entities over which the Titan Europe Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than 50 per cent. of the voting rights. In assessing control potential voting rights that are currently exercisable or convertible are taken into account. The financial statements of subsidiaries are included in the consolidated financial statements from the date of acquisition. They are de-consolidated from the date that control ceases. All business combinations are accounted for by the acquisition method. The cost of the acquisition is measured at the aggregate of the fair values, at the date of exchange, of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree. Acquisition related costs are expensed as incurred.
Intra-Group transactions
Intra-Group transactions and balances and any unrealised gains and losses arising from intra-Group transactions are eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with policies adopted by the Group.
Associates
Associates are those entities in which the Group has significant influence, but not control, over the financial and operating policies. The consolidated financial statements include the Group’s share of the total comprehensive income and expense of associates on an equity accounted basis, from the date that significant influence commences until the date that significant influence ceases. The Group’s investment in associates includes goodwill identified on acquisition, net of accumulated impairment loss. When the Group’s share of losses exceeds its interest in an associate, the Group’s carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of an associate.
Joint venture
Joint ventures are those entities where joint control exists and strategic operating, investing and financing decisions require the consent of a majority of the owners. The consolidated financial statements include the Group’s share of the total comprehensive income and expense of the joint venture on an equity method of accounting.
d)Presentation of the Income Statement
The format of the income statement adopted by the Group combines the specific requirements of IFRS together with additional disclosures designed to assist the understanding of the Group’s performance. The format is further explained below.
Profit/(loss) from operations is the result of the continuing subsidiary companies prior to finance costs and taxation. In order to present consistent and comparable information this is further analysed to show the results of normal trading activities (trading profit/(loss)), and individually significant items, which are considered exceptional. Such items arise because of their size or nature and comprise:
–    charges relating to the restructuring and rationalisation programme;
–    significant legal costs;
–    the impact of curtailments to the Group’s post employment schemes; and
–    the movement on fair value of forward foreign exchange contracts.
Net finance costs represent the cash costs and other charges arising from the Group’s financing activities. These have been further analysed in order to provide clarity over these costs as follows:
Cash costs/income
–    Financing costs represents the Group’s interest cost on outstanding borrowings along with the impact of currency movements on borrowings denominated in foreign currencies.
Non-cash costs/income
–    Finance charges represents the interest charge associated with the Group’s post employment obligations, offset by the expected return on the Group’s pension scheme assets and gains/losses on re-measurement of interest rate swaps; and
–    Other finance charges represent the unwinding of fair value adjustments made to acquired debt instruments.
e)Foreign currency
Transactions in foreign currencies are translated at exchange rates approximating to the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognised in the income statement. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets such as foreign exchange swaps denominated in foreign currencies that are stated at fair value are translated at foreign exchange rates ruling at the dates the fair value was determined.
The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation, are translated at foreign exchange rates ruling at the balance sheet date. The revenues and expenses of foreign operations are translated at an average rate for the period where this rate approximates to the foreign exchange rates ruling at the dates of the transactions.

Exchange differences arising from this translation of foreign operations, and of related qualifying hedges that satisfy the hedging conditions of IAS 39, are taken directly to retained earnings. They are released into the income statement upon disposal.
The Group has taken advantage of relief available in IFRS 1 to deem the cumulative translation differences for all foreign operations to be zero at the date of transition to IFRS (1 January 2006).
The functional currency of a subsidiary is determined by certain primary and secondary factors. Once determined, this functional currency is used and translated for consolidation purposes. For the purpose of the consolidated financial statements, the results and financial position of each Group company are expressed in pound sterling, which is the functional currency of the Company, and the presentation currency for the consolidated financial statements.

f)	Investments in debt and equity securities
Unlisted equity investments are stated at cost less impairment where the investment does not have a quoted market price in an active market that cannot be reliably measured.

g)	Derivative financial instruments and hedging Derivative financial instruments
Derivative financial instruments are primarily used to manage the Group’s exposure to market risks from changes in interest and foreign exchange rates. Derivative financial instruments are recognised at fair value.
Where derivative financial instruments are not designated as or not determined to be effective hedges, any gain or loss on the re-measurement of the fair value is taken to the income statement.
The fair value of interest rate swaps is the estimated amount that the Group would receive or pay to terminate the swap at the balance sheet date, taking into account current interest rates and the current creditworthiness of the swap counterparties. The fair value of forward exchange contracts is their quoted market price at the balance sheet date, being the present value of the quoted forward price.
Cash flow hedges
Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability, or a highly probable forecast transaction, the effective part of any gain or loss on the derivative financial instrument is recognised directly in retained earnings. Any ineffective portion of the hedge is recognised immediately in the income statement.
When the forecast transaction subsequently results in the recognition of a non-financial asset or nonfinancial liability, the associated cumulative gain or loss remains in the hedging reserve and is reclassified into the income statement in the same year or years during which the asset acquired or liability assumed affects the income statement, i.e. when a non-financial asset is depreciated.
If a hedge of a forecasted transaction subsequently results in the recognition of a financial asset or financial liability, the associated gains or losses that were recognised directly in equity are reclassified into the income statement in the same year or years during which the asset acquired or liability assumed affects the income statement, i.e. when the interest income or expense is recognised.
When a hedging instrument expires or is sold, terminated or exercised, or the entity revokes designation of the hedge relationship but the hedged forecast transaction is still expected to occur, the cumulative gain or loss at that point remains in equity and is deferred in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer expected to take place, the cumulative unrealised gain or loss recognised in equity is recognised in the income statement immediately.

h)	Property, plant and equipment
Property, plant and equipment are stated at cost, which includes the purchase cost plus costs directly associated with bringing the asset into use including interest, where required, less accumulated depreciation and impairment losses.
Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.
Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment which are reviewed on an annual basis. Land is not depreciated. The residual values are re-assessed on an annual basis. The estimated useful lives are as follows:
Freehold buildings*    33-40 years
Plant and machinery    5-30 years
Tools    4-6 years (included in fixtures, fittings, tools and
equipment in note 15)
Fixtures, fittings and office equipment    3-5 years (included in fixtures, fittings, tools and
equipment in note 15)
Motor vehicles    2-4 years (included within plant and machinery in
note 15)
* The normal estimated life for freehold buildings is between 33 and 40 years, however, when a company is acquired and asset fair values are reviewed external guidance is sought on the useful life which may differ from this range.
Leasehold property is depreciated over the life of the lease.
Assets in the course of construction are included in property, plant and equipment on the basis of expenditure incurred at the balance sheet date. No depreciation is charged on assets in the course of construction until they are brought into operational use.

i)	Held for sale assets
Assets or groups of assets are reclassified as held for sale assets in accordance with IFRS 5 when management have committed to a plan to sell the asset and an active program is in place to locate a buyer. The asset is measured at the lower of carrying value or cost, and once the asset is classified as held for sale it is no longer depreciated or amortised. See note 21.

j)	Hire purchase and finance lease arrangements
Leases in which the Group assumes substantially all the risks and rewards of ownership of the leased asset are classified as finance leases. Where land and buildings are held under finance leases, the accounting treatment of the land is considered separately from that of the buildings. Leased assets acquired by way of finance lease are stated at an amount equal to the lower of their fair value and the present value of the minimum lease payments at inception of the lease, less accumulated depreciation and impairment losses and included within property, plant and equipment. Assets are depreciated over the lower of the useful life and the term of the lease.
In line with the requirements of IAS 17, sale and finance leaseback assets are treated as having being sold and re-acquired with any gains recognised over the life of the lease.

k)	Intangible assets Goodwill
Goodwill, arising on acquisitions which have occurred since 1 January 2006, represents the difference between the fair value of the purchase consideration and the fair value of the identifiable net assets and contingencies of an acquired entity. In respect of acquisitions which occurred prior to 1 January 2006, goodwill is included on the basis of its deemed cost, which represents the amount recorded under previous GAAP. This is in accordance with the transitional provisions of IFRS 1.
Positive goodwill is recognised as an asset in the consolidated balance sheet and is subject to annual impairment review. Goodwill arising on the acquisition of subsidiary undertakings is recognised separately as an intangible asset in the consolidated balance sheet. Goodwill arising on the acquisition of associated undertakings is included within the carrying value of the investment. In accordance with the transitional provisions of IFRS 3, any goodwill previously written off to reserves remains in reserves.
Goodwill is stated at cost less impairment. Goodwill is not amortised but allocated to cash generating units and is tested annually for impairment.
Research and development
Research expenditure is written off as incurred.
Where development expenditure results in a new or substantially improved product, service or process then such costs will be capitalised and amortised over the useful life and periodically reviewed for impairment. Assets are stated at cost less accumulated amortisation and impairment.
Computer software costs
Where computer software is not integral to an item of property, plant and equipment its costs are capitalised and categorised as intangible assets. Amortisation is provided on a straight-line basis over its useful economic life which is between three and five years. Assets are stated at cost less accumulated amortisation and impairment.
Other intangible assets
Other intangible assets are stated at cost less accumulated amortisation and impairment losses.
Amortisation is charged on a straight-line basis and is based on the useful economic lives of the assets concerned which are principally as follows:
Licences and patents    3-15 years
l)Impairment
The carrying amounts of the Group’s non-current assets are tested to determine if there is any indication of impairment. Assets which have an indefinite useful life are not subject to amortisation and are tested for impairment at each balance sheet date. Assets subject to depreciation and amortisation are reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised in the income statement based on the amount by which the carrying amount exceeds the recoverable amount. The recoverable amount is the higher of fair values less costs to sell and value in use.
m)Trade and other receivables
Trade and other receivables are recognised initially at fair value and subsequently at their amortised cost less impairment losses based on the directors’ view of the collectability of those receivables. The amount of the provision is the difference between the assets carrying amount and the present value of estimated future cash flows.
The Group enters into factoring arrangements both with and without recourse. With recourse
These kinds of transactions do not meet IAS 39 requirements for asset derecognition, since risks and rewards have not been substantially transferred. Consequently, all receivables sold through factoring transactions which do not meet IAS 39 derecognition requirements are reflected in the Group financial statements, with a corresponding financial liability recorded in the consolidated financial statements.
Without recourse
In compliance with current reporting requirements, trade receivable balances that have been subject to non-recourse factoring arrangements do not get reported in the Group balance sheet.

Under its non-recourse factoring arrangements, the Group sells trade receivables balances to a third-party factoring company in exchange for a cash payment from the factoring company, net of fees. All the risks and rewards of the trade receivables subject to these arrangements are transferred to the factoring company and, accordingly, the trade receivables are derecognised in the Group balance sheet. Such arrangements are used from time to time by the Group to manage the recovery of cash from its trade receivables. As at 31 December 2011, the Group balance sheet included £8,900,000 (2010: £nil) of cash that would otherwise have been reported as trade receivables if these arrangements were not in place.
n)Inventories
Inventories are stated at the lower of cost and net realisable value (being the estimated selling price in the ordinary course of business less estimated costs of completion and selling expenses). Cost is determined on a first in first out basis. Cost comprises raw material, direct labour and appropriate production overheads based on the normal levels of business activity. Provision for slow moving or obsolete inventories are based upon the directors’ view of the recoverable value of the individual items included within inventory, based on ageing and usage reports.
o)Cash and cash equivalents
Cash and cash equivalents comprise cash balances and call deposits. Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management are included as a component of cash and cash equivalents for the purpose only of the statement of cash flows.
p)Interest-bearing borrowings
Interest-bearing borrowings are recognised initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortised cost with any difference between cost and redemption value being recognised in the income statement over the period of the borrowings on an effective interest basis.
q)Trade and other payables
Trade and other payables are recognised initially at fair value and subsequently stated at amortised cost.
r)Dividends
Dividends are recognised in the year in which they are approved by the Group’s shareholders or, in the case of an interim dividend, when the dividend is paid.
s)Employee benefits
Defined contribution schemes
Obligations for contributions to defined contribution pension schemes are recognised as an expense in the income statement as incurred.
Defined benefit schemes
For defined benefit pension schemes, the cost of providing benefits is calculated annually by independent actuaries using the projected unit credit method. The retirement benefit obligation recognised in the balance sheet represents the excess of the present value of scheme liabilities over the fair value of scheme assets. Differences between the actual and expected returns on assets and experience gains and losses arising on scheme liabilities during the year, together with differences arising from changes in assumptions, are recognised in the consolidated statement of comprehensive income.
Contributions to the scheme are paid in accordance with the scheme rules and the recommendation of the actuary. The charge to the income statement reflects the current and past service cost of such obligations. The expected return on scheme assets and the interest cost on scheme liabilities are included within the finance charges in the income statement.

Other post-retirement benefit scheme and long-term benefits scheme
For the accrued benefit schemes and long service leave provision the cost of providing benefits is calculated at least annually by independent actuaries using the projected unit credit method. The accrued benefit obligation recognised in the balance sheet represents the present value of scheme liabilities. The experience gains and losses arising on scheme liabilities during the year, together with differences arising from changes in assumptions, are recognised in the consolidated statement of comprehensive income in the year. The charge to the income statement reflects the current and past service cost of such obligations and the impact of curtailments. The expected return on scheme assets and the interest cost on scheme liabilities are included within the finance charges in the income statement.

t)	Share-based payment transactions
The share option programme allows Group employees to acquire shares of the ultimate Parent Company (Titan Europe); these awards are granted by the ultimate Parent. The fair value of options granted is recognised as an employee expense with a corresponding increase in equity. The fair value is measured at grant date and spread over the period during which the employees become unconditionally entitled to the options. The fair value of the options granted is measured using an option valuation model, taking into account the terms and conditions upon which the options were granted. The amount recognised as an expense is adjusted to reflect the actual number of share options that vest except where forfeiture is due only to share prices not achieving the threshold for vesting.

u)	Provisions
A provision is recognised in the balance sheet when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.
Warranty provisions are made for specific product issues based on an estimate of the likely cost arising. It has been deemed prudent to provide for an amount based on historical information.

v)	Revenue
Revenue represents the total value of amounts invoiced to all customers in respect of goods or services rendered during the year net of credit notes, returns and any contractually agreed discounts, excluding value added tax.
Invoices for goods are raised when the risks and rewards of ownership have passed which may differ between customers depending on the contractual arrangements in place. Ownership typically will pass on dispatch or at the date of acceptance by the customer.
Revenue is recognised in the income statement when it can be reliably measured, along with the associated costs, and its collectability is reasonably assured.

w)	Expenses/other income Operating lease payments
Payments made under operating leases are recognised in the income statement on a straight-line basis over the term of the lease. Lease incentives received are recognised in the income statement as an integral part of the total lease expense.
Finance lease payments
Minimum lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each year during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Net financing costs
Net financing costs comprise interest payable, finance charges on finance leases, interest receivable on funds invested, dividend income, foreign exchange gains and losses and gains and losses on hedging instruments that are recognised in the income statement, unwinding of fair value adjustments, post employment obligation charges and expected return on pension scheme assets.
Interest income and interest payable is recognised in the income statement as it accrues, using the effective interest method. Dividend income is recognised in the income statement on the date the entity’s right to receive payments is established.
Government grants
Grants receivable from governments or similar bodies are credited to the balance sheet in the period in which conditions relating to the grant are met. Where they relate to specific assets they are amortised on a straight-line basis over the same period the asset is depreciated. Where they relate to revenue expenditure and/or non-asset criteria they are taken to the income statement to match the period in which the expenditure is incurred and criteria met.
Income from non-core trading
The margin on long-term contracts associated with one off projects such as the agreement with Minsk Tractor Works in Belarus are recorded within other operating income.
x)Taxation
Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.
Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.
Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.
A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised.
y)Segmental reporting
IFRS 8 ‘Operating Segments’ requires a ‘management approach’, under which segment information is presented on the same basis as that used for internal reporting purposes. The segments are reported in a manner that is more consistent with the internal reporting provided to the Chief Operating Decision Maker (CODM). Goodwill is allocated by management to groups of cash generating units on a segment level, the allocation of goodwill remains as reported in 2010, between the Wheels and Undercarriage segments.
Operating segments are reported in a manner consistent with the internal reporting provided to the CODM on a monthly basis. The CODM has been identified as the Chief Executive Officer (CEO) who is responsible for assessing performance of the operating segments and allocating resources to these segments.

z) Share capital
Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction from the proceeds.
aa) Standards, amendments to standards and interpretations issued but not yet applied Interpretations effective in 2011:
There are no IFRSs or IFRIC interpretations that are effective for the first time for the financial year that would be expected to have a material impact on the Group.
Standards, amendments and interpretations to existing standards which are not yet effective
The following is a summary of relevant revisions and amendments to standards and interpretations which are unlikely to have a material impact on the Group’s results, assets or liabilities.
IFRS 9 ‘Financial instruments’ regarding classification and measurement of financial assets. IFRS 10 ‘Consolidated financial statements’ regarding determination of control.
IFRS 13 ‘Fair value measurement’ regarding fair value measurement and disclosure requirements.
IFRS 12 ‘Disclosure of interests on other entities’ regarding disclosure requirements for all forms of interest in other entities.
There are a number of standards, amendments and interpretations that are not relevant to the Group which have therefore not been listed above.
bb) Significant judgements, key assumptions and estimates
The Group’s significant accounting policies are set out above. The preparation of financial statements, in conformity with IFRS, requires the use of estimates, subjective judgement and assumptions that may affect the amounts of assets and liabilities at the balance sheet date and reported profit and earnings for the year. The directors base these judgements on the basis of past experience, professional expert advice and other relevant evidence. The accounting policies where the directors consider that more complex estimates, judgements and assumptions have to be made are those in respect of intangible assets, derivative financial instruments, employee benefits and taxation. See note 3.
2. Financial risk management Financial risk factors
The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk, fair value interest rate risk and cash flow interest rate risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance. The Group uses derivative financial instruments to hedge certain risk exposures.
Risk management is carried out centrally under policies approved by the Board of directors. Centrally management identify, evaluate and hedge financial risks in close co-operation with the Group’s operating units. The Board provides written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.
Market risk
Foreign exchange risk
The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the euro and the sterling. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and net investments in foreign operations.

Management has set up a policy to require Group companies to manage their own foreign exchange risk against their functional currency. Where appropriate, and in agreement with Group management, companies are required to hedge certain foreign exchange risk exposure. To manage their foreign exchange risk arising from future commercial transactions and recognised assets and liabilities, entities in the Group use forward contracts, transacted externally. Foreign exchange risk arises when future commercial transactions are denominated in a currency that is not the entity’s functional currency.
As the Group derives a significant amount of its earnings from overseas operations, the Group is affected by movements in exchange rates, primarily the euro. This would affect both the balance sheet and the income statement. For a 5 per cent. movement in the euro exchange rate, the operating profit would be affected by £871,000 (2010: £404,000) and the net assets by £819,000 (2010: £583,000).
Cash flow and fair value interest rate risk
As the Group has no significant interest-bearing assets, the Group’s income and operating cash flows are substantially independent of changes in market interest rates.
The Group’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk. Borrowings issued at fixed rates expose the Group to fair value interest rate risk. During 2011 and 2010, the Group’s borrowings at variable rate were primarily denominated in the euro.
Based on calculations performed, the impact on post-tax profit of a 1.0 percentage point shift in variable interest rates would be a maximum increase or decrease of £573,000 of interest expense. However, to mitigate this risk 85 per cent. of the floating rate debt outstanding at 31 December 2011 was covered by a floating-to-fixed interest rate swap.
Based on the various scenarios, the Group manages its cash flow interest rate risk by using floating-tofixed interest rate swaps. Such interest rate swaps have the economic effect of converting borrowings from floating rates to fixed rates. Generally, the Group raises long-term borrowings at floating rates and swaps them to fixed rates that are lower than those available if the Group borrowed at fixed rates directly. Under the interest rate swaps, the Group agrees with other parties to exchange, at specified intervals (primarily quarterly), the difference between fixed contract rates and floating-rate interest amounts calculated by reference to the agreed notional amounts.
Credit risk
Credit risk is managed on a divisional basis. Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to Original Equipment Manufacturers (OEMs), and after-market customers, including outstanding receivables and committed transactions. Credit control assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. The utilisation of credit limits is regularly monitored (see also note 26).
Liquidity risk
Prudent liquidity risk management implies maintaining sufficient cash and the availability of funding through an adequate amount of committed credit facilities. Due to the dynamic nature of the underlying businesses, the Group maintains flexibility in funding by maintaining availability under committed and uncommitted credit lines. The Group ensures that sufficient liquidity is available to meet obligations when they fall due and maintain sufficient flexibility in order to fund investment and acquisition objectives. Liquidity needs are assessed through short and long-term forecasts. Cash flow forecasting is performed in the operating entities of the Group. Group finance monitors headroom on all borrowing facilities. Undrawn borrowing facilities at the year end amounted to £45,237,000 (2010: £44,039,000).

The table below analyses the Group’s financial liabilities and net-settled derivative financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows including contractual interest payment and finance lease charge cash flows. The difference between contractual undiscounted cash flows, and the book value of borrowings of £2,663,000 (2010: £4,162,000) is explained in note 28.

	Less than	Between 1	Between 2	Over
At 31 December 2011	1 year	and 2 years	and 5 years	5 years
	£’000	£’000	£’000	£’000
Borrowings	(55,261)	(35,624)	(74,968)	(1,734)
Contractual interest payments and finance lease charges	(426)	(2,912)	(103)	(2)
Derivative financial instruments	(1,009)	(3,691)	(377)	–
Trade and other payables	(111,309)	(252)	(1,182)	(779)
	Less than	Between 1	Between 2	Over
At 31 December 2010	1 year	and 2 years	and 5 years	5 years
	£’000	£’000	£’000	£’000
Borrowings	(57,470)	(24,697)	(85,708)	(431)
Contractual interest payments and finance *lease charges	(548)	(342)	(2,414)	–
Derivative financial instruments	(2,874)	(2,354)	(215)	–
Trade and other payables	(99,955)	(258)	(1,206)	(958)
The Group’s derivative financial instruments will be settled on a net basis. The amounts are the contractual undiscounted cash flows. The impact of discounting is not significant.
Capital risk management
The Group defines capital as total equity plus non-current bank borrowings.
The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for the shareholders, benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. During the year the Group raised new share capital to provide additional funding to assist with the Turkish acquisition.
In line with external requirements, the Group closely monitors net debt on a monthly basis and has annual targets on the level of net debt. The Group was compliant with all covenants during the year.

	Note	2011	2010
		£’000	£’000
Total borrowings	28	(164,924)	(164,144)
Less liquid resources	20	258	848
Less cash and cash equivalents	23	40,262	30,488
Net debt		(124,404)	(132,808)
Group net debt is lower than last year at £124,404,000 (2010: £132,808,000), however, this is affected by the strengthening of the euro year-end exchange rate generating a translation impact as at 31 December 2011 of £2,984,000 (exchange movement reported in the reconciliation of cash flow to net debt). The Group’s net debt as at 31 December 2011 at the 2010 year-end exchange rate would have been £127,367,000.
Fair value estimation
The Group uses a variety of methods and makes assumptions that are based on market conditions existing at each balance sheet date. The fair value of interest rate swaps is calculated as the present value of the estimated future cash flows. The fair value of forward foreign exchange contracts is their quoted market price at the balance sheet date, being the present value of the quoted forward price.
The carrying value less impairment provision of trade receivables and payables is assumed to approximate their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.
3. Critical accounting estimates and judgements
Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
Critical accounting estimates and assumptions
The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.
Estimated impairment of goodwill (note 16)
The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in note 1(k). The recoverable amounts of cash generating units have been determined based on value-in-use calculations. These calculations require the use of estimates (note 16). No impairment charges arose in the Group during 2011.
Income taxes (notes 9 and 29)
The Group is subject to income taxes in numerous jurisdictions. Significant judgement is required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which the determination is made but management do not consider that any favourable or unfavourable movements would be material. Recognition of deferred tax assets, and hence credits to the income statement, is based on forecast future taxable income and therefore involves judgement regarding the future financial performance of particular legal entities of tax groups in which the deferred tax assets are recognised.
Fair value of derivatives and other financial instruments (note 27)
The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined by using valuation techniques. Valuations are provided by external parties. The external parties select a variety of methods and make assumptions that are mainly based on market conditions existing at each balance sheet date.
Employee benefits (note 30)
The Group operates two defined benefit schemes and also has several post-employment benefit schemes in place. The total liability is £10,248,000 (2010: £11,228,000), of the liability 15 per cent. (2010: 17 per cent.) relates to the French and German defined benefit scheme. A significant proportion, 81 per cent. as at 31 December 2011 (2010: 80 per cent.), of the total liability relates to the TFR (Trattamento di Fine Rapporto) scheme in Italy.
Business combinations and acquisitions – purchase price alocations (note 38)
For business combinations and acquisitions of associates and joint ventures, IFRS requires that a fair value exercise is undertaken allocating the purchase price (cost) of acquiring controlling interests and interests in associates and joint ventures to the fair value of the acquired identifiable assets, liabilities and contingent liabilities.

Any difference between the cost of acquiring the interest and the fair value of the acquired net assets is recognised as acquired goodwill. The fair value exercise is performed at the date of acquisition. As a result of the nature of fair value assessments the purchase price allocation exercise and acquisition-date fair value determinations require subjective judgements based on a wide range of complex variables at a point in time. Management uses all available information to make the fair value determinations.
4. Segmental analysis
Management has determined the operating segments, based on the reports reviewed by the Chief Executive Officer (‘CEO’), to monitor performance of the segments and make strategic decisions.
Management considers the business to have two segments, being Undercarriage and Wheels. The Undercarriage segment derives its revenue from sales of undercarriages to the OEM market and aftermarket. The Wheels segment derives its revenue from sales of wheels and tires to the OEM market. The Wheels segment as reported to management includes the head office company, Titan Europe Management fees are charged by head office to the two segments, and are reported within those segments.
Sales between segments are carried out at arm’s length. The revenue from external parties reported to the CEO is measured in a manner consistent with the income statement contained in the financial statements. There are no differences between the amounts presented to the Chief Operating Decision Maker (‘CODM’) and amounts included within the financial statements, with the exception of the classification of goodwill as explained on the following page.
The performance reports reviewed by the CEO are consistent with the format reported in the income statement, with the main measure reviewed being trading profit. Amounts reviewed with respect to total assets and liabilities are measured in a manner consistent with the financial statements. Both assets and liabilities are allocated based on the operations of the segment and the physical location of the assets.

	Wheels 2011 2010 £’000 £’000		Undercarriages 2011 2010 £’000 £’000		Total 2011 2010 £’000 £’000
Revenue
Total revenue	193,602	140,842	530,919	370,390	724,521	511,232
Intercompany revenue	(9,159)	(5,197)	(222,841)	(150,833)	(232,000)	(156,030)
External revenue	184,443	135,645	308,078	219,557	492,521	355,202
Trading profit	17,215	9,629	15,832	4,435	33,047	14,064
Restructuring and rationalisation costs	(1,836)	(135)	(1,329)	(1,362)	(3,165)	(1,497)
Significant legal costs	–	(47)	(153)	(173)	(153)	(220)
Profit from operations	15,379	9,447	14,350	2,900	29,729	12,347
Share of profit of associate	1,580	1,134	–	–	1,580	1,134
Share of profit of joint venture	220	322	–	–	220	322
Gain on previously held interest in joint venture	1,863	–	–	–	1,863	–
Finance income	416	642	69	328	485	970
Finance expense and other finance costs	(3,059)	(2,961)	(9,174)	(8,379)	(12,233)	(11,340)
Profit before income tax	16,399	8,584	5,245	(5,151)	21,644	3,433
Income tax expense	(3,981)	(2,503)	(31)	1,696	(4,012)	(807)
Profit for the year	12,418	6,081	5,214	(3,455)	17,632	2,626

	Wheels		Undercarriages		Total
	2011	2010	2011	2010	2011	2010
	£’000	£’000	£’000	£’000	£’000	£’000
Assets
Intangible assets*	3,322	(316)	53,677	53,924	56,999	53,608
Property, plant and equipment	43,793	42,660	98,753	99,717	142,546	142,377
Interest in associate and joint venture	12,197	17,089	–	–	12,197	17,089
Other assets	92,816	75,578	146,682	135,931	239,498	211,509
Income tax recoverable	133	74	13	725	146	799
Deferred tax assets	5,686	5,114	25,948	32,278	31,634	37,392
Total assets	157,947	140,199	325,073	322,575	483,020	462,774
Liabilities
Borrowings#	(46,119)	(48,817)	(118,805)	(115,327)	(164,924)	(164,144)
Other liabilities	(49,162)	(40,555)	(89,450)	(86,399)	(138,612)	(126,954)
Income tax payable	(1,422)	(952)	(780)	(377)	(2,202)	(1,329)
Deferred tax liabilities	(5,298)	(5,783)	(7,229)	(13,400)	(12,527)	(19,183)
Total liabilities	(102,001)	(96,107)	(216,264)	(215,503)	(318,265)	(311,610)
Net assets	55,946	44,092	108,809	107,072	164,755	151,164
Other segment items
Capital expenditure
– intangible assets excluding goodwill	(182)	(80)	(354)	(116)	(536)	(196)
– property, plant and equipment	(5,415)	(2,727)	(13,489)	(8,587)	(18,904)	(11,314)
Total capital expenditure	(5,597)	(2,807)	(13,843)	(8,703)	(19,440)	(11,510)
Depreciation	(7,625)	(7,117)	(8,778)	(9,070)	(16,403)	(16,187)
Amortisation	(386)	(372)	(558)	(595)	(944)	(967)
* Consolidation adjustments to goodwill are reported above on the basis of the management accounts presented to the CODM. For statutory reporting purposes, an additional £8,014,000 credit to goodwill is reallocated to the Undercarriage segment, resulting in 2011 and 2010 goodwill for statutory purposes of £8,925,000 Wheels (2010: £6,103,000) and £44,571,000 Undercarriage (2010: £44,571,000).
# Borrowings in the Wheels segment includes Accordo Quadro of £23,037,000 (2010: £21,547,000), refer to note 28. This relates to the acquisition of ITM in December 2005.
The entity is domiciled in the United Kingdom. Revenue is based on the customer location, the geographical spread of revenue is disclosed below.

	Wheels		Undercarriages			Total
	2011	2010	2011	2010	2011	2010
	£’000	£’000	£’000	£’000	£’000	£’000
UK	9,021	5,508	12,726	9,639	21,747	15,147
Continental Europe	115,441	87,738	126,288	104,250	241,729	191,988
North America	13,255	9,409	45,620	27,262	58,875	36,671
South America	4,076	3,777	38,790	37,848	42,866	41,625
Asia	10,560	4,929	80,312	37,059	90,872	41,988
Africa	1,993	352	2,894	2,509	4,887	2,861
Oceania	30,097	23,932	1,448	990	31,545	24,922
Total	184,443	135,645	308,078	219,557	492,521	355,202
The directors consider that the above disclosure reflects most closely how the business is monitored by the CODM.

Non-current assets by location are summarised below: Wheels 2011 2010 £’000 £’000			Undercarriages 2011 2010 £’000 £’000		2011 £’000	Total 2010 £’000
Property, plant and equipment	43,793	42,660	98,753	99,717	142,546	142,377
Intangible assets	3,322	(316)	53,677	53,924	56,999	53,608
Investments	12,197	17,089	40	40	12,237	17,129
Trade and other receivables			767	375	767	375
	59,312	59,433	153,237	154,056	212,549	213,489
By Location
UK	15,420	8,553		–	15,420	8,553
Italy	30,302	41,994	93,855	110,216	124,157	152,210
Other	13,590	8,886	59,382	43,840	72,972	52,726
Total	59,312	59,433	153,237	154,056	212,549	213,489
5. Restructuring and rationalisation	costs
					2011	2010
				Note	£’000	£’000
Redundancy costs					1,604	817
Temporary lay off costs					–	616
Retirement costs					–	64
Restructuring of manufacturing plants					452	–
Impairment of held for sale assets				21	1,109	–
					3,165	1,497
Of the costs incurred in the year £1,836,000 (2010: £1,362,000) relates to the Undercarriage division and £1,329,000 (2010: £135,000) relates to the Wheels division.
Included in accruals at the year end is £75,000 (2010: £1,896,000) of costs recognised to date which will be paid in 2012. Included in provisions at the year end is £2,275,000 which will be paid during the period 2012 – 2014. See note 31.

6. Net Finance Costs	Note	2011 £’000	2010 £’000
Finance income
Bank balances		378	288
Gains arising on the translation of foreign currency loans	14	4	294
Other		103	388
Total finance income		485	970
Finance expense
Bank overdrafts		(945)	(725)
Bank borrowings		(8,705)	(7,787)
Hire purchase and finance lease arrangements		(126)	(289)
Losses arising on the translation of foreign currency loans	14	(652)	(58)
Other		(390)	(179)
Total finance expense		(10,818)	(9,038)
Net finance costs		(10,333)	(8,068)

Interest on bank borrowings has increased by £0.9m, £0.4m is due to the full year effect of the 2010 Intesa Sanpaolo SpA and UniCredit SpA restructure, see note 7. The remaining increase is due to changes in mix of borrowings.

7. Finance income/(charges)
	2011	2010
	£’000	£’000
Interest on defined benefit pension plan	(33)	(111)
Interest on other long-term employee benefits	(449)	(389)
Net profit/(loss) on recycling of fair value of derivatives	527	(359)
	45	(859)

The profit on recycling of fair value of derivatives relates to the interest rate swap on the Intesa Sanpaolo SpA/UniCredit SpA borrowings and offsets the increase in note 6 above.

8. Other finance charges
		2011	2010
		£’000	£’000
Unwinding of the fair value adjustment on the Accordo Quadro loans		(1,460)	(1,443)
9. Income tax charge/(credit)
		2011	2010
	Note	£’000	£’000
Current tax
UK corporation tax:
– Current year		655	2
– Adjustment in respect of prior years		(18)	1
Total UK current tax		637	3
Foreign corporation tax:
– Current year		4,975	2,877
– Adjustment in respect of prior years		(39)	8
Total current tax charge		5,573	2,888
Deferred tax
Origination and reversal of timing differences		(1,987)	(1,918)
Adjustment in respect of prior years		426	(163)
Total deferred tax credit	29	(1,561)	(2,081)
Tax on profits on ordinary activities		4,012	807
The current tax assessed for the year is lower (2010: higher) than the standard rate of corporation tax in the United Kingdom of 26.5 per cent. (2010: 28.0 per cent.). The effective tax rate for 2011 is 22.3 per cent. (2010: 40.8 per cent.), which is below the UK rate of corporation tax. This is due to the impact of our overseas entities, mainly Italian. The 2011 financial year was impacted by a change in the tax laws in Italy, which allowed the Group to reinstate previously written off deferred tax assets of £2,700,000. The tax expiry time limit on losses has now been removed. This adjustment will not impact the effective tax rates of future years.
Factors affecting future tax rate:
During the year the main rate of UK corporation tax was reduced from 28 per cent. to 26 per cent., this change was effective from 1 April 2011. The March 2011 budget announced that the main rate of UK corporation tax would reduce from 26 per cent. to 25 per cent. effective from 1 April 2012. The impact of this is not considered to be material.
Further reductions to the main rate of corporation tax were announced in the March 2012 Budget. These changes propose to reduce the main rate of UK corporation tax to 24 per cent. effective from 1 April 2012 and then by 1 per cent. per annum to 22 per cent. by 1 April 2014. These changes had not been substantively enacted at the balance sheet date, and therefore are not recognised in these financial statements.

	2011 £’000	2010 £’000
Profit before tax	21,644	3,433
Less share of post tax earnings of joint ventures and associates	(3,663)	(1,456)
Profit before tax excluding joint venture and associate	17,981	1,977
Profit before tax at the UK tax rate 26.5% (2010: 28.0%)	4,765	554
Effects of:
Non-taxable items	(262)	(42)
Effect of foreign taxation rates	2,318	1,750
Movement in unrecognised deferred taxation	(3,178)	(1,301)
Adjustment in respect of prior years – current tax	(57)	9
Prior year deferred tax	426	(163)
Total tax charge	4,012	807
10. Earnings per share
The weighted average number of shares in issue used in the basic earnings per share calculation may be reconciled to the number used in the diluted earnings per ordinary share calculation as follows:

	2011	2010
Weighted average number
Basic earnings per share denominator	85,753,393	82,980,624
Issuable on conversion of options	2,872,550	715,934
Diluted earnings per share denominator	88,625,943	83,696,558
The earnings to which the earnings per share calculation has been applied	are as follows:
	2011	2010
	£’000	£’000
Earnings attributable to equity shareholders	17,632	2,626
Significant one-off items (net of tax):
Restructuring and rationalisation costs	2,168	1,025
Significant legal costs	100	149
Gain on previously held interest in joint venture	(1,881)	–
Earnings attributable to equity shareholders excluding exceptional costs	18,019	3,800

11. Expenses by nature	Note	2011 £’000	2010 £’000
Changes in inventories of finished goods and WIP, raw materials and consumables used		255,509	174,183
Employee benefit expense	12	99,840	81,282
Depreciation and amortisation	15, 16	17,347	17,154
Transportation expenses		11,053	8,198
Utilities		20,146	16,567
Repairs and maintenance		8,167	6,327
Outsourcing costs		26,542	18,319
Operating lease payments –property		2,202	1,999
Operating lease payments – other		2,468	2,244
Foreign exchange (gains)/losses	14	(1,166)	231
Other expense		21,915	18,394
Other operating income*		(4,549)	(3,760)
		459,474	341,138

* Other operating income comprises, profit on sale of property, plant and equipment and other one-off income occurring as a result of normal trading activities. Included in 2011 is the income associated with the factory development on behalf of Minsk Tractor Works in Belarus.

In the year, the Group incurred research and development expenditure of £3,874,000 (2010:		£3,387,000).
	2011	2010
	£’000	£’000
Audit services
– Fees payable to PricewaterhouseCoopers LLP for the statutory audit of the Company’s and consolidated annual accounts	194	177
– Fees payable to PricewaterhouseCoopers LLP and their associates for other services to the Group:
– Audit of the Company’s subsidiaries pursuant to legislation	341	309
Total audit fees	535	486
– Other services pursuant to legislation	59	37
– Tax services	141	139
– Other services	5	1
Total non-audit fees	205	177
Total fees payable to PricewaterhouseCoopers LLP and their associates	740	663
All fees payable to PricewaterhouseCoopers LLP, the Company’s auditors, include amounts in respect of expenses. All fees payable to PricewaterhouseCoopers LLP have been charged to the income statement.

12. Employee benefit expense	Note	2011 £’000	2010 £’000
Wages and salaries		71,972	59,666
Social security costs		18,174	15,370
Employee share options scheme charge	33	122	577
Pension costs – defined contribution plan	30	3,359	3,249
Pension costs – defined benefit plan	30	52	60
Other post-employment benefits	30	58	51
Temporary staff		5,418	1,774
Welfare		685	535
		99,840	81,282
The average number of persons employed by the Group (including executive directors) during the year was:
2011    2010
Number Number

Production	2,307	1,983
Selling and distribution	137	121
Administration	225	217
	2,669	2,321
The key management of the Group comprises the Titan Europe board of directors and other key management. Details of key management remuneration are included in note 37. Details of directors’ remuneration are contained in note 13.

13. Directors’ emoluments Emoluments paid by all Group companies to the directors of Titan Europe were:
	2011	2010
	£’000	£’000
Remuneration and benefits for executive services	1,660	1,192
Fees for non-executive services	60	60
Pension contributions to defined contribution scheme	149	188
	1,869	1,440
The number of directors for whom the Group made contributions to defined contribution pension schemes was 3 (2010: 4).
Included within J M A Akers remuneration and benefits for executive services is £175,000 (2010: £83,000) of taxable income where an election has been made to take salary due to pension thresholds being met, this pension payment is not therefore subject to tax relief.

Remuneration    Pension
and    Fees for contributions
benefits for    non- to defined
For the year ended    executive    executive contribution
31 December 2011    services    services    scheme    Total
£’000    £’000    £’000    £’000
Non Executive
M M Taylor    –    20    –    20
F H Billig    20    –    20
P A Gartside    –    20    –    20
Executive
J M A Akers    918    –    –    918
M C La Manna    514    –    86    600
V M R Wicks    28    –    18    46
G Chesterton    200    45    245
1,660    60    149    1,869
Remuneration    Pension
and    Fees for contributions
benefits for    non- to defined
For the year ended    executive    executive contribution
31 December 2010    services    services    scheme    Total
£’000    £’000    £’000    £’000
Non Executive
M M Taylor    –    20    –    20
F H Billig    –    20    –    20
P A Gartside    –    20    –    20
Executive
J M A Akers    620    54    674
M C La Manna    381    –    80    461
V M R Wicks    27    –    18    45
G Chesterton    164    –    36    200
1,192    60    188    1,440
14. Foreign exchange gains/(losses)
2011    2010
Note    £’000    £’000
Trading foreign exchange gains/(losses) – operating cost    11    1,166    (231)
Net gain on retranslation of foreign currency loans – net finance cost    6    (648)    236
518    5

15. Property, plant and equipment Freehold land and buildings			Leasehold property	Plant and machinery	Fixtures, Assets fittings, in the tools and course of equipment construction		Total
	Note	£’000	£’000	£’000	£’000	£’000	£’000
At 1 January 2010
Cost		61,342	11,406	188,725	25,638	4,171	291,282
Accumulated depreciation		(9,001)	(1,916)	(109,863)	(17,972)	(2,353)	(141,105)
Net book amount		52,341	9,490	78,862	7,666	1,818	150,177
Year ended
December 31, 2010
Opening net book amount		52,341	9,490	78,862	7,666	1,818	150,177
Additions		680	38	5,242	1,322	4,032	11,314
Disposals		(11)	–	(80)	(2)	(15)	(108)
Reclassifications			(360)	807	210	(657)
Foreign exchange movement		(1,423)	(455)	(824)	(91)	36	(2,757)
Transfer from held for sale assets	21	–	–	5	–	–	5
Other				(61)	(21)	15	(67)
Depreciation charge	11	(1,883)	(268)	(11,474)	(2,562)	–	(16,187)
Closing net book amount		49,704	8,445	72,477	6,522	5,229	142,377
At 31 December 2010
Cost		60,412	10,486	188,701	26,583	6,273	292,455
Accumulated depreciation/ impairment		(10,708)	(2,041)	(116,224)	(20,061)	(1,044)	(150,078)
Net book amount		49,704	8,445	72,477	6,522	5,229	142,377
Year ended
December 31, 2011
Opening net book amount		49,704	8,445	72,477	6,522	5,229	142,377
Acquired with subsidiary			–	4,586	59	–	4,645
Additions		1,591	–	6,163	1,548	9,602	18,904
Disposals		–	–	(1,388)	–	(3)	(1,391)
Reclassifications		8,843	(8,454)	3,268	1,451	(5,108)	–
Foreign exchange movement		(1,755)	109	(3,280)	(225)	(463)	(5,614)
Other		2	–	13	15	(2)	28
Depreciation charge	11	(2,212)	(22)	(11,394)	(2,775)	–	(16,403)
Closing net book amount		56,173	78	70,445	6,595	9,255	142,546
At 31 December 2011
Cost		70,375	174	188,563	28,240	9,463	296,815
Accumulated depreciation/ impairment		(14,202)	(96)	(118,118)	(21,645)	(208)	(154,269)
Net book amount		56,173	78	70,445	6,595	9,255	142,546
Property, plant and equipment pledged as security for borrowings for 2011 was £12,263,000 (2010: £22,358,000). This includes the Group’s obligations under finance leases (see note 28) which are secured by the lessors’ title to the leased assets.

Included in property, plant and equipment are assets held under finance leases. The net book value of these assets as at 31 December 2011 is as follows:
Fixtures,
Freehold    fittings,
land and Leasehold Plant and    tools and
buildings property machinery equipment    Total

	£’000	£’000	£’000	£’000	£’000
At 31 December 2011	1,630	78	4,048	376	6,132
At 31 December 2010	1,739	8,449	4,971	245	15,404
There is a further £234,000 (2010: £254,000) of assets included within Intangible assets held under finance lease.
The depreciation charge on leased assets was £868,000 (2010: £1,746,000).
16. Intangible assets

	Note	Goodwil £’000	Licences and patents £’000	Computer software £’000	Develop-ment costs £’000	Other £’000	Total £’000
Cost
At 1 January 2010		53,530	2,708	1,656	2,014	92	60,000
Additions			69	89	36	2	196
Disposals				(84)			(84)
Foreign exchange movement		106	(50)	20	(42)	12	46
Other			(38)	(76)	–	–	(114)
At 31 December 2010		53,636	2,689	1,605	2,008	106	60,044
Acquired with subsidiary		–	–	–	–	1,224	1,224
Additions		3,031	77	242	217	–	3,567
Disposals			(14)	(34)	–	–	(48)
Foreign exchange movement		(209)	(21)	(93)	(44)	(202)	(569)
Other			(195)	(110)	–	–	(305)
At 31 December 2011		56,458	2,536	1,610	2,181	1,128	63,913
Amortisation
At 1 January 2010		(2,962)	(912)	(814)	(959)	(26)	(5,673)
Charge for the year	11		(268)	(233)	(455)	(11)	(967)
Disposals		–	–	84	–	–	84
Foreign exchange movement		–	27	(26)	10	(5)	6
Other		–	38	76			114
At 31 December 2010		(2,962)	(1,115)	(913)	(1,404)	(42)	(6,436)
Charge for the year	11		(279)	(273)	(373)	(19)	(944)
Disposals			14	34	–	–	48
Foreign exchange movement		–	12	62	35	4	113
Other			195	110			305
At 31 December 2011		(2,962)	(1,173)	(980)	(1,742)	(57)	(6,914)
Net book value
At 31 December 2011		53,496	1,363	630	439	1,071	56,999
At 31 December 2010		50,674	1,574	692	604	64	53,608
At 1 January 2010		50,568	1,796	842	1,055	66	54,327

Impairment
An impairment test is a comparison of the carrying value of assets of a business or cash generating unit (CGU) to their recoverable amount. Where the recoverable amount is less than the carrying value, an impairment results. During the year, all goodwill was tested for impairment, with no impairment charges resulting.
Goodwill attributable to the Undercarriage division amounted to £44,571,000 (2010: £44,571,000) and to the Wheels division £8,925,000 (2010: £6,103,000).
All of the recoverable amounts were measured based on value in use. Detailed forecasts for the next 5 years have been used which are based on approved annual budgets and strategic projections representing the best estimate of future performance.
Key assumptions
In determining the recoverable amount it is necessary to make a series of assumptions to estimate the present value of future cash flows. In each case, these key assumptions have been made by management reflecting past experience and are consistent with relevant external sources of information.
Pre-tax adjusted discount rates
Pre-tax adjusted discount rates are derived from risk free rates based upon long-term government bonds in the territories within which the CGU operates. A relative risk adjustment has been applied to risk free rates to reflect the risk inherent in the territories to which the cash flows arise, in prior years this risk adjustment was made to the cash flows themselves. The pre-tax risk adjusted discount rate used for Undercarriage of 14.7 per cent. (2010 comparable rate: 13.8 per cent.) and Wheels of 13.6 per cent. (2010 comparable rate: 11.7 per cent.), reflects the mix of geographical territories within the CGU.
Operating cash flows
The main assumptions within the forecast operating cash flows include the achievement of future sales prices, volumes, raw material input costs, and the level of on-going capital expenditure required to support forecast production.
Long-term growth rates
To forecast beyond the five years, a long-term average growth rate has been used, this is not greater than the average long-term growth rate in each of the territories where the CGU is based. This results in an average growth rate of Undercarriage 2.3 per cent. (2010: 3.4 per cent.) and Wheels 2.4 per cent. (2010: 1.9 per cent.).
Goodwill sensitivity analysis
The results of the Group’s impairment tests are dependent on estimates and judgements made by management, particularly in relation to the key assumptions described above. A sensitivity analysis as to likely and potential changes in key assumptions has therefore been performed.
The table below shows the assumptions used and the amount by which each assumption must change in isolation in order for the estimated recoverable amount to equal the carrying value. The directors do not consider this to be reasonably probable.
Assumptions    Change    Change
used    required Assumptions    required
Undercarriage Undercarriage used Wheels    Wheels
Pre-tax risk adjusted discount rate    14.7%    2.0% points    13.6%    7.8% points
Long-term growth rate    2.3%    3.8% points    2.4% 21.0% points

17. Investments
Investments in subsidiary undertakings
The investments in subsidiary undertakings are at cost. Subsidiary undertakings are as follows:
Company’s equity shareholding at
Registered    31 December
Company    country    Principal business    2011
Titan Steel Wheels    England    Manufacture of steel wheels for off-road vehicles    100%
Limited
Titan Distribution (UK)    England    Distribution of wheels and tires for off-road and    100%
Limited    agricultural vehicles
Titan ITM Holding SpA Italy    Italian Holding Company    100%
Titan Italia SpA    Italy    Manufacture of agricultural wheels, idlers and    See below +
brakes for off-road vehicles
Italtractor ITM SpA    Italy    Distribution of complete undercarriage    See below +
components and assemblies
Italtractor Operations    Italy    Manufacture of undercarriage components and    See below +
SpA    assemblies
Dosfly SA    Spain    Dormant    See below +
Titan Intertractor GmbH Germany    Design, assembly and distribution of complete    See below +
undercarriage frames. Distribution of
undercarriage components. Manufacture of steel wheels for off-road and agricultural vehicles
Piezas Rodajes SA    Spain    Manufacture of cast components for    See below +
undercarriage and ground engaging tools
Casting Product SA    Spain    Dormant    See below +
Italtractor ITM Track Ltd China    Assembly and distribution of undercarriage    See below +
components
Titan ITM (Tianjin) Co    China    Manufacture, assembly and distribution of    See below +
undercarriage components
Titan ITM Japan Ltd    Japan    Representative office    See below +
Italtractor Landroni Ltda Brazil    Manufacture and distribution of undercarriage    See below +
components
Intertractor America Corp USA    Manufacture, assembly and distribution of    See below +
undercarriage components
Titan France SAS    France    Manufacture of steel wheels for off-road and    See below +
agricultural vehicles
Titan Wheels Australia    Australia    Assembly and distribution of steel wheels.    100%

Pty Ltd	Manufacture and distribution of agricultural wheels and associated components, construction and mining wheels. Distribution and service of Undercarriage components
Titan Wheels Indonesia Indonesia    Assembly and distribution of steel wheels.    See below #
PT    Distribution of construction and mining wheels
Titan Wheels South    South Africa Assembly and distribution of steel wheels.    See below #
Africa Pty    Distribution of construction and mining wheels.
Aros Del Pacifico S.A.    Chile    Assembly and distribution of off-highway wheels    100%
for mining and construction vehicles

Company’s equity shareholding at
Registered    31 December
Company    country    Principal business    2011
Aros Del Pacifico S.A.C. Peru    Assembly and distribution of off-highway wheels    100%
for mining and construction vehicles
Titan Jantsa Jant    Turkey    Manufacture of agricultural wheels for off-road    See below +
Sanayi Ticaret ve Sanayi    vehicles
+ 100% held via the Company’s holding in Titan ITM Holding SpA
# 100% held via the Company’s holding in Titan Wheels Australia Pty Ltd
Investments are summarised below:

	2011 £’000	2010 £’000
Share of net assets of associated undertaking including goodwill	12,197	12,681
Share of net assets of joint venture including goodwill	–	4,408
Other investments	40	40
End of the year	12,237	17,129
The directors consider that the values of the investment are supported by their underlying	assets.
Share of profit of associate and joint venture
	2011	2010
Note	£’000	£’000
Share of profit of joint venture* 19	220	322
Share of profit of associate 18	1,580	1,134
Share of profit of associate and joint venture	1,800	1,456
Gain on previously held interest in joint venture	1,863	–
Total share of profit of associate and joint venture	3,663	1,456
* As explained in note 38 on 19 April 2011 the remaining 50 per cent. of Titan Jantsa was acquired, the share of profit of joint venture results reflects the period up to the date of acquisition.
18. Investment in associate
The investment in associate represents the 35.91 per cent. equity stake in Wheels India Limited, (held by the Parent Company, Titan Europe) a company incorporated in India and listed on the National Stock Exchange in India. The Group’s share of Wheels India Limited results and net assets is disclosed below:

	2011	2010
	£’000	£’000
Beginning of the year	12,681	11,293
Share of profit	1,580	1,134
Exchange differences	(1,762)	473
Other equity movements	(302)	(219)
End of the year	12,197	12,681

	Goodwil	Assets	Liabilities	Revenues	Profit	Interest held
	£’000	£’000	£’000	£’000	£’000%
2010	2,811	47,710	(37,840)	80,779	1,134	35.91
2011	2,811	45,108	(35,721)	93,431	1,580	35.91

The Company’s principal activity is the manufacture of commercial vehicle wheels. Wheels India Limited has a reporting date of 31 March to comply with reporting requirements in India. Results are included for the 12 months up to and including 31 December 2011.
Included in the profit for the year is an exceptional income movement on the fair value of foreign exchange contracts used for cash flow hedging of £79,000 (2010: £738,000 expense movement).
19. Investment in joint venture
As explained in note 38, on 19 April 2011 the remaining 50 per cent. stake in Titan Jantsa was acquired, up until this date investments in joint ventures comprise a 50 per cent. equity stake in Titan Jantsa, Turkey, held by Titan Italia SpA. The Group’s share of Titan Jantsa results and net assets is disclosed below:

	2011 £’000	2010 £’000
Revenues	1,341	4,365
Operating costs and other income	(1,087)	(4,015)
Profit from operations	254	350
Net financing costs	21	64
Profit before income tax	274	414
Taxation	(55)	(92)
Profit after income tax	220	322
Non-current assets		1,922
Current assets		3,458
Total assets		5,380
Non-current liabilities		(358)
Current liabilities		(721)
Total liabilities		(1,079)
Goodwill		107
	2011	2010
	£’000	£’000
Beginning of the year	4,408	4,089
Share of profit	220	322
Transfer to investment in subsidiary	(4,483)	–
Exchange differences	(145)	(3)
End of the year		4,408

20. Trade and other receivables	Note	2011 £’000	2010 £’000
Trade receivables		78,163	73,692
Less: provision for impairment of trade receivables		(586)	(990)
Trade receivables – net		77,577	72,702
Prepayments		4,173	4,480
Other receivables		4,441	3,865
Short-term deposits		258	848
Receivables from related parties	37	–	15
		86,449	81,910
Less: non-current portion:
Trade receivables – net		132	149
Prepayments		36	38
Other receivables		599	188
		767	375
Current portion		85,682	81,535
Analysis of trade receivables past due but not impaired:
		2011	2010
		£’000	£’000
Up to 3 months		11,469	8,725
3 to 6 months		478	1,111
Over 6 months		250	487
		12,197	10,323
Credit quality of trade receivables is outlined in note 26.
Currency analysis
		2011	2010
		£’000	£’000
Sterling		5,801	4,768
Euro		55,151	55,374
US dollar		7,247	6,414
Australian dollar		5,596	5,123
Other		12,654	10,231
		86,449	81,910

Provision against trade receivables
	2011	2010
	£’000	£’000
At 1 January	990	1,209
Provision for receivables impairment	45	307
Receivables written-off during the year as uncollectable	(289)	(420)
Unused amounts reversed	(167)	(107)
Unwind of discount	10	29
Foreign exchange movement	(3)	(28)
At 31 December	586	990
Trade receivables include £3,204,000 (2010: £3,261,000) of invoices under a recourse invoice discounting agreement.

21. Held for sale assets
		2011	2010
	Note	£’000	£’000
At 1 January		2,341	2,469
Transfer out of held for sale assets during the year	15	–	(5)
Impairment during the year		(1,109)	–
Foreign exchange movement		(11)	(119)
Disposals		(11)	(4)
At 31 December		1,210	2,341

Held for sale assets represent the building and plant and machinery of the Varese plant which has been closed as part of the on-going restructuring of the Undercarriage division. The asset is recorded at fair value, and was sold on the 29 February 2012 for the fair value.

22. Inventories
	2011	2010
	£’000	£’000
Raw materials	37,963	28,419
Work in progress	16,575	13,579
Finished goods	56,999	54,732
	111,537	96,730

The amount of any write down reversal recognised in cost of sales in the year was £154,000 (2010: £1,160,000 credit).

23.Cash and cash equivalents
2011    2010
£’000    £’000
Cash at bank and on hand    40,262    30,488
Cash, cash equivalents and bank overdrafts include the following for the purposes of the cash flow statement:

		2011	2010
	Note	£’000	£’000
Cash and cash equivalents		40,262	30,488
Bank overdrafts	28	(18,269)	(20,880)
		21,993	9,608
23. Trade and other payables
		2011	2010
	Note	£’000	£’000
Trade payables		91,992	79,240
Payables to related parties	37	4,610	3,529
Accruals and deferred income		15,629	18,109
Social security and other taxes		5,201	5,359
Other payables		1,291	1,499
		118,723	107,736
Less: non-current portion:
Accruals and deferred income		2,213	2,238
Other payables		–	184
		2,213	2,422
Current portion		116,510	105,314

Payables to related parties are unsecured, have no fixed date of repayment, and do not incur interest.
24.    Financial instruments by category
Assets at fair value
through Derivatives
Loans and    the profit    used for
receivables    and loss    hedging    Total

	Note	£’000	£’000	£’000	£’000
December 31, 2011
Assets as per balance sheet
Trade and other receivables		82,278	–	–	82,278
Cash and cash equivalents	23	40,262	–	–	40,262
Total		122,540		–	122,540

	Liabilities at
	fair value	Derivatives	Other
	through profit	used for	financial
	and loss	hedging	liabilities	Total
	Note £’000	£’000	£’000	£’000
December 31, 2011
Liabilities as per balance sheet
Borrowings	28	–	164,924	164,924
Trade and other payables	–	–	108,755	108,755
Derivative financial instruments	–	5,077	–	5,077
Total	–	5,077	273,679	278,756
		Assets at fair value through	Derivatives
	Loans and	the profit	used for
	receivables	and loss	hedging	Total
	Note £’000	£’000	£’000	£’000
December 31, 2010
Assets as per balance sheet
Trade and other receivables	77,422	–	–	77,422
Cash and cash equivalents	23 30,488	–	–	30,488
Total	107,910
	Liabilities at
	fair value	Derivatives	Other
	through profit	used for	financial
	and loss	hedging	liabilities	Total
	Note £’000	£’000	£’000	£’000
December 31, 2010
Liabilities as per balance sheet
Borrowings	28 –	–	164,144	164,144
Trade and other payables	–	–	97,595	97,595
Derivative financial instruments	–	5,443	–	5,443
Total	–	5,443	261,739	267,182
The fair value is considered to approximate to the carrying value as disclosed above.
26.Credit quality of financial assets
A significant proportion of the trade receivables comprise receivables with the major international Original Equipment Manufacturers (OEMs), in some cases these receivables are also covered by credit insurance. Cash and cash equivalents are held with primarily major non-UK banks. The carrying amount of financial assets recorded in the financial statements, which is net of impairment losses, represents the Group’s maximum exposure to credit risk, however against this there is some coverage from credit insurance, but no other collateral or other credit enhancements are held.
27.Derivative financial instruments
Derivative financial instruments which are used for hedging at the year-end relate to interest rate swaps. For the purposes of IFRS 7 these are categorised as level 2 fair value measurement. Periodically the Group uses foreign exchange rate derivatives for hedging, there were none in place at the year end (2010: nil).

28. Borrowings	Note	2011 £’000	2010 £’000
Non-current
Bank borrowings		108,358	104,772
Hire purchase and finance lease obligations		1,305	1,902
		109,663	106,674
Current
Bank overdraft	23	18,269	20,880
Bank borrowings		36,033	33,290
Hire purchase and finance lease obligations		959	3,300
		55,261	57,470
Total borrowings		164,924	164,144

Bank borrowings mature until July 2026 and bear an average interest rate of 5.5 per cent. annually (2010:

5.5 per cent. annually). The maturity analysis of total borrowings is given below:
	2011	2010
	£’000	£’000
Within 1 year	55,261	57,470
Between 1 and 2 years	35,624	24,697
Between 2 and 5 years	72,305	81,546
Over 5 years	1,734	431
	164,924	164,144

Total borrowings include secured liabilities of £125,036,000 (2010: £124,815,000). The main facility is the Intesa Sanpaolo SpA and UniCredit SpA facility which is secured by a pledge on the shares of Italtractor ITM SpA, Italtractor Operations SpA, Titan Intertractor GmbH and Intertractor America Corp.
The gross notional amounts and fair value of the non-current borrowings are as follows:

	Gross notional amount		Fair value
	2011	2010	2011	2010
	£’000	£’000	£’000	£’000
Bank borrowings	111,021	108,934	108,358	104,772
Hire purchase and finance lease obligations	1,305	1,902	1,305	1,902
Total	112,326	110,836	109,663	106,674
Accordo Quadro loans account for the main difference between gross notional amount and fair value. The fair value adjustment on the Accordo Quadro balance is £2,663,000 (2010: £4,162,000). For the purposes of IFRS 7 these are categorised as level 2 fair value measurement.
The fair value of current borrowings equals the carrying amount, as the impact of discounting is not significant.

The exposure of the Group’s borrowings to interest rate changes and the contractual repricing dates at the balance sheet dates are as follows:

	2011 £’000	2010 £’000
Floating rate:
Expiring within one year	42,035	49,646
Expiring beyond one year	55,568	56,189
Fixed rate:
Expiring within one year	13,226	7,824
Expiring beyond one year	54,095	50,485
	164,924	164,144
To mitigate the variable interest rate risk 85 per cent. of the floating rate debt (2010: 89 per cent.) was covered by a floating-to-fixed interest rate swap.
Further detail on the Group borrowings is given in the table below:

	2011 £’000	2010 £’000	Interest	Expiry
Intesa Sanpaolo SpA/	82,809	94,215	Euribor 3 months+	Oct 2015
UniCredit SpA			3.5% margin#
Accordo Quadro *	23,037	21,547	Fixed at 0.0% and 2.0%	Dec 2013
Other bank loans	38,545	22,300	Variable between 0.0% and	Earliest
			11.0% Weighted average 3.8%	Jan 2012 latest
				Jul 2026
Total bank borrowings	144,391	138,062
Hire purchase	2,264	5,202	Variable between 2.7% and 9.6%	Earliest
			Weighted average 4.8%	March 2012 latest
				August 2017
Bank overdraft	18,269	20,880	Variable between 3.1% and 4.6% Weighted average 3.6%	Annual renewal
Total borrowings	164,924	164,144

* The Custodian bank for the Accordo Quadro loans is UniCredit Corporate Banking SpA.
# Interest coupon will also be adjusted giving a ratchet down as the business performance improves.
Finance lease obligations fall due as follows: £959,000 within one year (2010: £3,300,000), £1,275,000 in one to five years (2010: £1,874,000) and £30,000 in more than five years (2010: £28,000).
Finance lease obligations gross of finance lease charges fall due as follows: £1,320,000 within one year (2010: £3,814,000), £1,595,000 in one to five years (2010: £2,471,000) and £32,000 in more than five years (2010: £28,000).

The Group’s borrowings are denominated in the following currencies:
	2011	2010
	£’000	£’000
Bank borrowings and hire purchase
Sterling	5,016	5,016
Euro	120,885	121,832
US dollars	9,914	6,232
Australian dollars	1,440	2,191
Other	9,400	7,993
	146,655	143,264
Bank Overdraft
Sterling	7,606	11,523
Euro	10,612	9,296
US dollars	47	61
Australian dollars	4	–
Other	–	–
	18,269	20,880
Total
Sterling	12,622	16,539
Euro	131,497	131,128
US dollars	9,961	6,293
Australian dollars	1,444	2,191
Other	9,400	7,993
	164,924	164,144
29. Deferred income tax
	2011	2010
	£’000	£’000
Deferred tax assets:
– deferred tax assets to be recovered after more than 12 months	26,258	30,545
– deferred tax assets to be recovered within 12 months	5,376	6,847
	31,634	37,392
Deferred tax liabilities:
– deferred tax liabilities to be recovered after more than 12 months	(11,297)	(18,400)
– deferred tax liabilities to be recovered within 12 months	(1,230)	(783)
	(12,527)	(19,183)
Deferred tax assets (net)	19,107	18,209

Assets 2011 2010 £’000 £’000		Liabilities 2011 2010 £’000 £’000		Net 2011 2010 £’000 £’000
Property, plant and equipment 5,823	12,153	(9,509)	(15,104)	(3,686)	(2,951)
Intangible assets 5	5	–	(5)	5	–
Inventory 805	848	–	–	805	848
Interest-bearing loans and borrowings 1,704	1,820	(706)	(1,165)	998	655
Employee benefits 345	266	(317)	(296)	28	(30)
Deferred government grants 146	103	–	(30)	146	73
Provisions 1,910	1,755	(357)	(358)	1,553	1,397
Tax value of loss carry-forwards 17,922	17,763			17,922	17,763
Other 2,974	2,679	(1,638)	(2,225)	1,336	454
31,634	37,392	(12,527)	(19,183)	19,107	18,209
At					At
1 January	Recognised	Recognised		Exchange	31 December
2011	in income	in equity	Acquisition	differences	2011
£’000	£’000	£’000	£’000	£’000	£’000
Property, plant and equipment 2,951	543	–	418	(226)	3,686
Intangible assets	(5)	–	–	–	(5)
Inventory (848)	39	–	–	4	(805)
Interest-bearing loans and borrowings (655)	(299)	(74)	–	30	(998)
Employee benefits 30	(116)	62	(6)	2	(28)
Deferred government grants (73)	(77)	–	–	4	(146)
Provisions (1,397)	(194)	–	–	38	(1,553)
Tax value of loss carry-forwards (17,763)	(864)		–	705	(17,922)
Other (454)	(588)	(225)	–	(69)	(1,336)
(18,209)	(1,561)	(237)	412	488	(19,107)
	At				At
	1 January	Recognised	Recognised	Exchange	31 December
	2010	in income	in equity	differences	2010
	£’000	£’000	£’000	£’000	£’000
Property, plant and equipment	2,201	539	–	211	2,951
Intangible assets	(13)	12	–	1	–
Inventory	(805)	7	–	(50)	(848)
Interest-bearing loans and borrowings	(56)	(562)	(105)	68	(655)
Employee benefits	(9)	40	–	(1)	30
Deferred government grants	(108)	30	–	5	(73)
Provisions	(2,454)	1,037	–	20	(1,397)
Tax value of loss carry-forwards	(15,884)	(2,213)	–	334	(17,763)
Other	346	(971)	–	171	(454)
	(16,782)	(2,081)	(105)	759	(18,209)
Deferred income tax assets are recognised for tax loss carry-forwards to the extent that the realisation of the related tax benefit through future taxable profits is probable.

Deferred taxation assets and liabilities that are unrecognised/unprovided comprise:

	Assets		Liabilities		Net
	2011	2010	2011	2010	2011	2010
	£’000	£’000	£’000	£’000	£’000	£’000
Deductible temporary differences	78	55	–	–	78	55
Unrelieved tax losses	3,057	6,244	–	–	3,057	6,244
	3,135	6,299	–	–	3,135	6,299

No asset has been recognised in respect of £3,057,000 (2010: £6,244,000) due to the prudent view that the Group takes on tax loss recognition. Unrecognised tax losses of £313,000 expire between 2012 and 2016 (2010: £2.7m between 2011 and 2015). Other losses may be carried forward indefinitely.
30. Employee benefits
The Group has established a number of pension schemes around the world covering many of its employees.
Defined contribution schemes
The Group operates a number of defined contribution pension schemes. The assets of the schemes are held separately from the Group in independently administered funds. Contributions by the Group during the year were £3,359,000 (2010: £3,249,000). Outstanding contributions at the end of the year amounted to £27,000 (2010: £19,000) and are included in accruals.
Defined benefit schemes
The pension scheme in France and the pension scheme acquired in Germany are of the defined benefit type. The pension cost amounting to £52,000 (2010: £60,000) has been charged to the income statement. A liability of £1,574,000 (2010: £1,931,000) is included within employee benefits and this represents the accumulated pension costs relating to the unfunded French scheme, and funded and unfunded German schemes.
The most recent actuarial valuation of the French scheme was at 31 December 2011. The valuation of the scheme used the projected unit method using the gender specific l’INSEE 2004-2006 mortality tables, and was carried out by Associé Gérant – Actuaire Conseil, independent and professionally qualified actuaries. The principal assumptions for the plan made by the actuaries were:

	2011	2010
	%	%
Main actuarial assumptions
Rate of increase in salaries	3.0	3.0
Discount rate	4.5	4.5

The most recent actuarial valuation of the German scheme was at 31 December 2011. The valuation of the scheme used the projected unit method, the Richttafeln 2005 G mortality tables, and was carried out by Aon Jauch & Hübener Consulting GmbH, independent and professionally qualified actuaries. The principal assumptions for the plan made by the actuaries were:

	2011%	2010%
Main actuarial assumptions
Rate of increase in salaries	2.5	2.5
Rate of increase of pensions in payment	1.75	1.75
Discount rate	4.3	4.7
Expected return on plan assets	4.5	4.5

Other post retirement benefits scheme
The Trattamento di fine Rapporto (“TFR”) scheme in Italy relates to an accrued benefit that is paid when an employee leaves the Company. The pension cost amounting to £nil (2010: £nil) has been charged to the income statement. A liability of £8,250,000 (2010: £8,958,000) is included within employee benefits and this represents the accumulated pension costs relating to the unfunded Italian scheme.
The most recent actuarial valuation of the Italian scheme was at 31 December 2011. The valuation used the projected unit method, the RG48 mortality tables, and was carried out by Managers & Partners SpA., independent and professionally qualified actuaries. The principal assumptions for the plan made by the actuaries were:

	2011%	2010%
Main actuarial assumptions
Rate of increase in salaries	n/a	n/a
Rate of increase of pensions in payment	3.0	3.0
Discount rate	4.3	4.0
Inflation	2.0	2.0

Other long-term employee benefits scheme
The pension scheme in Australia relates to a long service leave provision. The pension cost amounting to £58,000 (2010: £51,000) has been charged to the income statement. A liability of £404,000 (2010: £339,000) is included within employee benefits and this represents the accumulated pension costs relating to the unfunded Australian scheme.
The valuation was carried out by AON Consulting Pty Ltd, independent and professionally qualified actuaries. The most recent valuation of the Australian Scheme was at 31 December 2011.The principal assumptions for the plan made by the actuaries were:

	2011%	2010%
Main actuarial assumptions
Rate of increase in salaries	4.9	4.0
Discount rate	5.6	6.9
Total employee benefits
	2011	2010
	£’000	£’000
Balance sheet
Present value of funded obligation	2,081	2,321
Fair value of plan assets	(1,129)	(1,114)
	952	1,207
Present value of unfunded obligations	9,296	10,021
Liability in the balance sheet	10,248	11,228
	2011	2010
	£’000	£’000
Movement in the employee benefit obligation
Opening balance	12,342	14,509
Exchange differences	(187)	(646)
Acquired with subsidiary	18	–
Current service cost	110	111
Interest on obligation	532	557
Actuarial (gains)/losses	(216)	(42)
Benefits paid	(1,222)	(2,147)
Closing balance	11,377	12,342

	2011 £’000	2010 £’000
Movement in the fair value of plan assets
Opening balance	(1,114)	(1,131)
Exchange differences	24	55
Expected return on plan assets	(50)	(57)
Actuarial loss	11	19
Closing balance	(1,129)	(1,114)
	2011	2010
	£’000	£’000
Income statement
Current service cost	110	111
Included within profit from operations	110	111
Interest on obligation	532	557
Expected return on plan assets	(50)	(57)
Included within finance charges	482	500
Total	592	611
Analysis of amount recognised in consolidated statement of comprehensive	income
	2011	2010
	£’000	£’000
Experience gains and losses arising on the scheme liabilities	(193)	36
Changes in the assumptions underlying the present value of the scheme liabilities	398	(13)
Actuarial gain recognised in consolidated statement of comprehensive income	205	23

The cumulative amount of actuarial gains recognised in the other comprehensive income since the date of transition to IFRS in 2011: £248,000 (2010: £43,000).
History of experience gains and losses

	2011	2010	2009	2008	2007
	£’000	£’000	£’000	£’000	£’000
Experience gains and losses arising on the scheme liabilities:
Amount	193	(36)	(47)	(30)	25
Percentage of the present value of the scheme liabilities	1.7%	-0.3%	-0.3%	-0.2%	0.2%
Present value of scheme liabilities	(11,377)	(12,342)	(14,509)	(17,116)	(14,784)
Fair value of scheme assets	1,129	1,114	1,131	1,182	863
Employee benefit liability	(10,248)	(11,228)	(13,378)	(15,934)	(13,921)
The actual gain on plan assets was £40,000 (2010: £38,000).
The estimated amount of contributions expected to be paid to the scheme during the current financial year is £nil (2010: £nil).

31. Provisions	Warranty Redundancy		Other	Total
	£’000	£’000	£’000	£’000
At 1 January 2011	1,742		805	2,547
Charged/(credited) to the income statement:
– Additional provisions	2,363	2,356	61	4,780
– Unused amounts reversed	(118)	–	–	(118)
Used during the year	(2,416)	–	(97)	(2,513)
Exchange differences	(26)	(81)	(25)	(132)
At 31 December 2011	1,545	2,275	744	4,564

Other provisions mainly relate to potential other tax liabilities for which the outcome is uncertain. It is expected that this provision will be utilised in the next two to five years. The warranty provision represents management’s best estimate of the Group’s liabilities under warranties granted on undercarriage products. The timing of the utilisation of this provision is uncertain but it is expected to be used within the next two years. The redundancy provision relates to the Cassa Intergrazione Guadagni (CIG) process in Italy in relation to phase out of the idler manufacturing business which is expected to be utilised in the next two to five years.
Warranty Redundancy    Other    Total
£’000    £’000    £’000    £’000
Within 1 year    1,492    395    182    2,069
Between 1 and 2 years    53    644    74    771
Between 2 and 5 years    –    1,236    488    1,724
Over 5 years    –    –    –    –
At 31 December 2011    1,545    2,275    744    4,564
32.Share capital
Allotted, called up and fully paid:
Number of
40 pence    Ordinary
shares    shares
(thousands)    £’000
At 1 January 2010 and 1 January 2011    82,981    33,192
Issued in the year    4,322    1,729
At 31 December 2011    87,303    34,921
33.Share-based payments
Share options have been granted under the Unapproved Share Option Scheme (‘USOS’) 2004. Under this scheme, the Company can grant options over shares to employees in the Group. Options were granted with a fixed exercise price equal to the market price of the shares under option at the day before the grant date. The contractual life of an option is 10 years. Awards under the USOS are generally reserved for employees at senior management level and above. Options granted to directors in 2009 and senior management in 2010 under the USOS are exercisable on or after the third anniversary of the date of grant. Options granted to directors in 2010 are exercisable from the date of the grant. Exercise of an option is subject to continued employment. The share options granted in 2009 can only be exercised once the Group achieves a leverage ratio of 3.5:1 or less. Options were valued using the Black-Scholes option-pricing model. The fair value per option granted and the assumptions used in the calculation are as follows:

	Grant 2009	Grant 2010	Grant 2010
Grant date	01/06/09	08/09/10	08/09/10
Share price at grant date	0.34	0.63	0.63
Exercise price	0.4	0.63	0.63
Number of employees	10	3	6
Shares under option	3,890,000	832,500	720,000
Vesting period (years)	3	–	3
Expected volatility	105.7%	107.1%	107.1%
Option life (years)	10	10	10
Expected life (years)	6.5	5.0	6.5
Risk free rate	2.64%	1.71%	1.71%
Expected dividends expressed as a dividend yield	2.18%	2.2%	2.4%
Fair value per option	0.23	0.43	0.44

The expected volatility is based on historical volatility since 1 January 2006. The expected life is the average expected period to exercise. The risk free rate of return is the yield on zero-coupon UK Government bonds of a term consistent with the assumed option life.

2011 Weighted average exercise Number price	2010 Weighted average exercise Number price
Outstanding at 1 January 5,442,500 £0.47	3,890,000	0.40
Cancelled – –	–	–
Exercised (173,333) £0.40
Granted – –	1,552,500	0.63
Outstanding at 31 December 5,269,167 £0.47	5,442,500	0.47
Exercisable at 31 December 832,500 £0.63	832,500	0.63
The weighted average fair value of options granted in the year was £nil (2010:	£0.44).
The total charge for the year relating to employee share-based payments was £122,000 (2010:		£577,000).

Share options outstanding at the year end have an exercise price range of £0.40 to £0.63 (2010: £0.40 to £0.63) and a weighted average contractual life of 7.8 years (2010: 8.8 years).
The weighted average share price at the date of exercise of share options was £1.00.
34. Capital commitments
Capital commitments of the Group, which were contracted for, but not provided for, as at 31 December 2011 were £4,127,000 (2010: £2,605,000). Capital commitment relates to capital expenditure on property, plant and equipment.

35. Operating lease commitments
The future aggregate value of minimum lease payments under non-cancellable operating leases are given below:

	2011 £’000	2010 £’000
Expiring within:
One year	3,364	2,636
Two to five years	8,702	3,067
More than five years	1,568	229
	13,634	5,932

Operating leases represent principally property, plant and machinery and motor vehicles.
36.Contingent liabilities
The nature of work of the Group means that from time to time, the Group is subject to claims by employees for work related injuries. The Group always defends these claims and provision for any liability is only made when it is probable that the Group will be required to make payment. The provision in 2011 of £148,000 (2010: £266,000) relates to Brazilian employee labour claims.
37.Related party transactions
During the year the Group companies entered into the following transactions with related parties:

		2011 £’000	2010 £’000
Sales of goods:
– Titan International Inc. related companies		32	–
– Associate		–	–
– Joint venture		95	137
		127	137
Purchases of goods:
– Titan International Inc. related companies		(9,734)	(6,628)
– Associate		(534)	(612)
– Joint venture		(1,195)	(3,319)
		(11,463)	(10,559)
Year end balances arising from sales/purchases of goods
		2011	2010
	Note	£’000	£’000
Receivables from related parties:
– Titan International Inc. related companies		–	–
– Associate		–	–
– Joint venture		–	15
	20		15
Payables to related parties:
– Titan International Inc. related companies		(4,277)	(2,270)
– Associate		(333)	(112)
– Joint venture			(1,147)
	24	(4,610)	(3,529)

Remuneration of key management personnel
Key management personnel includes executive directors whose remuneration is detailed in note 13, Company managing directors and key operational directors.
2011    2010
Note    £’000    £’000
Short-term employee benefits    4,529    3,554
Post employment benefits    821    806
Share-based payments    33    122    577
5,472    4,937
38. Acquisition of subsidiary
On 19 April 2011, Titan Italia SpA, a wholly owned subsidiary of Titan Europe acquired the remaining 50 per cent. interest in its joint venture business, Titan Jantsa Jant Sanayi Ticaret ve Sanayi A.S¸. (“Titan Jantsa”) from JANTSA-Jant Sanayı ve Tıcaret A.S. (“JANTSA”). The cash consideration paid for the shareholding was €8,500,000 (£7,516,000).
The goodwill of £3,031,000 arising from acquisition is attributable to the expected synergies available from combining the operations of Titan Jantsa and the Group.
None of the goodwill recognised is expected to be deductible for income tax purposes. The following table summarises the consideration paid, and the amounts of the assets acquired and liabilities assumed recognised at the acquisition date.

	Book Value £’000	Adjustment £’000	Fair Value £’000
Cost of Investment
Cash			7,516
Fair value of previously owned investment			6,238
Fair value of total consideration			13,754
Fair value of assets and liabilities acquired
Property, plant and equipment	3,558	868	4,426
Intangible assets – non-compete agreement	–	1,224	1,224
Cash at bank	2,876	–	2,876
Current assets – inventory	1,157	125	1,282
Current assets – trade and other receivables	3,647	–	3,647
Non-current liabilities – bank borrowings	(619)	–	(619)
Non-current liabilities – employee benefit	(118)	100	(18)
Current liabilities – bank borrowings	(275)	–	(275)
Current liabilities – trade and other payables	(1,408)	–	(1,408)
Deferred tax	6	(418)	(412)
Fair value of net assets acquired	8,824	1,899	10,723
Goodwill			3,031
			13,754
Net cash outflow in respect of acquisition
Cash consideration extended			(7,516)
Cash at bank acquired			2,876
			(4,640)
The fair value of trade and other receivables is £3,647,000 and includes trade receivables of £1,481,000 which represents the gross contractual amount, and is expected to be fully collectible.

The Group recognised a gain of £1,938,000 as a result of measuring at fair value its 50 per cent. equity interest in Titan Jantsa held before the business combination. The book value at the date of acquisition was £4,483,000. The gain is included in share of associate and joint venture, net of acquisition related costs of £75,000.
The external revenue recognised since acquisition is £4,477,000, and profit before tax of £1,357,000. This is after unwinding of fair value adjustments of £153,000. Since acquisition a net cash inflow of £913,900 has been generated.
If the acquisition had taken place on 1 January 2011, the consolidated external revenue would have been £493,837,000 and profit before tax of £22,076,000.
Intangible assets will be amortised over 5 years.
On 2 December 2011 Titan Europe’s recently formed wholly owned subsidiary, Titan Wheels South Africa (Pty) Ltd (“TWSA”) acquired the South African businesses of Conron Wheels & Allied CC and Conron Earthmover Wheels (Pty) Ltd (the “business”) for a cash consideration of £0.8m.
Under the acquisition agreement, TWSA acquired the business, certain assets and inventories. As at

2 December 2011, the assets acquired had a net book value of £0.8m.	Fair Value
£’000
Cost of Investment
Cash	124
Deferred consideration	724
Fair value of total consideration	848
Fair value of assets and liabilities acquired
Property, plant and equipment	219
Current assets – inventory	724
Current liabilities	(95)
Fair value of net assets acquired	848
Net cash outflow in respect of acquisition
Cash consideration extended	(124)
(124)

The directors consider the book value and the fair value of the assets to be the same. The deferred consideration has been paid in January 2012.
39. Post balance sheet event
On 23 March 2012 a new investment programme in Turkey was announced which will extend our presence and low cost production capability for wheel manufacturing. The investment by Titan Europe will include a new purpose built facility, on 20 March the Company invested £0.8m in land to be used for this new facility.

PART 9

UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE
TITAN INTERNATIONAL GROUP
PART A: UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following pro forma financial information for Titan International has been prepared to show the effect on the balance sheet of Titan International at 30 June 2012 as if the Offer had occurred at that date. Included within this information is the balance sheet of Titan Europe at 30 June 2012, being the most recently published financial statements. This information is prepared for illustrative purposes only and, because of its nature, addresses a hypothetical situation and does not represent Titan International’s or Titan Europe’s actual financial position or results.
The unaudited pro forma balance sheet has been prepared on the basis set out in the notes below.

(expressed in US$000) Assets Current assets	Titan International(1)	Adjustments(2) Titan Europe	Adjustment (3)(4)(5)(6)	Pro forma
Cash and cash equivalents	$149,450	$53,350	($4,800)(4)	$198,000
Accounts receivable	237,418	137,839	(6,277)(6)	368,980
Inventories	214,858	171,915		386,773
Deferred income taxes	29,773	11,473		41,246
Prepaid and other current assets	38,637	22,626		61,263
Total current assets	670,136	397,203	(11,077)	1,056,262
Property, plant and equipment, net	324,676	200,441		525,117
Deferred income taxes		35,931		35,931
Other assets	99,187	108,379	(29,534)	178,032
Total assets	$1,093,999	$741,954	$(40,611)	$1,795,342
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$7,596	$87,409		$95,005
Accounts payable	109,555	152,384	(6,277)(6)	255,662
Other current liabilities	70,464	51,057		121,521
Total current liabilities	187,615	290,850	(6,277)	472,188
Long-term debt	312,881	156,019	(6,277)	468,900
Deferred income taxes	43,243	20,749		63,993
Other long-term liabilities	73,184	24,860		98,043
Total liabilities	616,923	492,478	(6,277)	1,103,124
Shareholders equity
Common stock	37	54,759	(54,759)(5)	37
Additional paid-in capital	383,102	123,774	10,779(5)	517,655
Retained earnings	146,105	60,856	13,579(3)(5)	220,540
Other reserves		10,087	(10,087)(5)	–
Treasury stock	(16,600)	–	–	(16,600)
Treasury stock for deferred compensation	(1,233)	–	–	(1,233)
Accumulated other comprehensive loss	(36,135)		6,154	(29,981)
Total stockholders equity	475,276	249,476	(34,334)	690,418
Noncontrolling interests	1,800	–	–	1,800
Total equity	477,076	249,476	(34,334)	692,218
Total liabilities and equity	$1,093,999	$741,954	$(40,611)	$1,795,342
Notes:

(1)
The consolidated balance sheet of Titan International as at 30 June 2012, has been extracted, without material adjustment, from the Titan International unaudited condensed consolidated financial information for the six months period ended 30 June 2012, which is included in Part A of Part 7 of this document.

(2)	The consolidated balance sheet of Titan Europe as at 30 June 2012 has been calculated as follows and on the basis of the explanatory notes set out below:

●	extraction from the unaudited IFRS financial statements of Titan Europe for the six months ended 30 June 2012, which are included in Part A of Part 8 of this document.

●
US GAAP adjustments to the IFRS financial information including the reclassification of certain assets and liabilities to different categories to align with the treatment adopted by Titan International.

●	conversion of the US GAAP financial information from Pounds Sterling to US Dollars at the exchange rate of £1 to US$1.562.

Set out below is a conversion of the consolidated balance sheet of Titan Europe at 30 June 2012 from IFRS to US GAAP as applied by Titan International, expressed in GBP and converted to USD.
(expressed in 000)
Titan Europe
Titan Europe    Titan Europe    30 June
30 June    IFRS to US    30 June    Exchange    2012
2012    GAAP    2012    Rate    (US GAAP)
(IFRS)    Adjustments    (US GAAP)    1.562    (in $)
Assets    (i)    (ii)    (iii)
Current assets
Cash and cash equivalents    £34,155    £34,155    $53,350
Accounts receivable    88,245    88,245    137,839
Inventories    110,061    110,061    171,915
Deferred income taxes    –    7,345    (f)    7,345    11,473
Prepaid and other
current assets    14,485    14,485    22,626
Total current assets    246,946    7,345    254,291    397,203
Property, plant and
equipment, net    132,185    (3,862)    (b)(e)    128,323    200,441
Deferred income taxes    30,042    (7,037)    (a,b,c,d)    23,005    35,931
Other assets    70,235    (851)    (b)(e)    69,384    108,379
Total assets    £479,408    (£4,405)    £475,003    $741,954
Liabilities and Equity Current liabilities
Short-term debt    £55,960    –    £55,960    $87,409
Accounts payable    97,557    –    97,557    152,384
Other current liabilities    33,066    (379)    (c)    32,687    51,057
Total current liabilities    186,583    (379)    186,204    290,850
Long-term debt    99,884    –    99,884    156,019
Other long-term liabilities    17,022    (1,107)    (c)    15,915    24,860
Total liabilities    315,383    (96)    315,287    492,478
Titan Europe stockholders’
equity Common stock    35,057    35,057    54,759
Additional paid-in capital    79,241    79,241    123,774
Retained earnings    43,269    (4,309) (a)(b)(c)(d)    38,960    60,856
Other reserves    6,458    6,458    10,087
Treasury stock
•–    –
Treasury stock for deferred
compensation    –    –    –
Accumulated other
comprehensive loss    –    –    –
Total Titan Europe
stockholders’ equity    164,025    (4,309)    159,716    249,476
Noncontrolling interests    –    –
Total equity    164,025    (4,309)    159,716    249,476
Total liabilities and equity    £479,408    (£4,405)    £475,003    $741,954

Notes:

(i)
The consolidated balance sheet of Titan Europe as at 30 June 2012 prepared in accordance with IFRS has been extracted from the Titan Europe’s financial statements for the six months ended 30 June 2012, which is included in Part A of Part 8 of this document. However, certain financial statement line items that are disclosed in Titan Europe’s balance sheet are not separately presented on Titan International’s balance sheet. Therefore, in extracting the consolidated net assets above, certain balance sheet line items were grouped so that their presentation would be consistent with that used by Titan International. The groupings made prior to the presentation above are as follows:

(expressed in 000)
Non-current assets – other assets
Intangible assets    £56,539
Investments    12,889
Trade and other receivables    807
£70,235
Other current liabilities
Trade and other payables    £24,986
Current income tax liability    3,470
Derivative financial instruments    970
Employee benefits    1,932
Provisions    1,708
£33,066
Other long term liabilities
Trade and other payables    £2,049
Derivative financial instruments    3,976
Employee benefits    9,042
Provisions    1,955
£17,022

(i)
Because Titan International reports under US GAAP and Titan Europe reports under IFRS,    adjustments have been made to
present the balance sheet of Titan Europe in accordance with the US GAAP accounting policies of Titan International. No account has been taken of any purchase price adjustments to Titan Europe’s balance sheet at 30 June 2012, as any such purchase price adjustments cannot be accurately and reliably calculated at this point in time. Accordingly, the entire difference (discount on acquisition) between the purchase price and the net book value of Titan Europe’s balance sheet (after taking account of the US GAAP adjustments) has been allocated to retained earnings as part of the acquisition’s adjustments described in note 3 below. The adjustments to present the balance sheet in accordance with US GAAP include the following:

£’000	Deferred income tax liability	Other	Retained earnings impact
Adjust for treatment of leaseback(a)	49	4,435	(4,486)
Write off capitalized development costs(b	231	278	(509)
Adjust for treatment of rationalization costs(c)	409	(1,487)	1,078
To adjust treatment of deferred tax on share option(d)schemes	392	–	(392)
Total	1,081	3,226	(4,309)

(a)
Under IFRS when a sale and leaseback results in a finance lease, the gain is amortized over the lease term. The rules under US GAAP are complex and as a result the gain recognized under IFRS can not be recognized under US GAAP. As a result an adjustment has been recorded to reverse £4,435,000 from property plant and equipment, as well as related deferred tax assets of £49,000.

(b)
Under IFRS costs associated with capitalization of intangible assets are classified into research phase costs, which are always expensed, and development phase costs, which are capitalized provided they meet specific criteria. Under US GAAP, research and development costs are expensed as they are incurred. An adjustment has been recorded to reverse £278,000 in product development costs, as well as related deferred taxes of £231,000 which have been capitalized under IFRS.

(c)
Under IFRS a provision should be recognized when the company is demonstrably committed to restructuring. Under US
GAAP communication must have been made to the employees who could be affected. An adjustment has been recorded to reverse the provision of £1,487,000 and the related deferred taxes of £409,000.

(d)
Under IFRS deferred taxes on equity settled stock options are revalued each period based on the closing share price, under US GAAP it is recognized based on the value at grant recognized over the service period. An adjustment has been recorded to deferred tax of £392,000 to reflect this.

Certain reclassifications have been made to conform with US GAAP presentation:
(e)To reclassify software assets
Tangible fixed assets    573
Intangible fixed assets    (573)
(f)To reclassify current deferred taxes
Deferred income taxes non-current    (7,345)
Deferred income taxes current    7,345
The conversion of the Titan Europe net assets from IFRS to US GAAP have been agreed to supporting calculations and conversion guidelines.
(iii)    The US GAAP balance sheet has been converted from pounds sterling to US Dollars at a rate of $1.562/£1 (Source:
Bloomberg), which represents the exchange rate as at 30 June 2012.
(3)    The estimated purchase price, excess purchase price over net assets acquired and adjustment to Goodwill are as follows: (in millions, except exchange ratio and share price):
$m unless marked
Titan Europe shares outstanding as of 1 July 2012    87.6    Number
Less: shares already held by Titan Luxembourg    (19.0)    (iv)
Shares to be acquired under the Offer    68.6    (iii)
Exchange ratio    0.0909
Total Titan International shares to be issued    6.2    Number
Titan International closing share price on 1 July 2012    20.67    $/share (i)
Total value of shares issued    129.0
Implied value of Titan Luxembourg’s existing interest in Titan Europe    35.7
Exercise of Titan Europe share options    5.6    (ii)
Total purchase price    170.3
Add: total debt assumed    243.4
Less: total cash acquired    (53.4)
Purchase price, net    360.3
Total Assets acquired    742.0
Less cash required    (53.4)
Total Liabilities acquired    (492.5)
Less debt assumed    243.4
Total transaction expenses – Titan Europe    (2.8)
Net assets acquired    436.8
Negative goodwill    (76.4)
No adjustment has been made to state Titan Europe’s assets and liabilities at fair value. In Titan International’s next set of financial statements following its acquisition of Titan Europe, it will need to determine the fair value of the consideration and the assets and liabilities of Titan Europe as at the effective date on which it acquires control of Titan Europe.
Notes:

(i)
Under the terms of the offer, Titan Europe shareholders will be entitled to receive one newly issued Titan International Common Share in exchange for every 11 Titan Europe Shares. The purchase price was calculated using a price of $20.67 for each Titan International Common Share based on the closing share price of Titan International on the NYSE on 1 July 2012. The actual purchase price will be determined based upon the stock price at the date the New Titan Common Shares are transferred.

(ii)
Assumes that all options under the Titan Europe Share Option Scheme are exercised as detailed in the Part I of this document and that there is no other exercise of options under any Titan International option scheme or any conversion under any Titan International convertible bonds or notes.

(iii)	Assumes acceptances of 90 per cent. or more to which the offer relates achieved.

(iv)	Titan Luxembourg held an interest in 18,993,821 Titan Europe Shares at 30 June 2012.
(4)    The cash acquisition adjustment of $4.8 million represents the transaction costs expected to be incurred by Titan International and Titan Europe (being $2 million for Titan International and $2.8 million for Titan Europe).

(5) The impact to Total equity can be summarised as follows:						Adjustments
(Expressed in US$’000)	A	B	C	D	E	to equity
Common stock	(54,759)					(54,759)
Additional paid-in capital	(123,774)	134,553				10,779
Retained earnings	(60,856)		(2,000)	76,435		13,579
Other reserves	(10,087)					(10,087)
Accumulated other comprehensive loss	–				6,154	6,154
	(249,476)	134,553	(2,000)	78,235	6,154	(34,334)

A – Adjustment to eliminate the historical balances of Titan Europe
B – Issuance of Common Stock in exchange for ordinary shares of Titan Europe
C – Fees and expenses of Titan International related to the acquisition
D – Negative goodwill (see note 3) which is credited to reserves under US GAAP.
E – Uplift to fair value of existing investment in Titan Europe to $35.688 million as at the date of this document (see working below) from $29.534 million as at 30 June 2012
Fair value of existing investment of Titan International Group in Titan Europe (Expressed in ’000)
Number of shares held at 30 June 2012    18,994
Converted to Titan International shares at 0.0909 to 1    1,727
Valued at Titan International closing share price on 1 July 2012 of 20.67 $/share $35,688

(6)	Intercompany debtor and creditor balances.

(7)	No adjustments have been made to the unaudited pro forma balance sheet to reflect the trading results on other transactions of Titan International or Titan Europe since 30 June 2012.
Effect on earnings
If the acquisition of Titan Europe had occurred at the beginning of the six months ended 30 June 2012 the impact on earnings would have been to increase after tax earnings of Titan International by the profit after tax of Titan Europe adjusted to reflect the adoption of Titan International’s accounting policies and to decrease the after tax earnings of Titan International by (a) the amortisation of identifiable intangible assets recognised as part of the purchase price allocation; (b) transaction fees and expenses; and (c) net income statement impact of other fair value adjustments in purchase accounting.

PART B: REPORT ON UNAUDITED PRO FORMA FINANCIAL INFORMATION
Transaction Advisory Services
Grant Thornton UK LLP
30 Finsbury Square
London EC2P 2YU
T+44 (0)20 7333 5100
T+44 (0)20 7194 4301
www.grant-thornton.co.u

The Directors
Titan International, Inc.
2701 Spruce Street
Quincy
Illinois 62301
USA

14 September 2012

Dear Sirs

Titan International, Inc. (the Company)
We report on the pro forma balance sheet (the “Pro forma financial information”) set out in Part 9 of the document regarded by the FSA as being equivalent to that of a prospectus (the “Prospectus Equivalent Document”) dated 14 September 2012, which has been prepared on the basis described in notes 1 to 7 to the Pro forma financial information for illustrative purposes only to provide information about how the Offer (as defined in the Prospectus Equivalent Document) might have affected the financial information presented on the basis of the accounting policies adopted by the Company in preparing its financial statements for the year ending 31 December 2012.
This report is required by paragraph 20.2 of Annex I to the Prospectus Directive Regulation No. 2004/809/EC enacted in the United Kingdom by the Prospectus Rules (the “PD Regulation”) and is given for the purpose of complying with that regulation and for no other purpose.
Responsibilities
Save for any responsibility arising under 20.2 of Annex 1 to the PD Regulation to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with paragraph 20.2 of Annex I to the PD Regulation consenting to its inclusion in the Prospectus Equivalent Document.
It is the responsibility of the directors of the Company to prepare the Pro forma financial information in accordance with paragraph 20.2 of Annex I of the PD Regulation.
It is our responsibility to form an opinion, as required by paragraph 7 of Annex II of the PD Regulation, as to the proper compilation of the Pro forma financial information and to report that opinion to you.
In providing this opinion we are not updating or refreshing any reports or opinions previously made by us on any financial information used in the compilation of the Pro forma financial information, nor do we accept responsibility for such reports or opinions beyond that owed to those to whom those reports or opinions were addressed by us at the date of their issue.
Chartered Accountants
Member firm within Grant Thornton International Ltd
Grant Thornton UK LLP is a limited liability partnership registered in England and Wales: No.OC307742. Registered office: Grant Thornton House, Melton Street, Euston Square, London NW1 2EP A list of members is available from our registered office.
Grant Thornton UK LLP is authorised and regulated by the Financial Services Authority for investment business.

Basis Of Opinion
We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. The work that we performed for the purpose of making this report, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the Pro forma financial information with the directors of the Company.
We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Pro forma financial information has been properly compiled on the basis stated and that such basis is consistent with the accounting policies of the Company.
Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.
Opinion
In our opinion:
(a)the Pro forma financial information has been properly compiled on the basis stated; and
(b)such basis is consistent with the accounting policies of the Company.
Declaration
For the purposes of Prospectus Rules 5.5.3R(2)(f) we are responsible for this report as part of the Prospectus Equivalent Document and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus Equivalent Document in compliance with item 1.2 of Annex I of the PD Regulation.
Yours faithfully
GRANT THORNTON UK LLP

PART 10
TAXATION
United Kingdom Taxation General
The following paragraphs, which are intended as a general guide only, are based on current UK tax legislation and what is understood to be current HMRC practice both of which are subject to change, possibly with retrospective effect. They summarise certain limited aspects of the UK taxation treatment of the acceptance of the Offer and do not constitute legal or tax advice. These paragraphs relate solely to Titan Europe Shareholders who are resident and, in the case of individuals, ordinarily resident and domiciled in the UK for UK tax purposes and who are not resident for tax purposes in any other jurisdiction. These paragraphs relate solely to Titan Europe Shareholders who hold their Titan Europe Shares beneficially as an investment (other than under a personal equity plan or an individual savings account) and who have not (and are not deemed to have) acquired their Titan Europe Shares by virtue of an office or employment. In addition, the paragraphs below are not exhaustive and may not apply to certain classes of Titan Europe Shareholders such as (but not limited to) dealers in securities, broker dealers, insurance companies, collective investment schemes, persons who hold the Titan Europe Shares as part of hedging or conversion transactions, persons connected with Titan Europe, or persons who control or hold (either alone or together with one or more associated or connected persons) directly or indirectly 10 per cent. or more of the shares and/or voting power of Titan Europe. The paragraphs below also assume that Titan International is a body corporate not incorporated in the UK, that Titan International’s central management and control is not exercised in the UK, that there is no register, and that there will continue to be no register, in the UK in respect of the New Titan International Common Shares and that New Titan International Common Shares are not and will not be paired with shares issued by a body corporate incorporated in the UK.
Except in relation to the comments below under the heading “UK Stamp duty and UK Stamp Duty Reserve Tax” or where the context otherwise requires, references below to New Titan International Common Shares include references to Titan International CDIs.
If Titan Europe Shareholders or potential investors are in any doubt as to their tax position or if Titan Europe Shareholders or potential investors are or may be subject to tax in a jurisdiction other than the UK, such Titan Europe Shareholders or potential investors should consult their own professional advisers.
Special tax provisions may apply to Titan Europe Shareholders who have acquired or acquire their Titan Europe Shares by exercising options or awards under the Titan Europe Share Option Scheme, including provisions imposing a charge to income tax. This summary does not apply to such shareholders and such shareholders are advised to seek independent professional advice.
UK taxation of chargeable gains
For the purposes of UK tax on chargeable gains, the share-for-share exchange that would occur upon acceptance of the Offer should be regarded as a share reorganisation. Titan International and Titan Europe are treated as the same company and for chargeable gains purposes there is no disposal of the Titan Europe Shares or acquisition of the New Titan International Common Shares, but rather the New Titan International Common Shares are treated as the same asset as the Titan Europe Shares. The New Titan International Common Shares are deemed to have been acquired at the same time and for the same cost as the Titan Europe Shares. To the extent that a Titan Europe Shareholder alone, or together with persons connected with him, holds more than 5 per cent. of, any class of shares in or debentures of Titan Europe, the treatment described above should apply provided that the aforementioned share-for-share exchange is effected for bona fide commercial reasons and does not form part of a scheme of arrangement of which the main purpose or one of the main purposes is avoidance of liability to capital gains tax or corporation tax. Clearance from HM Revenue & Customs has not been sought on this point. If this treatment does not apply for any reason Titan Europe shareholders would be treated as disposing of their shares and acquiring new shares in Titan International. This may result in a chargeable gain or loss arising.
For Titan Europe Shareholders who are issued Titan International CDIs rather than New Titan International Common Shares, it is anticipated that the share reorganisation treatment described in the paragraph above will also be applicable. For share reorganisation treatment to be available, the Titan International CDIs must entitle the holder to beneficial ownership of the underlying New Titan International Common Shares to which the CDIs relate. Historically, it has been the position of HM Revenue & Customs that depositary receipt arrangements such as the Titan International CDIs gave the holder such beneficial ownership, but the recent case of HSBC Holdings and Bank of New York Mellon v HMRC TC/2009/16584 has raised concerns in this area. The case decided that the depositary receipt arrangements in question did not give the holders beneficial ownership of the underlying shares to which the depositary receipts related. The uncertainty that this case created caused HM Revenue & Customs to issue its Brief 14/12. This provided that where beneficial ownership of underlying shares cannot be conclusively determined by reference to the law governing the arrangements relating to the issue of depositary receipts, for UK tax purposes HM Revenue & Customs will regard the holder of a depositary receipt as beneficial owner of the underlying shares. For the Titan International CDIs, it is considered that the beneficial ownership of the New Titan International Common Shares which underlie the arrangements cannot be conclusively determined by reference to the law governing the Titan International CDIs. Consequently, in stating above that the UK capital gains tax share reorganisation treatment should be available to Titan Europe Shareholders who exchange their shares for Titan International CDIs, reliance is being placed on HM Revenue & Customs’ statement in Brief 14/12 and HM Revenue & Customs accepting that the CDIs display the characteristics required by Brief 14/12 such that in these circumstances it will treat the Titan Europe Shareholders as the beneficial owners of the New Titan International Common Shares represented by the Titan International CDIs. Clearance from HM Revenue & Customs has not been sought on this point, and should they not accept that the CDIs display the characteristics set out in Brief 14/12 the shareholders will be treated as having disposed of their original shares for capital gains tax purposes and a chargeable gain or loss may arise.
A disposal of New Titan International Common Shares by a UK tax resident Titan Europe Shareholder following completion of the Offer may give rise to a chargeable gain (or allowable loss) for the purposes of UK capital gains tax (“CGT”) (where the relevant Titan Europe Shareholder is an individual) or UK corporation tax on chargeable gains (where the relevant Titan Europe Shareholder is within the charge to UK corporation tax), depending on their circumstances and subject to any available exemption or relief. Any chargeable gain or allowable loss on a disposal of the New Titan International Common Shares should be calculated taking into account the original cost to the holder of acquiring the Titan Europe Shares in respect of which the New Titan International Common Shares were issued.
As regards a UK tax resident or ordinarily tax resident individual Titan Europe Shareholder, the principal factors that will determine the extent to which a gain will be subject to CGT are: (i) the extent to which he realises any other capital gains in the tax year of assessment in which the gain arises; (ii) the extent to which he has incurred capital losses in that or any earlier tax year of assessment; and (iii) the level of the annual allowance of tax-free gains in the tax year of assessment in which the disposal takes place.
Subject to the availability of any such exemptions, reliefs and/or allowable losses, a disposal of New Titan International Common Shares by individuals will generally be subject to CGT at the rate of 18 per cent. or 28 per cent., dependent on the total amount of taxable income. CGT at the rate of 28 per cent. will be chargeable to any capital gains arising to basic rate only taxpayers to the extent that the amount of the capital gain accruing to them, when added to their taxable income for the relevant tax year, exceeds the basic rate tax limit. For trustees and personal representatives (subject to any available exemptions, reliefs and/or allowable losses), a single rate of 28 per cent. will apply.
Subject to the availability of any exemptions, reliefs and/or allowable losses, a disposal of New Titan International Common Shares by companies subject to UK corporation tax will generally be subject to UK corporation tax. Indexation allowance may be available to reduce any chargeable gain arising on such disposal but cannot act to create or increase a loss.
UK tax on dividends Withholding tax
Titan International should not be required to withhold at source any amount in respect of UK tax when paying a dividend on the New Titan International Common Shares. As regards US withholding tax, please see the “US taxation” section below.

General
A holder of New Titan International Common Shares who receives a dividend on the New Titan International Common Shares may be subject to UK corporation tax or UK income tax (as the case may be) on that dividend.
As described in the section entitled “US taxation” below, US tax will generally be required to be withheld from [III 4.11]
dividends paid on New Titan International Common Shares. The normal rate of tax to be withheld is 30 per cent. of the gross amount of the dividend. This rate may, however, be reduced under an applicable double tax treaty. The rate of withholding on dividends for holders of New Titan International Common Shares who are entitled to claim (and who make a valid claim for) the benefit of the double tax treaty between the UK and the US is generally 15 per cent. (although lower rates may apply in the case of a company holding shares representing (directly or indirectly) 10 per cent. or more of the voting power of Titan International).
If a holder of New Titan International Common Shares receives a dividend on New Titan International Common Shares and US tax is withheld from the payment of the dividend which is not recoverable from the US tax authorities, credit for such US tax may be available for set-off against any liability to UK corporation tax or UK income tax on the dividend. The amount of such credit will normally be equal to the lesser of the amount of such tax withheld and the liability to UK tax on the dividend. Such credit will not normally be available for set-off against such shareholder’s liability to UK tax other than on the dividend and, to the extent that such credit is not set off against UK tax on the dividend, the credit will be lost.
Individuals
UK resident or ordinary resident holders of New Titan International Common Shares who are individuals will generally be subject to UK income tax on the gross amount of any dividend on the New Titan International Common Shares acquired pursuant to the Offer (that is, after adding back any US withholding tax). Such individuals provided they own less than 10 per cent. of the shares and/or voting power of Titan International should generally be entitled to a non-repayable tax credit equal to one ninth of the dividend received. For such individuals as are eligible for this tax credit, the credit will have the effect of reducing the effective rate of UK income tax on the gross amount of the dividend to zero (for individuals taxable at the dividend ordinary rate), 25 per cent. (for individuals taxable at the dividend upper rate) and approximately 36.1 per cent. (for individuals taxable at the dividend additional rate – however individuals should note that from 6 April 2013 as a result of the dividend additional rate reducing to 37.5 per cent., the credit will have the effect of reducing the effective rate of UK income tax for individuals taxable at the dividend additional rate to 30.6 per cent.) subject, in the latter cases, to any credit for US tax withheld (as described above).
A UK resident individual holder of New Titan International Common Shares who is not liable to income tax in respect of the gross dividend and other UK resident taxpayers who are not liable to UK tax on dividends, including certain pension funds and charities, will not be entitled to claim repayment of the tax credit attaching to dividends.
UK resident and ordinarily resident individuals who are not domiciled in the UK and pay tax on a remittance basis will be taxed on dividends paid by Titan International but only if they are remitted to the UK. Such investors should consult their own tax advisers regarding their UK tax liability.
Further information for shareholders subject to UK income tax and capital gains tax
The attention of individuals ordinarily resident in the UK is drawn to the provisions of Chapter 2 (Transfer of Assets Abroad) of part 13 of the Income Tax Act 2007, which seek to prevent the avoidance of income tax in circumstances where an individual who is resident in the UK makes a transfer of assets abroad but retains the ability to enjoy the income arising from those assets. This could include the acquisition of shares in a non-UK incorporated company and any undistributed income of the Company such that the income could be attributed to, and be taxed in the hands of, the Shareholder. This legislation should not apply where it can be demonstrated that there are bona fide commercial reasons for the arrangement.
There are also other anti-avoidance provisions in the UK tax legislation which may potentially affect shareholders in non-UK resident companies, and Shareholders should consult their professional advisers regarding the effect of UK anti-avoidance legislation in general.

Companies
Holders of New Titan International Common Shares who are within the charge to UK corporation tax will be subject to UK corporation tax on any dividends paid on the New Titan International Common Shares unless certain conditions for exemption are satisfied. Although it is likely that dividends paid on the New Titan International Common Shares should qualify for exemption from corporation tax, it should be noted that the exemption is not comprehensive and is subject to anti-avoidance rules. Holders of New Titan International Common Shares within the charge to corporation tax should consult their own professional advisers.
Anti-avoidance
A UK resident corporate Shareholder who together with connected or associated persons, is entitled to at least 25 per cent. of the ordinary share capital of Titan International should note the provisons of the Controlled Foreign Companies legislation contained in Sections 747-756 of the Income and Corporation Taxes Act 1988. UK resident corporate Shareholders should also note the changes to the Controlled Foreign Companies legislation introduced by Schedule 20 of Finance Act 2012.
Trustees of discretionary trusts receiving dividends from shares are also liable to account for income tax at the dividend trust rate, currently 42.5 per cent. but due to reduce to 37.5 per cent. from 6 April 2013.
UK Stamp Duty and UK Stamp Duty Reserve Tax (“SDRT”)
Any instrument effecting the transfer on sale of shares will generally be subject to UK stamp duty at the rate of 0.5 per cent. of the amount or value of the consideration given for the transfer, rounded up to the nearest £5.
An agreement to transfer shares will normally give rise to a charge to UK SDRT at the rate of 0.5 per cent. of the amount or value of the consideration payable for the transfer. However, if within six years of the date of the agreement (or, if conditional, the date on which the agreement becomes unconditional) an instrument of transfer is executed pursuant to the agreement and UK stamp duty is duly paid on that instrument, the due payment of stamp duty will normally cancel, or give rise to a right to a repayment in respect of, the UK SDRT liability.
UK Stamp duty, or UK SDRT, is normally the responsibility of the purchaser of the shares.
No UK stamp duty or UK SDRT will arise on a transfer of shares into the CREST system unless the transfer is for money or money’s worth, in which case a liability to UK SDRT, usually at 0.5 per cent., will arise.
The New Titan International Common Shares issued by Titan International, however, will constitute an issue of new foreign shares and, the issue will not be subject to UK stamp duty.
No UK stamp duty will be payable in respect of the paperless transfer of New Titan International Common Shares in dematerialised form or in respect of the paperless transfer of Titan International CDIs within CREST.
No UK stamp duty will be payable on a written transfer of New Titan International Common Shares if such transfer is executed and retained outside the UK and provided that such transfer does not relate to any property situated in the UK or to any other matter or thing done or to be done in the UK (which may include, without limitation, the involvement of UK bank accounts in payment mechanics). UK stamp duty may be payable in relation to a written transfer of Titan International CDIs.
No UK SDRT will arise in respect of any agreement to transfer New Titan International Common Shares or Titan International CDIs.
The above paragraphs in this section are intended as a general guide to the current UK stamp duty and UK SDRT position. Certain categories of person are not liable to UK stamp duty or UK SDRT and others may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for SDRT. If you are in any doubt as to your tax position, you should consult your own professional adviser without delay.

US Taxation General
To ensure compliance with Treasury Department Circular 230, persons subject to US tax are hereby notified that: (i) any discussion of US federal tax issues in this document is not intended or written to be used, and cannot be used, by taxpayers for the purpose of avoiding penalties that may be imposed on taxpayers under the Internal Revenue Code of 1986, as amended (the “IRC”); (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein; and (iii) taxpayers should seek advice based on their particular circumstances from an independent tax advisor.
The following discussion is a summary of certain US federal income tax considerations relevant to the acquisition of Titan Europe Shares for the receipt of New Titan International Common Shares, Titan International CDIs and/or cash and the ownership and disposition of New Titan International Common Shares or Titan International CDIs. This discussion is based on the current provisions of the IRC, its legislative history, applicable existing and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, as well as on the double taxation treaty between the US and the UK, all as of the date hereof, all of which are subject to change possibly on a retroactive basis. The summary is not a complete description of all the tax considerations that may be relevant to a particular holder of Titan Europe Shares. This discussion addresses only a holder that holds the Titan Europe Shares and New Titan International Common Shares or Titan International CDIs as capital assets and a US Holder (as defined below) that uses the US dollar as its functional currency. This discussion does not address all aspects of US federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, it does not address the potential application of the alternative minimum tax or the US federal income tax consequences to holders subject to special rules, such as brokers, dealers, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders of 10 per cent. or more of the Titan International common stock or the Titan Europe Shares (directly, indirectly or constructively), persons holding Titan Europe Shares or New Titan International Common Shares or Titan International CDIs as part of a hedge, straddle, conversion, or other integrated financial transaction and US Holders resident or ordinarily resident in the UK. This discussion does not address any aspect of taxes other than US federal income taxes.
Each holder is urged to consult his or her tax advisor about the US federal, state and local income tax and any foreign tax consequences of exchanging Titan Europe Shares for New Titan International Common Shares, Titan International CDIs and/or cash pursuant to the Offer.
For the purposes of this discussion, “US Holder” means a beneficial owner of Titan Europe Shares that is for US federal income tax purposes (i) a US citizen or resident, (ii) a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organised in or under the laws of the US or any state thereof, or the District of Columbia, (iii) a trust if (a) a court within the US is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all of the substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable US Treasury regulations to be treated as a US person, or (iv) an estate the income of which is subject to US federal income tax regardless of its source. A “Non-US Holder” is a beneficial owner of Titan Europe Shares that is not a US Holder or a partnership.
If a partnership (or any entity treated as a partnership for US federal income tax purposes) holds Titan Europe Shares, the consequences of the Offer to a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships that hold Titan Europe Shares are advised to consult their tax advisers regarding the Offer.
For US federal income tax purposes, holders of Titan International CDIs generally should be treated as owners of the New Titan International Common Shares represented by the Titan International CDIs. Accordingly, the US federal income tax consequences discussed below apply equally to holders of Titan International CDIs or the underlying New Titan International Common Shares.

1.	US federal income tax consequences of the Offer 1.1 US Holders
The exchange of Titan Europe Shares for New Titan International Common Shares, Titan International CDIs generally will be a taxable event for US federal income tax purposes. A US Holder generally will recognise capital gain or loss upon exchanging Titan Europe Shares for New Titan International Common Shares, Titan International CDIs in an amount equal to the difference between the US dollar value of the New Titan International Common Shares or Titan International CDIs received and the US Holder’s tax basis in the Titan Europe Shares. Any gain or loss generally will be long-term capital gain or loss if the Titan Europe Shares have been held for more than one year on the date the Offer becomes unconditional. Long-term capital gain is eligible for reduced rates of taxation for individuals and certain non-corporate taxpayers. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be treated as arising from US sources.
US Holders will have an initial tax basis in their New Titan International Common Shares or Titan International CDIs equal to the US dollar value of the New Titan International Common Shares or Titan International CDIs as of the date of the exchange. US Holders’ holding period in the New Titan International Common Shares or Titan International CDIs will begin on the day after the exchange.
Titan Europe believes, and the discussion in the preceding paragraph assumes, that Titan Europe is not, and never has been, a passive foreign investment company (“PFIC”). If, notwithstanding this belief and assumption, it is determined that Titan Europe is or has been a PFIC in any taxable year during which a US Holder has held Titan Europe Shares (regardless of whether Titan Europe continues to be a PFIC), any gain realised by such US Holder upon exchanging Titan Europe Shares for New Titan International Common Shares and/or cash would be ordinary and would be subject to additional tax. To compute this tax on a gain realised by such US Holder, (i) the gain would be allocated rateably over the US Holder’s holding period, (ii) the amount allocated to the current taxable year and to years when Titan Europe was not a PFIC as to such US Holder would be taxed as ordinary income and (iii) the amount allocated to other taxable years would be taxed at the highest applicable marginal rate in effect for each such taxable year and an interest charge would be imposed to recover the deemed benefit from the deferred payment of the tax attributable to each such year.
1.2 Non-US Holders
Subject to the discussion below on backup withholding, a Non-US Holder will not be subject to US federal income tax or withholding tax upon exchanging Titan Europe Shares for New Titan International Common Shares, Titan International CDIs and/or cash unless (i) such gain is effectively connected with the Non-US Holder’s conduct of a US trade or business (and, if a US double taxation treaty applies, is also attributable to a permanent establishment or fixed base in the US) (“trade or business income”) or (ii) the Non-US Holder is an individual who has been present in the US for at least 183 days in the taxable year of the exchange and does not otherwise qualify for an exception from US tax liability. Trade or business income is taxable on a net basis at regular US federal income tax rates and corporations with such income may also be subject to US branch profits tax. An individual non-US Holder described in clause (ii) above is subject to US federal income tax on the non-US Holder’s gains (including gain from the sale of New Titan International Common Shares or Titan International CDIs, net of applicable US source losses incurred on sales or exchanges of other capital assets during the year) at a flat rate of 30 per cent. unless a lower rate is available under an applicable US tax treaty.

2.	Ownership of New Titan International Common Shares or Titan International CDIs 2.1 Dividends on New Titan International Common Shares
2.1.1 General
For US federal income tax purposes, distributions made on the New Titan International Common Shares (including New Titan International Common Shares underlying Titan International CDIs) will be treated as dividends to the extent of the current and accumulated earnings and profits of Titan International as determined for US federal income tax purposes.
Distributions in excess of the current and accumulated earnings and profits of Titan International will be treated as a non-taxable return of capital to the extent of the holder’s tax basis in the New Titan International Common Shares or Titan International CDIs and, thereafter, as capital gain, subject to the treatment described below under paragraph 2.2 below.
2.1.2 US Holders
Dividends paid on New Titan International Common Shares (including New Titan International Common Shares underlying Titan International CDIs) will be included in the gross income of a US Holder as ordinary income from sources within the US. Dividends may be eligible for the dividends received deduction available to US corporations. Dividends received by non-corporate US Holders in taxable years beginning before 1 January, 2013 will be taxed at the same preferential rate allowed for long-term capital gains if the US Holder meets certain eligibility requirements (including a holding period requirement).
2.1.3 Non-US Holders
Dividends paid on New Titan International Common Shares (including New Titan International Common Shares underlying Titan International CDIs) will be subject to US withholding at a rate of 30 per cent. unless (i) the Non-US Holder is entitled to a reduced rate of withholding pursuant to the benefits of an applicable US double taxation treaty or (ii) the dividends are effectively connected with the Non-US Holder’s conduct of a US trade or business and, if a US double taxation treaty applies, are also attributable to a permanent establishment in the US and the Non-US Holder complies with applicable certification and disclosure requirements. A Non-US Holder eligible for the benefits of the double taxation treaty between the US and the UK will generally be subject to withholding on dividends at a reduced rate of 15 per cent. A Non-US Holder must certify its residency to Titan International on a properly executed IRS Form W-8BEN to claim the benefits of an applicable US double taxation treaty or Form W-8EC1 for effectively connected income, before the distributions are made. If the dividends are effectively connected with the Non-US Holder’s conduct of a US trade or business and, if a treaty applies, are also attributable to a permanent establishment in the US, a Non-US Holder will be subject to US federal income tax on a net basis at regular US federal income tax rates on the amount of the distribution. In addition, a Non-US Holder that is a corporation may be subject to the US branch profits tax.
2.2 Subsequent dispositions of New Titan International Common Shares or Titan International CDIs 2.2.1 US Holders
A US Holder generally will recognise capital gain or loss on the sale or other taxable disposition of the New Titan International Common Shares or Titan International CDIs in an amount equal to the difference between its adjusted tax basis in the New Titan International Common Shares or Titan International CDIs and the amount realised from the sale or other taxable disposition. Any gain or loss generally will be long-term capital gain or loss if the holding period in the New Titan International Common Shares or Titan International CDIs is more than one year on the date of sale or exchange. Long-term capital gain is eligible for reduced rates of taxation for individuals and certain non-corporate taxpayers. The deductibility of capital losses is subject to limitations. Any gain or loss generally will be treated as arising from US sources.
2.2.2 Non-US Holders
Any gain realised by a Non-US Holder on the disposition of New Titan International Common Shares will not be subject to US federal income tax unless (i) the gain is effectively connected with the Non-US Holder’s conduct of a US trade or business and, if a US double taxation treaty applies, is also attributable to a permanent establishment in the US (in which case, if the Non-US Holder is a corporation, the US branch profits tax may apply), (ii) the

Non-US Holder is an individual present in the US for at least 183 days during the taxable year of disposition and certain other conditions are met or (iii) Titan International is or has been a US real property holding company (“USRPHC”) for US federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the Non-US Holder held the New Titan International Common Shares or Titan International CDIs unless the Non-US Holder owns actually or constructively five per cent. or less of the New Titan International Common Shares sold and such shares are regularly traded on an established securities market. We believe that Titan International is not a USRPHC for US federal income tax purposes nor do we anticipate Titan International will become a USRPHC. However, no assurance can be given that Titan International will not become a USRPHC or that New Titan International Common Shares will be regularly traded on an established securities market.
2.3 Information reporting and backup withholding tax
Dividends from New Titan International Common Shares or Titan International CDIs and proceeds from the sale, exchange or other disposition of New Titan International Common Shares or Titan International CDIs may be reported to the IRS. Backup withholding tax may apply to amounts subject to reporting if the holder fails to provide an accurate taxpayer identification number or otherwise establish an exemption. Backup withholding tax is not an additional tax. The holder can claim a credit against its US federal income tax liability for the amount of any backup withholding tax and a refund of any excess amount provided that certain information is timely furnished to the IRS.
2.4 Recently Enacted Legislation
Recently enacted legislation will require withholding at a rate of 30 per cent. on dividends in respect of, and gross proceeds from the sale of, New Titan International Common Shares or Titan International CDIs held by or through certain foreign financial institutions (including investment funds) beginning after 31 December 2013, in the case of dividends, and beginning after 31 December 2014, in the case of such gross proceeds, unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain US persons and by certain non-US entities that are wholly- or partially-owned by US persons. Accordingly, the entity through which New Titan International Common Shares or Titan International CDIs are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, New Titan International Common Shares or Titan International CDIs held by certain investors that are non-financial non-US entities will be subject to withholding at a rate of 30 per cent., beginning after 31 December 2013, in the case of dividends, and beginning after 31 December 2014 in the case of such gross proceeds, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Holders (including non-US holders) are encouraged to consult with their tax advisers regarding the possible implications of the legislation on their investment in New Titan International Common Shares or Titan International CDIs.

PART 11
SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN IFRS AND US GAAP
The consolidated financial information on Titan International contained in Part 7: Titan International Financial Information is prepared and presented in accordance with US GAAP. The consolidated financial information on Titan Europe referred to in Part 8: Titan Europe Financial Information, is prepared and presented in accordance with IFRS. Certain differences exist between IFRS and US GAAP which might be material to the financial information included in this document.
Titan International has prepared a summary of significant differences between IFRS and US GAAP that it believes may be material. Neither Titan International nor Titan Europe has prepared a reconciliation of their respective consolidated financial statements and related footnote disclosures between IFRS and US GAAP. Accordingly, no assurance is provided that the following summary of significant differences between IFRS and US GAAP is complete.
Had Titan International or Titan Europe undertaken any such reconciliation, other accounting and disclosure differences may have come to Titan International’s attention that are not identified below. Accordingly, Titan International can provide no assurance that the identified differences in the summary below represent all principal differences relating to the accounting principles applied by Titan International and Titan Europe. The following summary of significant differences between IFRS and US GAAP does not include all differences that exist between IFRS and US GAAP and is not intended to provide a comprehensive listing of all such differences specifically related to Titan International, Titan Europe or the industry in which each operates.
The differences highlighted below reflect only those differences in accounting policies in force at the time of the preparation of the US GAAP and the IFRS consolidated financial statements. No attempt has been made to identify future differences between IFRS and US GAAP that may be the result of prescribed changes in accounting standards, transactions or events that may occur in the future which could have a significant impact on Titan International and/or Titan Europe. Regulatory bodies that promulgate IFRS and US GAAP have significant ongoing projects that could affect future comparisons between IFRS and US GAAP. Future developments or changes in either IFRS or US GAAP may give rise to additional differences between IFRS and US GAAP which could have a significant impact on Titan International, Titan Europe and/or the Combined Group.
In making an investment decision, investors must rely on their own examination of Titan International, Titan Europe, the terms of the Offer and the financial information. Potential investors should consult their own professional advisers for an understanding of the differences between IFRS and US GAAP, and how these differences might affect the financial information in this document.
Development costs US GAAP
Development costs are expensed as incurred. Development costs related to computer software developed for external use are capitalized once technological feasibility is established in accordance with specific criteria. In the case of software developed for internal use, only those costs incurred during the application development stage may be capitalized.
IFRS
Development costs are capitalized when technical and economic feasibility of a project can be demonstrated in accordance with specific criteria. Some of the stated criteria include: demonstrating technical feasibility, intent to complete the asset, and liability to sell the asset in the future, as well as others. There is no separate guidance addressing computer software development costs.

Pensions US GAAP
Under US GAAP, actuarial gains and losses on pensions may be recognized in the income statement as they occur or deferred through either a corridor approach or other rational approach applied consistently from period to period. Under US GAAP, deferred actuarial gains and losses are amortized over the remaining service period of active employees and over the remaining life expectancy of inactive employees.
IFRS
Actuarial gains and losses may be recognized in the income statement as they occur or deferred through a corridor approach applied consistently from period to period. Companies can elect to recognize immediately in other comprehensive income. Gains or losses immediately recognized in other comprehensive income are not subsequently recognized in the income statements
Under IFRS deferred actuarial gains and losses are amortized over the remaining service period (that is, immediately for inactive employees).
Taxes
US GAAP
Under US GAAP, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the carrying amounts of existing assets and liabilities and their respective tax basis. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under US GAAP, deferred tax assets are recognized in full, but valuation allowance reduces the asset to the amount that is more likely than not to be realised.
IFRS
Under IFRS, deferred income tax assets are recognized to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilized. Deferred income tax liabilities are provided in full on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts. Deferred income tax assets and liabilities are calculated at the tax rates and laws that have been enacted or substantively enacted by the balance sheet date.
Property, plant and equipment – revaluation
US GAAP
Under US GAAP, revaluation of properties is not permitted. IFRS
As permitted by IFRS 1 “First time Adoption of International Financial Reporting Standards” (IFRS 1), preparers of accounts may elect to use the deemed cost option whereby this revalued amount is used as deemed cost on the date of transition. Certain properties of Titan Europe were revalued in previous years and treated as deemed cost on transition to IFRS 1.
Restructuring costs, warranty and litigation
Both US GAAP and IFRS require recognition of a loss based on the probability of occurrence, although the definition of probability is different under US GAAP (in which probable is interpreted as “likely”) and IFRS (in which probably is interpreted as “more likely than not”).
US GAAP
Under US GAAP (ASC 420), once management has committed to a detailed exit plan, each type of cost is examined to determine when recognized. Involuntary employee termination costs are recognized over the future service period, or immediately if there is none. Other costs are expensed when incurred. Under

US GAAP, the most likely outcome within the range is accrued. When no one outcome is more likely than the others, the minimum amount in the range of outcomes is accrued.
IFRS
Under IFRS, once management has “demonstrably committed” (that is a legal or constructive obligation has been incurred) to a detailed exit plan, the general provisions of IAS 37 apply. Costs typically are recognized earlier than under US GAAP because IAS 37 focuses on the exit plan as a whole rather than individual cost components of the plan. Under IFRS, best estimate of obligation should be accrued. The best estimate is typically expected value, although mid-point in the range may also be used.

PART 12
PROFIT FORECAST
PART A: PROFIT FORECAST FOR THE TITAN INTERNATIONAL GROUP FOR THE YEAR ENDING 31 DECEMBER 2012
The profit forecast below includes forward-looking statements about our expected results and operations. Titan Europe Shareholders and potential investors should read IMPORTANT INFORMATION – Forward-looking statements for a discussion of the risks and uncertainties related to those statements and should also read Risk Factors for a discussion of certain factors that may affect the business, results of operations or financial condition of the Titan International Group or the Combined Group.
Morry Taylor, CEO of Titan International made the following public statement on 9 December 2011: “Assuming little change in raw material costs, I forecast Titan sales to range $1.7 billion to $1.9 billion for 2012. This sales range is projected to generate an EBITDA from $225 million to $300 million”.
EBITDA is defined as net earnings attributable to Titan International, before interest, taxation, depreciation, amortisation.
The statement regarding EBITDA for the year ending 31 December 2012 remains valid and constitutes a profit forecast for the purposes of the Prospectus Directive Regulation (EC) 809/2004 (“Profit Forecast”).
Basis of preparation
The Profit Forecast has been prepared on a basis consistent with the accounting policies adopted by Titan International which are in accordance with US GAAP and are in accordance with those adopted in the preparation of the interim financial statements for the six months ended 30 June 2012 and those expected to be adopted in the financial statements for the year ending 31 December 2012.
The Profit Forecast is based on the Titan International Group budget for the year ending 31 December 2012 but does not include any impact on the financial statements if the Offer becomes unconditional and excludes any costs related to the Offer.
Assumptions
The Titan International Directors prepared the Profit Forecast on the basis of the following assumptions: Factors outside the influence or control of the Titan International Directors

(i)
there will not be any changes in general trading conditions, economic conditions, competitive environment, or levels of demand, in the countries in which Titan International operates or trades which would materially affect Titan International’s business;

(ii)	there will be no material cancellations in respect of orders currently placed with Titan International;

(iii)
there will be no business interruptions that materially affect Titan International, its major suppliers or major customers by reason of technological faults, natural disasters, industrial disruption, civil disturbance or government action;

(iv)	there will be no material change in legislation (including taxation) or regulatory requirements impacting Titan International’s operations or its accounting policies;

(v)
the estimated effective tax rate remains constant. This rate assumes that the nature (jurisdiction and character) of Titan International’s annual income would remain consistent through 31 December 2012;

(vi)	there will be no material exchange rate fluctuations.

Factors within the influence or control of the Titan International Directors
(i)    there will be no material change in the current management team or operational strategy of Titan
International, nor of the ownership or control of the business.

PART B: REPORT ON PROFIT FORECAST
Transaction Advisory Services
Grant Thornton UK LLP
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London EC2P 2YU
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www.grant-thornton.co.u

The Directors
Titan International, Inc.
2701 Spruce Street
Quincy
Illinois 62301
USA

14 September 2012

Dear Sirs
Titan International, Inc. (“the Company”) – Report on a Profit Forecast
We report on the profit forecast comprising the Company’s statement issued on 9 December 2011 that the EBITDA of the Company and its subsidiaries (together the “Group”) for the year ending 31 December 2012 will be in the range $225 million to $300 million (the “Profit Forecast”).
The Profit Forecast, and the material assumptions upon which it is based, are set out Part A of Part 12 of the document regarded by the FSA as being equivalent to that of a prospectus issued by the Company dated 14 September 2012 (the “Prospectus Equivalent Document”). This report is required by item 13.2 of Annex I of Commission Regulation (EC) No 809/2004 and is given for the purpose of complying with that item and for no other purpose.
Responsibilities
Save for any responsibility arising under the Prospectus Rule 5.5.3R (2)(f) to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with item 23.1 of Annex I to Commission Regulation (EC) No 809/2004, consenting to its inclusion in the Prospectus Equivalent Document.
It is the responsibility of the Directors of the Company to prepare the Profit Forecast in accordance with the requirements of Commission Regulation (EC) No 809/2004.
It is our responsibility to form an opinion as required by Commission Regulation (EC) No 809/2004 as to the proper compilation of the Profit Forecast and to report that opinion to you.
Basis of preparation of the Profit Forecast
The Profit Forecast has been prepared on the basis stated on page [●] of the Prospectus Equivalent Document and is based on the Group’s budget for the year ending 31 December 2012. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of the Group.
Chartered Accountants
Member firm within Grant Thornton International Ltd
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A list of members is available from our registered office.
Grant Thornton UK LLP is authorised and regulated by the Financial Services Authority for investment business.

Basis of opinion
We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the Group. Whilst the assumptions upon which the Profit Forecast is based are solely the responsibility of the Directors, we considered whether anything came to our attention to indicate that any of the assumptions adopted by the Directors which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed and whether any material assumption made by the Directors appears to us to be unrealistic.
We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurances that the Profit Forecast has been properly compiled on the basis stated.
Since the Profit Forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.
Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.
Opinion
In our opinion, the Profit Forecast has been properly compiled on the basis stated and the basis of accounting used is consistent with the accounting policies of the Group.
Declaration
For the purposes of Prospectus Rules 5.5.3R (2)(f) we are responsible for this report as part of the Prospectus Equivalent Document and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus Equivalent Document in compliance with item 1.2 of Annex I of Commission Regulation (EG) No 809/2004.
Yours faithfully
Grant Thornton UK LLP

PART 13
ADDITIONAL INFORMATION
1. Responsibility
Titan International and the Titan International Directors (whose names appear in Part 4: Titan International Directors, Senior Managers, Employees and Corporate Governance) accept responsibility for the information contained in this document. To the best of the knowledge of Titan International and the Titan International Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and contains no omission likely to affect its import.
2.Incorporation and general
Titan International, Inc. was initially incorporated on 21 May 1983 under registered number 5303-538-8 and the date of filing of Titan International’s original certificate of incorporation with the Secretary of State of the State of Illinois was 21 May 1983. Its articles of incorporation were amended and restated 18 May 1993. The registered shares of Titan International are denominated in US dollars and listed on the NYSE (ticker symbol: TWI).
Titan International’s registered office in is at 2701 Spruce Street, Quincy, Illinois 52301, USA. Titan International’s principal corporate office is at 2701 Spruce Street, Quincy, Illinois 52301, USA (telephone number: +1 217 228 6011).
The principal legislation under which Titan International, Inc. operates is the Illinois Business Corporation Act of 1983, as amended.
The liability of Titan International’s stockholders is limited. Under the Illinois Business Corporation Act of 1983, as amended. a stockholder of a corporation is not personally liable for the acts of the corporation, save that a stockholder may become personally liable by reason of his or her own acts.
The ISIN number of the New Titan International Common Shares will be US 88830M1027.
3.Share capital
As of the date of this document, Titan International has two classes of shares which have no par value; Titan International Common Stock and Preferred Stock, none of which is outstanding.
The following is a general description of the terms and provisions of Titan International’s capital stock and is based upon Titan International’s amended and restated articles of incorporation, as amended (“articles of incorporation”), by-laws, as amended (“by-laws”), and applicable provisions of law, including the Illinois Business Corporation Act of 1983, as amended, in each case as currently in effect. The following description is only a summary of the material provisions of Titan International’s capital stock, the articles of incorporation and by-laws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the articles of incorporation and by-laws and applicable law. Titan International’s articles of incorporation and by-laws are available for inspection as described in Part 13: Additional Information – 20. Documents for inspection.
Capitalization
Titan International’s authorized capitalization consists of 120,000,000 shares of Titan International Common Stock, without par value, and 4,000,000 shares of Preferred Stock, without par value.
Common Stock
There were 44,092,997 shares of Titan International Common Stock outstanding at 23 July 2012.
Voting Rights. The holder of a share of Titan International Common Stock is entitled to one vote for all purposes. Cumulative voting is not permitted in the election of directors. On all matters, the affirmative vote of a majority of the votes cast is required, except where the Illinois Business Corporation Act or the articles of incorporation prescribe a greater percentage of votes. There are no pre-emptive rights.
Dividend Rights. Subject to preferential rights with respect to future outstanding Preferred Stock, holders of Titan International Common Stock are entitled to receive ratably such dividends as may be declared by the Titan International Board out of funds legally available therefor. The declaration of dividends is at the discretion of the Titan International Board and depends upon the earnings, capital requirements and financial position of Titan International, general economic conditions, and other pertinent factors.
Liquidation Rights. In the event of a liquidation, dissolution or winding up, holders of Titan International Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities.
Preemptive Rights, Conversion Rights, Redemption Provisions, Sinking Fund Provision and Liability to Further Calls and Assessments. There are no preemptive or conversion rights, redemption provisions, or sinking fund provisions relating to the Common Stock. All currently outstanding shares of Common Stock are fully paid and nonassessable. The rights of holders of the Common Stock may in the future become subject to prior and superior rights and preferences of any series of Preferred Stock that the Titan International Board may establish.
Options: The shares issued under the share option schemes are Titan International Common Shares
. Preferred Stock
Titan International’s articles of incorporation authorize the issuance of 4,000,000 shares of Preferred Stock, no par value per share. The Titan International Board is authorized to provide for the issuance of shares of Preferred Stock in one or more series, each series to bear a distinctive designation and to have such relative rights, powers, preferences, limitations and restrictions as provided in a resolution or resolutions adopted by the Titan International Board. No shares of Preferred Stock are outstanding.
Annual Stockholder Meetings
The annual meeting of the stockholders shall be held on the second Tuesday of the fifth calendar month after the end of Titan International’s fiscal year, or such other date as Titan International’s board may provide. No less than 10 and no more than 60 days’ notice shall be given for annual meetings. The quorum for annual meetings is no less than a majority of the shares entitled to vote on a matter.
Special Meetings of Stockholders; Written Consent
Titan International’s by-laws provide that special meetings of its stockholders may be called only by the Chairman of the Titan International Board, the President of Titan International, the Titan International Board or by the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is being called or the purpose or purposes of the meeting. Except as otherwise provided by applicable law or the articles of incorporation, stockholders are entitled to take action by written consent if the consent is signed by holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, or by all of the stockholders entitled to vote with respect to the subject matter thereof.
Objects
The purposes for which the Company is organised are to engage in the transaction of any or all lawful businesses for which corporations may be incorporated under the Illinois Business Corporation Act of 1983, as amended.
Board Size; Director Election and Removal
The Titan International Board shall consist of not less than three nor more than seven directors, as determined by the Titan International Board from time to time. The term of office of each director is three years and as nearly as practical, one-third of the members of the Titan International Board are elected each year at the annual meeting. A director may resign at any time upon written notice to the Titan International Board. One or more of the directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors; provided, however, that no directors shall be removed at a meeting of stockholders unless the notice of such meeting shall state that a purpose of the meeting is to vote upon the removal of one or more directors name in the notice, and only the named director or directors may be removed at such meeting.
Indemnification of Directors and Officers; Limitation of Liability
Section 8.75 of the Illinois Business Corporation Act and Titan International’s by-laws provide for indemnification of Titan International’s directors and officers and certain other persons, and Article Five of Titan International’s articles of Incorporation provides for a limitation of director liability.
Under Section 8.75 of Illinois Business Corporation Act, Titan International’s directors and officers may be indemnified by Titan International against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as Titan International’s representative, or by reason of the fact that such director or officer serves or served as a representative of another entity at Titan International’s request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, Titan International’s best interests.
As permitted under Section 8.75 of the Illinois Business Corporation Act, Titan International’s by-laws provide that Titan International shall indemnify its directors and officers against all expenses incurred in connection with actions (including derivative actions) brought against such director or officer by reason of the fact that he or she is or was Titan International’s director or officer, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at Titan International’s request, unless in the case of a derivative action the act or failure to act on the part of the director or officer giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted misconduct.
Titan International’s articles of incorporation limit the liability of a director to Titan International or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the articles of incorporation do not eliminate or limit director liability for any breach of the director’s duty of loyalty to Titan International or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, under Section 8.65 of the Illinois Business Corporation Act (relating to unlawful distributions), or for any transaction from which the director derived an improper personal benefit.
Authorized but Unissued Shares
The authorized but unissued shares of Titan International Common Stock and Preferred Stock are available for future issuance without stockholder approval, except where required by applicable law or the rules of the NYSE. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.
Amendment of By-laws
Titan International’s by-laws may be amended, altered or repealed, in whole or in part, by the stockholders or by the Titan International Board at any meeting held in accordance with the by-laws, provided that notice of the meeting includes notice of the proposed amendment, alteration or repeal.
Transfer Agent
The transfer agent and registrar for Titan International’s Common Stock is Computershare, P.O. Box 358015, Pittsburgh, PA 15252-8015 United States (telephone number +1 (877) 237-6882).
Listing
Titan International’s shares of Titan International Common Stock are listed on the NYSE under the symbol “TWI.”

Authorised and Issued Share Capital
As of the date of this document, Titan International is authorised to issue 124,000,000 shares, consisting of 120,000,000 shares of Titan International Common Stock and 4,000,000 shares of Preferred Stock. Titan International’s existing authorised and issued fully paid up share capital as of ● 2012 (being the latest practicable date prior to publication of this document) was 44,092,997 shares of Titan International Common Stock.
Titan International’s authorised and issued fully paid up share capital, upon completion of the Offer is expected to be:

	Authorised share capital		Issued share capital
Authorised	immediately	Issued	immediately
share	following	share	following
capital	the Offer	capital	the Offer(i)

Number of Titan International Common Stock    120,000,000 120,000,000 44,092,997 50,333,468

(i)	Assuming full acceptance of the Offer and no exercise of share options or vesting of shares under the Titan Europe Option Scheme.
Preferred Stock
No Preferred Stock is outstanding.
History of Titan International Common Stock
The following changes to Titan International’s issued share capital have occurred since the beginning of 2009.

Shares
Share balance 31 December 2008	35,031,684
Stock option exercise	170,000
Shares issued for 401k plan	59,257
Share balance 31 December 2009	35,260,941
Stock option exercise	56,250
Shares issued for 401k plan	49,536
Share balance 31 December 2010	35,366,727
Note conversion	6,617,709
Stock option exercise	69,375
Shares issued for acquisition	125,524
Shares issued for 401k plan	26,346
Share balance 31 December 2011	42,205,681
Stock option exercise	68,898
Shares issued for 401k plan	13,353
Share balance 30 June 2012	42,287,932(ii)

(ii)	Excluding 1,805,065 shares held in treasury.
Summary of convertible loan notes
A summary of the convertible loan notes issued by Titan International appears in Part 13, paragraph 13 (Material Contracts) of this document.

Equity Incentive Plan
The Company’s Equity Incentive Plan is summarised in paragraph 8 of this Part 13.
General
Save as disclosed in this document:

(a)
none of Titan International’s share or loan capital is under option or is the subject of an agreement, conditional or unconditional, to be put under option and there is no current intention to issue any of the authorised and unissued shares other than as disclosed in this Part 13: Additional Information – 3. Share Capital;

(a)	there are no Offer rights and/or obligations over authorised and unissued shares or an undertaking to increase Titan International capital; and

(b)	none of Titan International’s share or loan capital has been issued for cash or other consideration within the period from 1 January 2009 to the date of this document and no such issue is proposed.
The shares of Titan International Common Stock are in registered form and may be held in certificated form. Shares of Titan International Common Stock are currently traded in the United States on the NYSE under the symbol “TWI”. Titan International Common Stock is not (and it is not currently intended that the New Titan International Common Shares will be) listed on the Official List or traded on the London Stock Exchange.
Titan International Common Stock has been created under the Articles of Titan International. Titan International Common Stock will be issued under the authority granted at Titan International’s special meetings and will be issued pursuant to a resolution of the Titan International Board prior to the Offer.
Comparison of Shareholders’ Rights
Holders of Titan Europe Shares who validly tender their Titan Europe Shares in the Offer and do not withdraw such securities will receive the New Titan International Common Shares following consummation of the Offer. Titan Europe is organised under the laws of England and Wales and Titan International is organised under the laws of the State of Illinois. Accordingly, differences in the rights of the Titan Europe Shareholders and the Titan International Shareholders arise both from the differences between the articles of incorporation of Titan International and those of Titan Europe and from differences between English and Illinois law. The rights of the Titan International Shareholders with respect thereto will be governed by Illinois law, as well as Titan International’s constitutional documents. This section summarises the material differences between the rights of the Titan Europe Shareholders and the rights of the Titan International Shareholders.

Titan International
Authorised capital

The articles of Titan International state that its authorised share capital is 120,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock.
The articles of Titan International authorise the directors to issue shares of Preferred Stock in one or more series, each series to have a distinctive designation and to have such relative rights, powers, preferences, limitations and restrictions as shall be stated in the resolution providing for the issuance thereof.
Ordinary shares
For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors may fix in advance a date as the record date for any such determination, such date in any case to be not more than sixty days and, for a meeting of shareholders, not less than ten days, or in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, not less than twenty days, immediately preceding such meeting. If no record date is fixed, the date on which notice of the meeting is mailed or the date on which the resolution of the board declaring the dividend is adopted shall be the record date.
Provided a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on a matter shall be the act of the shareholders, unless the articles or the Illinois Business Corporation Act of 1983 requires a greater number.
Except as otherwise provided by the articles, each outstanding share, regardless of class, shall be entitled to one vote upon each matter submitted to vote at a meeting of shareholders.
Alteration of capital
Shares shall be issued in such amounts, at such times, for such consideration and on such terms and conditions as the board shall deem advisable, subject to the articles and any requirements of the laws of the State of Illinois.

Titan Europe

The Companies Act 2006 (“CA”) provides that directors may not allot shares or grant rights to subscribe for shares in a company unless they are authorised to do so either by the company’s articles of association or by an ordinary resolution of the members.
At the annual general meeting of Titan Europe held on 27 June 2012, an ordinary resolution was passed to authorise the Titan Europe directors to allot shares up to a maximum amount of £11,640,398. Such authority expires at the conclusion of the next annual general meeting.
All members are entitled to receive notice of general meetings.
Any resolution to be voted on at a general meeting will be decided on a show of hands unless a poll is demanded. A poll may be demanded by: (a) the chairman of the meeting; (b) at least 5 members present and entitled to vote; (c) members (or their proxies) present, entitled to vote and representing at least 10 per cent. of the votes of all members with the right to vote at the meeting; or (d) members (or their proxies) present and holding shares conferring the right to vote on which the aggregate paid up amount is at least 10 per cent. of the total sum paid up on all shares giving the right to vote at the meeting.
Share capital may be increased, consolidated or sub-divided by ordinary resolution (subject to the CA). Where shares are sub-divided, the resolution may provide that one or more shares may, as compared with the others, have such preferred, deferred or other special rights or be subject to certain restrictions. Titan Europe may also by ordinary resolution cancel any shares which, at the date of passing the resolution, have not been taken or agreed to be taken by any person.
Subject to the CA, Titan Europe may reduce its share capital, any capital redemption reserve and any share premium account by special resolution.

Dividend policy
Subject to the CA, Titan Europe may declare dividends to be paid to the members in accordance with their respective rights and interests in the profits of the company by ordinary resolution. No dividend shall exceed the amount recommended by the board of directors.
306
Subject to the CA, the board may pay interim dividends (including any dividend payable at a fixed rate) as appear to the board to be justified by the financial position of the company. If the share capital of the company is divided into different classes, the board may pay such interim dividends on shares which rank after shares conferring preferential rights with regard to dividend as well as on shares conferring preferential rights, unless at the time of payment any preferential dividend is in arrears.
Dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid. All dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.
The board may agree with any member that, at that member’s sole cost, dividends declared in one currency may be paid or satisfied in another. The basis for conversion shall be the commercial spot rate as at the date of declaration of the dividend as published by Titan Europe’s bank, or such other basis of conversion as the board agrees in its sole discretion.
Titan Europe may pay any dividend or other sum payable in respect of a share: (a) in cash; (b) by cheque or dividend warrant; (c) by direct debit, bank or other funds transfer system or other electronic means; (d) by any other method agreed between the company and the member entitled to payment.
Cheques and dividend warrants will be sent by post and are sent at the risk of the member entitled to payment.
No dividend or other moneys payable by Titan Europe in respect of any share shall bear interest.
The board may deduct from any dividends or other monies payable to any person on or in respect of a share all such sums as may be due from that person to the company on account of calls or otherwise in relation to the shares of the company.

All unclaimed dividends may be invested or otherwise made use of by the board for the benefit of Titan Europe until claimed. Dividends unclaimed for a period of 12 years after having been declared or become due for payment shall be forfeited and cease to remain owing by Titan Europe.
If a payment for a dividend is left uncashed or is returned to the company on two or more consecutive occasions, or on one occasion and reasonable enquiries have failed to establish any new address or bank account for that person, then Titan Europe shall not be obliged to send any dividends to that person until he notifies Titan Europe of an address or bank account to be used for the purpose.
The board may, if authorised by an ordinary resolution to do so, direct that payment of a dividend may be satisfied wholly or in part by the distribution of specific assets and, in particular, of paid up shares or debentures of any other company.
The board may, if authorised by an ordinary resolution to do so, offer holders of ordinary shares the right to elect to receive further new shares credited as fully paid instead of cash in respect of all or part of any dividend.
English law provides that dividends may only be paid out of profits available for distribution and additionally restricts a public company from making a distribution if it would reduce the amount of the company’s net assets below the aggregate amount of its called up share capital and certain undistributable reserves.
Pre-emption rights
English law provides for statutory pre-emption rights on the allotment of new shares. These may be disapplied by special resolution.
At the annual general meeting of Titan Europe held on 27 June 2012, a special resolution was passed to disapply the statutory pre-emption rights, but only in relation to: (a) the allotment of shares in connection with a rights issue or other issue in favour of the holders of ordinary shares (notwithstanding that the shares to be issued are not offered to all shareholders in proportion to the number of shares held by them); and (b) the allotment of shares up to an aggregate nominal value of £1,746,059 (being approximately 5 per cent. of Titan Europe’s issued share capital). Such disapplication expires at the conclusion of the next annual general meeting.
On a show of hands every member present in person or by proxy has one vote. On a poll every member present in person or by proxy has one vote per share.

Restrictions on voting
No holder of any shares of any class of stock of the company shall be entitled to cumulative voting rights in the election of the board of directors of the company.
Variation of rights
Rights may only be varied by amending the articles of Titan International. Directors may amend the articles to increase, decrease, create or eliminate the par value of the shares of any class or to split the issued whole and unissued authorised shares without shareholder approval so long as no class is adversely affected. Otherwise, amendments must be approved by two-thirds of those entitled to vote.
Transferability of shares
Transfers of shares shall be made only on the books of the company by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney duly authorised by a power of attorney.

Unless the board decides otherwise, a member shall not be entitled to attend or vote at any general meeting or exercise any other rights attaching to a share unless and until all calls and other sums presently payable by him in respect of that share have been paid.
If Titan Europe’s share capital is divided into shares of different classes, any of the rights attaching to any class of shares may be varied or abrogated in such manner as may be provided by those rights or, if no such provision is made, either: (a) with the consent in writing of the holders of at least three-quarters in nominal value of the issued shares of that class; or (b) with the authority of an extraordinary resolution passed at a separate general meeting of the holders of those shares.
Unless expressly provided by the rights attaching to any class of shares, those rights shall not be deemed to be varied or abrogated by the creation or issue of further shares ranking pani passu with or subsequent to them or by the purchase or redemption by the company of any of its own shares.

All shares in Titan Europe may be transferred in any usual form or any other form which the directors may approve.
The directors of Titan Europe may refuse to register any transfer of a share unless: (a) it is in respect of a share which is fully paid up; (b) the instrument of transfer is left at the registered office or such other place as the board may decide for registration; (c) the instrument of transfer is accompanied by the certificate for the shares to be transferred and such other evidence (if any) as the board may reasonably require to prove the title of the intending transferor or his right to transfer the shares; (d) the instrument of transfer is duly stamped (if so required); (e) it is in respect of only one class of shares; and (f) it is in favour of not more than four transferees. Provided that, in the case of a class of shares which has been admitted to trading on AIM, the board shall not refuse to register a transfer if the refusal would prevent dealings in those shares from taking place on an open and proper basis.
The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods (not exceeding 30 days in any year) as the board may determine, except that the board may not suspend the registration of transfers of Uncertificated Shares other than as permitted by the Uncertificated Securities Regulations 2001 (as amended) or any other legislation.

Number of directors
The number of directors of Titan International shall not be less than three or more than seven.
Directors need not be residents of Illinois or shareholders of Titan International.
Remuneration of directors
The board, by affirmative vote of a majority of directors, shall have authority to establish reasonable compensation of all directors for services to the company as directors, officers or otherwise.
The officers of the company (being, for example, the Chairman, President, Treasurer, etc.) may be paid a salary which is fixed from time to time by the board and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the company.
By resolution of the board of directors, the directors may be paid their expenses, if any, of attendance at each meeting of the board.

Appointment, retirement and removal of directors

The number of directors of Titan Europe must not be less than three or more than twenty.
Directors shall not be required to hold any shares in Titan Europe.
Directors’ remuneration shall be determined by the board. The aggregate remuneration paid to directors shall not exceed £100,000 per annum unless determined by the company by ordinary resolution.
If any director performs or renders any special duties or services outside his ordinary duties as a director and not in his capacity as a holder of employment or executive office, he may be paid such reasonable special remuneration as the board may decide.
Directors shall be paid all reasonable travelling, hotel and other expenses properly incurred in and about the performance of his duties as director.
The board is authorised to pay, provide or procure the grant of pensions or other retirement or superannuation benefits and death, disability or other benefits,

allowances or gratuities to any person who is or has at any time been a director of the company or in the employment or service of the company.
Directors may be appointed by ordinary resolution of the members or by the board, provided that no person shall be appointed at any general meeting unless he is recommended by the board or proposed by a member entitled to vote at the meeting
At each annual general meeting one-third of directors (being that third which has been in office longest) shall retire from office. Any retiring directors may be reappointed if they are willing to act.
A director may be removed from office by ordinary resolution of the company. Under the CA, special notice (being 28 days' notice) must be given of any intention to remove a director.

The office of director shall be vacated if a director: (a) ceases to be a director pursuant to the articles or the CA or is prohibited by law from being a director; (b) becomes bankrupt; (c) is or may be suffering from a mental disorder; (d) is absent without permission from board meetings for six consecutive months; (e) is requested to resign by not less than three-quarters of the other directors; (f) resigns; (g) only held office for a fixed term and that term has expired; (h) holds an executive office and his appointment to that office is terminated.

Special meetings
Special meetings of the shareholders may be called by the chairman, the president, the board of directors, or the holders of not less than one-fifth of all the outstanding shares of the corporation entitled to vote for the purposes of the meeting.
Indemnification
Directors and officers of Titan International shall be indemnified in connection with any actual or threatened action of proceeding arising out of their service to the company or to another organisation at the company’s request and shall be paid expenses incurred in defending any such proceeding in advance of its final disposition to the fullest extent permitted by law.
Persons who are not directors or officers of the company may be similarly indemnified in respect of such service to the extent authorised at any time by the board or the bylaws of the company.
If a claim for indemnification is not paid in full by the company within 30 days after a written claim is received by the company, the claimant may at any time thereafter bring an action against the company to recover the unpaid amount.
Limitation of liability
No director of Titan International shall be personally liable to the company or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this does not limit the liability of a director: (a) for any breach of his duty of loyalty to the company or its shareholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under section 8.65 of the Illinois Business Corporation Act; or (d) for any transaction from which the director derived an improper personal benefit.
Amendment to articles of association
Except as otherwise expressly set forth in the articles or as specifically required by law, any amendment to the articles requiring approval of shareholders shall be adopted on receiving the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class or series of shares, if any, entitled to vote as a class on the amendment.

Under English law, shareholders representing 5 per cent. or more of the paid-up capital of the company can require the directors to call a general meeting. In the event that directors do not call a meeting within 21 days (with the meeting to be held within 28 days of the date of the notice calling the meeting), the shareholders who requested the meeting, or any shareholders representing more than 5 per cent. of the company’s voting rights, may call a meeting a the company’s expense.

Titan Europe’s articles provide that, to the extent permitted by English law, the company may indemnify any director against any liability incurred in relation to his duties, powers or office and can purchase and maintain insurance for him against any liability incurred in the actual or purported exercise of his powers or otherwise in relation to his duties, powers or office.
310
English law will restrict the applicability of this provision, such that the company will not be permitted to indemnify for liability incurred by any director: (a) to pay a fine in criminal proceedings or to a regulatory authority for non-compliance with any regulation; (b) incurred in defending criminal proceedings in which he is convicted; (c) incurred in defending civil proceedings brought by the company or an associated company in which judgment is given against him; or (d) in connection with an application to the court for certain specified reliefs in which the court refuses to grant such relief (e.g. that he acted honestly and reasonably despite a claim for his negligence).
Under English law, with the exception of certain permitted indemnities as set out above and maintenance of insurance, any provision purporting to exempt a director of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
Under English law a company may amend the articles of association by special resolution of the shareholders.

Notwithstanding the foregoing, an amendment to the articles to reduce the current requirement under the Illinois Business Corporation Act that the holders of two-thirds of outstanding shares, including the holders of two-thirds of any class or series which is entitled to a class vote on suchtransaction,    approve    certain    mergers,consolidations, exchange transactions, or sales by the company of all or substantially all of its assets would, itself, require the affirmative vote of holders of two-thirds of any such class or series.
Affiliate transactions

Under the listing rules of the UKLA, subject to certain exemptions, a listed company must disclose and obtain shareholder approval for transactions between the company or its subsidiary and a related party. A related party includes: (a) a person who is, or was within the 12 months before the transaction, a shareholder capable of exercising 10 per cent. or more of the votes at general meetings, or a director or shadow director of the company or its subsidiary; (b) a person exercising significant influence over the company; or (c) an associate of a related party.

Untraced members

Titan Europe’s articles provide that the company may sell any share of a member or any share to which a person is entitled by transmission if, during a period of 12 years, at least three dividends have been declared by the company and no cash dividend has been claimed, no cheque, warrant or order cashed and no communication received by the company from the member. The company must, on or after the expiry of the 12 year period, publish advertisements in a national newspaper and a local newspaper in the area of the last known address of the member giving notice of its intention to sell the shares. If, during the three month period following the publication of such advertisements, the company has not received any communication from the member and, if the shares are listed on AIM, notice has been given to the London Stock Exchange of the company’s intention to make a sale, the shares may be sold.

Lien and call

The board may make calls on the members in respect of any amounts unpaid on their shares and each member shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made) pay the amount specified in the notice.
Titan Europe has a lien on every share which is not fully paid for all amounts payable in respect of that share. Titan Europe may sell any share subject to a lien in such manner as the board may decide if an amount in respect of which the lien exists is due and is not paid within 14 days of notice being given to the holder of the share demanding payment.

Capitalisation of reserves and profits
The board may, if authorised by an ordinary resolution of the members, resolve to capitalise any sum standing to the credit of any reserve or other fund of the company or any sum standing to the credit of profit and loss account not required for the payment of any preferential dividend.
4. Rights attaching to Titan International CDIs
The registered holder of the New Titan International Common Stock represented by Titan International CDIs will be Cede & Co, a nominee of DTC. The custodian of those New Titan International Common Shares will be CREST International Nominees Limited, who will hold them through the DTC system as nominee for CREST Depositary Limited. CREST Depositary Limited will hold those New Titan International Common Stock on trust (as bare trustee under English law) for the Uncertificated Holders and for the CSN (as the CREST member acting as corporate sponsored nominee for the Certificated Holders) to whom it will issue Titan International CDIs.
Accordingly, the holders of Titan International CDIs will only be able to exercise rights relating to the underlying New Titan International Common Stock in accordance with the arrangements described below.
In order to allow the holders of Titan International CDIs to exercise rights relating to the underlying New Titan International Common Stock, Titan International will enter into arrangements pursuant to which holders of Titan International CDIs (including Certificated Holders who hold their Titan International CDIs through the CSN Facility) will be able to:

(a)	receive notices of general shareholder meetings of Titan International;

(b)	give directions as to voting at general shareholder meetings of Titan International; and

(c)
have made available to them and be sent, at their request, copies of the annual report and accounts of Titan International and all other documents issued by Titan International to shareholders of Titan International generally.

Holders of Titan International CDIs will otherwise be treated in the same manner as if they were registered holders of the New Titan International Common Stock underlying their Titan International CDIs, in each case in accordance with applicable law and, so far as is possible, in accordance with CREST arrangements.
Under an agreement for the provision of the CDI register, Euroclear will make a copy of the register of the names and addresses of Titan International CDI holders available to Titan International (and/or its voting agent) to enable Titan International (or its voting agent) to: (a) send out notices of shareholder meetings and proxy forms to its CDI holders; and (b) produce a definitive list of CDI holders as at the record date for the meeting.
In addition, Cede & Co and Euroclear have omnibus proxy arrangements pursuant to which CREST International Nominees Limited (the custodian of the New Titan International Common Stock underlying the Titan International CDIs) will be able to grant each Titan International CDI holder the right to vote in respect of such holder’s underlying New Titan International Common Stock. As a result, the custodian and the depository step out of the voting arrangements and simply pass on any voting rights they have, by virtue of holding the underlying New Titan International Common Stock, to the Titan International CDI holders.
Under the terms of the CSN Facility, the CSN will provide Certificated Holders whose Titan International CDIs are held through the CSN Facility the option to give the CSN voting instructions and the CSN will reflect those instructions in the proxy granted to it by Euroclear.
Holders of Titan International CDIs (including Certificated Holders whose Titan International CDIs are held through the CSN Facility) will not be entitled to attend Titan International Shareholders meetings in person as a result of their beneficial interest in the New Titan International Common Stock. Instead, they will be required to give instructions either to Euroclear or Computershare Investor Services PLC (in the case of Certified

Holders whose Titan International CDIs are held through the CSN Facility) as to how to exercise their votes at any such meeting on their behalf by means of the facilities to them for this purpose described above.
Uncertificated Holders, who hold their Titan International CDIs through CREST, will be able to cancel their Titan International CDIs by settling a cross border delivery transaction in respect of the underlying New Titan International Common Stock through CREST to a DTC participant, in accordance with the rules and practices of CREST and DTC.
Certificated Holders who wish to hold the New Titan International Common Stock to which they are entitled under the Offer through an intermediary of their own choosing (who must be a DTC participant) will be able to instruct CSN to transfer that holder’s New Titan International Common Stock. Details of the manner in which such instructions may be given will be included in the information booklet to be sent to Certificated Holders by CSN together with the first Statement of Ownership.
Transaction fees will be payable by a holder of Titan International CDIs who executes a transaction through CREST (including a cancellation of Titan International CDIs). In addition, Certificated Holders whose Titan International CDIs are held through the CSN Facility will be required to pay a fee to CSN in order to effect such transfer. Uncertificated Holders at CREST nominee level of Titan International CDIs will be charged a custody fee by CREST in relation to the Titan International CDIs which they hold.
Any dividends paid on the New Titan International Common Stock will be paid by Euroclear to holders of Titan International CDIs in the currency in which they are distributed. In respect of Titan International CDIs held through CSN, in the event that such currency is not sterling, CSN will convert the currency into sterling. CSN will, so long as CREST continues to provide such services, elect to receive payments in sterling and, accordingly, any dividends paid to Certificated Holders in respect of Titan International CDIs held through the CSN Facility will be paid in sterling. CSN will distribute any such dividends to the Certificated Holders in accordance with the terms of the CSN Facility.
5. Other directorships
In addition to their directorships of Titan International (in the case of the Titan International Directors), the Titan International Directors and the Senior Managers hold or have held the following directorships (except directorships of subsidiaries of Titan International), and are or were members of the following partnerships, administrative, management or supervisory bodies, within the past five years:
Name    Current directorship/partnership    Previous directorship/partnership
Directors
Maurice M Taylor Jr.    Titan Europe plc, Tassel’s Inc,    Titan Steel Wheels Limited

Erwin H Billig Titan Europe plc Billig Family Partnership
MSX International, Inc., MSX International (Holdings) Inc., MSX International Services (Holdings), Inc., MSX International Business Services, Inc., MSX International Engineering Services, Inc., MSX International Technology Services, Inc., MSX International DealerNet Services, Inc., MSX International Holdings Italia Srl, Creative Technology Services, L.L.C., Management Resources International, Inc., MegaTech Engineering, Inc., Chelsea Computer Consultants, Inc., Milenium Computer Systems, Inc., Pilot Computer Services, Incorporated, International Computer Consultants, Programming Management & Systems Inc.

Name    Current directorship/partnership    Previous directorship/partnership
J Michael Anthony Akers Titan Europe plc    Titan Distribution (UK) Limited
Titan France SAS    Titan Steel Wheels Limited
Titan ITM Holdings, SpA
Titan Italia SpA
Titan Jantsa Jant Sanayi Ticaret ve Sanayi A.S.
Italtractor ITM SpA
Italtractor Operations SpA
Wheels India Limited
Richard M Cashin Jr.    One Equity Partners LLP    None
Albert J Febbo    Econtest.com LLC    [None]
Mitchell I Quain    Magnatek, Inc.    Heico, Inc.
Hardings, Inc.
Anthony L Soave    Center for Creative Studies    A & A Landfill, Inc.
Ammex Leasing, LLC    Soave Titanium, Inc.
Anthony James Dist Co    Fastener Manufacturing, Inc.
AS Management Group L.L.C.    Proline Technologies of Michigan LLC
B & W Recycling LLC    Proline Technologies, N.A. LLC
CG & S Investors, Inc.    Purchased Parts Group International, Inc.
City Aviation Services Inc.    Pine Tree Environmental Contracting
City Sports Center, Inc.    Rochester Real Estate Associates, Inc.
HiWay Auto of Toledo, LLC
Inland Land Company
IWSCO
Kalamazoo Beer
Lafayette Industries, LLC
Lakeshore Agency
MST Associates, LLC
MST Associates II LLC
Old S Corporation
Purchased Parts Group
R Christopher Inc.
Salerno & Associates
Scrap Acquisition Company
SD of Illinois, Inc.
SMT Trucking L.L.C.
Soave Automotive Group, Inc.
Soave Holdings L.L.C.
Soave Management, Inc.
Soave Paint L.L.C.
Soave SPT L.L.C.
SP Real Estate L.L.C.
StahlScmidt LLC
SW Investors LLC
Tech Band Communications LLC
Trident Real Estate of Delaware, Inc.
TPI-Rochester L.L.C.
Trident-Coastal
Trident-Holdings LLC
Trident-Northline LLC
Trident-Michigan L.L.C.
Trident-TWT III L.L.C.
Trident-TWT IV L.L.C.
Trident-TWT IX LLC
Trident-TWT VIII LLC
Trident Development Associates II

Name    Current directorship/partnership
Anthony L Soave    Trident Trumbull L.L.C.
continued    Trident Development Associates
Trident Investments Management Company LLC
Trident Investments Mgmt Company
Vanderbilt Partners Ltd.
White Oaks Crossing
Willoughby Iron and Waste Materials LLC
Willoughby Land LLC
Zalev Employment Services LLC
WF Development LLC
Soave Enterprises Finance, L.L.C.
MST Associates III LLC
Inland Systems Inc.
IH Investments, Inc.
S&G Investors, Inc.
Double Eagle Distributing Company
Troutwine Beverage Company
T.E.N. Investments, Inc.
Pro Point Investments, Inc.
Independence Lincoln-Mercury, Inc.
KCMER Investments, Inc.
N-E-T Investments, Inc.
Senior Managers
Paul G Reitz    None    None
Kent W Hackamack    None    None
Cheri T Holley    None    None
Within the period of five years preceding the date of this document none of the Titan International Directors or the Senior Managers:

(a)	has had any convictions in relation to fraudulent offences;

(b)
has been a director or senior manager (who is relevant to establishing that a company has the appropriate expertise and experience for the management of that company) of any company at the time of any bankruptcy, receivership or liquidation of such company; or

(c)
has received any official public incrimination and/or sanction by any statutory or regulatory authorities (including designated professional bodies) or has been disqualified by a court from acting as a director of a company or from acting in the management or conduct of the affairs of a company.

None of the members of the Titan International Directors or the Senior Managers has any potential conflicts of interests between their duties to Titan International and their private interests or other duties.
6. Directors’ and other interests
The table below sets out the interests of the Titan International Directors and the Senior Managers in Titan International Common Stock at the close of business on 13 September 2012 (being the latest practicable date prior to publication of this document) and immediately following completion of the Offer.

	13 September 2012 (the latest practicable date prior to publication of this document)		Immediately following completion of the Offer1
Beneficial Owner	Number of Titan International Shares	% of voting rights in respect of issued capital	Number of Titan International Sahres	% of voting rights in respect of issued share capital
Directors
Maurice M Taylor Jr.	417,978	0.95	417,978	0.8
Erwin H Billig	27,750	0.06	27,750	0.05
J Michael Anthony Akers	–	–	59,363	0.11
Richard M Cashin Jr.	779,693	1.77	779,693	1.5
Albert J Febbo	22,500	0.05	22,500	0.04
Michael I Quain	127,250	0.29	127,250	0.24
Anthony L Soave	881,875	2.00	881,875	1.69
Senior Managers
Paul G Reitz	2,857	0.01	2,857	0.01
Kent W Hackamack	8,234	0.02	8,234	0.02
Cheri T Holley	7,259	0.02	7,259	0.01
Total	2,225,177	5.6	2,334,759	4.48

1 Assuming that Titan International acquires all the issued and to be issued share capital of Titan Europe pursuant to the Offer.
Except as set out in this Part 13: Additional Information, following the Offer, no Titan International Director or Senior Manager will have any interest in Titan International Common Stock or the share capital of any of Titan International’s subsidiaries.
Certain directors and senior managers have been awarded options in respect of Titan International Common stock as outlined in paragraph 8 of this Part 13. The terms of the Equity Incentive Plan are set out in that paragraph 8.
So far as Titan International is aware, the following persons hold directly or indirectly 5 per cent. or more of Titan International’s voting rights (calculated exclusive of voting rights attached to treasury shares) or will do so immediately following completion of the Offer:

	13 September 2012 (the latest practicable date prior to publication of this document)		Immediately following completion of the Offer2
Beneficial Owner	Number of Titan International Shares	% of voting rights in respect of issued share capital	Number of Titan International Shares	% of voting rights in respect of issued share capital
Blackrock, Inc.	3,564,752	8.4	3,564,752	7.1
Fisher Asset Mangement, LLC	3,358,777	7.7	3,358,777	6.7
Lord, Abbett & Co. LLC	2,506,550	6.0	2,506,550	5.0
Next Century Growth Investors, LLC	2,365,384	5.5	2,365,384	4.7
Allianz Global Investors Capital LLC	2,339,400	5.5	2,339,400	4.6
American Century Investment Management Inc.	2,257,461	5.3	2,257,461	4.5
Westfield Capital Management Company, LP	2,167,582	5.1	2,167,582	4.3
2 Assuming that Titan International acquires all the issued and to be issued share capital of Titan Europe pursuant to the Offer.
Except as set out in this Part 13: Additional Information, Titan International is not aware of any person who holds, or who immediately following completion of the Offer will hold, as shareholder, directly or indirectly, 5 per cent. or more of Titan International’s voting rights.

None of the Titan International Stockholders referred to in Part 13: Additional Information – 6. Directors’ and other interests has different voting rights from any other holder of Titan International Common Stock in respect of any Titan International Common Stock held by them.
Titan International is not aware of any person who immediately following completion of the Offer directly or indirectly, jointly or severally, will own or could exercise control over Titan International.
Except as set out in this Part 13: Additional Information, there are no arrangements known to Titan International, the operation of which may at a subsequent date result in a change of control of Titan International.
7. Directors’ service agreements and letters of appointment

●
Titan International entered into an employment agreement amendment with Maurice M. Taylor, Jr., Titan International CEO and Chairman, on 30 December 2010. The original employment agreement dated 28 April 2006, was amended to extend and amend the “Special Performance Award”. The Special Performance Award was amended so that if Titan International stock price increased above $15.75 per share, the difference, if any, shall be multiplied by 1,250,000 and paid to the Executive as he instructs.

●
Titan International entered into an employment agreement amendment with Maurice M. Taylor, Jr., Titan International CEO and Chairman, on 13 February 2012. This amendment extended the termination date on the Mr. Taylor’s employment agreement to 28 April 2014 from the previous 28 April 2012 date.

No other director has either a service agreement or letter of appointment.
8. Share option schemes
In 2005, the Company adopted the Titan International, Inc. Equity Incentive Plan (“Plan”). Set out below is a summary of the principal rules of the Plan for information purposes only and cannot be relied upon in substitution of the rules themselves.

(a)	Eligibility; Grant of Awards
Directors, consultants, employees and other individuals who provide services to the Company or any of its affiliates are eligible to be granted awards under the Plan. Awards are granted in the form of options to purchase Titan International Common Stock or by grant of Restricted Stock. The Plan is administered by the Board and options are granted at the Board’s absolute discretion. As at 13 September 2012 (being the latest practicable date before publication of this document) there are subsisting Plan awards over (in aggregate) 1,188,499 Common Stock and nil Restricted Stock (the “Subsisting Options”).

(b)	Options
Options granted under the Plan may be Incentive Stock Options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or succeeded) or Non-Qualified Stock Options (meaning any option that is not an Incentive Stock Option). Only employees of Titan International, Inc. or any parent or subsidiary company thereof are eligible to be granted Incentive Stock Options.

(c)	Vesting
Options will vest and be exerciseable at such time or times and subject to such terms and conditions as are determined by the Board at the date of grant.

(d)	Method of exercise
Options may be exercised in whole or in part at any time during the term of the option, by delivery of written notice to the Company specifying the number of shares to be purchased accompanied by payment in full of the purchase price.

(e)	Exercise Price
The price at which an optionholder may acquire Titan International Common Shares on the exercise of an option is determined by the Board at the time of grant but in no case will it be less than the ‘fair market value’ of the Common Shares prior to the date of grant. Any Incentive Stock Option granted to a participant who, at the time of grant, owns more than 10 per cent. of the voting power of all classes of Shares of the Company or a parent or subsidiary thereof will have an exercise price per share of not less than 110 per cent. of the “fair market value” per share on the date of grant.
(f)Plan Limits
The maximum number of Common Stock that may be issued under the Plan is 4.2 million and the maximum number of Common Stock that may be issued to any one person under the plan in any given year is 100,000 shares.
(g)Change in control
In the event of any change in control of the Company the Board may, in its sole discretion, cause any or all outstanding options to become fully vested and immediately exerciseable; cause outstanding Restricted Stock to become non-forfeitable and/or cause any restrictions on such stock to lapse; cancel any option in exchange for an option to purchase common stock of any successor corporation; cancel any Restricted Stock in exchange for restricted stock in any successor corporation; redeem Restricted Stock; cancel any option in exchange for cash.
(h)Restricted Stock
The Board will in its sole discretion determine the time or times within which Restricted Stock may be subject to forfeiture and all other conditions of the grant of such awards. The purchase price of Restricted Stock may, but need not, be zero. Share certificates may be held by the Company or in escrow until the restrictions thereon have lapsed. The Board may impose a period during which the participant may not sell, transfer, pledge or assign Restricted Stock.
A holder of Restricted Stock will have all rights of a stockholder of the Company, including the right to vote and receive cash distributions or dividends.
If a holder of Restricted Stock’s service with the Company terminates prior to the expiration of the Restricted Period, the Restricted Stock will be subject to forfeiture.
(f)    Termination of service
Unless otherwise specified, options will remain exerciseable after termination of service, only in limited circumstances.
(g)    Variation of Share Capital
In the event of any subdivision, consolidation, reclassification or other reorganisation of the Company’s share capital, or if additional, new or different shares are distributed in respect of the Common Stock as a result of the merger, consolidation, sale or exchange of all or substantially all of the properties of the Company, or if the value of the outstanding Common Stock is reduced by reason of an extraordinary cash dividend, then the number of shares the subject of an option will be adjusted in such manner as the Board in its sole discretion sees fit.
(h)    Amendments and General
Options awarded under the Plan are not assignable or transferrable to any other person.
If required by law or by the rules of the New York Stock Exchange, approval of the Company’s shareholders is required for any amendment of the Plan and no amendment may alter or impair any options, or rights pursuant to any options, previously granted without the consent of the holder of such options.
The Plan will continue until terminated by the Board or until no shares remain available for issuance. No Incentive Stock Option will be granted on or after the 10th anniversary of the date the Plan was adopted.

Grants of Awards in 2011
The following table sets forth information with respect to grants of equity incentive plan-based awards to our Executive Director and Senior Managers during 2011:

			All Other All Other		Grant Date
	Estimated Future	Estimated Future	Stock Option		Fair
	Payouts	Payouts	Awards: Awards:	Exercise	Value
	Under Non-Equity	Under Equity	Number Number of	or Base	of Stock
	Incentive Plan Awards	Incentive Plan Awards	of Shares Securities	Price of	and
	Grant Thresh Maxi- Thresh Maxi-		of Stock Underlying	Option	Options
Name	Date -old Target mum -old Target mum		or Units Options	Awards	Awards
Mr. Taylor	n/a – – –	– – –	– –	–	–
Mr. Reitz	12/09/2011 – – –	– – –	– 20,000	$21.59	$13.02
Mr. Hackemack	12/09/2011 – – –	– – –	– 7,500	$21.59	$13.02
Ms. Holley n/a = not applicable	12/09/2011 – – –	– – –	– 10,000	$21.59	$13.02

Outstanding Equity Awards at Fiscal Year-End
The following table shows, as of 31 December 2011, the number of outstanding stock options, held by the Directors and Senior Managers:

									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
			Equity Incentive					Number of	Payout Value of
			Plan				Market	Unearned	Unearned
	Number of	Number of	Awards: Number of			Number of Shares	Value of Shares or	Shares, Units or	Shares, Units or
	Securities	Securities	Securities			or Units	Units of	Other	Other
	Underlying	Underlying	Underlying			of Stock	Stock	Rights	Rights
	Unexercised	Unexercised Unexercised		Option	Option	that have	that have	that have	that have
	Options	Options	Unearned	Exercise	Expiration	not	not	not	not
Name	Exercisable Unexercisable		Options	Price	Date	Vested	Vested	Vested	Vested
Mr. Taylor	94,768	–	–	$10.68	6/24/2015	–	–	–	–
	94,768	–	–	$13.74	12/16/2015	–	–	–	–
Mr. Reitz	2,857	4,286(a)	–	$15.75	11/15/2020	–	–	–	–
	–	20,000(b)	–	$21.59	12/09/2021	–	–	–	–
Mr. Hackamack	6,984	10,476(a)	–	$15.75	11/15/2020	–	–	–	–
	–	7,500(b)	–	$21.59	12/09/2021	–	–	–	–
Ms. Holley	6,984	10,476(a)	–	$15.75	11/15/2020	–	–	–	–
	–	10,000(b)	–	$21.59	12/09/2021	–	–	–	–

(a)	50 per cent. of the options become exercisable on 15 November 2012 and the remaining 50 per cent. of the options became exercisable on 15 November 2013.

(b)
40 per cent. of the options become exercisable on 9 December 2012; 30 per cent. of the options become exercisable on 9 December 2013; and the remaining 30 per cent. of the options become exercisable on 9 December 2014.

For further information on share option schemes for Non-Executive Directors, see Part 4: Titan International Directors, Senior Managers, Employees and Corporate Governance – Compensation.
9. Subsidiaries
Titan International is the holding company of the Titan International Group.
The table below sets out each of the significant subsidiaries of the Titan International Group together with its country of incorporation or residence and percentage interest held by the Titan International Group:
Name    Country    % Shareholding
Titan Tire Corporation    Illinois, USA    100
Titan Wheel Corporation of Illinois    Illinois, USA    100
Titan Mining Services, Inc.    Illinois, USA    100

10.	Property, Plant and Equipment
The following manufacturing facilities of the Company are material to the business of the Company: US: Quincy, Illinois; Saltville, Virginia; Des Moines, Iowa; Freeport, Illinois; Bryan, Ohio and Union City, Tennessee; Brazil, Sao Paulo.

11.	Working capital
Titan International is of the opinion that, taking into account the bank facilities available and its existing cash resources, the Titan International Group has sufficient working capital for its present requirements, that is, for at least the 12 months following the date of publication of this document.

12.	Significant change
There has been no significant change in the financial or trading position of the Titan International Group which has occurred since 30 June 2012, the end of the last financial period for which interim financial information has been published.
There has been no significant change in the financial or trading position of the Titan Europe Group which has occurred since 30 June 2012, the end of the last financial period for which interim financial information has been published.

10.	Material contracts of Titan International
The following contracts (not being contracts entered into in the ordinary course of business) (i) have been entered into by members of the Titan International Group within the two years immediately preceding the date of this document which are or may be material or (ii) contain any provision under which a member of the Titan International Group has an obligation or entitlement which is material to the Titan International Group as at the date of this document.

●
Titan International amended the 2005 equity incentive plan with stockholder approval at the 12 May 2011 annual meeting of stockholders. This amendment increased by 2.1 million the number of shares of Common Stock reserved for the issuance under the Incentive Plan, to a total of 4.2 million shares and made a technical amendment to comply with federal income tax regulations.

●
Titan International entered into the first amendment to the amended and restated credit agreement with Bank of America, N.A. on 9 September 2010. This amendment extended the termination date on Titan International’s credit facility with Bank of America, N.A. to January 2014 from the previous January 2012 date. The amendment also reduced the revolving commitment to $100 million from $150 million and released the lender’s lien on the property, plant and equipment.

●
Titan International entered into the second amendment to the amended and restated credit agreement with Bank of America, N.A. on 7 January 2011. This amendment permitted issuance of shares of Titan International’s common stock in connection with the conversion of any of the 2009 convertible notes, including any transaction premium or discount, so long as no default or event of default would occur and be continuing after giving effect to such issuance of common stock.

●
On 21 December 2009, Titan International issued $172.5 million aggregate principal amount of its 5.625% Convertible Senior Subordinated Notes due 2017 (the “Convertible Notes”). The Convertible Notes are governed by an indenture, dated as of 21 December 2009 (the “Convertible Notes Indenture”), between Titan International, the subsidiary guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee. The Convertible Notes bear interest at a rate of 5.625 per cent. per annum, payable semiannually in cash in arrears on 15 July and 15 January of each year. The Convertible Notes mature on 15 January 017, unless earlier converted, as described below. The Convertible Notes and the guarantees thereof are general unsecured and subordinated obligations of Titan International and the Guarantors, respectively.

Each $1,000 principal amount of the Convertible Notes is convertible at the holder’s option until the close of business on the second trading day immediately preceding the scheduled maturity date of the Convertible Notes, at an initial base conversion rate of 93.0016 shares of Titan International Common Stock per $1,000 in principal amount of the Convertible Notes (which is equivalent to an initial base conversion price of approximately $10.75 per share), subject to certain adjustments as set forth in the Convertible Notes Indenture. If the price of Titan International Common Stock at the time of determination exceeds the base conversion price, the base conversion rate will be increased by an additional number of shares (up to 9.3002 shares of Titan International Common Stock per $1,000 principal amount of Convertible Notes) as determined pursuant to a formula described in the Convertible Notes Indenture. The base conversion rate will be subject to adjustment in certain events.
Holders who convert their Convertible Notes in connection with a Make Whole Adjustment Event (as defined in the Convertible Notes Indenture) may be entitled to a make-whole premium in the form of an increase in the conversion rate. Upon conversion, for each $1,000 principal amount of the Convertible Notes, a holder will receive cash, shares of Titan International Common Stock or a combination thereof, at Titan International’s election, as set forth in the Convertible Notes Indenture.
The Convertible Notes may be redeemed by Titan International in whole or in part at a specified redemption price on or after 20 January 2014 if the closing sale price of Titan International Common Stock exceeds 130% of the base conversion price then in effect for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice.
The Convertible Notes Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the Convertible Notes then outstanding may declare the entire principal amount of the Convertible Notes together with any accrued and unpaid interest thereon to be immediately due and payable. In the case of an event of default relating to certain events of bankruptcy, insolvency or reorganization of Titan International or a material subsidiary, the entire principal amount of the Convertible Notes together with any accrued and unpaid interest thereon will automatically become and be immediately due and payable.
In the first quarter of 2011, Titan International closed an Exchange Agreement with a note holder of the Convertible Notes, pursuant to which such holder exchanged approximately $59.6 million in aggregate principal amount of the Convertible Notes for approximately 6.6 million shares of Common Stock, plus a payment for the accrued and unpaid interest.
The outstanding balance of the Convertible Notes was $112.9 million at 30 June 2012.

●
On 1 October 2010, Titan International issued $200,000,000 aggregate principal amount of 7.875 per cent. Senior Secured Notes due 2017 (the “Senior Secured Notes”) pursuant to an Indenture, dated as of 1 October 2010 (the “Senior Secured Indenture”), among Titan International, the Guarantors (as defined below) and U.S. Bank National Association, as trustee and as collateral trustee.

The Senior Secured Notes mature on 1 October 2017 and bear interest at the rate of 7.875 per cent. per annum. Titan International may redeem all or a portion of the Senior Secured Notes at any time on or after 1 October 2013, at a premium decreasing ratably to zero, plus accrued and unpaid interest. In addition, prior to 1 October 2013, Titan International may redeem up to 35 per cent. of the aggregate principal amount of the Senior Secured Notes at a redemption price of 107.875 per cent. of the principal amount, plus accrued and unpaid interest on the Senior Secured Notes redeemed to the redemption date, with the net cash proceeds of one or more equity offerings by Titan International; provided that: (1) at least 65 per cent. of the aggregate principal amount of Senior Secured Notes originally issued under the Senior Secured Indenture (excluding Senior Secured Notes held by Titan International and its subsidiaries) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 180 days of the date of the closing of such equity offering. Titan International may also redeem the Senior Secured Notes at a price equal to 100 per cent. of the principal amount, plus accrued and unpaid interest and a make-whole premium.
The Senior Secured Notes and the guarantees will be secured by first priority liens, subject to permitted liens, on certain collateral, which consists of Titan International ‘s fee title, right and interest in and to the real estate on and buildings in which its manufacturing facilities are located, in Des Moines, Iowa; Freeport, Illinois; Quincy, Illinois; and Bryan, Ohio. The Senior Secured Notes are guaranteed by certain of Titan International’s subsidiaries that own the interest in such collateral (the “Guarantors”).
The Senior Secured Indenture contains covenants that, among other things, limit the ability of Titan International and its restricted subsidiaries to incur additional indebtedness, make certain dividends, redeem stock or make other distributions, make certain investments, create liens, transfer or sell assets, merge or consolidate, and enter into transactions with Titan International’s affiliates. These covenants are subject to a number of important and significant limitations, qualifications and exceptions. The Senior Secured Indenture also provides for customary events of default. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to Titan International, any significant restricted subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant restricted subsidiary, all Senior Secured Notes then outstanding will become due and payable immediately without further action or notice.
The outstanding balance of the Senior Secured Notes was $200 million at 30 June 2012.

●
Titan International has a $100 million revolving credit facility ("Credit Facility") with Bank of America, N.A. as agent. The Credit Facility has a January 2014 termination date and is collateralized by the accounts receivable and inventory of Titan International and certain of its domestic subsidiaries. During the first six months of 2012 and at June 30, 2012, there were no borrowings under the Credit Facility.

The Credit Facility contains certain financial covenants, restrictions and other customary affirmative and negative covenants. The financial covenants in the Credit Facility require that collateral coverage be equal to or greater than 1.2 times the outstanding balance under the Credit Facility, and that if the 30-day average of the outstanding balance exceeds $70 million, the fixed charge coverage ratio be equal to or greater than a 1.1 to 1.0 ratio. The fixed charge coverage ratio did not apply for the quarter ended June 30, 2012 as there were no outstanding borrowings under the Credit Facility.
Restrictions include limits on payments of dividends and repurchases of Titan International Common Stock; restrictions on the ability of Titan International to make additional borrowings, or to consolidate, merge or otherwise fundamentally change Titan International's ownership; limitations on investments, dispositions of assets and guarantees of indebtedness; and other customary affirmative and negative covenants.
Titan International is in compliance with these covenants and restrictions as of June 30, 2012.

●
On 1 April 2011 Titan International completed the acquisition of the Latin American farm tire business of The Goodyear Tire & Rubber Company, pursuant to a purchase agreement dated 13 December 2010, for approximately US$98.6 million. This involved the acquisition by Titan International of the shares of Goodyear’s wholly-owned subsidiary Titan Pneus do Brasil Ltda. and of all customer contracts, sales contracts, distributorship agreement, machinery and equipment and inventory primarily related to such business. There are certain ongoing contracts between the parties relating to this acquisition, including a Distributor Agreement by which Goodyear will serve as Titan International’s distributor in Colombia, Argentina and Peru for a period after completion, trademark licence agreements and patent and know-how agreements that will allow Titan International to sell Goodyear-branded farm tires in Latin America and North America.

●
On 2 August 2012 Titan International completed the acquisition of 56 per cent. of the issued share capital of Planet Corporation Group in Australia for approximately US$33.4 million. The Planet Corporation Group includes National Tyres, Acme Wheel and Resource Tyre and Choice Tyre Wholesalers.

14. Dividend policy
The history of Titan International’s dividends are as below:

●	$0.015/quarter – Second quarter of 1993 to first quarter of 2001

●	$0.005/quarter – Second quarter of 2001 to current
15. Related party transactions
Except for the transactions described below, no related party transactions were entered into by any member of the Titan International Group during the period between January 1, 2009 and the date of this document.
Titan International sells certain tire and or wheel products, and pays commissions in the ordinary course of business and on an arms-length basis, to companies controlled by Mr Fred Taylor, the brother of Morry Taylor, chief executive officer of Titan International. These companies are as follows: Blackstone OTR, Inc., F B T Enterprises, Inc. and OTR Wheel Engineering, Inc., all of which are based in the United States and manufacturer and or distribute wheel and tire products. Sales of Titan International products to these companies were approximately $1.1 million for the six months ended 30 June, 2012 ($1.9 million for the six months ended June 30, 2011). On other sales referred to Titan International from these companies, commissions payable by Titan International were approximately $1.4 million for the six month ended 30 June, 2012 ($1.2 million for the six months ended June 30, 2011).
During 2011, 2010 and 2009, sales of Titan International product to these companies were approximately $2.6 million, $1.9 million and $1.0 million, respectively. For each of the three years ended 31 December 2011 such sales represented approximately 0.2 per cent. of Titan International’s net sales for that year.
Titan International had trade receivables due from these companies of approximately $0.4 million on
30 June 2012, approximately $0.0 million at 31 December 2011, approximately $0.4 million at
31 December 2010 and approximately $0.1 million at 31 December 2009. On other sales referred to Titan International from these companies, commissions were approximately $1.4 million for the six months ended 30 June 2012 ($1.2 million for six months ended 30 June 2011), $2.3 million, $1.6 million and $1.3 million during 2011, 2010 and 2009, respectively.
16.Litigation of Titan International
There have been no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Titan International is aware) during the 12 months preceding the date of this document which may have, or have had in the recent past, significant effects on the Titan International Group’s financial position or profitability.
17.Consents
Grant Thornton UK LLP has given and has not withdrawn its consent to the inclusion in this document of its reports on pro forma financial information set out in Part 9: Unaudited Pro Forma Financial Information of the Titan International Group and Part 12: Profit Forecast, in the form and context in which they are included and has authorised the contents of Part B of Part 9 and Part B of Part 12 of this document which comprises its reports for the purposes of paragraph 5.5.3R(2)(f) of the Prospectus Rules. A written consent under the Prospectus Rules is different from a consent filed with the SEC under section 7 of the US Securities Act and accordingly Grant Thornton UK LLP has not filed a consent under section 7 of the US Securities Act.
Seymour Pierce has given and not withdrawn its consent to the inclusion of its name in the form and context in which it appears.
18.Auditors
The Titan International audit for each of the financial years ended 31 December 2011, 31 December 2010 and 31 December 2009 has been performed by PricewaterhouseCoopers LLP, St Louis, Missouri, an independent registered public accounting firm. Other than the consolidated financial statements which are set out in Part 7 of this document no financial information in this document has been audited by PricewaterhouseCoopers LLP, St Louis, Missouri. In February 2012 Grant Thornton LLP, Chicago were appointed as auditors to Titan International. There was no material reason for the change in auditors. Grant Thornton LLP, Chicago, reviewed the interim results for the period ending 30 June 2012.
Titan Europe’s consolidated financial statements for the year ended 31 December 2011 were audited by PricewaterhouseCoopers LLP of Cornwall Court, 19 Cornwall Street, Birmingham B3 2DT, a member of the Institute of Chartered Accountants in England and Wales. Other than the consolidated financial statements which are set out in Part 8 of this document no financial information in this document has been audited by PricewaterhouseCoopers LLP, 19 Cornwall Street, Birmingham B3 2DT.
The prospective financial information included in this offering document is the responsibility of the Board of Titan International. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.
PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the prospective financial information contained herein and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance on such information or its achievability. PricewaterhouseCoopers LLP assumes no responsibility for and denies any association with the prospective financial information and any other information derived therefrom included elsewhere in this document.
The PricewaterhouseCoopers LLP reports included in this document refer exclusively to Titan International’s historical financial information. PricewaterhouseCoopers LLP reports do not cover any other information in this document and should not be read to do so.

19.	Costs, charges and expenses
The total costs, charges and expenses payable by Titan International in connection with the Offer are estimated to be approximately $2,500,000 (exclusive of VAT).

20.	Documents for inspection
Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturday, Sundays and public holidays excepted) at the offices of Goodman Derrick LLP, 10 St Bride Street, London, EC4A 4AD, England until the later of 13 September 2012 and the completion of the Offer:

(i)	the Amended and Restated Articles of Incorporation and Bylaws of Titan International;

(i)	the audited consolidated financial statements of Titan International for the year ended 31 December 2011;

(ii)	the audited consolidated financial statements of Titan International for the year ended 31 December 2010;

(iii)	the audited consolidated financial statements of Titan International for the year ended 31 December 2009;

(iv)	the report by Grant Thornton UK LLP in respect of the pro forma financial information in Part 9: Unaudited Pro Forma Financial Information of the Titan International Group;

(v)	the report by Grant Thornton UK LLP in respect of the profit forecast in Part 12: Profit Forecast;

(vi)	Titan Europe’s Annual Report for the financial year ended 31 December 2011;

(vii)	the CSN Facility;

(viii)	the consent letters referred to in 17 above; and

(ix)	this document.
Dated: 14 September 2012

PART 14
DEFINITIONS
The following definitions apply throughout this document unless the context otherwise requires:
“2.7 Announcement”    the joint announcement of the intention to make a recommended
Offer which was released on 10 August 2012;
“Admission”    the admission of the New Titan International Common Shares to trading on the NYSE;
“AIM”    a market operated by the London Stock Exchange;
“AIM Rules”    the AIM Rules for companies, published by the London Stock
Exchange;
“associated undertaking”    has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations which shall be excluded for this purpose;
“Board”    the board of directors of the relevant company;
“Business Day”    a day (other than a Saturday, Sunday or public holiday) on which banks are generally open for the transaction of all normal sterling banking business in the City of London;
“CDI”    a CREST depositary interest representing an entitlement to a share;
“Certificated Holders”    a Titan Europe Shareholder (other than a shareholder with
registered address in the US or in any other CSN Restricted Jurisdiction) who holds his Titan Europe Shares in certificated form (that is, not in CREST) and accepts the Offer by following the procedures set out in the Offer Document;
“City Code”    the UK City Code on Takeovers and Mergers;
“Closing Price”    the closing middle market quotation of a share derived from (in respect of Titan Europe Shares) the Daily Official List of the London Stock Exchange or (in respect of Titan International Common Stock) the New York Stock Exchange;
“Combined Group”    the Titan International Group and the Titan Europe Group, following completion of the Offer;
“Conditions”    the conditions to the Offer set out in Section A of Part II of the Offer
Document;
“CREST”    the relevant system (as defined in the Uncertificated Securities
Regulations 2001 (SI 2001/3755)) in respect of which Euroclear is the Operator (as defined in the Uncertified Securities Regulations) which facilitates the transfer of shares in the UK;

“CREST Manual”    the rules governing the operation of CREST, consisting of the
CREST Reference Manual, the CREST International Manual, the CREST Rules, the Registrars Service Standards, the Settlement Discipline Rules, the CCSS Operations Manual, the Daily Timetable, the CREST Application Procedure and the CREST Glossary of Terms promulgated by Euroclear on July 15, 1996 and as amended from time to time;
“CSN”    Computershare Company Nominees Limited, the corporate
sponsored nominee for the CSN Facility;
“CSN Facility”    the facility under which the CSN holds Titan International CDIs on behalf of Certificated Holders and provides certain other services;
“CSN Permitted Jurisdiction”    Argentina, Austria, Belgium, Botswana, Brazil, Bulgaria, Chile,
Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Gibraltar, Greece, Guernsey, Guinea, Hungary, Iceland, Indonesia, Ireland, Isle of Man, Italy, Jersey, Korea, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Mexico, Namibia, The Netherlands, Norway, Poland, Paraguay, Peru, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Taiwan and the United Kingdom;
“CSN Restricted Jurisdiction”    any jurisdiction other than a CSN Permitted Jurisdiction;
“Director” or “Titan International    any of the persons listed as a director of Titan International in
Director”    Part 4: Titan International Directors, Senior Managers, Employees
and Corporate Governance;
“DTC”    The Depository Trust Company;
“EBITDA”    earnings before net finance costs, tax, depreciation, amortisation, impairment and profit on sale of intangible assets;
“Euroclear”    Euroclear UK & Ireland Limited;
“European Union’    the economic and political union of European nations created on
1 November 1993 by the Treaty on European Union;
“Exchange Act”    the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“FASB”    Financial Accounting Standards Board;
“First Closing Date”    5 October 2012;
“Form(s) of Acceptance”    the form of acceptance and authority relating to the Offer which is being sent with the Offer Document for use by Certificated Holders who wish to accept the Offer in relation to Titan Europe Shares;
“FSA”    the UK Financial Services Authority;
“FSMA”    the Financial Services and Markets Act 2000 of the UK, as
amended;
“HMRC”    Her Majesty’s Revenue & Customs;
“Independent Directors”    Philip Gartside, Gary Chesterton, Vincent Wicks and Maria Cecilia
La Manna, being the directors of Titan Europe who are considered independent for the purposes of the City Code;

“IFRS”    international financial reporting standards and internationalaccounting standards and interpretations thereof, approved or published by the International Accounting Standards Board and adopted by the European Union;
“London Stock Exchange”    London Stock Exchange plc;
“New Titan International Common    the new shares of Titan International Common Stock proposed to
Share(s)”    be issued in connection with the Offer;
“Non-Executive Director”    any of the persons listed as a Non-Executive Director of Titan
International in Part 4: Titan International Directors, Senior Managers, Employees and Corporate Governance (together, the “Non-Executive Directors”);
“NYSE”    the New York Stock Exchange;
“Offer”    the takeover offer made by or on behalf of Titan International to acquire the entire issued and to be issued ordinary share capital of Titan Europe not already owned by Titan Luxembourg on the terms and subject to the conditions set out in the Offer Document and the Form of Acceptance (and, where the context admits, any subsequent revision, variation, extension or renewal of such offer including any election available in connection with it);
“Offer Document”    the document sent to Titan Europe Shareholders and certain others which contains, inter alia, the terms and Conditions of the Offer and certain information about Titan Europe, Titan International and Titan International Group;
“Offer Period”    the period commencing on (and including) 17 July 2012 and ending on whichever of the following dates shall be the latest: (i) the date on which the Offer lapses in accordance with its terms; and (ii) the date on which the Offer becomes or is declared wholly unconditional as to acceptances;
“Official List”    the official list maintained by the UK Listing Authority;
“Overseas Shareholders”    Titan Europe Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the United Kingdom, Jersey or the United States;
“Panel”    the Panel on Takeovers and Mergers;
“Preferred Stock”    preferred stock of Titan International;
“Prospectus Rules”    the rules made for the purposes of Part IV of FSMA in relation to the offer of securities to the public and the admission to trading on a regulated market;
“Receiving Agent”    Computershare;
“Regulatory Information Service”    any information service authorised from time to time by the FSA for the purposes of disseminating regulatory announcements;
“Restricted Holder”    a Titan Europe Shareholder who holds his Titan Europe Shares in certificated form (that is, not in CREST) and who has a registered address in the US or in any other CSN Restricted Jurisdiction;

“Restricted Jurisdiction”    any jurisdiction where the relevant action would constitute a violation of the relevant laws and regulations of such jurisdiction or would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which Titan International or Titan Europe regard as unduly onerous;
“SEC”    the US Securities and Exchange Commission;
“Securities Act”    the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
“Senior Manager”    any of the persons listed as a Senior Manager of Titan International at Part 4: Titan International Directors, Senior Managers, Employees and Corporate Governance (together, the “Senior Managers”);
“significant interest”    a direct or indirect interest in 30 per cent. or more of the equity share capital (as defined in the Companies Act 2006);
“Statement of Ownership”    a statement of ownership to be sent to participants in the CSN
Facility from the CSN detailing the number of Titan International CDIs held by the relevant participant through the CSN Facility;
“subsidiary”, “subsidiary    have the meanings given by the Companies Act 2006;
undertaking” and “undertaking”
“Titan Europe”    Titan Europe plc, incorporated in England with registered number
3018340;
“Titan Europe Share Option Scheme” Unapproved Share Option Scheme 2004;
“Titan Europe Group”    Titan Europe and its subsidiary and associated undertakings from time to time and, where the context permits, each of them;
“Titan Europe Shareholders”    the holders of Titan Europe Shares from time to time;
“Titan Europe Shares”    the existing unconditionally allotted or issued and fully paid ordinary shares of 40 pence each in the capital of Titan Europe and any further such shares which are unconditionally allotted or issued and fully paid before the date on which the Offer closes (or such earlier date(s) as Titan International may, subject to the City Code, determine), including any such shares so unconditionally allotted or issued pursuant to the exercise of options granted under the Titan Europe Share Option Scheme;
“Titan International” or “the Company” Titan International, Inc.;
“Titan International CDI(s)”    dematerialised CREST depositary interests representing New Titan
International Common Share(s);
“Titan International Common Stock” shares of common stock of no nominal or par value in Titan International;
“Titan International Group”    Titan International and its subsidiary and associated undertakings from time to time and, where the context permits, each of them;
“Titan Luxembourg”    Titan Luxembourg S.a.r.l., a wholly owned subsidiary of Titan
International;
“Titan International Shareholders”    the holders of Titan International Common Stock from time to time;

“UK” or “United Kingdom”    the United Kingdom of Great Britain and Northern Ireland;
“UK Listing Authority”    the FSA, in its capacity as the competent authority for the purposes of Part VI of FSMA;
“Uncertificated Holders”    a Titan Europe Shareholder who holds his Titan Europe Shares in uncertificated form through CREST;
“US” or “United States”or “USA”    the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;
“US GAAP”    generally accepted accounting principles in the US;
“US person(s)”    any US person as defined in Rule 902(k) of Regulation S under the
Securities Act;
“Wider Titan International Group”    Titan International and its subsidiaries, subsidiary undertakings, associated undertakings and any other undertakings in which Titan International and/or such subsidiary undertakings or undertakings (aggregating their interests) have a significant interest and for this purpose “subsidiary undertaking” and “undertaking” have the meanings given by the Companies Act 2006, “associated undertaking” has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations which shall be excluded for this purpose, and “significant interest” means a direct or indirect interest in 30 per cent. or more of the equity share capital (as defined in the Companies Act 2006); and
“Wider Titan Europe Group”    Titan Europe and its subsidiaries, subsidiary undertakings, associated undertakings and any other undertakings in which Titan Europe and/or such subsidiary undertakings or undertakings (aggregating their interests) have a significant interest and for this purpose “subsidiary undertaking” and “undertaking” have the meanings given by the Companies Act 2006, “associated undertaking” has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations which shall be excluded for this purpose, and “significant interest” means a direct or indirect interest in 30 per cent. or more of the equity share capital (as defined in the Companies Act 2006).